As filed with the Securities and Exchange Commission on October 17, 2007
Registration No. 333-145803

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sterling Chemicals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2860	72-0395707
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Clay Street, Suite 3600 Houston, Texas 77002-4109 (713) 650-3700 (Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)	Kenneth M. Hale
Senior Vice President, General Counsel
and Corporate Secretary
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
(713) 650-3700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

J. Michael Chambers
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002-5200
(713) 220-5800

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTOR

State or Other
	Jurisdiction of	I.R.S. Employer	Primary Standard
	Incorporation or	Identification	Industrial
Name	Organization	Number	Classification Code

Sterling Chemicals Energy, Inc.	Delaware	76-0326761	325900

The name, address of the principal executive office, including zip code, and telephone number, including area code, of the agent for service of each additional registrant is c/o Sterling Chemicals, Inc., Senior Vice President, General Counsel and Corporate Secretary; 333 Clay Street, Suite 3600, Houston, Texas 77002. The telephone number there is (713) 650-3700.

Information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not exchange these securities until the registration statement is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2007

PROSPECTUS
$150,000,000

Sterling Chemicals, Inc.
10 1/4% Senior Secured Notes due 2015

This prospectus relates to our proposed exchange offer. We are offering to exchange up to $150,000,000 aggregate principal amount of new and freely transferable 10 1/4% Senior Secured Notes due 2015, which we refer to as the registered notes, for any and all outstanding 10 1/4% Senior Secured Notes due 2015 issued in a private offering on March 29, 2007, which we refer to as the unregistered notes and which are subject to transfer restrictions. In this prospectus we sometimes refer to the unregistered notes and the registered notes collectively as the notes.

The terms of the registered notes are identical to the terms of the unregistered notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the unregistered notes. The registered notes will be issued under the same indenture as the unregistered notes. All of our 10 1/4% Senior Secured Noted due 2015 outstanding from time to time under the indenture are referred to as our senior secured notes. The registered notes and the guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of us and the guarantors, as applicable, and equal in right of payment with all existing and future senior indebtedness of us and of such guarantors. Holders of unregistered notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. The exchange of unregistered notes for registered notes will not be a taxable event for United States federal income tax purposes.

We will exchange any and all unregistered notes that are validly tendered and not validly withdrawn prior to 5:00 p.m. (New York City time) on,          , 2007, unless extended.

We will not receive any cash proceeds from the exchange offer. You will be required to make the representations described on page 26. We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Unregistered notes not exchanged in the exchange offer will remain outstanding and will be entitled to the benefits of the indenture but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for such period of time as may be required under the Securities Act to permit resales of registered notes, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 15 of this prospectus for a discussion of risks that you should consider before participating in this exchange offer.

The date of this prospectus is          , 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act that we filed with the Securities and Exchange Commission, or the SEC. In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F. Street

N.E., NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You can also find more information about us at our Internet website located at http://www.sterlingchemicals.com. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports are available free of charge through our website. Our website provides a hyperlink to a third-party website where these reports may be viewed and printed at no cost as soon as reasonably practicable after we have electronically filed such material with the SEC. Except for such reports that may be specifically incorporated by reference in this prospectus, information that has been filed with the SEC or that is contained on our website does not constitute part of this prospectus.

This prospectus contains summaries of certain agreements, such as the indenture and the agreements described under “Summary — Registered Notes,” “Description of Notes,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us at the following address:

Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002
Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain or be identified by the words “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “believe,” “should,” “could,” “may,” “might,” “will,” “will be,” “will continue,” “will likely result,” “project,” “forecast,” “budget” and similar expressions. Statements in this prospectus that contain forward-looking statements include, but are not limited to, information concerning our possible or assumed future results of operations. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the cyclicality of the petrochemicals industry;

•	current and future industry conditions and their effect on our results of operations or financial position;

•	the extent, timing and impact of expansions of production capacity of our products, by us or by our competitors;

•	the potential effects of market and industry conditions and cyclicality on our competitiveness, business strategy, results of operations or financial position;

•	the adequacy of our liquidity;

•	our environmental management programs and safety initiatives;

•	our market sensitive financial instruments;

•	future uses of, and requirements for, financial resources;

•	future contractual obligations;

•	future amendments, renewals or terminations of existing contractual relationships;

•	business strategies;

•	growth opportunities;

•	competitive position;

•	expected financial position;

•	future cash flows or dividends;

•	budgets for capital and other expenditures;

•	plans and objectives of management;

•	outcomes of legal proceedings;

•	compliance with applicable laws;

•	our reliance on marketing partners;

•	adequacy of insurance coverage or indemnification rights;

•	the timing and extent of changes in commodity prices for our products or raw materials;

•	petrochemicals industry production capacity or operating rates;

•	increases in the cost of, or our ability to obtain, raw materials or energy;

•	regulatory initiatives and compliance with governmental laws or regulations, including environmental laws or regulations;

•	customer preferences;

•	our ability to attract or retain high quality employees;

•	operating hazards attendant to the petrochemicals industry;

•	casualty losses, including those resulting from weather related events;

•	changes in foreign, political, social or economic conditions;

•	risks of war, military operations, other armed hostilities, terrorist acts or embargoes;

•	changes in technology, which could require significant capital expenditures in order to maintain competitiveness or could cause existing manufacturing processes to become obsolete;

•	cost, availability or adequacy of insurance; and

•	various other matters, many of which are beyond our control.

The risks included here are not exhaustive. Other sections of this prospectus, and our filings with the SEC, include additional factors that could adversely affect our business, results of operations or financial performance. See “Risk Factors.” Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Forward-looking statements included in this prospectus are made only as of the date of this prospectus and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to have been incorrect. All written or oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications, including information from Chemical Market Associates, Inc., or CMAI, and Tecnon OrbiChem, or Tecnon. We have not independently verified market and industry data from third-party sources. Furthermore, the research, surveys and studies provided by such third party sources have been based in part on market and industry data that has not in turn been independently verified by those third party sources. While we believe internal company estimates are reliable, such estimates have not been verified by any independent sources, and we do not make any representations as to the accuracy of such estimates. Changes in factors upon which our estimates or the analyses or forecasts contained in such third party reports, surveys or studies referred to herein are based could effect the results of such estimates, analyses and forecasts, and are inherently uncertain because of events or combinations of events that cannot reasonably be foreseen, including the actions of government, individuals, third parties and competitors.

PRODUCTION CAPACITY

Unless we state otherwise, annual production capacity used throughout this prospectus represents rated capacity at December 31, 2006. We calculated rated capacity by estimating the number of days in a typical year that a production unit of a plant is expected to operate, after allowing for downtime for regular maintenance, and multiplying that number by the unit’s optimal daily output based on the design feedstock mix. Because the rated capacity of a production unit is an estimated amount, actual production volumes may be more or less than the rated capacity.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus before you decide to invest in our notes. Generally, references to “Sterling Chemicals,” “we,” “us” and “our” mean Sterling Chemicals, Inc. and its consolidated subsidiaries. In addition, in this prospectus our fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 are referred to as 2004, 2005 and 2006, respectively.

The Company

We are a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Our primary products are acetic acid, styrene and plasticizers.

Our acetic acid is used primarily to manufacture vinyl acetate monomer, which is used in a variety of products, including adhesives and surface coatings. All of our acetic acid production is sold to BP Amoco Chemical Company, or BP Chemicals, and we are BP Chemicals’ sole source of acetic acid production in the Americas. We sell our acetic acid to BP Chemicals pursuant to a long-term contract, or Production Agreement, that extends until 2016. The Production Agreement provides us with a portion of the profits derived from BP Chemicals’ sales of the acetic acid we produce and reimbursement of 100% of our fixed and variable costs of production. This Production Agreement has provided us with a steadily increasing source of income since the inception of this relationship in 1986 and, over the last three years, we have operated at over 100% of capacity and at utilization rates greater than the industry average.

We believe we have one of the lowest cost acetic acid facilities in the world. Our acetic acid facility utilizes BP Chemicals’ proprietary carbonylation technology, or Cativa Technology, which we believe offers several advantages over competing production methods, including lower energy requirements and lower fixed and variable costs. We also jointly invest with BP Chemicals in capital expenditures related to our acetic acid facility. Acetic acid production has two major raw materials requirements — methanol and carbon monoxide. BP Chemicals, a producer of methanol, supplies 100% of our methanol requirements related to our production of acetic acid. All of the carbon monoxide we use in the production of acetic acid is supplied by Praxair Hydrogen Supply, Inc., or Praxair, from a partial oxidation unit constructed by Praxair on land leased from us at our Texas City site.

Styrene is a commodity chemical used to produce intermediate products such as polystyrene, expandable polystyrene resins and ABS plastics, which are used in a wide variety of products such as household goods, foam cups and containers, disposable food service items, toys, packaging and other consumer and industrial products. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA Chemicals Inc., or NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments), the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. The effectiveness of this agreement is conditioned on its approval by the Federal Trade Commission, or the FTC. If this agreement is approved by the FTC, we will no longer seek contracts for the sale of styrene or make sales of styrene in the spot market. For a description of this agreement and its effect on our business, see “Recent Developments” below.

All of our plasticizers, which are used to make flexible plastics, such as shower curtains, floor coverings, automotive parts and construction materials, are sold to BASF Corporation, or BASF, pursuant to a long-term production agreement that extends until 2013, subject to some limited early termination rights held by BASF beginning in 2010. Under our agreement with BASF, BASF provides us with most of the required raw materials, markets the plasticizers we produce, and is obligated to make certain fixed quarterly payments to us and to reimburse us monthly for our actual production costs and capital expenditures relating to our plasticizers facility.

We manufacture all of our petrochemicals products at our site in Texas City, Texas. In terms of production capacity, our Texas City site has the sixth largest acetic acid facility in the world and fourth largest styrene facility in North America. The Texas City site covers an area of 290 acres, is strategically located on Galveston Bay and benefits from a deep-water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. In addition, we are in the heart of one of the largest petrochemical complexes on the Gulf Coast and, as a result, have on-site access to a number of key raw material pipelines, as well as close proximity to a number of large refinery complexes that provide some of our principal raw materials.

We own the acetic acid, styrene and plasticizers manufacturing units located at our Texas City site. We also lease a portion of our Texas City site to Praxair, who constructed a partial oxidation unit on that land, and we lease a portion of our Texas City site to S&L Cogeneration Company, a 50/50 joint venture between us and Praxair Energy Resources, Inc., who constructed a cogeneration facility on that land. We lease space for our principal offices located in Houston, Texas.

In addition to our intention to further expand the capacity of our acetic acid facility, we are presently undertaking numerous initiatives to attract new chemical related businesses to our Texas City site. Given our significant under-utilized infrastructure, land, materials handling, utilities and storage, our Texas City site should be a favorable location for companies looking to construct new manufacturing facilities on the Gulf Coast of the United States. We believe that the construction of a new facility at our site by another company would lower the amount of overall fixed costs allocated to each of our operating units and provide us with additional revenue. Accordingly, we are seeking long-term contractual business arrangements or partnerships that will provide us with an ability to realize the value of our under-utilized assets through profit sharing or other revenue generating arrangements. For development projects that may have significant capital expenditure requirements, we are considering joint ventures or other arrangements where we would contribute certain of our assets and management expertise to minimize our share of the capital costs.

Current Industry Conditions

Acetic Acid.  The North American acetic acid industry is enjoying a period of sustained domestic demand growth, as well as substantial export demand. This has led to current North American industry utilization rates of 86% and Tecnon projects utilization rates to increase to over 98% by 2013. The North American acetic acid industry is inherently less cyclical than many other petrochemical products due to a number of important factors.

There are only four large producers of acetic acid in North America and historically these producers have made capacity additions in a disciplined and incremental manner, primarily using small expansion projects or exploiting debottlenecking opportunities. In addition, the leading technology required to manufacture acetic acid is controlled by two global companies, which allows these companies to control the pace of new capacity additions through the licensing or development of such additional capacity. The limited availability of this technology also creates a significant barrier to entry into the acetic acid industry by potential competitors.

Global production capacity of acetic acid as of December 31, 2006 was approximately 24 billion pounds per year, with current North American production capacity at approximately 7 billion pounds per year. The North American acetic acid market is mature and well developed and is dominated by four major producers that account for over 94% of the acetic acid production capacity in North America. Demand for acetic acid is linked to the demand for vinyl acetate monomer, a key intermediate in the production of a wide array of polymers. Vinyl acetate monomer is the largest derivative of acetic acid, representing over 40% of total demand. Annual global production of vinyl acetate monomer is expected to increase from 10.4 billion pounds in 2005 to 12.2 billion pounds in 2010. The North American acetic acid industry tends to sell most of its products through long-term sales agreements having “cost plus” pricing mechanisms, eliminating much of the volatility seen in other petrochemicals products and resulting in more stable and predictable earnings and profit margins.

Styrene.  The North American styrene industry is currently in a protracted down cycle, primarily as a result of over-supply. This shift is the result of two major developments. Export demand has historically represented over 20% of North American production capacity. Regional cost pressures in addition to new production capacity being added in Asia and the Middle East have made it difficult for North American producers to compete in these export markets on a regular basis. In addition, a significant amount of styrene capacity has been added globally over the past five to ten years by producers of propylene oxide using so-called PO-SM technology, which produces styrene as a by-product in the production of propylene oxide. Propylene oxide is a key intermediate in the production of polyurethane, and polyurethane demand growth has been significantly greater than demand growth for styrene, exacerbating the over-supply of styrene. During such periods of over-supply, production rates for styrene producers decrease significantly. Production rates in the United States are currently estimated by CMAI to be 82% of capacity, but are projected to decrease to 72% during the fourth quarter of 2007. When production rates are low, unit production costs increase due to the allocation of fixed costs over a lower production volume and a reduction in the efficiency of the manufacturing unit, both in energy usage and in the conversion rates for raw materials. Compounding these cost impacts, prices for the principal styrene raw materials, benzene and ethylene, are currently near historical highs, putting pressure on margins on styrene sales even though styrene contract prices are near historic highs. According to CMAI, benzene and ethylene prices are expected to decline by approximately 8% and 4%, respectively, on average over each of the next five years.

CMAI currently is not projecting any additional capacity increases in the United States through 2010, with projected operating rates reaching a trough of 67% during the fourth quarter of 2007, and with less than 80% operating rates through 2010, without any major industry restructuring. Although we believe an improved North American industry outlook is possible, this largely depends on significant industry restructuring. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in North America and South America. Separately, new technology for the manufacture of propylene oxide has been developed that should result in lower manufacturing costs for propylene oxide and which does not produce styrene as a co-product, which could significantly reduce the future growth of plants utilizing PO-SM technology.

Competitive Strengths

World Class Acetic Acid Facility.  Our acetic acid facility, one of the largest in terms of production capacity in the world, enjoys high reliability and we believe it is the second most efficient facility in the world. With a rated annual production capacity of 1.1 billion pounds, our acetic acid facility produces approximately 17% of total North American capacity and approximately 5% of worldwide capacity. In terms of production capacity, our acetic acid facility is the third largest acetic acid facility in North America and the sixth largest in the world. Our acetic acid facility produces acetic acid using BP Chemicals’ Cativa Technology, which offers several advantages over competing production methods, including lower energy requirements and lower fixed and variable costs.

Well-Positioned for Further Growth.  Since 1986, we and BP Chemicals have increased the annual rated production capacity of our acetic acid facility by 126%, from 490 million pounds of annual production capacity in 1986 to 1.1 billion pounds of annual production capacity today. In 2006, our acetic acid facility operated at 101% of capacity, in part as a result of its relatively low production costs and the efforts of BP Chemicals’ global sales organization. We also have undertaken projects with BP Chemicals to ensure that we would be positioned to expand production capacity in the future. For example, in 2003, we and BP Chemicals installed a larger reactor at our acetic acid facility, which will continue to permit additional cost-effective expansions of this facility. We expect a further expansion of the production capacity of our facility to 1.2 billion pounds by 2009. Following this expansion, we expect the facility to continue to operate at or near maximum utilization rates.

Highly Contracted Sources of Cash Flows for Our Acetic Acid and Plasticizers Products.  Our business benefits from long-term requirements contracts with BP Chemicals and BASF. We sell 100% of our acetic acid production to BP Chemicals pursuant to the Production Agreement. Under the Production Agreement, which runs through July 31, 2016, BP Chemicals markets all of the acetic acid that we produce and pays us, among other amounts, a portion of the profits earned from sales of the product. The Production Agreement has allowed us to operate our acetic acid facility consistently at or near full capacity and generate steadily growing cash flows. BP Chemicals’ largest customer for acetic acid produced at our acetic acid facility is American Acetyls, a joint venture between BP Chemicals and The DOW Chemical Company, which currently accounts for approximately 50% of the acetic acid we produce. Sales to American Acetyls are made under a cost-plus contract that extends until 2016. Much of the remaining sales of the acetic acid we produce are made by BP Chemicals under multiple year contracts. This high percentage of contractually committed volume has provided us with strong demand for our acetic acid and steadily increasing cash flows.

Our long-term plasticizers business relationship with BASF, established in 1986, was extended last year until the end of 2013. Under this agreement, BASF reimburses 100% of our costs, including capital expenditures, and pays us fixed quarterly fees, eliminating most, if not all, of our exposure to market risk in our plasticizers business.

Additionally, in both contracts, principal raw materials are provided by BP Chemicals and BASF, respectively, allowing us to operate our business with relatively low working capital requirements, including finished product inventory requirements.

Well-Invested Production Assets.  Over the past five years, we and BP Chemicals invested $19 million in capital in our acetic acid facility. A new and larger reactor was installed in 2003, which was sized for an ultimate capacity in excess of 1.7 billion pounds of annual production. A new and larger product column is expected to be installed during the facility turnaround scheduled for 2009. All new capital investments for our acetic acid facility are being made with a view to ultimately achieving 1.7 billion pound annual production capacity in a cost efficient manner. We believe that the capital cost to expand our acetic acid facility to maximum capacity would be significantly less than the cost for new capacity at a greenfield location. We have invested $26 million in our styrene facility since 2002, with much of the capital related to complying with new regulations requiring chemical plants in the “non-attainment zones” to lower nitrogen oxide, or NOx, emissions by 80%. In 2006, we installed new catalyst in both of our styrene reactors and a new superheater. Also, in 2006, BASF invested approximately $4 million to convert our plasticizers production unit over to a new range of esters as part of the extension of its production agreement with us which runs until 2013. BASF is responsible for all capital investment in the plasticizers, esters and phthalic anhydride production facilities through the length of the agreement. We and third parties subject to agreements with us invested a further $22 million in site infrastructure capital over the past five years, including the rebuilding of a ship dock and two barge docks. Given the condition of our Texas City site and infrastructure, we anticipate spending less than $6 million annually for capital expenditures with respect to our styrene facilities and approximately $2 million annually on utilities and services maintenance over the next five years.

Attractive Logistics Assets and Infrastructure.  Our logistics assets include strategic access to the intercoastal waterway and the Gulf of Mexico, a deep water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. We are in the heart of one of the largest petrochemical complexes on the Gulf Coast, in close proximity to a number of large refinery complexes. As a result, we have on-site access to a number of key raw material pipelines and convenient access to several of our suppliers and customers. Currently, our dock facilities can accommodate new uses and we have 31 tanks available for third party use or terminalling. These assets present a substantial opportunity to grow our business by attracting new chemical related businesses to our Texas City site and significant opportunities for further development.

Leading Market Positions.  We have a leading market position in each of our primary products. Our rated annual production capacity for acetic acid of 1.1 billion pounds represents 17% of the total North American production capacity and 5% of the global production capacity. In acetic acid, we are the third largest producer in North America with a low cost position derived from our use of BP Chemicals’ Cativa Technology, global sales and marketing network and acetyls know-how. In styrene, we are a large merchant producer with top quartile ethylbenzene to styrene conversion yield. Our position as a merchant producer positions us to benefit from improved conditions in the styrene market. However, as discussed in “Recent Developments” below, on September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments). If this agreement becomes effective, we will no longer be a merchant producer of styrene and, consequently, improved conditions in the styrene market would provide us little, if any, benefit.

Experienced Management Team.  Our senior management team consists of five executives with an average of over 27 years of experience in the chemicals industry, 15 years of which have been with us. Our management team has demonstrated expertise in reducing costs, improving profitability and expanding profitable production capacity, while exiting unprofitable businesses through various economic cycles.

Business Strategy

Grow Our Business.  We intend to grow our acetic acid business through capacity expansions. We intend to take advantage of recent investments in our acetic acid facility made by us and BP Chemicals, which we believe have positioned our acetic acid facility for cost-effective future capacity expansions at lower incremental cost. We currently have low-cost debottlenecking opportunities which could increase annual capacity of the acetic acid facility by up to approximately 7% to approximately 1.2 billion pounds. In addition, a new acetic acid reactor installed in 2003 is capable of producing up to 1.7 billion pounds annually.

Our Texas City site offers approximately 135 acres for future expansion by us or by other companies that can benefit from our existing infrastructure and facilities, and includes a greenbelt around the northern edge of the plant site. Our Texas City site is strategically located on Galveston Bay and we benefit from a deep water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. In addition, we are in the heart of one of the largest petrochemical complexes on the Gulf Coast and, as a result, have on-site access to a number of key raw material pipelines, as well as close proximity to a number of large refinery complexes that provide some of our principal raw materials.

Given our under-utilized infrastructure, as well as ample unoccupied land, there are significant opportunities for further development of our Texas City site. We believe that the construction of a new facility at our site by another company would lower the amount of fixed costs allocated to each of our operating units and provide us with additional revenue. We are presently undertaking numerous initiatives to attract new chemical related businesses to our Texas City site. Specifically, we are seeking long-term contractual business arrangements or partnerships that will provide us with an ability to realize the value of our under-utilized assets through profit sharing or other revenue generating arrangements. For development projects that may have significant capital expenditure requirements, we are considering joint ventures or other arrangements where we would contribute certain of our assets and management expertise to minimize our share of the capital costs. We are currently exploring opportunities involving renewable fuels projects, chemicals terminalling and waste injection well operations.

We plan to evaluate strategic acquisitions, focusing on chemical businesses and assets which would allow us to increase our market share of products we currently produce or those that would provide upstream or downstream integration within our existing businesses.

We intend to continue operating our styrene facility while seeking strategic alternatives and maintaining operational flexibility to capitalize on any upturns in the styrene industry. We have the fourth largest styrene facility in North America, capable of producing 1.7 billion pounds annually. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in North America and South America. According to CMAI, if demand for styrene remains steady, restructuring of North American styrene capacity should improve production rates in North America and lead to improved industry profitability. Given our styrene production capability and total uncontracted capacity, we are in a position to take advantage of any restructuring of the styrene industry and to capitalize on any improvements in styrene market conditions. However, as discussed in “Recent Developments” below, on September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments). If this agreement becomes effective, we will no longer be a merchant producer of styrene and, consequently, improved conditions in the styrene market would provide us little, if any, benefit.

Improve Organization Efficiency and Cost Structure.  We continually seek to improve our cost competitiveness through organizational efficiencies, productivity enhancements, operating controls and general cost reductions. Since 2004, we have developed and implemented organizational efficiency projects involving the design, development and implementation of uniform and standardized systems, processes and policies to improve our production, maintenance, process efficiency, logistics and materials management and procurement functions. During this period, these projects reduced our fixed costs by more than $20 million, representing a 15% reduction in our annual fixed costs. Approximately 10% to 15% of these cost savings accrue to the benefit of some of our customers under the cost reimbursement provisions of our production agreements. We believe the expansion of our acetic acid business, further development of our business and acquisitions will lead to further cost efficiencies.

Recent Developments

On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA. The effectiveness of this agreement is conditioned on its approval by the FTC. If this agreement becomes effective, it will have an initial term extending until December 31, 2017, subject to some limited earlier termination rights held by us and NOVA. Under the agreement, NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments), the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. In addition, if this agreement becomes effective, we have agreed to not engage in the styrene business for a period of eight years after the expiration or termination of this agreement. In exchange for our obligations under this agreement and a related rail car purchase and sale agreement entered into concurrently with the supply agreement, NOVA has agreed to pay us $60 million within ten business days after the agreements become effective. Alternatively, if the FTC disapproves of this agreement, or has not approved this agreement by March 20, 2008 and NOVA elects to terminate the agreement, NOVA will be required to pay us a break-up fee equal to $6 million. If this agreement becomes effective and, at any time thereafter, NOVA nominates zero pounds of styrene for any quarter or year, we may elect, at our option, to continue the agreement or terminate the agreement and permanently shut down our styrene facility.

Principal Executive Offices

Our principal executive offices are located at 333 Clay Street, Suite 3600, Houston, Texas 77002-4109 and our telephone number is (713) 650-3700. Our corporate website address is www.sterlingchemicals.com. The information contained on our corporate website is not part of this prospectus.

THE EXCHANGE OFFER

You are entitled to exchange in the exchange offer your outstanding unregistered notes for registered notes with substantially identical terms. The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the discussion under the heading “Description of Notes” for further information regarding the registered notes.

The Exchange Offer	We are offering to exchange up to $150,000,000 aggregate principal amount of our registered 10 1/4% Senior Secured Notes due 2015, for a like principal amount of our unregistered 10 1/4% Senior Secured Notes due 2015, which were issued on March 29, 2007.

Registration Rights	Under the registration rights agreement executed as part of the offering of the unregistered notes, we agreed to use our commercially reasonable efforts to:

• file a registration statement within 180 days after the issue date of the unregistered notes, or by September 25, 2007, enabling holders of unregistered notes to exchange the unregistered notes for registered notes with substantially identical terms;

• cause the registration statement to become effective within 270 days after the issue date of the unregistered notes, or by December 24, 2007, and to complete the exchange offer within 50 days after the effective date of our registration statement; and

• file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances.

The interest rate on the unregistered notes will increase if we do not comply with our obligations under the registration rights agreement.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the registered notes issued pursuant to the exchange offer in exchange for unregistered notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the registered notes in the ordinary course of business; and

• have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the registered notes.

In addition, each participating broker-dealer that receives registered notes for its own account pursuant to the exchange offer in exchange for unregistered notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of unregistered notes, including any broker-dealer, who

• is our affiliate,

• does not acquire the registered notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of registered notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the registered notes.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend the exchange offer in our sole discretion, in which case the term “expiration time” means the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer — Certain Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Notes	If you wish to exchange your unregistered notes in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold unregistered notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any registered notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the registered notes;

• you are not our “affiliate” as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

• if you are a broker-dealer that will receive registered notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the registered notes.

Withdrawal of Tenders	A tender of unregistered notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any unregistered notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Guaranteed Delivery Procedures	If you wish to tender your unregistered notes and your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery.”

Delivery of the Registered Notes	The registered notes issued pursuant to this exchange offer will be delivered to holders who tender unregistered notes promptly following the expiration time.

Effect on Holders of Unregistered Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered unregistered notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of unregistered notes and do not tender your unregistered notes in the exchange offer, you will continue to hold such unregistered notes and you will be entitled to all the rights and limitations applicable to the unregistered notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered unregistered notes will continue to be subject to the restrictions on transfer provided for in the unregistered notes and in the indenture. In general, the unregistered notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not anticipate that we will register the unregistered notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of unregistered notes for registered notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes.

Exchange Agent	U. S. Bank National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

THE REGISTERED NOTES

The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Issuer	Sterling Chemicals, Inc.

Securities Offered	$150.0 million aggregate principal amount of 10 1/4% senior secured notes.

Maturity Date	April 1, 2015.

Interest	We will pay interest in cash on the principal amount of the registered notes at an annual rate of 10 1/4%. Interest will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2007.

Guarantees	The registered notes will be unconditionally guaranteed by all of our current and future domestic restricted subsidiaries on a senior secured basis.

Collateral	The registered notes and the guarantees will be secured, subject to specified permitted liens, by a first priority lien on substantially all of our and the guarantors’ fixed assets and certain related assets, including, without limitation, all property, plant and equipment. The first priority lien will not extend to assets securing our revolving credit facility. The registered notes and the guarantees will be secured, subject to specified permitted liens, by a second priority lien on our and the guarantors’ other assets including, without limitation, accounts receivable, inventory, capital stock of our and their respective direct subsidiaries, certain intellectual property, deposit accounts and investment property securing on a first priority basis the obligations under our revolving credit facility. Consequently, the registered notes and the guarantees will be effectively subordinated to the revolving credit facility to the extent of the value of the assets securing our revolving credit facility. See “Description of Notes — Collateral.”

Ranking	The registered notes will be:

• senior secured obligations of the Issuer;

• equal in right of payment with all existing and future senior indebtedness of the Issuer;

• effectively senior to all existing and future senior unsecured indebtedness of the Issuer to the extent of the value of the assets securing the registered notes; and

• senior in right of payment to all existing and future subordinated indebtedness of the Issuer.

The guarantees of each guarantor will be:

• senior secured obligations of that guarantor;

• equal in right of payment with all of that guarantor’s existing and future senior indebtedness, including guarantees;

• effectively senior to all of that guarantor’s existing and future senior unsecured indebtedness to the extent of the value of the assets securing the registered notes; and

• senior in right of payment to all of that guarantor’s existing and future subordinated indebtedness.

As of June 30, 2007, we and the guarantors would have had $150 million of senior indebtedness, all of which would have represented outstanding principal and the guarantors’ guarantees, respectively, under the unregistered notes. The indenture governing the registered notes permits us, subject to specified limitations, to incur additional debt, some or all of which may be senior indebtedness.

Optional Redemption	We may redeem some or all of the senior secured notes at any time prior to April 1, 2011 at the make-whole redemption price set forth in “Description of Notes.” We may redeem the senior secured notes, in whole or in part, at any time on and after April 1, 2011 at the redemption prices described in the section “Description of Notes — Optional Redemption — Optional Redemption on or after April 1, 2011,” plus accrued and unpaid interest to the date of redemption.

In addition, prior to April 1, 2010, we may redeem up to 35% of our senior secured notes with the net cash proceeds from specified equity offerings at a redemption price equal to 110.25% of the aggregate principal amount, plus accrued and unpaid interest to the date of redemption, so long as at least 65% of the aggregate principal amount of the senior secured notes issued under the indenture remain outstanding immediately after the redemption. See “Description of Notes — Optional Redemption — Optional Redemption Upon Equity Offerings.”

Change of Control Offer	If we undergo a change of control, we must offer to repurchase the senior secured notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Repurchase upon Change of Control.”

Asset Sale or Event of Loss Offer	If we engage in certain sales or suffer a loss of material plant, property or equipment that constitutes collateral securing the senior secured notes and related guarantees, we generally must invest the net cash proceeds from such sales and losses in our business within 360 days or make an offer to repurchase a principal amount of senior secured notes equal to the net cash proceeds, in which case the purchase price of the senior secured notes will be 100% of their aggregate principal amount, plus accrued and unpaid interest to the date of such repurchase. See “Description of Notes — Certain Covenants — Asset Sales” and “Description of Notes — Event of Loss.”

Certain Indenture Covenants	The registered notes will be issued under the same indenture that governs our unregistered notes, which agreement restricts our and our restricted subsidiaries’ ability to, among other things:

• pay dividends, redeem stock, prepay subordinated indebtedness or make other restricted payments;

• incur indebtedness or issue disqualified capital stock;

• make certain investments;

• create liens on assets;

• restrict dividend payments or other payments from subsidiaries to us;

• consolidate or merge;

• sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries;

• enter into transactions with affiliates;

• designate subsidiaries as unrestricted subsidiaries;

• use the proceeds of permitted sales of assets; and

• change our line of business.

These covenants are subject to a number of important exceptions. For more details, see “Description of Notes — Certain Covenants.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data as of the dates and for the periods indicated. The historical consolidated statement of operations data for each of the three fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and the six months ended June 30, 2006 and 2007 and the historical consolidated balance sheet data as of June 30, 2007 are derived from, and are qualified in their entirety by, our historical consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of any interim period are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period.

You should read the following summary and financial data together with “Business,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. In the following tables (including the footnotes thereto), dollars are in thousands, except as otherwise indicated.

				Six Months Ended
	Year Ended December 31,			June 30,
	2004	2005	2006	2006	2007
	(Dollars in thousands)

Statement of Operations Data:
Revenues	$655,353	$641,886	$667,544	$287,056	$450,604
Cost of goods sold	633,009	653,134	654,718	293,426	430,961

Gross profit (loss)	22,344	(11,248)	12,826	(6,370)	19,643
Selling, general and administrative expenses	11,413	7,811	9,968	3,780	7,395
Impairment of long-lived assets	48,463	—	127,653	—	—
Gain on pension curtailment	(12,944)	—	—	—	—
Gain on sale of methanol plant	(2,396)	—	—	—	—
Other expense (income)	—	—	(15,724)	(3,724)	839
Interest and debt related expenses, net of interest income	10,427	10,090	10,079	4,903	7,745

Income (loss) from continuing operations before income tax	$(32,619)	$(29,149)	$(119,150)	$(11,329)	$3,664
Provision (benefit) for income taxes	7,262	(10,641)	(14,488)	(4,332)	—

Income (loss) from continuing operations	$(39,881)	$(18,508)	$(104,662)	$(6,997)	$3,664
Loss from discontinued operations, net of tax	(22,763)	(11,060)	(997)	(1,751)	(1,441)

Net income (loss)	$(62,644)	$(29,568)	$(105,659)	$(8,748)	$2,223
Other Financial Data:
Depreciation and amortization	28,693	33,342	30,476	16,255	5,490
Capital expenditures	14,771	9,460	11,547	8,093	4,350
Ratio of earnings to fixed charges(1)	—	—	—	—	1.4

(1)	Additional pre-tax earnings needed to achieve a 1:1 ratio for the years ended December 31, 2004, 2005 and 2006 and for the six months ended June 30, 2006 were $33.6 million, $30.2 million, $120.1 million and $11.6 million, respectively.

As of June 30,
2007

Summary Balance Sheet Data:
Cash and cash equivalents	$57,142
Accounts receivable, net	92,667
Inventories, net	41,401
Property, plant and equipment, net	82,883
Total assets	294,958
Total liabilities	256,193
Redeemable preferred stock	61,118
Stockholders’ equity (deficiency in assets)	(22,353)

RISK FACTORS

An investment in the notes involves certain risks. You should consider carefully these risks together with all of the other information included in this prospectus before deciding whether this investment is suitable for you.

Risks Related to Our Business

Cyclicality in the styrene markets has in the past and may in the future result in reduced operating margins or operating losses.

Styrene, one of our principal products, is a commodity that exhibits wide swings in demand, prices and margins based upon current and anticipated levels of supply and demand. Demand for our styrene is largely influenced by the rate of growth of the world’s economy, with the growth rate of the economy in Asia becoming increasingly more important. Our historical operating results reflect the cyclical and volatile nature of the styrene markets and the petrochemicals industry generally. These cycles are characterized by periods of tight supply, leading to increased operating rates and higher margins, followed by periods of oversupply leading to reduced operating rates and lower margins. In most cases, increases in supply are due to large increases in production capacity resulting from the construction of new facilities or major expansions of existing facilities. Typically, these types of expansions will cause available supply to greatly exceed demand for an extended period. Weak economic conditions, either in the United States or in the international markets generally, tend to result in a reduced growth in demand and profit margins for styrene, which may in turn materially adversely affect our business, financial condition, results of operations or cash flows.

Certain of our products are sold to only one customer.

In 2006, a single customer, BP Chemicals, accounted for 100% of our acetic acid revenues while another customer, BASF, accounted for 100% of our plasticizers revenues. The termination of one or more of the long-term contracts for the purchase of these products, or a material reduction in the amount of product purchased under either of these contracts, could materially adversely affect our overall business, financial condition, results of operations or cash flows.

A large portion of our styrene capacity is sold in the spot markets, rather than pursuant to long-term contracts, which may result in lower profitability during periods of excess domestic or global supply.

A large portion of our capacity for styrene is uncommitted and is therefore available for sale in the spot markets. The current negative market conditions could affect us more severely than competitors in our industry whose production is sold primarily pursuant to long-term contracts or consumed internally. Although we have entered into a long-term exclusive supply agreement with NOVA for 100% of our styrene production, the effectiveness of the agreement is conditioned upon receipt of FTC approval which may not be obtained. Future growth in demand for styrene may not be sufficient to alleviate any existing or future conditions of excess industry capacity, and such conditions may be sustained or may be further aggravated by anticipated or unanticipated capacity additions or other events. During the first half of 2007, approximately 30% of our styrene capacity was committed to long-term contracts. If our customers do not renew their contracts with us or such contracts otherwise terminate or expire, such losses could result in increased styrene sales to the domestic and export spot markets, which could materially adversely affect our business, financial condition, results of operations or cash flows.

We may not be able to increase the price of our products to compensate for increases in natural gas prices which may, in turn, decrease the competitiveness of our products in certain markets.

We use significant amounts of natural gas as fuel in the production of our products, which makes the cost of producing our products particularly sensitive to changes in natural gas prices. In addition, most of our suppliers use significant amounts of natural gas in the production of the raw materials we buy, which results in increased prices for our raw materials when the price of natural gas increases. There can be significant disparities in the prices for natural gas in different parts of the world. Prices for styrene, on the other hand, tend to be consistent throughout the world, after taking into account transportation costs. Consequently, when prices for natural gas rise in the United States but not in other parts of the world, we may not be able to recover these increased costs through higher sales prices, and our ability to compete with producers elsewhere in the world may be diminished. In addition, many producers in other parts of the world use oil-based processes rather than natural gas-based processes. Consequently, the relationship between the price of crude oil and the price of natural gas can also affect our competitiveness and our ability to recover increases in the price of natural gas through higher product sales prices. Over the last few years, we have experienced periods when domestic prices for natural gas resulted in our being unable to sell styrene in Europe or Asia at prices above our variable costs of production, essentially closing those markets to sales of our styrene. In the future, the domestic price for natural gas may adversely impact our competitiveness, which could materially adversely affect our business, financial condition, results of operations or cash flows.

We may be unable to obtain raw materials at reasonable prices, on acceptable terms or at all.

For most of our products, the aggregate costs of raw materials and energy resources are far greater than the total of all other costs of production combined. As a result, an adequate supply of raw materials at reasonable prices and on acceptable terms is critical to the success of our business. If we are unable to obtain raw materials at reasonable prices or on acceptable terms, our results of operations are negatively affected. Most of the raw materials necessary for our production of styrene are commodities and, consequently, are subject to wide fluctuations in prices for a variety of reasons beyond our control. Several factors may impact the cost or supply of our raw materials, including regional and global balances of supply and demand, the availability and pricing for crude oil and the occurrence of plant outages and other supply disruptions. While the markets for our products are generally global, prices and availability for most of our raw materials are influenced by regional factors. As a result, we may pay higher prices for raw materials than our competitors pay in other parts of the world or be unable to obtain raw materials at times when they are available to our competitors, both of which may negatively impact our competitiveness and our business, financial condition, results of operations or cash flows.

All of our primary raw materials are supplied by others pursuant to long-term contracts or spot market purchases. While we often enter into supply agreements, as is the general practice in our industry, these agreements typically provide for market-based pricing. Consequently, our supply agreements provide only limited protection against price volatility. In addition, it has become increasingly more difficult to secure long-term supply agreements for benzene, as benzene producers appear to have shifted their approach towards the sale of benzene from dedicated supply arrangements to predominantly spot sales in an active trading market. The markets for our raw materials are also subject to disruptions. If our suppliers are unable to meet their obligations under applicable supply agreements or we are otherwise unable to obtain reasonably priced raw materials, our business may be disrupted. For example, ethylene became difficult to obtain after Hurricane Katrina and Hurricane Rita shut down several production units over an extended period in 2005. This limited the ability to purchase ethylene in the spot market at the same time when contract suppliers were putting customers on allocation or declaring force majeure. In addition, we rely on Praxair as our sole supplier of carbon monoxide, which is a necessary raw material for our production of acetic acid, and any disruption in the supply of carbon monoxide from Praxair will disrupt our production of acetic acid since this gas is delivered directly by pipeline with no intermediate storage capacity. In the case of either raw materials price increases or supply disruptions, we could incur significant additional costs. While we attempt to match raw materials cost increases with corresponding product price increases, we are not always able to raise product prices immediately and, ultimately, our ability to pass on underlying cost increases to our customers is greatly dependent upon product market conditions. Any underlying cost increase that we are not able to pass on to our customers could materially adversely affect our business, financial condition, results of operations or cash flows.

We may be unable to compete successfully with integrated and larger competitors.

We compete with some of the world’s largest chemical companies, most of whom are engaged in much broader businesses and either internally supply significant portions of the raw materials they need to produce styrene, or internally use significant amounts of the styrene they produce to make derivative products. We do not make any of the primary raw materials required for styrene production or convert any of our styrene into other products. Consequently, our production costs may be higher than those of our competitors during periods when demand for required raw materials exceeds supply and, in more extreme cases, we may not be able to obtain the required raw materials in the market at times when our competitors are supplying their own raw materials internally. In addition, as production costs are highly influenced by production rates, our absence of internal uses for our styrene typically results in lower production rates, and consequently higher production costs, at our facilities during periods when the balance of supply and demand for styrene favors consumers. Our competitors who internally consume significant amounts of styrene have less volatile production rates and more stable production costs.

Our industry is highly competitive and our results are significantly impacted by manufacturing costs.

We compete with some of the world’s largest chemical companies on the basis of product price, quality and deliverability. However, prices for our styrene are determined by global market factors that are largely beyond our control. Except with respect to our long-term contracts, we generally sell our styrene at prevailing market prices. As a result, our financial performance relative to our competitors, most of whom are larger than us, is greatly influenced by our manufacturing costs.

The worsening of conditions in the styrene industry could cause us to generate losses significant enough to warrant a shut down of our styrene plant.

While we intend to continue operating our styrene facilities for the foreseeable future, if conditions in the styrene industry worsen, we may be required to close these facilities. Although we have entered into a long-term exclusive supply agreement with NOVA for 100% of our styrene production, the effectiveness of the agreement is conditioned upon receipt of FTC approval which may not be obtained. In recent years, relatively high costs of raw materials have resulted in higher styrene prices, negatively impacting demand growth and compressing styrene margins. In addition, over the last two years, these relatively higher raw materials prices have significantly limited our ability to sell styrene into the Asian markets and high styrene prices have reduced styrene global demand growth rates. Furthermore, several of our competitors have announced their intention to build new styrene production units outside the United States, which may further increase the challenges we face in selling styrene into the Asian markets. If any such new units are completed, we anticipate more difficult market conditions, especially in the export markets. If our styrene margins decrease significantly or our ability to sell into the export market decreases further, we may generate significant losses, which could cause us to close our styrene facilities without seeking strategic alternatives and could materially adversely affect our business, financial condition, results of operations or cash flows.

Our ability to realize increases in our acetic acid production capacity made possible through capacity expansions is limited by our current inability to obtain sufficient quantities of carbon monoxide.

Carbon monoxide is one of the principal raw materials required for acetic acid production. Currently, all of the carbon monoxide we use in the production of acetic acid is supplied by Praxair from a partial oxidation unit constructed by Praxair on land leased from us at our Texas City site. Although our new acetic acid reactor installed in 2003 is capable of producing up to 1.7 billion pounds annually, Praxair’s partial oxidation unit is not capable of supplying carbon monoxide in quantities sufficient for more than approximately 1.2 billion pounds of annual acetic acid production. Moreover, the supply of sufficient quantities of carbon monoxide will likely require the construction of a new supply pipeline, which will require numerous third party and regulatory consents, or a substantial expansion of the Praxair oxidation unit. The expansion of the Praxair oxidation unit may not be cost effective and we may not be able to contract for the supply of carbon monoxide in quantities sufficient to increase our annual acetic acid production to 1.7 billion pounds. Furthermore, the construction of a supply pipeline may require a substantial period of time.

The styrene industry has experienced several years of depressed conditions and some of our current or potential styrene customers may be in troubled financial condition.

The styrene industry is highly volatile and has experienced several years of depressed conditions. As a result, many of our styrene customers have suffered prolonged losses and diminished liquidity. While we attempt to manage our credit exposure to our styrene customers on a case-by-case basis through a variety of methods, including requiring letters of credit, establishing credit limits or, in extreme cases, requiring cash-on-delivery for our products, we cannot be sure that our styrene customers will not default on their obligations to us. A default by one or more of our styrene customers on their payment obligations to us would have a negative effect on our business, financial condition, results of operations or cash flows, which effect could be material.

Our styrene technology is widely available and could become obsolete.

A significant portion of our styrene business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Currently, a competing technology exists for the production of styrene which allows for lower overall production economics than the technology we utilize. If this technology becomes a more predominant method for producing styrene, it could materially adversely affect our business, financial condition, results of operations or cash flows.

We sell a significant portion of styrene to international customers. Reliance on overseas markets subjects us to significant risks inherent in operating internationally.

Our international sales are subject to a number of risks inherent to any business operating in foreign countries. As we continue to sell our products to such countries, our operations will encounter the following risks, among others:

•	political and economic instability and disruptions;

•	the inability to collect amounts owed;

•	the inability to secure adequate shipping space for our products at acceptable prices, which could adversely affect our competitiveness relative to producers located in close proximity to our foreign customers;

•	terrorism, civil uprisings, riots and war, which can make it unsafe to continue operations;

•	the imposition of duties and tariffs, import and export controls;

•	decrees, laws, regulations, interpretations and court decisions under legal systems, such as in the Peoples’ Republic of China, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated or unrecoverable costs, as well as delays which may result in real or opportunity costs; and

•	transportation delays and interruptions.

We cannot predict the nature or the likelihood of any of these events. However, the occurrence of any one or more of these events could have an adverse effect on our international sales by reducing the demand for our products, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition, results of operations or cash flows.

The markets for our products, and the prices we receive for our products, are based on international supply and demand. In recent years, demand in Asia, particularly China, and capacity expansions in Asia and the Middle East, have driven product price trends. China has pursued an aggressive economic expansion in recent years. If this expansion ceased, or significantly slowed, the markets for our products could be materially adversely affected. Countries in Asia and in the Middle East have also completed or announced significant capacity increases for most of the products we produce, and may expand production even further in the future. These developments could have a significant negative impact on our ability to maintain existing market share, sell products in foreign or domestic markets or may adversely impact our profit margins.

We depend upon the continued operation of a single site for all of our production.

All of our products are produced at our Texas City site. Significant unscheduled downtime at our Texas City site could have a material adverse effect on our business, financial condition, results of operations or cash flows. Unanticipated downtime can occur for a variety of reasons, including equipment breakdowns, interruptions in the supply of raw materials, power failures, sabotage, natural forces or other hazards associated with the production of petrochemicals. Although we maintain business interruption insurance, this insurance does not provide coverage for business interruptions of less than 45 days and is limited in its overall coverage.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical products. These hazards include:

•	pipeline or storage tank leaks and ruptures, explosions and fires;

•	severe weather and natural disasters;

•	mechanical failures, unscheduled downtimes, labor difficulties and transportation interruptions;

•	environmental remediation complications; and

•	chemical spills and discharges or releases of toxic or hazardous substances or gases.

Many of these hazards can cause bodily injury or loss of life, severe damage to or destruction of property or equipment or environmental damage, and may result in suspension of operations or the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure of our employees or contractors on our premises or other persons located nearby, workers’ compensation and other matters.

Our operations are subject to operating hazards and unforeseen interruptions for which we may not be adequately insured.

We maintain insurance coverage at levels that we believe are reasonable and typical for our industry, portions of which are provided by a captive insurance company maintained by us and a few other chemical companies. However, we are not fully insured against all potential hazards incident to our business. Accordingly, our insurance coverage may be inadequate for any given risk or liability, such as property damage suffered in hurricanes or from terrorist acts or business interruption incurred from a loss of our supply of electricity or carbon monoxide. In addition, our insurance companies may be incapable of honoring their commitments if an unusually high number of claims are concurrently made against their policies. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. We can make no assurances that we can renew our existing insurance coverages at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise.

In addition, concerns about terrorist attacks, as well as other factors, have caused significant increases in the cost of our insurance coverage. We have determined that it is not economically prudent to obtain terrorism insurance and we do not carry terrorism insurance on our property at this time. In the event of a terrorist attack impacting one or more of our production units, we could lose the production and sales from one or more of these facilities, and the facilities themselves, and could become liable for contamination or personal or property damage from exposure to hazardous materials caused by a terrorist attack. Such loss of production, sales, or facilities or incurrence of liabilities could materially adversely affect our business, financial condition, results of operations or cash flows.

Terrorist attacks, the current military action in Iraq, general instability in various OPEC member nations and other attacks or acts of war in the United States and abroad may adversely affect the markets in which we operate.

The attacks of September 11, 2001 and subsequent events, including the current military action in Iraq, have caused instability in the United States and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq or further acts of terrorism in the United States or abroad, which could cause further instability in the financial markets and in the markets for our products. Current regional tensions and conflicts in various OPEC member nations, including the current military action in Iraq, have caused, and may continue to cause, increased raw materials costs, specifically raising the prices of oil and gas, which are used in our operations or affect the prices of our raw materials. Furthermore, the terrorist attacks, subsequent events or future developments in any of these areas may result in reduced demand from our customers for our products. These developments could subject our operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

New regulations concerning the transportation of hazardous chemicals and the security of chemical manufacturing facilities could result in higher operating costs.

Chemical manufacturing facilities may be at greater risk of future terrorist attacks than other potential targets in the United States. As a result, the chemical industry has responded to the issues surrounding the terrorist attacks of September 11, 2001 by starting new initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. Simultaneously, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals. Our business or our customers’ businesses could be adversely affected because of the cost of complying with new security regulations.

We are subject to many environmental and safety regulations that may result in significant unanticipated costs or liabilities or cause interruptions in our operations.

Our operations involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs. Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials. Based on available information, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, if significant previously unknown contamination is discovered, or if existing laws or their enforcement change, then the resulting expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental, health and safety laws, regulations and permit requirements, and the potential for further expanded laws, regulations and permit requirements may increase our costs or reduce demand for our products and thereby negatively affect our business. Environmental permits required for our operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements and the potential for further expanded regulation may increase our costs and can affect the manufacturing, handling, processing, distribution and use of our products. If so affected, our business and operations may be materially and adversely affected. In addition, changes in these requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal and other waste handling practices and equipment. For these reasons, we may need to make capital expenditures beyond those currently anticipated to comply with existing or future environmental or safety laws.

Approximately 36% of our employees are covered by a collective bargaining agreement that expires on May 1, 2012. Disputes with the union representing these employees or other labor relations issues may negatively affect our business.

As of May 1, 2007, we had 268 employees, of whom approximately 36% (all of our hourly employees at our Texas City site) were represented by the Texas City, Texas Metal Trades Council, AFL-CIO, or the Union, and are covered by a collective bargaining agreement which expires on May 1, 2012. Although we believe our relationship with our hourly employees is generally good, we locked out these employees for 16 weeks in 2002 and our hourly employees engaged in a one-week strike in 2004, in both cases in connection with efforts to reach new collective bargaining agreements. Future strikes or other labor disturbances could have a material adverse effect on our business, financial condition, results of operations or cash flows.

A failure to retain our key employees could adversely affect our business.

We are dependent on the services of the members of our senior management team to remain competitive in our industry. There is a risk that we will not be able to retain or replace these key employees. Our current key employees are subject to employment conditions or arrangements that permit the employees to terminate their employment without notice. The loss of any member of our senior management team could materially adversely affect our business, financial condition, results of operations or cash flows.

Transactions consummated pursuant to our plan of reorganization could result in the imposition of material tax liabilities.

Prior to our emergence from bankruptcy in 2002, we eliminated our holding company structure by merging Sterling Chemicals Holdings, Inc. with and into us. We believe that this merger qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(G) of the Internal Revenue Code (commonly referred to as a “G Reorganization”) for United States federal income tax purposes. However, a judicial determination that this merger did not qualify as a G Reorganization would result in additional federal income tax liability which could materially adversely affect our business, financial condition, results of operations and cash flows.

We may not successfully implement our acquisition strategy, and acquisitions that we pursue may present unforeseen integration obstacles or costs, increase our leverage or negatively impact our performance.

We may not be able to identify suitable acquisition candidates, and the expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could affect our growth or result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions. From time to time we evaluate potential acquisitions and may complete one or more significant acquisitions in the future. To finance an acquisition we may need to incur debt or issue equity. However, we may not be able to obtain favorable debt or equity financing to complete an acquisition, or at all. In particular, the lack of an active trading market in our common stock, as well as the dilutive terms of our outstanding Series A convertible preferred stock, may make our common stock unattractive as consideration for an acquisition. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition strategy, which could materially adversely affect our business, financial condition, results of operations or cash flows, include:

•	potential disruption of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of an acquired business;

•	conforming an acquired business’ standards, processes, procedures or controls with our operations;

•	coordinating new product and process development;

•	hiring additional management or other critical personnel;

•	encountering unknown contingent liabilities which could be material; and

•	increasing the scope, geographic diversity and complexity of our operations.

Our acquisition strategy may not be favorably received by customers, and we may not realize any anticipated benefits from acquisitions.

Risks Relating to the Notes

Our leverage and debt service obligations may adversely affect our cash flow and our ability to make payments on the notes.

As of June 30, 2007, we had total long-term debt of $150.0 million (consisting of outstanding principal on the unregistered notes). The terms and conditions governing our indebtedness, including our notes and our revolving credit facility:

•	require us to dedicate a substantial portion of our cash flow from operations to service our existing debt service obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions and limit our flexibility in planning for, or reacting to, competition or changes in our business or our industry;

•	limit our ability to obtain additional financing;

•	place restrictions on our ability to make certain payments or investments, sell assets, make strategic acquisitions, engage in mergers or other fundamental changes and exploit business opportunities; and

•	place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition, results of operations or cash flows.

Any failure to meet our debt obligations could harm our business, financial condition, results of operations or cash flows.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

There may not be sufficient collateral to pay all or any of the notes.

The notes and the related guarantees are secured, subject to certain permitted liens, by a first priority lien on substantially all of our and the guarantors’ fixed assets and certain related assets, or the primary collateral, including, without limitation, all property, plant and equipment. See “Description of Notes — Collateral.” Concurrently with the closing of the offering of our unregistered notes, we amended and restated our revolving credit facility. Our revolving credit facility has a first priority lien on all assets that do not constitute primary collateral, or the secondary collateral, including without limitation, accounts receivable, inventory, capital stock of certain of our subsidiaries, intellectual property, deposit accounts and investment property. The notes and the related guarantees are secured by a second priority lien on the secondary collateral.

Although the noteholders may share in the proceeds of the secondary collateral, the lenders under our revolving credit facility are entitled to receive proceeds from any realization of their first priority collateral to repay their obligations in full before the noteholders will receive any repayment. Therefore, your security interest in the secondary collateral ranks behind that of the lenders under our revolving credit facility. In addition, the noteholders will not generally have any control over the secondary collateral even if the notes are in default.

We cannot assure you of the value of the primary collateral and secondary collateral, or the collateral. We further cannot assure you that the net proceeds of a sale of the collateral would be sufficient to repay all of the notes following a foreclosure upon the collateral (and any payments in respect of prior liens) or a liquidation of our assets or the assets of any current or future guarantors that may grant these security interests. As of June 30, 2007, the book value of the primary collateral was $82.9 million. The value of the collateral at any time will depend upon market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets constituting the collateral could be impaired in the future as a result of changing economic conditions and other factors beyond our control. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may be insufficient to pay our obligations under the notes in full.

If the net proceeds received from the sale of the collateral, after payment of our creditors having first priority security interests in the collateral for which the noteholders hold a second priority lien, are not sufficient to repay all amounts due with respect to the notes, you would, to the extent of the insufficiency, have only an unsecured claim against our and our current and future guarantors’ remaining assets, if any. Moreover, the ability of the trustee for the notes to foreclose upon the collateral securing the notes would be delayed if we, or any current or future guarantors, were subject to proceedings under applicable bankruptcy law.

The security documents allow us to remain in possession of the collateral.

The security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds.

In the event of a bankruptcy, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy or the bankruptcy of any of the guarantors. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the collateral agent, on behalf of the trustee and the noteholders, could foreclose upon or sell the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, noteholders would hold “undersecured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney’s fees for “undersecured claims” during a debtor’s bankruptcy case.

The intercreditor agreement limits the ability of the noteholders to realize upon the collateral.

Concurrently with the closing of the offering of our unregistered notes on March 29, 2007, U. S. Bank National Association, in its capacity as the collateral agent, entered into an intercreditor agreement with the credit facility agent under our revolving credit facility. Under the terms of the intercreditor agreement, your security interest in the secondary collateral is subordinated to the security interest held by the lenders under our revolving credit facility.

If we incur any other secondary collateral loans, the applicable lender will enter into a counterpart to the intercreditor agreement, or agreement similar to the existing intercreditor agreement, with the collateral agent. The terms of the intercreditor agreement provide that you will generally have no rights in the secondary collateral (including any rights in the manner of disposing the secondary collateral) until all of our obligations owing to the lenders under our revolving credit facility have been paid in full. See “Description of Notes — Collateral — Intercreditor Agreement.” The lenders who are secured by the first priority security interests in the secondary collateral will generally have control over releasing those assets subject to the terms of the intercreditor agreement with the collateral agent. These lenders may have significantly different interests than the noteholders and may have very little indebtedness outstanding. The credit facility agent and the lenders under our revolving credit facility are under no obligation to take the interests of the noteholders into account in determining whether to exercise their rights in respect of the secondary collateral, subject to the intercreditor agreement, and their interests may differ or be adverse from yours. See “Description of Notes — Collateral — Intercreditor Agreement.”

Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral existing or acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The failure to perfect a security interest in respect of such acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a guarantor were to file for bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that our subsidiary guarantor will not, after giving effect to its guarantee of these notes, be insolvent, have unreasonably small capital for the business in which it is engaged and have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we are required to offer to repurchase all of our outstanding senior secured notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have sufficient funds at the time of the change of control to make the required repurchase of all the senior secured notes. Any such failure to comply with this offer and repurchase obligation would constitute an event of default under the indenture. See “Description of Notes — Repurchase upon Change of Control.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the unregistered notes, in which we agreed to file a registration statement relating to an offer to exchange the unregistered notes for the registered notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act. The registered notes will have terms substantially identical to the unregistered notes except that the registered notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to comply with our obligations under the registration rights agreement. Unregistered notes in an aggregate principal amount of $150.0 million were issued on March 29, 2007.

If:

•	because of any change in law or in applicable interpretations of the staff of the SEC, the issuer is not permitted to effect an exchange offer;

•	for any other reason the registration statement of which this prospectus is a part is not declared effective by December 24, 2007, or the exchange offer is not consummated within 50 days following the initial effectiveness of the registration statement of which this prospectus is a part;

•	in certain circumstances, certain holders of unregistered notes so request; or

•	in the case of any holder that participates in the exchange offer, such holder does not receive registered notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes, or the Shelf Registration Statement, and (b) use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earliest of (i) the time the securities covered by the Shelf Registration Statement can be sold pursuant to Rule 144 under the Securities Act without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) two years from March 29, 2007 and (iii) the date on which all securities registered thereunder have been disposed of in accordance therewith.

Each holder of unregistered notes that wishes to exchange such unregistered notes for transferable registered notes in the exchange offer will be required to make the following representations:

•	that any registered notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the registered notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act), or, if it is an affiliate, that it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of registered notes; and

•	if such holder is a broker-dealer that will receive registered notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such registered notes.

In addition, the SEC has taken the position that each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may fulfill their prospectus delivery requirements with respect to the registered notes (other than a resale of an unsold allotment from the original sale of the registered notes) by delivering a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

If we fail to meet the obligations listed above, then additional interest, or the Additional Interest, shall become payable as follows:

(1) if (A) neither the registration statement of which this prospectus forms a part nor the Shelf Registration Statement is filed with the SEC on or prior to September 24, 2007 or (B) notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount at maturity of the unregistered notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

(2) if (A) neither the registration statement of which this prospectus forms a part nor the Shelf Registration Statement is declared effective by the SEC on or prior to December 24, 2007 or (B) notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either required effective date, Additional Interest shall accrue on the principal amount of the unregistered notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3) if (A) we have not exchanged registered notes for all unregistered notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the date that is 50 days from the date the registration statement of which this prospectus forms a part was declared effective, (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective or usable in connection with resales of the registered notes in accordance with and during the periods specified in the registration rights agreement, as applicable, at any time prior to the second anniversary of March 29, 2007 (other than during a blackout period or after such time as all registered notes have been disposed of thereunder) or (C) we issue a valid notice to suspend the use of the prospectus included in any Shelf Registration Statement and such suspension, when taken together with all other suspensions, if any (but solely to the extent not concurrent), during any 12-month period exceeds 90 days, then, in each case, the Additional Interest shall accrue on the principal amount of the unregistered or registered notes, as the case may be, at a rate of 0.25% per annum for the first 90 days commencing on (x) the 51st day after such effective date, in the case of (A) above, (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above or (z) the day the prospectus in any Shelf Registration Statement is suspended for any period in excess of 90 days, in the case of (C) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that Additional Interest will not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided further, however, that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further, however, that (a) upon the filing of the registration statement of which this prospectus forms a part or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the registration statement of which this prospectus forms a part or a Shelf Registration Statement (in the case of clause (2) above), (c) upon the exchange of registered notes for all unregistered notes tendered (in the case of clause (3)(A) above) or (d) upon the day that the prospectus in a Shelf Registration Statement the use of which was previously suspended may be used again (in the case of clause (3)(B) or (C) above), Additional Interest on the unregistered or registered notes, as the case may be, as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Resale of Registered Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that registered notes issued in the exchange offer in exchange for unregistered notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such registered notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such registered notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the registered notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters: and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of registered notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the unregistered notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of registered notes. We have agreed that, for the period required by the Securities Act after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the registered notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any unregistered notes properly tendered and not withdrawn prior to the expiration date. We will issue up to $150,000,000 in principal amount of registered notes, in the aggregate, in exchange for an equal principal amount of the unregistered notes surrendered under the exchange offer. Unregistered notes may be tendered for the registered notes only in integral multiples of $1,000.

The form and terms of the registered notes will be substantially identical to the form and terms of the unregistered notes except that the registered notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any Additional Interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The registered notes will evidence the same debt as the unregistered notes. The registered notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the unregistered notes. Consequently, each series of notes will be treated as a single class of debt securities under the applicable indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange.

As of the date of this prospectus, $150.0 million aggregate principal amount of the unregistered notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of unregistered notes. There will be no fixed record date for determining registered holders of unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the unregistered notes.

We will be deemed to have accepted for exchange properly tendered unregistered notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the registered notes from us and delivering registered notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any unregistered notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”

Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire 5:00 p.m. (New York City time) on          , 2007, unless we extend it in our sole discretion. However, we will not extend the exchange offer for more than 50 days after the date of this prospectus.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing. In addition, we will notify the registered holders of unregistered notes, in writing, by public announcement or both, of the extension no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any unregistered notes before expiration or termination of the exchange offer, including any extensions;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept unregistered notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by giving notice or public announcement thereof to the registered holders of unregistered notes. Holders of unregistered notes that tender before or after the offer is extended will have until the new expiration date to withdraw their notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including a waiver of what we determine to be a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of unregistered notes of such amendment and extend the exchange offer for a period deemed adequate by us to permit holders to withdraw their unregistered notes. In any event, the extension will be at least five business days. If we amend the exchange offer to condition our offer on valid tenders from a specified percentage of unregistered notes or increase or decrease this percentage we will extend the exchange offer by at least 10 days. If we terminate this exchange offer as provided in this prospectus before accepting any unregistered notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a material change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part and, if necessary, recirculate a revised prospectus. In addition, we will in all events comply with our obligation to promptly issue registered notes for all unregistered notes properly tendered and accepted for exchange in the exchange offer upon expiration of the exchange offer and will return unregistered notes not accepted for exchange promptly upon termination or expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by filing a Current Report on Form 8-K with the SEC or issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any registered notes for, any unregistered notes, and we may terminate the exchange offer as provided in this prospectus before accepting any unregistered notes for exchange if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

•	any material adverse development has occurred in any existing action or proceeding with respect to us; or

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

In addition, we will not be obligated to accept for exchange the unregistered notes of any holder that has not made:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the registered notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any unregistered notes by giving oral or written notice of such extension to the registered holders of the unregistered notes. During any such extensions, all unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any unregistered notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice of or publicly announce any extension, amendment, non-acceptance or termination to the registered holders of the unregistered notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. (New York City time) on the business day after the previously scheduled expiration date. We will in all events comply with our obligation to promptly issue registered notes for all unregistered notes properly tendered and accepted for exchange in the exchange offer upon expiration of the exchange offer or to promptly return unregistered notes not accepted for exchange upon termination or expiration of the exchange offer.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times (provided that, if we waive a condition for one participant in the exchange offer, we must waive that condition for all participants). All conditions to the exchange offer, however, must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any unregistered notes tendered, and will not issue registered notes in exchange for any such unregistered notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of unregistered notes may tender such unregistered notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive unregistered notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such unregistered notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or unregistered notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of unregistered notes.

Depending on the facts and circumstances applicable to a particular beneficial owner, including the nominee in whose name the notes are registered and applicable state laws, the transfer of registered ownership may take an indeterminable amount of time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each are referred to as an “eligible institution”) unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the unregistered notes are registered in the name of a person other than the signer of the letter of transmittal or if unregistered notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered unregistered notes must be guaranteed by an eligible institution as described above. See Instructions 1 and 5 of the letter of transmittal.

If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the unregistered notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering unregistered notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered unregistered notes and withdrawal of tendered unregistered notes. Our determination will be final and binding. We reserve the absolute right to reject any unregistered notes not properly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tenders as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed made until such defects or irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination date.

In all cases, we will issue registered notes for unregistered notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	unregistered notes or a timely book-entry confirmation of such unregistered notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of unregistered notes will represent that, among other things:

•	that any registered notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the registered notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act), or, if it is an affiliate, that it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of registered notes; and

•	if such holder is a broker-dealer that will receive registered notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such registered notes.

In addition, the SEC has taken the position that each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may fulfill their prospectus delivery requirements with respect to the registered notes (other than a resale of an unsold allotment from the original sale of the registered notes) by delivering a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer promptly after the date of this prospectus and any financial institution participating in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of unregistered notes who are unable to deliver confirmation of the book-entry tender of their unregistered notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their unregistered notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their unregistered notes but whose unregistered notes are not immediately available or who cannot deliver their unregistered notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	setting forth the name and address of the holder, the registered number(s) of such unregistered notes and the principal amount of unregistered notes tendered; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered unregistered notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of unregistered notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by facsimile transmission or letter, at one of the addresses set forth below under “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the principal amount of such unregistered notes; and

•	where certificates for unregistered notes have been transmitted, specify the name in which such unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of such notices, and our determination shall be final and binding on all parties. We will deem any unregistered notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any unregistered notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of unregistered notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such unregistered notes will be credited to an account maintained with DTC for unregistered notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn unregistered notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

U. S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

U. S. Bank National Association
Westside Operations Center
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

In general, we will pay all transfer taxes, if any, applicable to the exchange of unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

In addition, holders who instruct us to register registered notes in the name of, or request that unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer taxes.

Consequences of Failure to Exchange

Holders of unregistered notes who do not exchange their unregistered notes for registered notes under the exchange offer, including as a result of failing to timely deliver unregistered notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such unregistered notes:

•	as set forth in the legend printed on the unregistered notes as a consequence of the issuance of the unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the unregistered notes.

In addition, you will no longer have any registration rights or be entitled to Additional Interest with respect to the unregistered notes. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes.

In general, you may not offer or sell the unregistered notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the unregistered notes under the Securities Act. Based on interpretations of the SEC staff, registered notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the registered notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the registered notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them.

Accounting Treatment

We will record the registered notes in our accounting records at the same carrying value as the unregistered notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will expense the costs of this exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered unregistered notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered unregistered notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer. In consideration for issuing the registered notes contemplated in this prospectus, we will receive unregistered notes in like principal amount, the form and terms of which are the same as the form and terms of the registered notes, except that the registered notes will not contain transfer restrictions or registration rights. Unregistered notes surrendered in exchange for registered notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the registered notes will not result in any change in our outstanding indebtedness.

The net proceeds from the offering of the unregistered notes, after deducting fees and expenses, was $142.2 million. We used those proceeds to purchase and redeem all of our outstanding 10% Senior Secured Notes due 2007, or our 2007 secured notes, and for general corporate purposes.

The following table sets forth the sources and uses of funds in connection with the offering of the unregistered notes:

Sources of Funds		Uses of Funds

Unregistered notes offered	$150,000	2007 secured notes(1)	$103,961
		General corporate purposes	38,207
		Fees and expenses	7,832

Total sources of funds	$150,000	Total uses of funds	$150,000

(1)	Includes the repurchase and redemption of all of our 2007 secured notes at par plus accrued interest thereon.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at June 30, 2007, and should be read in conjunction with our historical consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and other financial information included elsewhere in this prospectus.

At June 30, 2007
(Dollars in thousands)

Cash and cash equivalents	$57,142

Long-term debt, including current maturities:
Revolving credit facility	—
Senior secured notes due 2015	150,000

Total long-term debt	150,000
Redeemable preferred stock	61,118
Stockholders’ equity (deficiency in assets)	(22,353)

Total capitalization	$188,765

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected financial data with respect to our consolidated financial condition and consolidated results of operations and should be read in conjunction with our historical consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

On July 16, 2001, Sterling Chemicals Holdings, Inc. and its subsidiaries, including us, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed on November 20, 2002 and, on December 19, 2002, we emerged from bankruptcy. Due to the implementation of fresh-start accounting upon our emergence from bankruptcy, we refer to ourselves as “Predecessor Sterling” for periods on or before December 19, 2002 and “Reorganized Sterling” for periods after December 19, 2002. Prior to December 6, 2002, all issued and outstanding shares of Predecessor Sterling’s capital stock were held by Sterling Chemicals Holdings, Inc. and, accordingly, per share data prior to December 19, 2002 is not presented.

The consolidated statements of operations information for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004 and 2003 and the transition period from December 20, 2002 to December 31, 2002, and the consolidated balance sheet information as of June 30, 2007 and as of December 31, 2006, 2005, 2004, 2003 and 2002 reflect the financial position and operating results after giving effect to our plan of reorganization and the application of the principles of fresh-start accounting in accordance with the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”. Accordingly, such financial information is not comparable to the historical financial information before December 20, 2002. During 2002, we changed our fiscal year end from September 30 to December 31.

	Reorganized Sterling							Predecessor Sterling
	Six Months	Six Months	Year Ended	Year Ended	Year Ended	Year Ended	December 20 to	October 1 to	Fiscal Year Ended
	Ended June 30,	Ended June 30,	December 31,	December 31,	December 31,	December 31,	December 31,	December 19,	September 30,
	2007	2006	2006	2005	2004	2003	2002	2002	2002

Operating Data:
Revenues	$450,604	$287,056	$667,544	$641,886	$655,353	$518,772	$12,211	$98,575	$375,095
Gross profit (loss)	19,643	(6,370)	12,826	(11,248)	22,344	23,790	1,494	6,471	47,530
Income (loss) from continuing operations(1)	3,664	(6,997)	(104,622)	(18,508)	(39,881)	1,270	(553)	230,145	(32,685)
Income (loss) from discontinued operations(2)	1,441	(1,751)	(997)	(11,060)	(22,763)	(15,469)	(991)	188,466	(3,301)
Per Share Data:
Net income (loss) attributable to common stockholders	$(0.84)	$(4.49)	$(40.26)	$(12.94)	$(24.30)	$(6.84)	$(0.61)	$—	$—
Net income (loss) from continuing operations attributable to common stockholders	(0.33)	(3.87)	(39.91)	(9.03)	(16.24)	(1.36)	(0.26)	—	—
Cash dividends	—	—	—	—	—	—	—	—	—
Ratio of earnings to fixed charges(3)	1.4	—	—	—	—	1.1	—	19.9	0.3

	Reorganized Sterling
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003	2002

Balance Sheet Data:
Working capital(4)	$129,541	$90,124	$76,605	$106,767	$137,412	$149,518
Total assets	294,958	245,823	386,594	473,553	550,503	547,170
Long-term debt (excluding current portion of long-term debt)	150,000	100,579	100,579	100,579	100,579	94,275
Stockholders’ equity (deficiency in assets)(5)	(22,353)	(22,766)	80,285	120,083	189,436	209,011

(1)	During the fourth quarter of 2006, we recorded a $127.7 million impairment charge to our styrene assets. There was a deferred tax benefit of $45 million in connection with this impairment, which was offset by deferred tax expense of $28 million in connection with the recording of a valuation allowance against our deferred tax assets. During 2004, we recorded a $48.5 million goodwill impairment charge. Also during 2004, we recorded a pension curtailment gain of $13 million. The period from October 1, 2002 through December 19, 2002 includes a net loss on fresh-start adjustments of $203 million, along with a net gain on debt restructuring of $458 million. During fiscal year ended September 30, 2002, we recorded $56.8 million of deferred tax expense to reflect a full valuation allowance on our U.S. deferred tax assets.

(2)	During 2005, we announced that we were exiting the acrylonitrile business and related derivatives operations. During 2004 we recorded a $22 million pre-tax impairment charge related to our acrylonitrile long-lived assets. On December 19, 2002, pursuant to our plan of reorganization, we sold our pulp chemicals business to Superior Propane, Inc. for approximately $373 million and our acrylic fibers business was sold to local management of that business for nominal consideration. The operating results of these businesses have been reported as discontinued operations in the consolidated statement of operations and cash flows, and the assets and liabilities of these businesses have been presented separately as assets and liabilities related to discontinued operations in our consolidated balance sheet.

(3)	Additional pre-tax earnings needed to achieve a 1:1 ratio for the six months ended June 30, 2006, for the years ended December 31, 2006, 2005 and 2004, and for the period from December 20 to December 31, 2002 were $11.6 million, $120.1 million, $30.2 million, $33.6 million and $1.4 million, respectively.

(4)	Working capital as of June 30, 2007, December 31, 2006, 2005, 2004, 2003 and 2002 includes net assets (liabilities) of discontinued operations of $(0.2) million, $(0.2) million, $(2) million, $55 million, $57 million and $27 million, respectively.

(5)	The balance as of December 31, 2006 includes an increase in Stockholders’ equity (deficiency in assets) of $6.7 million (net of tax) due to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our historical consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

Overview

Business

We are a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Our primary products are acetic acid, styrene and plasticizers.

Our acetic acid is used primarily to manufacture vinyl acetate monomer, which is used in a variety of products, including adhesives and surface coatings. All of our acetic acid production is sold to BP Chemicals, and we are BP Chemicals’ sole source of acetic acid production in the Americas. We sell our acetic acid to BP Chemicals pursuant to the Production Agreement that extends until 2016. The Production Agreement provides us with a portion of the profits derived from BP Chemicals’ sales of the acetic acid we produce and reimbursement of 100% of our fixed and variable costs of production. This Production Agreement has provided us with a steadily increasing source of income since the inception of this relationship in 1986 and, over the last three years, we have operated at over 100% of capacity and at utilization rates greater than the industry average. We believe we have one of the lowest cost acetic acid facilities in the world. Our acetic acid facility utilizes BP Chemicals’ Cativa Technology, which we believe offers several advantages over competing production methods, including lower energy requirements and lower fixed and variable costs. We also jointly invest with BP Chemicals in capital expenditures related to our acetic acid facility. Acetic acid production has two major raw materials requirements — methanol and carbon monoxide. BP Chemicals, a producer of methanol, supplies 100% of our methanol requirements related to our production of acetic acid. All of the carbon monoxide we use in the production of acetic acid is supplied by Praxair from a partial oxidation unit constructed by Praxair on land leased from us at our Texas City site.

Styrene is a commodity chemical used to produce intermediate products such as polystyrene, expandable polystyrene resins and ABS plastics, which are used in a wide variety of products such as household goods, foam cups and containers, disposable food service items, toys, packaging and other consumer and industrial products. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments), the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. The effectiveness of this agreement is conditioned on its approval by the FTC. If this agreement becomes effective, it will have an initial term extending until December 31, 2017, subject to some limited earlier termination rights held by us and NOVA. In addition, if this agreement becomes effective, we have agreed to not engage in the styrene business for a period of eight years after the expiration or termination of this agreement. In exchange for our obligations under this agreement and a related rail car purchase and sale agreement entered into concurrently with the supply agreement, NOVA has agreed to pay us $60 million within ten business days after the agreements become effective. Alternatively, if the FTC disapproves of this agreement, or has not approved this agreement by March 20, 2008 and NOVA elects to terminate the agreement, NOVA will be required to pay us a break-up fee equal to $6 million. If this agreement becomes effective and, at any time thereafter, NOVA nominates zero pounds of styrene for any quarter or year, we may elect, at our option, to continue the agreement or terminate the agreement and permanently shut down our styrene facility.

All of our plasticizers, which are used to make flexible plastics, such as shower curtains, floor coverings, automotive parts and construction materials, are produced exclusively for BASF pursuant to a long-term production agreement that extends until 2013, subject to some limited early termination rights held by BASF beginning in 2010. Under our agreement with BASF, BASF provides us with most of the required raw materials, markets the plasticizers we produce and is obligated to make certain fixed quarterly payments to us and to reimburse us monthly for our actual production costs and capital expenditures relating to our plasticizers facility.

We manufacture all of our petrochemicals products at our site in Texas City, Texas. In terms of production capacity, our Texas City site has the sixth largest acetic acid facility in the world and the fourth largest styrene facility in North America. Our Texas City site, which covers an area of 290 acres, is strategically located on Galveston Bay and benefits from a deep-water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. In addition, we are in the heart of one of the largest petrochemical complexes on the Gulf Coast and, as a result, have on-site access to a number of key raw material pipelines, as well as close proximity to a number of large refinery complexes that provide some of our principal raw materials.

As shown below, our rated annual production capacity as of December 31, 2006 is among the highest in North America for acetic acid and styrene.

		Percent of
		Total North
	Rated Annual	American	North American
Product	Production Capacity	Capacity	Market Position

Acetic Acid	1.1 billion pounds	17%	3
Styrene	1.7 billion pounds	11%	4

We generally sell our petrochemicals products to customers for use in the manufacture of other chemicals and products which, in turn, are used in the production of a wide array of consumer goods and industrial products throughout the world. The North American acetic acid industry tends to sell most of its products through long-term sales agreements having “cost plus” pricing mechanisms, eliminating much of the volatility seen in other petrochemicals products and resulting in more stable and predictable earnings and profit margins. Styrene is a commodity and exhibits wide swings in prices and profit margins based upon current and anticipated levels of supply and demand. Although exceptions occasionally occur, as a general rule, if styrene profit margins are favorable, our overall financial performance is good, but our overall financial performance suffers when styrene margins are unfavorable. The market for styrene roughly follows repetitive cycles, and general trends in the supply and demand balance may be observed over time. However, it is difficult, if not impossible, to definitively predict when market conditions will be favorable or unfavorable. During the second quarter of 2007, operating problems at several domestic styrene producers resulted in shortages of styrene in the domestic markets and higher styrene prices for prompt deliveries. Those shortages allowed us to temporarily increase volumes of spot sales. However, benzene prices also increased significantly. As a result, it has been difficult for domestic styrene producers to realize meaningful margin improvements, even though the short-term domestic styrene market is considered balanced to tight. While the balance of supply and demand has improved in the domestic styrene markets in the short-term, domestic styrene markets remain in a condition of over-supply. In addition, we expect styrene margins to remain depressed for the foreseeable future, primarily due to the expected capacity additions in Asia and the Middle East. Although we have entered into a long-term exclusive supply agreement with NOVA for 100% of our styrene production, the effectiveness of the agreement is conditioned upon receipt of FIC approval which may not be obtained.

Acetic Acid.  The North American acetic acid industry is enjoying a period of sustained domestic demand growth, as well as substantial export demand. This has led to current North American industry utilization rates of 86% and Tecnon projects utilization rates to increase to over 98% by 2013. The North American acetic acid industry is inherently less cyclical than many other petrochemical products due to a number of important factors.

There are only four large producers of acetic acid in North America and historically these producers have made capacity additions in a disciplined and incremental manner, primarily using small expansion projects or exploiting debottlenecking opportunities. In addition, the leading technology required to manufacture acetic acid is controlled by two global companies, which allow these companies to control the pace of new capacity additions through the licensing or development of such additional capacity. The limited availability of this technology also creates a significant barrier to entry into the acetic acid industry by potential competitors.

Global production capacity of acetic acid as of December 31, 2006 was approximately 24 billion pounds per year, with current North American production capacity at approximately 7 billion pounds per year. The North American acetic acid market is mature and well developed and is dominated by four major producers that account for over 94% of the acetic acid production capacity in North America. Demand for acetic acid is linked to the demand for vinyl acetate monomer, a key intermediate in the production of a wide array of polymers. Vinyl acetate monomer is the largest derivative of acetic acid, representing over 40% of total demand. Annual global production of vinyl acetate monomer is expected to increase from 10.4 billion pounds in 2005 to 12.2 billion pounds in 2010.

The North American acetic acid industry tends to sell most of its products through long-term sales agreements having “cost plus” pricing mechanisms, eliminating much of the volatility seen in other petrochemicals products and resulting in more stable and predictable earnings and profit margins.

Several acetic acid capacity additions have occurred since 1998, including an expansion of our acetic acid unit from 800 million pounds of rated annual production capacity to 1.1 billion pounds during 2005. These capacity additions were somewhat offset by reductions of approximately 1.9 billion pounds in annual global capacity from the shutdown of various outdated acetic acid plants from 1999 through 2001. In 2006, BP Chemicals closed two of its outdated acetic acid production units in Hull, England that had a combined annual capacity of approximately 500 million pounds (which had been sold primarily in Europe and South America). We and BP Chemicals are reviewing further expansion of our acetic acid plant in 2008 or 2009.

Styrene.  The North American styrene industry is currently in a protracted down cycle, primarily as a result of over-supply. This shift is the result of two major developments. Export demand has historically represented over 20% of North American production capacity. Regional cost pressures, in addition to new production capacity being added in Asia and the Middle East, have made it difficult for North American producers to compete in these export markets on a regular basis. In addition, a significant amount of styrene capacity has been added globally over the past five to ten years by PO-SM plants, which produce styrene as a by-product in the production of propylene oxide. Propylene oxide is a key intermediate in the production of polyurethane, and polyurethane demand growth has been significantly greater than demand growth for styrene, exacerbating the over-supply of styrene. During periods of over-supply, production rates for styrene producers decrease significantly. Production rates in the United States are currently estimated by CMAI to be 82% of capacity, but are projected to decrease to 72% during the fourth quarter of 2007. When production rates are low, unit production costs increase due to the allocation of fixed costs over a lower production volume and a reduction in the efficiency of the manufacturing unit, both in energy usage and in the conversion rates for raw materials. Compounding these cost impacts, prices for the principal styrene raw materials, benzene and ethylene, are currently near historical highs, putting pressure on margins on styrene sales even though styrene contract prices are near historic highs. According to CMAI, benzene and ethylene prices are expected to decline by approximately 8% and 4%, respectively, on average over each of the next five years.

The financial performance of styrene is primarily a function of sales prices, the costs of raw materials and energy and sales volumes. In contrast, under the Production Agreement with BP Chemicals and our agreement with BASF, BP Chemicals is required to provide the methanol to produce acetic acid and BASF is required to provide us with most of the major raw materials necessary to produce plasticizers. These sources of raw materials tend to mitigate certain risks typically associated with fluctuating raw materials costs, as well as decrease our working capital requirements. While changes in the prices for styrene may be tracked through a variety of sources, a change in price does not necessarily result in a corresponding change in our financial performance. When the price of styrene increases or decreases, our overall financial performance may improve, decline or stay roughly the same depending upon the extent and direction of changes in our costs for raw materials and energy and our production rates. The aggregate cost of raw materials and energy resources is far greater than all other costs of producing styrene combined. We use significant amounts of natural gas as fuel in the production of styrene, and the producers of most of our raw materials use significant amounts of natural gas in their production. As a result, our production and raw materials costs increase or decrease based upon changes in the price for natural gas. Natural gas and most of our raw materials are commodities and, consequently, are subject to wide fluctuations in prices, which can, and often do, move independently of changes in the prices for our products. Prices for, and the availability of, natural gas and many of our raw materials are largely based on regional factors, which can result in wide disparities in prices in different parts of the world or shortages or unavailability in some regions at the same time when these raw materials are plentiful in other parts of the world. Prices for styrene, on the other hand, tend to be more consistent throughout the world, after taking into account transportation costs. Consequently, changes in prices for natural gas and raw materials tend to impact the margin on our styrene sales rather than the price of styrene, with margins increasing when natural gas and raw materials costs decline and vice versa. In addition, many producers in other parts of the world use oil-based processes rather than natural gas-based processes. Subsequently, the relationship between the price of crude oil and the price of natural gas can either increase or decrease our competitiveness depending on their relative values at any particular point in time. Sales volumes influence our overall financial performance in a variety of ways. As a general rule, increases in sales volumes will result in an increase in overall revenues and vice versa, although this is not necessarily the case since the price for styrene can change dramatically from month-to-month. More importantly, changes in production rates impact the average cost per pound of styrene produced. If more pounds are produced, our fixed costs are spread over a greater number of pounds resulting in a lower average cost to produce each pound. In addition, our styrene production rates influence the overall efficiency of our styrene manufacturing unit and the yields we receive from our raw materials.

Over the last five years, China has been the driver for growth in styrene demand, representing approximately 75% of the world’s styrene demand growth in that period. Historically, we have positioned ourselves to take advantage of peaks in the Asian styrene markets, with a large portion of our styrene capacity not being committed under long-term arrangements. However, over the last two years, relatively high benzene and domestic natural gas prices have significantly limited our ability to sell styrene into the Asian markets, and high styrene prices have reduced styrene global demand growth rates. In addition, several of our competitors have announced their intention to build new styrene production units outside the United States, further complicating our ability to sell styrene into the Asian markets. In 2006, our competitors added 2.6 billion pounds of new styrene capacity in Asia. The majority of the remaining announced construction projects are scheduled to start up between 2007 and 2009, although it is not uncommon for announced construction to be delayed. For example, Shell Oil Company, or Shell, and Saudi Basic Industries Corporation, or SABIC, have announced their decision to suspend the development of a 600,000 metric ton per year styrene project in Al Jubail, Saudi Arabia, which was scheduled to come on-stream in 2007, due to rising construction expenses and the high cost of benzene feedstock. In addition, much of this new capacity is being constructed in politically unstable regions of the world, such as the Middle East, which may impact the timing of the start-up of this new capacity. If and when these new units are completed, we would anticipate more difficult market conditions, especially in the export markets, until the additional supply is absorbed by growth in styrene demand or significant capacity rationalization occurs.

Given the market conditions in Asia and the high domestic raw materials and energy costs we have been experiencing, most of our styrene sales over the last two years have been to customers in the United States, Mexico, Canada and South America. If our agreement with NOVA does not become effective, we expect most of our styrene sales over the next three to five years to also be in these geographic regions. Consequently, we are focusing our efforts on increasing market share in these areas, while continuing to make occasional styrene sales in Asia on an opportunistic basis. We may not, however, be successful in increasing our market share in these geographic regions during this period and we cannot guarantee when, or if, export market conditions to Asia will improve for North American styrene producers. If our agreement with NOVA does not become effective, we may also explore mergers, acquisitions, and joint ventures with other North American styrene producers that could improve the domestic balance of supply and demand for styrene and provide us with improved cash flows.

CMAI currently is not projecting any additional capacity increases in the United States through 2010, with projected operating rates reaching a trough of 67% during the fourth quarter of 2007, and less than 80% operating rates through 2010, without any major industry restructuring. Although we believe an improved North American industry outlook is possible, this largely depends on a significant industry restructuring. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in North America and South America. Separately, new technology for the manufacture of propylene oxide has been developed that should result in lower manufacturing costs for propylene oxide and which does not produce styrene as a co-product, which could significantly reduce the future growth of plants utilizing PO-SM technology.

Our styrene facilities consist of two reaction trains, a north train and a south train. On September 22, 2005, during a shut down of our plant in anticipation of Hurricane Rita, the superheater in the south train of our styrene facility was significantly damaged by a fire, forcing a closure of the south train until repairs could be completed. In addition, the north train reactor of our styrene facility sustained internal damage as a result of this incident and, although still capable of producing product, the reactor damage caused significant raw material yield and energy inefficiencies. On January 12, 2006, we shut down the north train of our styrene facilities to make repairs to the reactor and replace the existing catalyst. In February 2006, both the north and south trains were re-started. During these shutdowns, we fully met our supply obligations to our contract styrene customers through the operation of the north train of our styrene facilities, supplemented by open market purchases of styrene. The total cost for these repairs was approximately $11 million. We also filed a claim for approximately $12 million under our business interruption insurance policies. During the second quarter of 2006, we received an advance payment from our insurance companies of $3 million. In August 2006, we settled the claim with our insurance carriers for a total of $15 million, including the $3 million advance payment.

During the fourth quarter of 2006, we performed an asset impairment analysis on our styrene production unit. This analysis was performed due to industry forecasts, forecasted negative cash flow generated by our styrene business over the next few years and the uncertainty surrounding the ability of the North American styrene industry to successfully restructure. Our management determined that a triggering event, as defined in Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”, or SFAS No. 144, had occurred and an asset impairment analysis was performed. We analyzed the undiscounted cash flow stream from our styrene business over the next seven years, which represented the remaining book life of our styrene assets, and compared it to the $128 million net book carrying value of our styrene unit and related assets. This analysis showed that the undiscounted projected cash flow stream from our styrene business was less than the net book carrying value of our styrene unit and related assets. As a result, we performed a discounted cash flow analysis and subsequently concluded that our styrene unit and related assets were impaired. Our analysis led us to conclude that our styrene assets should be written down to zero. This write-down caused us to record a $128 million impairment in December 2006.

Plasticizers.  Historically, we have produced ethylene-based linear plasticizers, which typically receive a premium over competing propylene-based branched products for customers that require enhanced performance properties. However, the markets for competing plasticizers can be affected by the cost of the underlying raw materials, especially when the cost of one olefin rises faster than the other, or by the introduction of new products. One of the raw materials for linear plasticizers is a product known as linear alpha-olefins. Over the last few years, the price of linear alpha-olefins has increased sharply as supply has declined, which has caused many consumers to switch to lower cost branched products, despite the loss of some performance properties. Ultimately, we expect branched plasticizers to replace linear plasticizers for most applications over the long-term. As a result, we modified our plasticizers facilities during the third quarter of 2006 to produce branched plasticizers products.

In 2005, BP Chemicals announced the permanent closure of its linear alpha-olefins production facility in Pasadena, Texas, the primary source of supply of this feedstock to the oxo-alcohols production unit at our plasticizers facility. After pursuing various alternative uses for our oxo-alcohols unit, we were unable to secure an alternative use for this facility. As a result, we permanently shut down our oxo-alcohols production unit on July 31, 2006. Due to the closure of our oxo-alcohols unit and our conversion to the production of branched plasticizers, the phthalate esters production unit at our plasticizers facility now uses oxo-alcohols supplied by BASF that have a different chemical composition.

Discontinued Operations

On September 16, 2005, we announced that we were exiting the acrylonitrile business and related derivative operations. Our decision was based on a history of operating losses incurred by our acrylonitrile and derivatives businesses, and was made after a full review and analysis of our strategic alternatives. Our acrylonitrile and derivatives businesses had sustained losses in recent years and had been shut down since February of 2005.

In accordance with SFAS No. 144, we have reported the operating results of these businesses as discontinued operations in our consolidated statement of operations and cash flows, and we have presented the assets and liabilities of these businesses separately in our consolidated balance sheet.

Results of Operations

The following table sets forth revenues, gross profit (loss) and net loss from continuing operations for 2006, 2005 and 2004 and the six months ended June 30, 2007 and 2006:

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
	(Dollars in thousands)

Revenues	$667,544	$641,886	$655,353	$450,604	$287,056
Gross profit (loss)	12,826	(11,248)	22,344	19,643	(6,370)
Income (loss) from continuing operations	(104,662)	(18,508)	(39,881)	3,664	(6,997)

Comparison of 2006 to 2005

Revenues and loss from continuing operations

Our revenues were $668 million in 2006, an increase of 4% over the $642 million in revenues we recorded in 2005. This increase in revenues resulted primarily from an increase in acetic acid and styrene sales prices. We recorded a net loss from continuing operations of $105 million in 2006, compared to the net loss of $19 million we recorded in 2005. This increase in net loss was primarily due to the $128 million impairment charge to our styrene assets that we recorded in 2006.

Revenues from acetic acid and plasticizers were $143 million in 2006, a 12% increase over the $128 million in revenues we recorded in 2005. This increase in revenues was due to a 14% increase in acetic acid revenues and a 6% increase in plasticizers revenues, primarily due to increases in sales prices. We achieved both monthly and annual production records in our acetic acid business during 2006.

Revenues from our styrene operations were $525 million in 2006, an increase of 2% over the $514 million in revenues we recorded in 2005. Direct sales prices for styrene increased 10% from those realized during 2005. Spot prices for styrene, a component of our direct sales prices, ranged from $0.45 to $0.60 per pound during 2006, compared to $0.44 to $0.62 per pound during 2005. Our total sales volumes for styrene in 2006 were 7% lower than in 2005. During 2006, prices for benzene, one of the primary raw materials required for styrene production, increased 10% over the prices we paid for benzene in 2005, and prices for ethylene, the other primary raw material required for styrene production, increased 2% over the prices we paid for ethylene in 2005. Average costs for natural gas, another major component in the cost of manufacturing styrene, decreased 13% during 2006 compared to average natural gas costs during 2005. Margins on our styrene sales in 2006 increased from those realized in 2005, primarily due to slightly improved market conditions. As noted previously, we recorded an impairment of $128 million in 2006 related to our styrene production unit.

Selling, general & administrative expenses

Our selling, general and administrative expenses were $10 million in 2006 compared to $8 million in 2005. This increase in 2006 was primarily due to the approximately $1 million in expenditures we incurred in professional fees to explore potential new business opportunities, and the $1 million we expensed for bad debts in 2006 compared to the $2 million credit for bad debts we recorded in 2005. This increase in the allowance for doubtful accounts balance as of December 31, 2006 resulted primarily from the cumulative sum of disputed invoices related to our disagreement with BP Chemicals described below under “Legal Proceedings”.

Other expense (income)

We recorded other income of $16 million in 2006, which primarily consisted of the recognition of final settlement of our claims under our property damage and business interruption insurance policies related to the September 2005 fire that occurred in our styrene unit.

Provision (benefit) for income taxes

During 2006, our effective tax rate was 12% compared to 37% in 2005. This change in the effective rate was the result of a $28 million increase in the valuation allowance related to certain deferred tax assets during 2006. The styrene impairment discussed above resulted in the reversal of $45 million in deferred tax liabilities. As of December 31, 2006, we had an available U.S. federal income tax net operating loss carryforward, or NOL, of approximately $85 million (representing a deferred tax asset of $30 million), which expires during the years 2023 through 2026. Deferred tax assets are regularly assessed for recoverability based on both historical and anticipated earnings levels, and a valuation allowance is recorded when it is more likely than not that these amounts will not be recovered. As a result of our analysis, we concluded that an additional valuation allowance was needed against our deferred tax assets in the amount of $28 million, which resulted in a total valuation allowance of $30 million and an overall net deferred tax asset balance of $4 million as of December 31, 2006. We also recorded a $4 million liability relating to certain tax contingencies.

Loss from discontinued operations, net of tax

We recorded a net loss from discontinued operations of $1 million in 2006 compared to a loss of $11 million in 2005. The $1 million loss in 2006 represents closure costs related to our acrylonitrile business, partially offset by asset sales related to that business. The loss of $11 million in 2005 included costs of $9 million related to our exit from the acrylonitrile and related derivatives businesses.

Comparison of 2005 to 2004

Revenues and loss from continuing operations

Our revenues were $642 million in 2005, a decrease of 2% from the $655 million in revenues we recorded in 2004. This decrease in revenues resulted primarily from a reduction in styrene revenues due to a change in customer mix and lost volumes of styrene following the fire that occurred in our styrene unit in September 2005. As a result of this curtailed ability to produce styrene, we sold a larger percentage of our overall styrene sales under conversion arrangements during 2005. We recorded a net loss from continuing operations of $19 million for 2005, compared to a net loss of $40 million recorded in 2004. This difference between these two years was significantly influenced by the $48 million impairment to goodwill we recorded in 2004 and a reduction in gross profit in 2005 due to the impact of Hurricane Rita and the fire in our styrene unit.

Revenues from acetic acid and plasticizers were $128 million in 2005, a slight increase from the $126 million in revenues we recorded in 2004. This slight increase in revenues resulted from a 7% increase in acetic acid revenues offset by a 6% decrease in plasticizers revenues. We achieved record monthly production rates in our acetic acid business during 2005.

Revenues from our styrene operations were $514 million in 2005, a decrease of 3% from the $530 million in revenues we recorded in 2004. Direct sales prices for styrene increased 6% from those realized during 2004. Spot prices for styrene, a component of our direct sales prices, ranged from $0.44 to $0.62 per pound during 2005, compared to $0.37 to $0.63 per pound during 2004. Our total sales volumes for styrene in 2005 were 1% lower than in 2004. During 2005, prices for benzene, one of the primary raw materials required for styrene production, increased 2% over the prices we paid for benzene in 2004, and prices for ethylene, the other primary raw material required for styrene production, were 35% higher than the prices we paid for ethylene in 2004. Average costs for natural gas, another major component in the cost of manufacturing styrene, increased 23% during 2005 compared to average natural gas costs during 2004. Margins on our styrene sales in 2005 decreased from those realized in 2004, primarily as a result of higher raw materials costs and the impact of Hurricane Rita and the fire in our styrene unit.

Selling, general & administrative expenses

Our selling, general and administrative expenses were $8 million in 2005 compared to $11 million in 2004. This reduction was primarily due to a $2 million reduction in our allowance for doubtful accounts resulting from a decrease in total accounts receivable, as well as a decrease in balances with customers having greater credit risk.

Organizational efficiency project

During the last half of 2004, we developed an organizational efficiency project involving the design, development and implementation of uniform and standardized systems, processes and policies to improve our production, maintenance and process efficiencies, and our logistics materials management and procurement functions. During 2005, we reduced our fixed costs by more than $20 million per year, representing a 15% reduction in our annual fixed costs. Approximately 10% to 15% of these cost savings accrue to the benefit of some of our customers under the cost reimbursement provisions of our production agreements.

Provision (benefit) for income taxes

During 2005, our effective tax rate was 37% compared to 16% in 2004. This difference in the effective rate was a result of the $48.5 million impairment of goodwill recorded during 2004, which was a non-tax deductible charge.

Loss from discontinued operations, net of tax

We recorded a net loss from discontinued operations of $11 million in 2005 compared to a loss of $23 million in 2004. The loss of $11 million in 2005 included costs of $9 million related to our exit from the acrylonitrile and related derivatives businesses. These costs included accruals for contractual obligations due in 2006 and asset impairments. The loss of $23 million in 2004 included a pre-tax impairment charge of our long-lived acrylonitrile assets of $22 million.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenues and income from continuing operations

Our revenues were $253.5 million for the second quarter of 2007, a 69% increase from the $150.4 million in revenues we recorded for the second quarter of 2006. This increase in revenues was primarily due to increased styrene sales volumes and sales prices in the second quarter of 2007, compared to the second quarter of 2006. We had income from continuing operations of $0.4 million for the second quarter of 2007, compared to income of $2.1 million in the second quarter of 2006.

Revenues from acetic acid and plasticizers were approximately $35 million for both the second quarter of 2007 and the second quarter of 2006. Acetic acid revenues increased 24% compared to the second quarter of 2006, offset by a 44% decrease in plasticizers revenues. The increase in acetic acid revenues in 2007 was due to increased sales volumes and improved profit sharing amounts. The decrease in plasticizers revenues was primarily due to the permanent shut down of the oxo alcohols unit in the second half of 2006.

Revenues from our styrene operations were $218.3 million for the second quarter of 2007, an increase of 89% over the $115.3 million in revenues we received from these operations for the second quarter of 2006. This increase in revenues from our styrene operations was primarily due to the increased styrene sales volumes and sales prices in the second quarter of 2007, compared to the second quarter of 2006. During the second quarter of 2007, the prices we paid for benzene, one of the primary raw materials required for styrene production, increased 28% from the prices we paid for benzene during the second quarter of 2006, and the prices we paid for ethylene, the other primary raw material required for styrene production, decreased 9% from the prices we paid for ethylene during the second quarter of 2006. The average price we paid for natural gas for the second quarter of 2007 increased 23% compared to the average price we paid for natural gas during the second quarter of 2006.

Selling, general and administrative expenses

Our selling, general and administrative expenses were $3.8 million for the second quarter of 2007 compared to $3.1 million for the second quarter of 2006. This increase in 2007 was due in large part to our recording bad debt expense of $0.6 million in connection with the blend gas dispute with BP Chemicals and our incurring $0.2 million in professional fees in connection with our pursuit of potential new business opportunities.

Other Income (expense)

We recorded $0.8 million in other expense for the second quarter of 2007 and recorded $3.3 million in other income for the second quarter of 2006. The other expense recorded for the second quarter 2007 resulted from a write-down of one of our investments to its fair value. The other income recorded for the second quarter of 2006 primarily consisted of payments received under our property damage and business interruption insurance policies related to the fire that occurred in our styrene unit in September 2005.

Interest and debt related expenses, net of interest income

Our interest expense for the second quarter of 2007 was $4.4 million and was $2.5 million for the second quarter of 2006. This increase in the second quarter of 2007 was primarily due to our increased interest expense associated with higher debt levels after our debt refinancing that occurred in the first quarter of 2007, partially offset by an increase in interest income due to higher average cash balances.

Provision (benefit) for income taxes

During the second quarter of 2007, we recorded net tax expense of zero for income taxes from continuing operations, compared to a $1 million provision for income taxes from continuing operations for the second quarter of 2006. This difference is due to us recording a tax provision for the pre-tax income in the second quarter of 2006. In the fourth quarter of 2006, we concluded that a valuation allowance was needed against our federal deferred tax assets. Based on our net operating loss position and projections for the year, we expect that any tax expense or benefit during 2007 will be fully offset by a related change in the valuation allowance, resulting in an effective tax rate of zero. For the second quarter of 2007, $0.2 million of tax benefit from continuing operations was offset by an increase of $0.2 million to our valuation allowance resulting in a net deferred tax asset of zero at June 30, 2007.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues and income (loss) from continuing operations

Our revenues were $450.6 million for the six-month period ended June 30, 2007; an increase of 57% over the $287.1 million in revenues we received during the six-month period ended June 30, 2006. This increase in revenues resulted primarily from an increase in styrene sales volumes, largely attributable to the shut down of our styrene unit in the first quarter of 2006 to repair the damage caused by the September 2005 fire, as well as lower volumes of export sales of styrene during the second quarter of 2006 due to disadvantageous market conditions in Asia for Gulf Coast producers. We had net income from continuing operations of $3.7 million for the six-month period ended June 30, 2007, compared to a net loss of $7.0 million during the six-month period ended June 30, 2006. This improvement in operating results over the 2006 period was primarily due to the factors discussed above, together with a reduction in depreciation expense for the six-month period ended June 30, 2007 due to the impairment of our styrene assets we recorded in the fourth quarter of 2006.

Revenues from acetic acid and plasticizers were $68.4 million for the six-month period ended June 30, 2007 and $72.0 million for the six-month period ended June 30, 2006. This decrease in revenues was due to a 43% decrease in plasticizer revenues offset by a 15% increase in acetic acid revenues. The increase in acetic acid revenues in 2007 was due to increased sales volumes and improved profit sharing amounts. The decrease in plasticizers revenues was primarily due to the permanent shut down of the oxo alcohols unit in the second half of 2006.

Revenues from our styrene operations were $381.7 million for the six-month period ended June 30, 2007; an increase of 77% over the $215.1 million in revenues we received from these operations for the six-month period ended June 30, 2006. This increase in revenues from our styrene sales volumes, largely attributable to the shut down of our styrene unit in the first quarter of 2006 to repair the damage caused by the September 2005 fire, as well as lower volumes of export sales of styrene during the second quarter of 2006 due to disadvantageous market conditions in Asia for Gulf Coast producers. As a part of normal recurring operations, each of our manufacturing units is completely shut down from time to time, for a period typically lasting two to four weeks, to replace catalysts and perform major maintenance work required to sustain long-term production. These periods are commonly referred to as “turnarounds” or “shutdowns.” While actual timing is subject to a number of variables, turnarounds of our styrene unit typically occur every two to three years. As our styrene production facility was already shut down in the first quarter of 2006 to repair the damage caused by the September 2005 fire discussed above, we decided to perform our normal recurring styrene turnaround earlier than planned. We expense the costs of turnarounds as the associated expenses are incurred. As expenses for turnarounds, especially for our styrene unit, can be significant, the impact of turnarounds can be material for financial reporting periods during which the turnarounds actually occur. During the first quarter of 2006, we incurred approximately $9 million of expenses associated with this turnaround of our styrene unit. During the first two quarters of 2007, prices for benzene and ethylene, the two primary raw materials required for styrene production, increased 26% and decreased 16%, respectively, from the prices we paid for these products in the first two quarters of 2006. The average price we paid for natural gas for the first two quarters of 2007 increased 8% from the average price we paid for natural gas during the first two quarters of 2006.

Other income (expense)

We recorded $0.8 million in other expense for the six-month period ended June 30, 2007 compared to the $3.7 million in other income we recorded for the six-month period ended June 30, 2006. The other expense recorded for the 2007 period resulted from a write-down of one of our investments to its fair value. The other income recorded for the 2006 period primarily consisted of payments received under our property damage and business interruption insurance policies related to the fire that occurred in our styrene unit in September 2005.

Selling, general and administrative expenses

Our selling, general and administrative expenses were $7.4 million for the six-month period ended June 30, 2007 and were $3.8 million for the six-month period ended June 30, 2006. This increase in 2007 was due in large part to our recording bad debt expense of $1.6 million in connection with the blend gas dispute with BP Chemicals and our incurring $0.8 million in professional fees in connection with our pursuit of potential new business opportunities. Additionally, bonus accruals were $0.3 million higher in 2007 compared to the amount accrued for the first six months of 2006 and a severance payout of $0.4 million was made in May 2007.

Interest and debt related expenses, net of interest income

Our interest expense was $7.7 million for the first six months of 2007 and $4.9 million for the first six months of 2006. This increase in 2007 was associated with higher debt levels after our debt refinancing that occurred in the first quarter of 2007, offset by an increase in interest income due to higher average cash balances.

Provision (benefit) for income taxes

During the six-month period ended June 30, 2007, we recorded net tax expense of zero from continuing operations, compared to the $4.3 million benefit for income taxes from continuing operations we recorded for the six-month period ended June 30, 2006. In the fourth quarter of 2006, we concluded that a valuation allowance was needed against our federal deferred tax assets. Based on our net operating loss position and projections for the year, we expect that any tax expense or benefit during 2007 will be fully offset by a related change in the valuation allowance, resulting in an effective tax rate of zero. For the six-month period ended June 30, 2007, this resulted in $1.0 million of tax expense from continuing operations being offset by a reduction of $1.0 million to our valuation allowance.

Liquidity and Capital Resources

On March 1, 2007, we commenced an offer to repurchase all of our outstanding 2007 secured notes, totaling $100.6 million, or our tender offer. Concurrently with our tender offer, we solicited consents from the holders of our 2007 secured notes to, among other things, eliminate certain covenants contained in the indenture governing our 2007 secured notes and related security documents. On March 15, 2007, after receiving enough consents from the holders of our 2007 secured notes, we and Sterling Chemicals Energy, Inc., or Sterling Energy, our wholly-owned subsidiary, and the trustee entered into a supplemental indenture amending the indenture and the related security documents to eliminate most of the restrictive covenants contained therein, as well as certain events of default and repurchase rights. These amendments became effective when we accepted for purchase the 2007 secured notes held by the consenting holders pursuant to our tender offer and paid those holders an aggregate of $0.1 million in consent fees. Our tender offer expired at 12:00 midnight, New York City time, on March 28, 2007. We accepted for repurchase $58 million in aggregate principal amount of 2007 secured notes which were validly tendered prior to the expiration of our tender offer, and we repurchased those 2007 secured notes and paid the accrued interest thereon together with the consent fee, on March 30, 2007. On March 27, 2007, we issued a notice of redemption for all of our 2007 secured notes that were not tendered pursuant to our tender offer and, on April 27, 2007, we purchased those remaining 2007 secured notes for an aggregate amount equal to $44.1 million, which included $1.5 million in accrued interest.

On March 26, 2007, we entered into a purchase agreement, or the Purchase Agreement, with respect to the sale of $150 million aggregate principal amount of unregistered notes to Jefferies & Company, Inc. and CIBC World Markets Corp., as initial purchasers. Sterling Energy was also a party to the Purchase Agreement as a guarantor. On March 29, 2007, we completed a private offering of the unregistered notes pursuant to the Purchase Agreement. In connection with that offering, we entered into an indenture, dated March 29, 2007, among us, Sterling Energy, as guarantor, and U. S. Bank National Association, as trustee and collateral agent. We have agreed to file an exchange offer registration statement, of which this prospectus forms a part, to exchange our unregistered notes for a new issue of substantially identical debt securities registered under the Securities Act. Pursuant to a registration rights agreement among us, Sterling Energy and the initial purchasers, we have agreed to use commercially reasonable efforts to (i) file a registration statement by September 25, 2007 to effectuate the exchange offer, (ii) cause the registration statement to become effective by December 24, 2007 and (iii) complete the exchange offer within 50 days of the effective date of the registration statement. This prospectus forms a part of a registration statement that was filed to comply with our obligations under the registration rights agreement. We will be required to file a shelf registration statement for the resale of the unregistered notes if we cannot effect this exchange offer within the time periods above or if certain other circumstances occur. If we do not comply with our obligations under the registration rights agreement, the interest rate on our unregistered notes will increase by 0.25% per annum for the first 90 days after such failure and by an additional 0.25% per annum at the beginning of each subsequent 90-day period if such failure continues, subject to a maximum increase of 1.0% per annum.

Our indenture contains affirmative and negative covenants and customary events of default, including payment defaults, breaches of covenants and certain events of bankruptcy, insolvency and reorganization, but does not require us to satisfy any financial maintenance tests or maintain any financial ratios. If an event of default, other than an event of default triggered upon certain bankruptcy events, occurs and is continuing, the trustee under our indenture or the holders of at least 25% in principal amount of the outstanding senior secured notes may declare the senior secured notes to be due and payable immediately. Upon an event of default, the trustee may also take actions to foreclose on the collateral securing our outstanding senior secured notes, subject to the terms of an intercreditor agreement dated March 29, 2007, among us, Sterling Energy, the trustee and The CIT Group/Business Credit, Inc.

We will pay interest on our outstanding senior secured notes on April 1 and October 1 of each year, beginning October 1, 2007. Our outstanding senior secured notes, which mature on April 1, 2015, are senior secured obligations and rank equally in right of payment with all of our existing and future senior indebtedness. Subject to specified permitted liens, our outstanding senior secured notes are secured (i) on a first priority basis by all of our and Sterling Energy’s fixed assets and certain related assets, including, without limitation, all property, plant and equipment, and (ii) on a second priority basis by all of our and Sterling Energy’s other assets, including, without limitation, accounts receivable, inventory, capital stock of our domestic restricted subsidiaries (including Sterling Energy), intellectual property, deposit accounts and investment property.

Approximately $44 million of the proceeds from the sale of our unregistered notes was deposited with the trustee under the indenture for our 2007 secured notes and, on April 27, 2007, was used to redeem the $42.6 million in outstanding principal amount of our 2007 secured notes that were not tendered pursuant to our tender offer, plus accrued interest.

On December 19, 2002, we established our Revolving Credit Agreement with The CIT Group/Business Credit, Inc., as administrative agent and a lender, and certain other lenders, which provided up to $100 million in revolving credit loans, subject to borrowing base limitations. Our revolving credit facility had an initial term ending on September 19, 2007. Under our revolving credit facility, we and Sterling Energy are co-borrowers and are jointly and severally liable for any indebtedness thereunder. Our revolving credit facility is secured by first priority liens on all of our accounts receivable, inventory and other specified assets, as well as all of the issued and outstanding capital stock of Sterling Energy. On March 29, 2007, we amended and restated our revolving credit facility to, among other things, extend the term of our revolving credit facility until March 29, 2012, reduce the maximum commitment thereunder to $50 million, make certain changes to the calculation of the borrowing base and lower the interest rates and fees charged thereunder. Borrowings under our revolving credit facility now bear interest, at our option, at an annual rate of either a base rate plus 0.0% to 0.50% or the LIBOR rate plus 1.50% to 2.25%, depending on our borrowing availability at the time. We are also required to pay an aggregate commitment fee of 0.375% per year (payable monthly) on any unused portion. Available credit under our revolving credit facility is subject to a monthly borrowing base of 85% of eligible accounts receivable plus 65% of eligible inventory. As of June 30, 2007, our borrowing base exceeded the maximum commitment under our revolving credit facility, making the total credit available under our revolving credit facility $50 million. As of June 30, 2007, there were no loans outstanding under our revolving credit facility, and we had $9 million in letters of credit outstanding resulting in borrowing availability of $41 million. Pursuant to Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” any balances outstanding under our revolving credit facility are classified as current portion of long-term debt.

Our revolving credit facility contains numerous covenants and conditions, including, but not limited to, restrictions on our ability to incur indebtedness, create liens, sell assets, make investments, make capital expenditures, engage in mergers and acquisitions and pay dividends. Our revolving credit facility also includes various circumstances and conditions that would, upon their occurrence and subject in certain cases to notice and grace periods, create an event of default thereunder.

Our liquidity (i.e., cash and cash equivalents plus total credit available under our revolving credit facility) was $98 million at June 30, 2007, an increase of $8 million compared to our liquidity at December 31, 2006. This increase was primarily due to an increase in cash from the net proceeds of our refinancing, partially offset by a reduction in our revolving credit facility’s maximum commitment level, discussed above. We believe that our cash on hand, together with credit available under our revolving credit facility, will be sufficient to meet our short-term and long-term liquidity needs for the reasonably foreseeable future. We continue to pursue our strategy of growing our business. We are currently exploring opportunities involving renewable fuels projects which may require additional capital requirements beyond our contribution of certain of our assets and management expertise. We are currently evaluating these projects and their required capital investment.

Working Capital

Our working capital was $90 million as of December 31, 2006, an increase of $14 million from December 31, 2005. This increase in working capital resulted primarily from an increase in accounts receivable and inventories. Our working capital was $130 million on June 30, 2007, an increase of $40 million from our working capital of $90 million on December 31, 2006. This increase in working capital resulted primarily from an increase in our cash balances due to the refinancing discussed above.

Cash Flow

Net cash used in our operations was $14 million in 2006, compared to net cash provided by our operations of $68 million in 2005. This reduction in net cash flow in 2006 was primarily driven by an increase in accounts receivable and inventories. Net cash flow used in our investing activities was $7 million in 2006 and $10 million in 2005. Cash flows from investing activities in 2006 included insurance proceeds of $2 million and proceeds from the sale of fixed assets of $3 million. There were no net repayments under our revolving credit facility during 2006 compared to $18 million of net repayments in 2005.

Net cash used in our operations was $1 million for the first six months of 2007, compared to the $29 million in net cash used by our operations during the first six months of 2006. This change in net cash flow in the first six months of 2007 was primarily due to a reduction in working capital requirements during the first six months of 2007 compared to the first six months of 2006 and improved net earnings. Net cash flow used in our investing activities was $4 million during the first six months of 2007, compared to the $8 million of net cash flow used in our investing activities during the first six months of 2006. This reduction in 2007 was primarily due to lower capital expenditures. Cash flow provided by financing activities was $42 million in the first six months of 2007 due to our debt refinancing discussed above.

Capital Expenditures

Our capital expenditures were $12 million in 2006, $9 million in 2005 and $15 million in 2004. These capital expenditures were for routine safety, environmental and replacement capital.

Our capital expenditures were $4 million during the first six months of 2007 and $8 million during the first six months of 2006. We expect our capital expenditures for the remainder of 2007 to be approximately $6 million, primarily for routine safety, environmental and replacement capital.

Contractual Cash Obligations

The following table summarizes our significant contractual obligations at December 31, 2006, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

				More
	Less than			than 5
	1 Year(1)	1-3 Years	4-5 Years	Years	Total
	(Dollars in thousands)

2007 secured notes	$100,579	$—	$—	$—	$100,579
Interest payments on debt	10,170	—	—	—	10,170
Operating leases	293	879	586	220	1,978
Purchase obligations(2)	72,000	117,000	65,000	120,000	374,000
Pension and other postretirement benefits	9,675	16,717	7,230	31,113	64,735
Contractual obligations of discontinued operations	217	—	—	—	217

Total	$192,934	$134,596	$72,816	$151,333	$551,679

(1)	Payment obligations under our revolving credit facility are not presented because there were zero outstanding borrowings as of December 31, 2006, and interest payments fluctuate depending on the interest rate and outstanding balance under our revolving credit facility at any point in time. As discussed above we refinanced our 2007 secured notes prior to their stated maturity.

(2)	For the purposes of this table, we have considered contractual obligations for the purchase of goods or services as agreements involving more than $1 million that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Most of the purchase obligations identified include variable pricing provisions. We have estimated the future prices of these items, utilizing forward curves where available. The pricing estimated for use in this table is subject to market risk.

Subsequent to December 31, 2006, there have been two significant changes to the contractual obligations discussed above. We increased our long-term debt from $101 million to $150 million in March 2007, which resulted in a change in maturity date from December 2007 to March 2015 and an increase in our corresponding interest payments of approximately $5 million per year. Additionally, we have amended certain of our employee benefit plans in 2007, which is expected to result in a reduction of approximately $1 million per year in benefits payments under the plans.

Critical Accounting Policies, Use of Estimates and Assumptions

A summary of our significant accounting policies is included in Note 1 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2006 included in this prospectus. We believe that the consistent application of these policies enables us to provide readers of our financial statements with useful and reliable information about our operating results and financial condition. The following accounting policies are the ones we believe are the most important to the portrayal of our financial condition and results and require our most difficult, subjective or complex judgments.

Revenue Recognition

We generally recognize revenue from sales in the open market, raw materials conversion agreements and long-term supply contracts at the time the products are shipped and title passes. One of our contractual arrangements includes a profit sharing component, and we estimate and accrue our expected revenues from this profit sharing arrangement on a monthly basis. Shipping and handling costs associated with the delivery of our products to customers are included in cost of goods sold.

Inventories

Inventories are carried at the lower-of-cost-or-market value. Cost is primarily determined on a first-in, first-out basis, except for stores and supplies, which are valued at average cost. The comparison of cost to market value involves estimation of the market value of our products. For the years ended December 31, 2006, 2005 and 2004, this comparison led to a lower-of-cost – or – market adjustment of zero, $3 million and $16 million, respectively. For the six months ended June 30, 2007 and 2006, this comparison led to a lower-of-cost or market adjustment of $1.3 million and zero, respectively. We enter into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by us in connection with these exchange agreements are included in inventory.

Long-Lived Assets

We assess our long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, we project undiscounted net future cash flows over the remaining book life of these assets. If these projected cash flows from these assets are less than the carrying amount of these assets, an impairment would be recognized. Any impairment loss would be measured based upon the difference between the carrying amount and the fair value of the relevant assets. For these impairment analyses, recoverability is determined by comparing the estimated fair value of these assets, utilizing the present value of expected net cash flows, to the carrying value of these assets. In determining the present value of expected net cash flows, we estimate future net cash flows from these assets and the timing of those cash flows and then apply a discount rate to reflect the time value of money and the inherent uncertainty of those future cash flows. The discount rate we use is based on our estimated cost of capital. The assumptions we use in estimating future cash flows are consistent with our internal planning. As mentioned above, during 2006, we recorded an impairment charge of $128 million related to our long-lived styrene assets.

Income Taxes

Deferred income taxes are provided for revenue and expenses which are recognized in different periods for income tax and financial statement purposes. Deferred tax assets are regularly assessed for recoverability based on both historical and anticipated earnings levels, and a valuation allowance is recorded when it is more likely than not that these amounts will not be recovered. As of December 31, 2006, we had an available U.S. federal income tax net NOL of approximately $85 million (representing a deferred tax asset of $30 million), which expires during the years 2023 through 2026. As a result of our analysis as of December 31, 2006, we concluded that an additional valuation allowance was needed against our deferred tax assets in the amount of $28 million, which brought our total valuation allowance to $30 million and resulted in an overall net deferred tax asset balance of $4 million. We also recorded a $4 million liability relating to certain tax contingencies as of December 31, 2006. As of June 2007, based on an analysis of our net operating loss position and projections for the year, we expect that any tax expense or benefit during 2007 will be fully offset by a related change in the valuation allowance, resulting in an effective tax rate of zero. For the six-month period ended June 30, 2007, this resulted in $1.0 million of tax expense from continuing operations being offset by a reduction of $1.0 million to our valuation allowance.

In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48, to clarify the accounting for uncertain tax positions accounted for in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a two-step approach for recognizing and measuring tax benefits and requires explicit disclosure of any uncertain tax position. We adopted the provisions of FIN 48 as of January 1, 2007.

As stated above, at December 31, 2006, we had a $4 million contingent tax liability relating to certain tax deductions taken in previous federal tax returns. Under FIN 48, we concluded that these deductions do not meet the more likely than not recognition threshold. As such, the deferred tax asset was derecognized and the related contingent tax liability was eliminated at the date of adoption. This had no net impact on our net income for the period and there was no cumulative effect impact on retained earnings. Our accounting policy is to recognize any accrued interest on unrecognized tax benefits as a component of interest expense and to reflect any penalties associated with unrecognized tax benefits as a component of income tax expense. Due to significant net operating losses incurred during the tax periods associated with our uncertain tax positions, no amount for penalties or interest has been recorded in the financial statements. We do not believe the total amount of unrecognized tax benefits will change significantly within the next twelve months. In addition, future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance.

Employee Benefit Plans

We sponsor domestic defined benefit pension and other postretirement plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and health care cost increase projections. Assumptions are determined based on our historical data and appropriate market indicators, and are evaluated each year as of the plans’ measurement dates. A change in any of these assumptions would have an effect on net periodic pension and postretirement benefit costs reported in our financial statements. As mentioned below, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, or SFAS No. 158, we have recognized the funded status of our defined benefit postretirement plans on our balance sheet and have provided the required disclosures as of our fiscal year-ended December 31, 2006. We have also measured the assets and benefit obligations of our defined benefit postretirement plans as of the date of our fiscal year-end statement of financial position. The effect of the adoption of SFAS 158 was a reduction in our liabilities of $11 million and an increase in stockholders’ equity, net of tax, of $7 million. Effective July 1, 2007, we froze all accruals under our defined benefit pension plan for our hourly employees, which resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” As a result, we recorded a pre-tax curtailment gain of $0.1 million in the second quarter of 2007. During the third quarter of 2007, we approved and communicated an amendment (to be effective December 31, 2007) to our postretirement medical plan which will end Medicare-supplemental medical and prescription drug coverage for retirees who are Medicare eligible. This affects the majority of participants currently enrolled in the Sterling Retiree Medical Plan who are either enrolled in Medicare due to disability or because they are 65 or over. This plan amendment is expected to reduce our postretirement medical plan liability by approximately $13 million.

Plant Turnaround Costs

As a part of normal recurring operations, each of our manufacturing units is completely shut down from time to time, for a period typically lasting two to four weeks, to replace catalysts and perform major maintenance work required to sustain long-term production. These periods are commonly referred to as “turnarounds” or “shutdowns.” While actual timing is subject to a number of variables, turnarounds of our styrene unit typically occur every two to three years. We currently expense the costs of turnarounds as the associated expenses are incurred. Prior to our adoption of fresh-start accounting, we had accrued these costs over the expected period between turnarounds. As expenses for turnarounds can be significant, the impact of expensing turnaround costs as they are incurred can be material for financial reporting periods during which the turnarounds actually occur. Turnaround costs expensed during 2006, 2005 and 2004 were $10 million, $4 million and $12 million, respectively.

New Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurement. SFAS No. 157 is effective for interim and annual reporting periods beginning after November 15, 2007. We do not believe the adoption of SFAS No. 157 will have a material impact on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159. SFAS No. 159, which amends SFAS No. 115, allows certain financial assets and liabilities to be recognized, at our election, at fair market value, with any gains or losses for the period recorded in the statement of operations. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS No. 159 will have a material impact on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The table below provides information about our market sensitive financial instruments as of June 30, 2007 and constitutes a “forward-looking statement.”

								Fair Value
								June 30,
Expected Maturity Dates	2007	2008	2009	2010	2011	Thereafter	Total	2007
	(Dollars in thousands)

Outstanding senior secured notes	—	—	—	—	—	$150,000	$150,000	$155,000

Our financial results can be affected by volatile changes in raw materials, natural gas and finished product sales prices. Borrowings under our revolving credit facility bear interest, at our option, at an annual rate of either a base rate plus 0.0% to 0.50% or the LIBOR rate plus 1.50% to 2.25%, depending on our borrowing availability at the time. There were no borrowings under our revolving credit facility during the second quarter of 2007. Our outstanding senior secured notes bear interest at an annual rate of 10 1/4%, payable semi-annually on April 1 and October 1 of each year. The fair value of our outstanding senior secured notes is based on their quoted price, which may vary in response to changing interest rates. As of June 30, 2007, the fair value of our outstanding senior secured notes was approximately $155 million.

BUSINESS

We are a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Our primary products are acetic acid, styrene and plasticizers.

Our acetic acid is used primarily to manufacture vinyl acetate monomer, which is used in a variety of products, including adhesives and surface coatings. All of our acetic acid production is sold to BP Chemicals, and we are BP Chemicals’ sole source of acetic acid production in the Americas. We sell our acetic acid to BP Chemicals pursuant to the Production Agreement that extends until 2016. The Production Agreement provides us with a portion of the profits derived from BP Chemicals’ sales of the acetic acid we produce and reimbursement of 100% of our fixed and variable costs of production. This Production Agreement has provided us with a steadily increasing source of income since the inception of this relationship in 1986 and, over the last three years, we have operated at over 100% of capacity and at utilization rates greater than the industry average. We believe we have one of the lowest cost acetic acid facilities in the world. Our acetic acid facility utilizes BP Chemicals’ Cativa Technology, which we believe offers several advantages over competing production methods, including lower energy requirements and lower fixed and variable costs. We also jointly invest with BP Chemicals in capital expenditures related to our acetic acid facility. Acetic acid production has two major raw materials requirements — methanol and carbon monoxide. BP Chemicals, a producer of methanol, supplies 100% of our methanol requirements related to our production of acetic acid. All of the carbon monoxide we use in the production of acetic acid is supplied by Praxair from a partial oxidation unit constructed by Praxair on land leased from us at our Texas City site.

Styrene is a commodity chemical used to produce intermediate products such as polystyrene, expandable polystyrene resins and ABS plastics, which are used in a wide variety of products such as household goods, foam cups and containers, disposable food service items, toys, packaging and other consumer and industrial products. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments), the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. The effectiveness of this agreement is conditioned on its approval by the FTC. If this agreement becomes effective, it will have an initial term extending until December 31, 2017, subject to some limited earlier termination rights held by us and NOVA. In addition, if this agreement becomes effective, we have agreed to not engage in the styrene business for a period of eight years after the expiration or termination of this agreement. In exchange for our obligations under this agreement and a related rail car purchase and sale agreement entered into concurrently with the supply agreement, NOVA has agreed to pay us $60 million within ten business days after the agreements become effective. Alternatively, if the FTC disapproves of this agreement, or has not approved this agreement by March 20, 2008 and NOVA elects to terminate the agreement, NOVA will be required to pay us a break-up fee equal to $6 million. If this agreement becomes effective and, at any time thereafter, NOVA nominates zero pounds of styrene for any quarter or year, we may elect, at our option, to continue the agreement or terminate the agreement and permanently shut down our styrene facility.

All of our plasticizers, which are used to make flexible plastics, such as shower curtains, floor coverings, automotive parts and construction materials, are produced exclusively for BASF pursuant to a long-term production agreement that extends until 2013, subject to some limited early termination rights held by BASF beginning in 2010. Under our agreement with BASF, BASF provides us with most of the required raw materials, markets the plasticizers we produce, and is obligated to make certain fixed quarterly payments to us and to reimburse us monthly for our actual production costs and capital expenditures relating to our plasticizers facility.

We manufacture all of our petrochemicals products at our site in Texas City, Texas. In terms of production capacity, our Texas City site has the sixth largest acetic acid facility in the world and the fourth largest styrene facility in North America. Our Texas City site, which covers an area of 290 acres, is strategically located on Galveston Bay and benefits from a deep-water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. In addition, we are in the heart of one of the largest petrochemical complexes on the Gulf Coast and, as a result, have on-site access to a number of key raw material pipelines, as well as close proximity to a number of large refinery complexes that provide some of our principal raw materials.

We own the acetic acid, styrene and plasticizers manufacturing units located at our Texas City site. We also lease a portion of our Texas City site to Praxair, who constructed a partial oxidation unit on that land, and we lease a portion of our Texas City site to S&L Cogeneration Company, a 50/50 joint venture between us and Praxair Energy Resources, Inc., who constructed a cogeneration facility on that land. We lease the space for our principal offices located in Houston, Texas.

In addition to our intention to further expand the capacity of our acetic acid facility, we are presently undertaking numerous initiatives to attract new chemical related businesses to our Texas City site. Given our significant under-utilized infrastructure, land, materials handling, utilities and storage, our Texas City site should be a favorable location for companies looking to construct new manufacturing facilities on the Gulf Coast of the United States. We believe that the construction of a new facility at our site by another company would lower the amount of fixed costs allocated to each of our operating units and provide us with additional revenue. We are presently undertaking numerous initiatives to attract new chemical related businesses to our Texas City site. Specifically, we are seeking long-term contractual business arrangements or partnerships that will provide us with an ability to realize the value of our under-utilized assets through profit sharing or other revenue generating arrangements. For development projects that may have significant capital expenditure requirements, we are considering joint ventures or other arrangements where we would contribute certain of our assets and management expertise to minimize our share of the capital costs.

Business Strategy

Grow Our Business.  We intend to grow our acetic acid business through capacity expansions. We intend to take advantage of recent investments in our acetic acid facility made by us and BP Chemicals, which we believe have positioned our acetic acid facility for cost-effective future capacity expansions at lower incremental cost. We currently have low-cost debottlenecking opportunities which could increase annual capacity of the acetic acid facility by up to approximately 7% to approximately 1.2 billion pounds. In addition, a new acetic acid reactor installed in 2003 is capable of producing up to 1.7 billion pounds annually.

Our Texas City site offers approximately 135 acres for future expansion by us or by other companies that can benefit from our existing infrastructure and facilities, and includes a greenbelt around the northern edge of the plant site. Our Texas City site is strategically located on Galveston Bay and we benefit from a deep water dock capable of handling ships with up to a 40-foot draft, as well as four barge docks, direct access to Union Pacific and Burlington Northern railways with in-motion rail scales on site, truck loading racks and weigh scales, stainless and mild steel storage tanks, three waste deepwells, 135 acres of available land zoned for heavy industrial use, additional land zoned for light industrial use and a supportive political environment for growth. In addition, we are in the heart of one of the largest petrochemical complexes on the Gulf Coast and, as a result, have on-site access to a number of key raw material pipelines, as well as close proximity to a number of large refinery complexes that provide some of our principal raw materials.

Given our under-utilized infrastructure, as well as ample unoccupied land, there are significant opportunities for further development of our Texas City site. We believe that the construction of a new facility at our site by another company would lower the amount of fixed costs allocated to each of our operating units and provide us with additional revenue. We are presently undertaking numerous initiatives to attract new chemical related businesses to our Texas City site. Specifically, we are seeking long-term contractual business arrangements or partnerships that will provide us with an ability to realize the value of our under-utilized assets through profit sharing or other revenue generating arrangements. For development projects that may have significant capital expenditure requirements, we are considering joint ventures or other arrangements where we would contribute certain of our assets and management expertise to minimize our share of the capital costs. We are currently exploring opportunities involving renewable fuels projects, chemicals terminalling and waste injection well operations.

We plan to evaluate strategic acquisitions, focusing on chemical businesses and assets which would allow us to increase our market share of products we currently produce or those that would provide upstream or downstream integration within our existing businesses.

We intend to continue operating our styrene facility while seeking strategic alternatives and maintaining operational flexibility to capitalize on any upturns in the styrene industry. We have the fourth largest styrene facility in North America, capable of producing 1.7 billion pounds annually. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in North America and South America. According to CMAI, if demand for styrene remains steady, restructuring of North American styrene capacity should improve production rates in North America and lead to improved industry profitability. Given our styrene production capability and total uncontracted capacity, we are in a position to take advantage of any restructuring of the styrene industry and to capitalize on any improvements in styrene market conditions. However, as discussed above, on September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments). If this agreement becomes effective, we will no longer be a merchant producer of styrene and, consequently, improved conditions in the styrene market would provide us little, if any, benefit.

Improve Organization Efficiency and Cost Structure.  We continually seek to improve our cost competitiveness through organizational efficiencies, productivity enhancements, operating controls and general cost reductions. Since 2004, we have developed and implemented organizational efficiency projects involving the design, development and implementation of uniform and standardized systems, processes and policies to improve our production, maintenance, process efficiency, logistics and materials management and procurement functions. During this period, these projects reduced our fixed costs by more than $20 million, representing a 15% reduction in our annual fixed costs. Approximately 10% to 15% of these cost savings accrue to the benefit of some of our customers under the cost reimbursement provisions of our production agreements. We believe the expansion of our acetic acid business, further development of our business and acquisitions will lead to further cost efficiencies.

Industry Overview

Acetic Acid.  The North American acetic acid industry is enjoying a period of sustained domestic demand growth, as well as substantial export demand. This has led to current North American industry utilization rates of 86% and Tecnon projects utilization rates to increase to over 98% by 2013. The North American acetic acid industry is inherently less cyclical than many other petrochemical products due to a number of important factors. There are only four large producers of acetic acid in North America and historically these producers have made capacity additions in a disciplined and incremental manner, primarily using small expansion projects or exploiting debottlenecking opportunities. In addition, the leading technology required to manufacture acetic acid is controlled by two global companies, which allows these companies to control the pace of new capacity additions through the licensing or development of such additional capacity. The limited availability of this technology also creates a significant barrier to entry into the acetic acid industry by potential competitors.

Global production capacity of acetic acid as of December 31, 2006 was approximately 24 billion pounds per year, with current North American production capacity at approximately 7 billion pounds per year. The North American acetic acid market is mature and well developed and is dominated by four major producers that account for approximately 94% of the acetic acid production capacity in North America. Demand for acetic acid is linked to the demand for vinyl acetate monomer, a key intermediate in the production of a wide array of polymers. Vinyl acetate monomer is the largest derivative of acetic acid, representing over 40% of global demand. According to Tecnon, annual global production of vinyl acetate monomer is expected to increase from 10.4 billion pounds in 2005 to 12.2 billion pounds in 2010. The North American acetic acid industry tends to sell most of its products through long-term sales agreements having “cost plus” pricing mechanisms, eliminating much of the volatility seen in other petrochemicals products and resulting in more stable and predictable earnings and profit margins.

Several acetic acid capacity additions have occurred since 1998, including an expansion of our acetic acid unit from 800 million pounds of rated annual production capacity to 1.1 billion pounds during 2005. These capacity additions were somewhat offset by reductions of approximately 1.9 billion pounds in annual global capacity from the shutdown of various outdated acetic acid plants from 1999 through 2001. In 2006, BP Chemicals closed two of its outdated acetic acid production units in Hull, England that had a combined annual capacity of approximately 500 million pounds (which had been sold primarily in Europe and South America). We and BP Chemicals are reviewing further expansion of our acetic acid plant in 2008 or 2009.

Styrene.  The North American styrene industry is currently in a protracted down cycle, primarily as a result of over-supply. This shift is the result of two major developments. Export demand has historically represented over 20% of North American production capacity. Regional cost pressures in addition to new production capacity being added in Asia and the Middle East have made it difficult for North American producers to compete in these export markets on a regular basis. In addition, a significant amount of styrene capacity has been added globally over the past five to ten years by PO-SM plants, which produce styrene as a by-product in the production of propylene oxide. Propylene oxide is a key intermediate in the production of polyurethane, and polyurethane demand growth has been significantly greater than demand growth for styrene, exacerbating the over-supply of styrene. During periods of over-supply, production rates for styrene producers decrease significantly. Production rates in the United States are currently estimated by CMAI to be 82% of capacity, but are projected to decrease to 72% during the fourth quarter of 2007. When production rates are low, unit production costs increase due to the allocation of fixed costs over a lower production volume and a reduction in the efficiency of the manufacturing unit, both in energy usage and in the conversion rates for raw materials. Compounding these cost impacts, prices for the principal styrene raw materials, benzene and ethylene, are currently near historical highs, putting pressure on margins on styrene sales even though styrene contract prices are near historic highs. According to CMAI, benzene and ethylene prices are expected to decline by approximately 8% and 4%, respectively, on average over each of the next five years.

Over the last five years, China has been the driver for growth in styrene demand, representing approximately 75% of the world’s styrene demand growth in that period. Historically, we have positioned ourselves to take advantage of peaks in the Asian styrene markets, with a large portion of our styrene capacity not being committed under long-term arrangements. However, over the last two years, relatively high benzene and domestic natural gas prices have significantly limited our ability to sell styrene into the Asian markets, and high styrene prices have reduced styrene global demand growth rates. In addition, several of our competitors have announced an intention to build new styrene production units outside the United States, further complicating our ability to sell styrene into the Asian markets. In 2006, our competitors added 2.6 billion pounds of new styrene capacity in Asia. The majority of the remaining announced construction projects are scheduled to start up between 2007 and 2009, although it is not uncommon for announced construction to be delayed. For example, Shell and SABIC have announced their decision to suspend the development of a 600,000 metric ton per year styrene project in Al Jubail, Saudi Arabia, which was scheduled to come on-stream in 2007, due to rising construction expenses and the high cost of benzene feedstock. In addition, much of this new capacity is being constructed in politically unstable regions of the world, such as the Middle East, which may impact the timing of the start-up of this new capacity. If and when these new units are completed, we would anticipate more difficult market conditions, especially in the export markets, until the additional supply is absorbed by growth in styrene demand or significant capacity rationalization occurs.

Given the market conditions in Asia and the high domestic raw materials and energy costs we have been experiencing, most of our styrene sales over the last two years have been to customers in the United States, Mexico, Canada and South America. We expect most of our styrene sales over the next three to five years to also be in these geographic regions. Consequently, we are focusing our efforts on increasing market share in these areas, while continuing to make occasional styrene sales in Asia on an opportunistic basis. We may not, however, be successful in increasing our market share in these geographic regions during this period and we cannot guarantee when, or if, export market conditions to Asia will improve for North American styrene producers. We may also explore mergers, acquisitions and joint ventures with other North American styrene producers that could improve the domestic balance of supply and demand for styrene and provide us with improved cash flows. Although we have entered into a long-term exclusive supply agreement with NOVA for 100% of our styrene production, the effectiveness of the agreement is conditioned upon receipt of FTC approval which may not be obtained.

CMAI currently is not projecting any additional capacity increases in the United States through 2010, with projected operating rates reaching a trough of 67% during the fourth quarter of 2007, and with less than 80% operating rates through 2010, without any major industry restructuring. Although we believe an improved North American industry outlook is possible, this largely depends on a significant industry restructuring. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in North America and South America. Separately, new technology for the manufacture of propylene oxide has been developed that should result in lower manufacturing costs for propylene oxide and which does not produce styrene as a co-product, which could significantly reduce the future growth of plants utilizing PO-SM technology.

Plasticizers.  Plasticizers are produced from either ethylene-based linear alpha-olefins feedstocks or propylene-based technology. Linear plasticizers typically receive a premium over competing propylene-based branched products for customers that require enhanced performance properties. However, the markets for competing plasticizers may be affected by the cost of the underlying raw materials, especially when the cost of one olefin rises faster than the other, or by the introduction of new products. Over the last few years, the price of linear alpha-olefins has increased sharply as supply has declined, which has caused many consumers to switch to lower cost branched products, despite the loss of some performance properties. Ultimately, we expect branched plasticizers to replace linear plasticizers for most applications over the long-term. In addition, in 2005, BP Chemicals announced the permanent closure of its linear alpha-olefins production facility in Pasadena, Texas, the primary source of supply of this feedstock to the oxo-alcohols production unit at our plasticizers facility. As a result, we modified our plasticizers facilities during the third quarter of 2006 to produce branched plasticizers products and, on July 31, 2006, we permanently shut down our oxo-alcohols production unit. Due to the closure of our oxo-alcohols unit and our conversion to the production of branched plasticizers, the phthalate esters production unit at our plasticizers facility now uses oxo-alcohols supplied by BASF.

Product Summary

The following table summarizes our principal products, including our capacity, the primary end uses for each product, the raw materials used to produce each product and the major competitors for each product. “Capacity” represents rated annual production capacity as of December 31, 2006, which is calculated by estimating the number of days in a typical year that a production facility is capable of operating after allowing for downtime for regular maintenance, and multiplying that number of days by an amount equal to the facility’s optimal daily output based on the design feedstock mix. As the capacity of a facility is an estimated amount, actual production may be more or less than capacity, and the following table does not reflect actual operating rates of any of our production facilities for any given period of time.

Sterling Product	Intermediate
(Capacity)	Products	Primary End Products	Raw Materials	Major Competitors

Acetic Acid (1.1 billion pounds per year)	Vinyl acetate monomer, terephthalic acid, and acetate solvents	Adhesives, PET bottles, fibers and surface coatings	Methanol and Carbon Monoxide	Celanese AG, Eastman Chemical Company and Lyondell Chemical Company
Styrene (1.7 billion pounds per year)	Polystyrene, ABS/SAN resins, styrene butadiene latex and unsaturated polyester resins	Building products, boat and automotive components, disposable cups and trays, packaging and containers, housewares, tires, audio and video cassettes, luggage, children’s toys, paper coating, appliance parts and carpet backing	Benzene and Ethylene	Lyondell Chemical Company, Ineos, PLC, Chevron Phillips Chemical Company, Shell Chemical Company, Cos-Mar (a joint venture of General Electric Company and FINA Inc.), Nova Chemicals Corporation, SABIC, Samsung Corporation and Mitsubishi Corporation
Plasticizers (200 million pounds of esters and 130 million pounds of phthalic anhydride per year)	Flexible polyvinyl chloride (“PVC”)	Flexible plastics, such as shower curtains and liners, floor coverings, cable insulation, upholstery and plastic molding	Oxo-Alcohols and Orthoxylene	ExxonMobil Corporation, Eastman Chemical Company and BASF Corporation

Products

Acetic Acid.  Our acetic acid is used primarily to manufacture vinyl acetate monomer, which is used in a variety of products, including adhesives and surface coatings. We have the third largest production capacity for acetic acid in North America. Our acetic acid unit has a rated annual production capacity of approximately 1.1 billion pounds, which represents approximately 17% of total North American capacity. All of our acetic acid production is sold to BP Chemicals, and we are BP Chemicals’ sole source of acetic acid production in the Americas. We sell our acetic acid to BP Chemicals pursuant to a Production Agreement that extends until 2016. For a further description of our agreement with BP Chemicals, please refer to “Acetic Acid-BP Chemicals” under “Contracts.”

Styrene.  Styrene is a commodity chemical used to produce intermediate products such as polystyrene, expandable polystyrene resins and ABS plastics, which are used in a wide variety of products such as household goods, foam cups and containers, disposable food service items, toys, packaging and other consumer and industrial products. We have the fourth largest production capacity for styrene in North America. Our styrene unit is one of the largest in the world and has a rated annual production capacity of approximately 1.7 billion pounds, which represents approximately 11% of total North American capacity. During the first half of 2007, approximately 30% of our styrene capacity was committed for sales in North America under long-standing customer relationships with the balance of our capacity available for sales on a spot basis. During the second quarter of 2007, we sold 40% to 50% of our styrene capacity into the global spot market. On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production (subject to existing contractual commitments), the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. The effectiveness of this agreement is conditioned on its approval by the FTC. If this agreement becomes effective, it will have an initial term extending until December 31, 2017, subject to some limited earlier termination rights held by us and NOVA. In addition, if this agreement becomes effective, we have agreed to not engage in the styrene business for a period of eight years after the expiration or termination of this agreement. In exchange for our obligations under this agreement and a related rail car purchase and sale agreement entered into concurrently with the supply agreement, NOVA has agreed to pay us $60 million within ten business days after the agreements become effective. Alternatively, if the FTC disapproves of this agreement, or has not approved this agreement by March 20, 2008 and NOVA elects to terminate the agreement, NOVA will be required to pay us a break-up fee equal to $6 million. If this agreement becomes effective and, at any time thereafter, NOVA nominates zero pounds of styrene for any quarter or year, we may elect, at our option, to continue the agreement or terminate the agreement and permanently shut down our styrene facility.

Plasticizers.  Our plasticizers business is comprised of two separate products: phthalate esters and phthalic anhydride, together commonly referred to as plasticizers. Our phthalate esters are made from phthalic anhydride and oxo-alcohols, and phthalic anhydride is also sold as a separate product. All of our plasticizers, which are used to make flexible plastics such as shower curtains, floor coverings, automotive parts and construction materials, are sold to BASF pursuant to a long-term production agreement that extends until 2013, subject to some limited early termination rights held by BASF beginning in 2010. For a further description of our agreement with BASF, please refer to “Plasticizers-BASF” under “Contracts”.

Sales and Marketing

We generally sell our petrochemicals products to customers for use in the manufacture of other chemicals and products, which in turn are used in the production of a wide array of consumer goods and industrial products throughout the world. We compete on the basis of product price, quality and deliverability. We sell our petrochemicals products pursuant to:

•	multi-year contracts;

•	conversion agreements; and

•	spot transactions in both the domestic and export markets.

We have long-term agreements that provide for the dedication of 100% of our production of acetic acid and plasticizers, each to one customer. Under our acetic acid agreement, we are reimbursed for our actual fixed and variable manufacturing costs and also receive an agreed share of the profits earned from this business. Under our plasticizers agreement, we are reimbursed for our manufacturing costs and also receive a quarterly “facility fee” for each production unit included in our plasticizers business, but do not share in the profits or losses from that business. These agreements are intended to:

•	optimize our capacity utilization rates;

•	lower our selling, general and administrative expenses;

•	reduce our working capital requirements;

•	insulate our plasticizers operations from the effects of declining markets and changes in raw materials prices; and

•	in some cases, gain access to certain improvements in manufacturing process technology.

Prices for styrene are determined by global market factors that are largely beyond our control and we generally sell styrene at prevailing market prices. From time to time, we may resell raw materials we purchased from others, purchase styrene for resale or sell ethylbenzene that we have produced from our own purchased benzene and ethylene or from customer supplied raw materials. We sell a significant portion of our committed volumes of styrene, and generate a significant portion of our revenues, from styrene sales under our conversion agreements. Under our conversion agreements, the customer furnishes raw materials that we process into finished products. In exchange, we receive a fee which covers our fixed and variable costs of production and may provide an element of profit depending on the existing market conditions for styrene. These conversion agreements help us maintain lower levels of working capital. Our conversion agreements are designed to insulate us, to some extent, from the effects of declining styrene markets and changes in raw materials prices, while allowing us to share in the benefits when styrene market conditions are more favorable. The rest of our styrene is sold in the spot market by our direct sales force or sales agents.

On September 17, 2007, we entered into a long-term exclusive styrene supply agreement with NOVA, pursuant to which NOVA will have the exclusive right to 100% of our styrene production, the amount of any styrene supplied in any particular period being at NOVA’s option based on a full-cost formula. The effectiveness of this agreement is conditioned on its approval by the FTC.

For information regarding our export sales, see Note 10 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2006 included in this prospectus.

Contracts

Our multi-year requirements contracts, other than our long-term supply contract with NOVA for 100% of our styrene production which is not yet effective, are described below.

Acetic Acid-BP Chemicals

In 1986, we entered into a long-term acetic acid Production Agreement with BP Chemicals, which has since been amended several times. Under this Production Agreement, BP Chemicals has the exclusive right to purchase all of our acetic acid production until July 31, 2016. BP Chemicals markets all of the acetic acid that we produce and pays us, among other amounts, a portion of the profits derived from their sales of the acetic acid we produce. In addition, BP Chemicals reimburses us for 100% of our fixed and variable costs of production. Pursuant to the terms of this production agreement, beginning in August 2006, the portion of the profits we receive from the sales of acetic acid produced at our plant increased and BP Chemicals is no longer required to pay us the set monthly payment that we had received prior to that time. Based on forecasted acetic acid market conditions for the next several years, we believe that this change will result in improved profitability for us.

Plasticizers-BASF

Since 1986, we have provided all of our plasticizers production exclusively to BASF pursuant to a production agreement, which has been amended several times. Under this production agreement, BASF provides us with most of the required raw materials and markets the plasticizers we produce, and is obligated to make certain fixed quarterly payments to us and to reimburse us monthly for our actual production costs and capital expenditures relating to our plasticizers facility. Effective January 1, 2006, we amended this production agreement to extend the term of the agreement until 2013, subject to some limited early termination rights held by BASF beginning in 2010, increase the quarterly payments made to us by BASF and eliminate our participation in the profits and losses realized by BASF in connection with the sale of the plasticizers we produce. Additionally, on April 28, 2006, BASF notified us that it was exercising its right under the amended production agreement to terminate its future obligations with respect to the operation of our oxo-alcohols production unit effective July 31, 2006.

Sales to major customers constituting more than 10% or more of total revenues are included in Note 10 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2006 included in this prospectus.

Raw Materials and Energy Resources

For most of our products, the aggregate cost of raw materials and energy resources is far greater than the total of all other costs of production combined. As a result, an adequate supply of raw materials and energy at reasonable prices and on acceptable terms is critical to the success of our business. Most of the raw materials we use are global commodities that are made by a large number of producers. Prices for many of these raw materials are subject to wide fluctuations for a variety of reasons beyond our control. Although we believe that we will continue to be able to secure adequate supplies of raw materials and energy, we may be unable to do so at acceptable prices or payment terms. See “Risk Factors”. Under the Production Agreement with BP Chemicals and our agreement with BASF, BP Chemicals is required to provide our methanol requirements to produce acetic acid and BASF is required to provide us with most of the major raw materials necessary to produce plasticizers. These sources of raw materials tend to mitigate certain risks typically associated with obtaining raw materials, as well as decrease our working capital requirements.

Acetic Acid.  Acetic acid is manufactured primarily from carbon monoxide and methanol. Praxair supplies us with all of the carbon monoxide we require for the production of acetic acid from a partial oxidation unit constructed by Praxair on land leased from us at our Texas City site. Praxair is our single source for this raw material. Currently, our methanol requirements are supplied by BP Chemicals under our long-term production agreement.

Styrene.  We manufacture styrene by converting ethylene and benzene into ethylbenzene, which we then process into styrene. Ethylene and benzene are both commodity petrochemicals and prices for each can fluctuate widely due to significant changes in the availability of these products. We currently purchase our benzene requirements on the spot market. We have a few multi-year arrangements with major ethylene suppliers that provide a significant percentage of our estimated requirements for purchased ethylene at generally prevailing and competitive market prices. Our conversion agreements require that the other parties to these agreements furnish us with the ethylene or benzene necessary to fulfill our conversion obligations. If customers for whom we manufacture styrene under conversion agreements were to cease furnishing their own raw materials, our requirements for purchased benzene and ethylene could significantly increase.

Plasticizers.  The primary raw materials for plasticizers are oxo-alcohols and orthoxylene, which are supplied by BASF under our long-term production agreement.

Technology and Licensing

In 1986, we acquired our Texas City site from Monsanto Company, or Monsanto. In connection with that acquisition, Monsanto granted us a non-exclusive, irrevocable and perpetual right and license to use Monsanto’s technology and other technology Monsanto acquired through third-party licenses in effect at the time of the acquisition. We use these licenses in the production of styrene, acetic acid and plasticizers.

During 1991, BP Chemicals Ltd., or BPCL, purchased Monsanto’s acetic acid technology, subject to existing licenses. Under a technology agreement with BP Chemicals and BPCL, BPCL granted us a non-exclusive, irrevocable and perpetual right and license to use acetic acid technology owned by BPCL and some of its affiliates at our Texas City site, including any new acetic acid technology developed by BPCL at its acetic acid facilities in England or pursuant to the research and development program provided by BPCL under the terms of such agreement.

Although we do not engage in alternative process research, we do monitor new technology developments and, when we believe it is necessary, we typically seek to obtain licenses for process improvements.

Competition

The petrochemical industry is highly competitive. Many of our competitors are larger and have substantially greater financial resources than we have. Among our competitors are some of the world’s largest chemical companies that, in contrast to us, have their own internal raw materials supplies or their own internal uses for the products they produce. A significant portion of our business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity could have a negative impact on our ability to maintain existing market share or maintain or increase profit margins, even during periods of increased demand for our products. You will find a list of our principal competitors in the “Product Summary” table above.

Historically, profitability of the styrene industry has been affected by vigorous price competition, which may intensify due to, among other things, new domestic and foreign industry capacity. Several of our competitors have announced their intentions to build new styrene production units outside the United States. In 2006, our competitors added approximately 2.6 billion pounds of new styrene capacity in Asia. Most of the remaining announced construction projects appear likely to start up during 2007 and 2008, although it is not uncommon for announced construction to be delayed. For example, Shell and SABIC have announced their decision to suspend the development of a 600,000 metric ton per year styrene project in Al Jubail, Saudi Arabia, which was scheduled to come on-stream in 2007, due to rising construction expenses and the high cost of benzene feedstock. In addition, much of this new capacity is being constructed in politically unstable regions of the world, such as the Middle East, which may impact the timing of the start-up of this new capacity. If and when these new units are completed, we would anticipate more difficult market conditions, especially in the export markets, until the additional supply is absorbed by growth in styrene demand or significant capacity rationalization occurs. Previously, styrene and polystyrene industry participants, including The DOW Chemical Company and NOVA Chemicals Corporation, have announced a desire to seek transactions which would restructure the North American styrene and polystyrene industries, thereby improving the balance of supply and demand in North America. More recently, NOVA Chemicals Corporation announced that, effective October 1, 2007, it expanded its European joint venture with INEOS to include North American styrene and solid polystyrene assets, and The DOW Chemical Company announced on April 10, 2007 that it had signed a non-binding memorandum of understanding with Chevron Phillips Chemical Co. to form a joint venture involving selected styrene and polystyrene assets of the two companies in

North America and South America. Our styrene business is also impacted by changes in the world economy, including changes in currency exchange rates. In general, weak economic conditions, either in the United States or worldwide, tend to reduce demand and profit margins for our styrene.

Foreign markets for our styrene may be affected by import laws and regulations. A significant portion of our styrene is sold in North America, but we also make significant sales in Central America, South America and Asia when market conditions are favorable. In 2006, our styrene export sales accounted for approximately 10% of our total revenues.

Environmental, Health and Safety Matters

Our operations involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. Environmental permits required for our operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution and use of our chemical products and, if so affected, our business and operations may be materially and adversely affected. In addition, changes in environmental requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal and other waste handling practices and equipment.

A business risk inherent in chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees and nearby landowners and occupants. While we believe our business operations and facilities generally are operated in compliance with all applicable environmental and health and safety requirements in all material respects, we cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures or result in exposure or injury claims by employees, contractors or their employees or the public. Some risk of environmental costs and liabilities is inherent in our operations and products, as it is with other companies engaged in similar businesses.

Our operating expenditures for environmental matters, mostly waste management and compliance, were $20 million in both 2006 and 2005. We also spent $2 million for environmentally-related capital projects in both 2006 and 2005. In 2007, we anticipate spending approximately $2 million for capital projects related to waste management, incident prevention and environmental compliance. We do not expect to make any capital expenditures in 2007 related to remediation of environmental conditions.

In light of our historical expenditures and expected future results of operations and sources of liquidity, we believe we will have adequate resources to conduct our operations in compliance with applicable environmental, health and safety requirements. Nevertheless, we may be required to make significant site and operational modifications that are not currently contemplated in order to comply with changing facility permitting requirements and regulatory standards. Additionally, we have incurred, and may continue to incur, liability for investigation and cleanup of waste or contamination at our own facilities or at facilities operated by third parties where we have disposed of waste. We continually review all estimates of potential environmental liabilities, but we may not have identified or fully assessed all potential liabilities arising out of our past or present operations or the amount necessary to investigate and remediate any conditions that may be significant to us. It is our policy to make environmental, health and safety and replacement capital expenditures a priority in order to ensure adequate environmental, health and safety compliance at all times. In the event we should not have available to us, at any time, liquidity sources sufficient to fund any of these expenditures, prudent business practice might require that we cease operations at the affected facility to avoid exposing our employees and contract workers, the surrounding community or the environment to potential harm.

Air emissions from our Texas City site are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal laws. Our Texas City site is located in an area that the Environmental Protection Agency, or the EPA, has classified as not having attained the ambient air quality standards for ozone, which are controlled by direct regulation of volatile organic compounds and NOx emissions. Our Texas City site is also subject to the federal government’s June 1997 National Ambient Air Quality Standards, which lower the ozone and particulate matter concentration thresholds for attainment. The Texas Commission for Environmental Quality, or the TCEQ, has imposed strict requirements on regulated facilities, including our Texas City site, to ensure that the air quality control region will achieve the ambient air quality standards for ozone. Local authorities may also impose new ozone and particulate matter standards. Compliance with these stricter standards may substantially increase our future NOx, volatile organic compounds and particulate matter emissions control costs, the amount and full impact of which cannot be determined at this time.

On December 13, 2002, the TCEQ adopted a revised State Implementation Plan, or SIP, to achieve compliance with the “1-hour” ozone standard of the Clean Air Act. The EPA approved this “1-hour” SIP, which calls for reduction of emissions of NOx at our Texas City site by approximately 80% by the end of 2007. The current “1-hour” SIP also requires monitoring of emissions of highly reactive volatile organic carbons, or HRVOCs, such as ethylene. Our cost of compliance with the “1-hour” SIP at our Texas City site is estimated to be between $12 million and $14 million. This estimate includes our share of capital expenditures needed to be made by S&L Cogeneration Company. To date, we have spent $10 million in capital on NOx reductions and HRVOC monitoring, with essentially all of the capital spent prior to 2007. In April 2004, the Houston-Galveston region was designated a “moderate” non-attainment area with respect to the “8-hour” ozone standard of the Clean Air Act, and compliance with this standard is required no later than June 15, 2010 for “moderate” areas. However, on June 15, 2007, the Governor of the State of Texas requested that the EPA reclassify this region as a “severe” non-attainment area, which would require compliance with the 8-hour standard by June 15, 2019. The EPA is expected to grant this request in the next few months. On May 23, 2007 the TCEQ formally adopted revisions to the SIP designed to achieve compliance with the “8-hour” ozone standard. This “8-hour SIP” will be submitted to the EPA for approval in the near future. The current proposed 8-hour SIP calls for relatively modest additional controls which we believe would require very little expense on our part. However, the proposed package may not receive EPA approval in its current form, in which case additional controls or monitoring could be added before the rule becomes finalized. Based on these developments, it is difficult to predict our final cost of compliance under the “8-hour SIP,” but we estimate that the additional cost of compliance will range from zero to $16 million in capital expenditures and allowance purchases, depending on the terms of the final “8-hour SIP.”

To reduce the risk of offsite consequences from unanticipated events, we acquired a greenbelt buffer zone adjacent to our Texas City site in 1991. We also participate in a regional air monitoring network to monitor ambient air quality in the Texas City community.

Employees

On May 1, 2007, we entered into a new collective bargaining agreement with the Union. The Union represents 105 of our hourly employees who work at our Texas City, Texas facility. The new collective bargaining agreement is effective through May 1, 2012. Under the new collective bargaining agreement, we and the Union agreed to the scope of work of the employees, hours of work, increases in wages, benefits, vacation time, sick leave and other customary terms. The new collective bargaining agreement also specifies grievance procedures should any disputes arise between us and any of our represented employees.

Insurance

We maintain insurance coverage at levels that we believe are reasonable and typical for our industry. A portion of our insurance coverage is provided by a captive insurance company maintained by us and a few other chemical companies. However, we are not fully insured against all potential hazards incident to our business. Additionally, we may incur losses beyond the limits of, or outside the coverage of, our insurance. We maintain full replacement value insurance coverage for property damage to our facilities and business interruption insurance. Nevertheless, a significant interruption in the operation of one or more of our facilities could have a material adverse effect on our business. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.

We do not currently carry terrorism coverage on our Texas City site. After the terrorist attacks of September 11, 2001, many insurance carriers (including ours) created exclusions for losses from terrorism from “all risk” property insurance policies. While separate terrorism insurance coverage is available, the premiums for such coverage are very expensive, especially for chemical facilities, and these policies are subject to very high deductibles. In addition, available terrorism coverage typically excludes coverage for losses from acts of foreign governments, as well as nuclear, biological and chemical attacks. Consequently, we believe that it is not economically prudent to obtain terrorism insurance on the terms currently being offered in the industry.

Properties

Our petrochemicals site is located in Texas City, Texas, approximately 45 miles south of Houston, on a 290-acre site on Galveston Bay near many other chemical manufacturing complexes and refineries. We own all of the real property which comprises our Texas City site and we own the acetic acid, styrene and plasticizers manufacturing facilities located at the site. We also lease a portion of our Texas City site to Praxair, who constructed a partial oxidation unit on that land, and lease a portion of our Texas City site to S&L Cogeneration Company, a 50/50 joint venture between us and Praxair Energy Resources, Inc., who constructed a cogeneration facility on that land. Our Texas City site offers approximately 135 acres for future expansion by us or by other companies who could benefit from our existing infrastructure and facilities, and includes a greenbelt around the northern edge of the plant site. We own 126 railcars and, at our Texas City site, we have facilities to load and unload our products and raw materials in ocean-going vessels, barges, trucks and railcars.

Substantially all of our Texas City, Texas site, and the tangible properties located thereon, are subject to a lien securing our obligations under our existing notes.

We lease the space for our principal executive offices, located at 333 Clay Street, Suite 3600 in Houston, Texas.

We believe our properties and equipment are sufficient to conduct our business.

Legal Proceedings

On July 5, 2005, Patrick B. McCarthy, an employee of Kinder-Morgan, Inc. was seriously injured at Kinder-Morgan, Inc.’s facilities near Cincinnati, Ohio while attempting to offload a railcar containing one of our plasticizers products. On October 28, 2005, Mr. McCarthy and his family filed a suit in the Court of Common Pleas, Hamilton County, Ohio (Case No. A0509 144) against us, and six other defendants. Since that time, the plaintiffs have brought in two additional defendants. At this time, we are in the process of bringing in Mr. McCarthy’s employer as a third-party defendant. The plaintiffs are seeking alleged damages in excess of $18 million related to compensatory and punitive damages. Discovery is ongoing in this case as to the underlying cause of the accident and the parties’ respective liabilities, if any. At this time, it is impossible to determine what, if any, liability we will have for this incident and we will vigorously defend the suit. We believe that all, or substantially all, of any liability imposed upon us as a result of this suit and our related out-of-pocket costs and expenses will be covered by our insurance policies, subject to a $1 million deductible. We do not believe that this incident will have a material adverse affect on our business, financial position, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

On August 17, 2006, we initiated an arbitration proceeding against BP Chemicals to resolve a dispute involving the interpretation of provisions of our acetic acid production agreement with BP Chemicals. Under the production agreement, BP Chemicals reimburses our manufacturing expenses and pays us a percentage of the profits derived from the sales of the acetic acid we produce. Historically, the costs of manufacturing charged to our acetic acid business, and reimbursed by BP Chemicals, included the amounts we paid Praxair for carbon monoxide, hydrogen and a blend of carbon monoxide and hydrogen commonly referred to as “blend gas”. Our acetic acid business has always used all of the carbon monoxide produced by Praxair, other than the small amount of carbon monoxide included in the blend gas. Until recently, all of the blend gas produced by Praxair was used by the oxo-alcohols plant included in our plasticizers business. During the period when the oxo-alcohols plant was operating, BP Chemicals was compensated for the use of this blend gas by our oxo-alcohols plant through a credit to the amount of our manufacturing expenses reimbursed by BP Chemicals. Effective July 1, 2006, we permanently closed our oxo-alcohols plant. BP Chemicals has now taken the position that it is entitled to continue to deduct a portion of the blend gas credit from the reimbursement of our manufacturing expenses, even though our oxo-alcohols plant has been closed and is no longer taking any blend gas and the Praxair facilities have been modified so that the carbon monoxide previously used in blend gas is now being used in our acetic acid operations. Effective August 1, 2006, BP Chemicals began short paying our invoices for manufacturing expenses by the portion of the credit that BP Chemicals claims should continue through July 31, 2016. The disputed portion of the credit averaged approximately $0.3 million per month during 2006 and 2007, before adjusting for the portion of the profits we receive from BP Chemicals’ sale of the acetic acid we produce. We are also seeking additional damages from BP Chemicals in the arbitration based on what we believe are breaches of duty by BP Chemicals. The arbitration hearing was scheduled for August 6, 2007. However, the parties have abated the arbitration proceedings while they attempt to reach a negotiated settlement. As part of the agreement to abate the arbitration proceedings, BP Chemicals reimbursed us $0.8 million on February 5, 2007, which was 50% of the accrued disputed credit, and has continued and will continue to pay 50% of the disputed amount each month during the period of negotiation. The parties have stipulated that the payments are made without prejudice, in that BP Chemicals is not admitting liability and continues to insist that we remain liable for the disputed portion of the blend gas credit. According to the agreement, either party may reinstate the arbitration process at any time after August 1, 2007. If the arbitration is reinstated and an award is made, the amounts paid by BP Chemicals will be credited against any sums awarded to us or refunded by us to BP Chemicals, depending on the ruling of the arbitration panel. We believe that our acetic acid production agreement does not contemplate the continuation of any portion of the blend gas credit under these circumstances and will vigorously pursue our position. Although we are in a dispute with BP Chemicals over the interpretation of this contractual provision, we believe that we continue to have a constructive working relationship with BP Chemicals, as has been the case since 1986. As part of the settlement negotiations over the blend gas calculation, we are discussing an extension of the term of the acetic acid production agreement.

On February 21, 2007, we received a summons naming us, several benefit plans and the plan administrators for those plans as defendants in a class action suit, Case No. H-07-0625 filed in the United States District Court, Southern District of Texas, Houston Division. The plaintiffs seek to represent a proposed class of retired employees of Sterling Fibers, Inc., one of our former subsidiaries that we sold in connection with our emergence from bankruptcy in 2002. The plaintiffs are alleging that we were not permitted to increase their premiums for retiree medical insurance based on a provision contained in the asset purchase agreement between us and Cytec Industries Inc. and certain of its affiliates governing our purchase of our former acrylic fibers business in 1997. During our bankruptcy case, we specifically rejected this asset purchase agreement and the bankruptcy court approved that rejection. The plaintiffs are making claims that we violated the terms of the benefit plans and breached fiduciary duties governed by the Employee Retirement Income Security Act, and seek damages, declaratory relief, punitive damages and attorneys’ fees. At this time, we have not determined what, if any, liability we may have in this matter and intend to vigorously defend this action. We moved to dismiss the plaintiffs’ claims in their entirety on July 6, 2007 and that motion is pending before the court. We do not believe a loss related to this matter is probable, therefore no liability associated with this matter has been accrued. Currently, we are unable to determine the possible range of loss related to this matter, if any.

We are subject to various other claims and legal actions that arise in the ordinary course of our business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial position, results of operation or cash flows, although we cannot guarantee that a material adverse effect will not occur.

MANAGEMENT

Executive Officers and Directors

Our board of directors is composed of seven directors. The following table sets forth the names, ages and titles of the individuals who are our executive officers and directors. All of our directors are elected until the next annual meeting of stockholders and until their successors are elected and qualified. All executive officers hold office until their successors are elected and qualified.

Name	Age	Position with Company

Richard K. Crump	61	President, Chief Executive Officer and Director
John R. Beaver	46	Chief Financial Officer and Senior Vice President — Finance
Kenneth M. Hale	45	Senior Vice President, General Counsel and Corporate Secretary
Paul C. Rostek	51	Senior Vice President — Commercial
Walter B. Treybig	51	Senior Vice President — Manufacturing
Bruce E. Moore	42	Treasurer
Steven L. Gidumal	49	Director
Byron J. Haney	46	Director
Karl W. Schwarzfeld	31	Director
Philip M. Sivin	35	Director
Dr. Peter Ting Kai Wu	70	Director
John W. Gildea	64	Director

Richard K. Crump.  Mr. Crump has served as our President and Chief Executive Officer since January of 2003 and a director since December 2001. Prior to that time, Mr. Crump served as our Co-Chief Executive Officer from December of 2001 through January of 2003, our Executive Vice President — Operations from May of 2000 through December of 2001, our Vice President — Strategic Planning from December of 1996 through May of 2000, our Vice President — Commercial from October of 1991 through December 1, 1996 and our Director — Commercial from August of 1986 through October of 1991. Prior to joining us, Mr. Crump was Vice President of Sales for Rammhorn Marketing from 1984 through August of 1986 and Vice President of Materials Management for El Paso Products Company from 1976 through 1983.

John R. Beaver.  Mr. Beaver has been our Chief Financial Officer and our Senior Vice President — Finance since May 4, 2007. Prior to that time, Mr. Beaver served as our Corporate Controller since March of 2001 and one of our Vice Presidents since January of 2003. Prior to joining us, Mr. Beaver was Vice President and Corporate Controller for Pioneer Companies, Inc. from 1997 until December of 2000 and Corporate Controller for Borden Chemicals and Plastics Limited Partnership from 1995 though 1996. Mr. Beaver held several financial management positions with us from 1987 through 1995 and with Monsanto Company from 1981 through 1987.

Kenneth M. Hale.  Mr. Hale has been our General Counsel since January of 2001 and our Senior Vice President and Corporate Secretary since January of 2003. On January 1, 2005, Mr. Hale also became the head of our Human Resources & Administration Department. Prior to becoming one of our Senior Vice Presidents, Mr. Hale served as one of our Vice Presidents from October of 2002 through January of 2003. Prior to becoming General Counsel, Mr. Hale served as our Senior Counsel from July of 2000 through January of 2001, and as Assistant General Counsel from December of 1997 through July of 2000. Prior to joining us, Mr. Hale was an associate attorney at the law firm of Andrews & Kurth L.L.P. from January 1994 until December of 1997, and at the law firm of Honigman Miller Schwartz and Cohn from May of 1990 until December of 1993, where he specialized in mergers and acquisitions, finance, securities and general corporate matters.

Paul C. Rostek.  Mr. Rostek has been our Senior Vice President — Commercial since August of 2004. Prior to attaining this position, Mr. Rostek was our Vice President — Nitriles from December 1996 to December 2002, and then served as our Vice President — Corporate Alliance & New Ventures from January 2003 to July 2004. Mr. Rostek joined us when we acquired our previously owned pulp chemicals business from Tenneco Inc. in August

1992 and initially served as our Vice President ERCO System Group based out of Toronto, Canada from August of 1992 through November of 1996.

Walter B. Treybig.  Mr. Treybig joined us in 1993 and has been our Senior Vice President — Manufacturing since January of 2003. Prior to that time, Mr. Treybig served as our Plant Manager since 1998 and our Manager of Environmental, Health and Safety. Before joining us, Mr. Treybig held various positions at PPG Industries, Inc., Cain Chemical Inc., Occidental Chemical Corporation and Ausimont USA Incorporated. Mr. Treybig also serves as a Director of the Galveston County Health District.

Bruce E. Moore.  Mr. Moore has been our Treasurer since January of 2003. Prior to becoming our Treasurer, Mr. Moore served as our Director of Treasury Operations from May of 2001 through January of 2003 and our Petrochemicals Division Controller from November of 1998 through May of 2001. Prior to that time, Mr. Moore served in a variety of financial positions since joining us in December of 1989, including positions in internal audit, tax and financial reporting. Prior to joining us, Mr. Moore held various positions in the audit and tax departments of KPMG LLP.

Steven L. Gidumal.  Mr. Gidumal has been a director since November 2006. Mr. Gidumal is a Managing Director and a Co-Chief Investment Officer of Resurgence Asset Management, L.L.C. or Resurgence, which beneficially owns a substantial majority of the voting power of our securities. Mr. Gidumal joined Resurgence in 2006. Prior to joining Resurgence, Mr. Gidumal served as Founder, Managing Director and Portfolio Manager of Virtus Capital, a New York-based hedge fund since February 2004. Before launching his own company, Mr. Gidumal served as head of distressed research for Trilogy Capital from 2001 through February 2004. Prior to that time, Mr. Gidumal had served as a portfolio manager of Tribeca Investments (Citigroup’s distressed securities operations), a distressed securities specialist for Bear Stearns and an investment banker for Rothschild Inc. Mr. Gidumal also currently serves as a member of the Board of Directors of RDA Sterling Holdings Corporation and Mirant Corp. Asset Recovery Trust.

Byron J. Haney.  Mr. Haney has been a director since December 2002. Mr. Haney is a Managing Director and a Co-Chief Investment Officer of Resurgence, which beneficially owns a substantial majority of the voting power of our securities. Prior to becoming Managing Director and Co-Chief Investment Officer in 2006, Mr. Haney served as Managing Director of Resurgence since 1994. Mr. Haney joined Resurgence in 1994. Mr. Haney also currently serves as a member of the Board of Directors of RDA Sterling Holdings Corporation and Furniture.com, Inc. and as an Executive Officer and member of the Board of Directors of First Commercial Credit Corp.

Karl W. Schwarzfeld.  Mr. Schwarzfeld has been a director since March 2006. Mr. Schwarzfeld is a Vice President of Resurgence, which beneficially owns a substantial majority of the voting power of our securities. Prior to becoming Vice President in 2006, Mr. Schwarzfeld as Director of Operations of Resurgence from 2004 through 2006, Vice President of Operations from 2003 through 2004, Assistant Vice President of Operations from 2002 through 2003, Operations Manager from August 2000 through 2002 and a Portfolio Administrator of Resurgence from August of 1998 through July 2000. Mr. Schwarzfeld also currently serves as a member of the Board of Directors of Furniture.com, Inc.

Philip M. Sivin.  Mr. Sivin has been a director since July 2004. Mr. Sivin is Senior Vice President of M.D. Sass — Macquarie Financial Strategies Management Company, L.L.C. and a Vice President of Resurgence, which beneficially owns a substantial majority of the voting power of our securities. Mr. Sivin joined Resurgence in 2004 and became a Vice President in 2005. Prior to becoming Senior Vice President of M.D. Sass — Macquarie Financial Strategies Management Company, L.L.C. in 2005, Mr. Sivin had served as Senior Vice President and General Counsel of M.D. Sass Investors Services, Inc. and M.D. Sass Associates, Inc. since 2000. Prior to joining M.D. Sass in 2000, Mr. Sivin was an attorney at Sullivan & Cromwell LLP in New York specializing in corporate, securities, real estate and investment management transactions. Mr. Sivin also currently serves as a member of the Board of Directors and Executive Officer of M.D. Sass Investors Services, Inc. (which owns Resurgence) and M.D. Sass Associates, Inc., and as a member of the Board of Directors of RDA Sterling Holdings Corporation, Furniture.com, Inc. and First Commercial Credit Corp.

Dr. Peter Ting Kai Wu.  Dr. Wu has been a director since March 2004. Dr. Wu currently serves as Chairman of the Board of Boston Life Science Venture Corp., a corporation based in Taiwan, and Chairman Emeritus of

Continental Carbon India Limited. He is also a director and a member of the audit committee of TSRC Group, a synthetic rubber manufacturer in Taiwan and China. Previously, Dr. Wu served as Vice Chairman and Chief Executive Officer of Continental Carbon Company, a Houston, Texas based subsidiary of China Synthetic Rubber Corporation, from 1995 until his retirement in 2004, and as the President and Chief Executive Officer of China Synthetic Rubber Corporation, a petrochemicals company based in Taipei, Taiwan, from 1992 until his retirement in 2004. Prior to that time, Dr. Wu served as President and Chief Executive Officer of Grand Pacific Petrochemical Corporation, a Taipei, Taiwan based producer of styrene, polystyrene and ABS plastics, from 1990 through 1992, and as Executive Vice President of USI Far East Corporation, a Taipei, Taiwan based producer of polyethylene, from 1989 through 1990. Dr. Wu was also a Vice President and General Director of Industrial Technology Research Institute — Union Chemical Laboratories, an industrial chemical technology research organization in Hsin Chu, Taiwan, from 1985 through 1989, and held various positions related to polymer research at E.I. du Pont de Nemours & Company in Wilmington, Delaware from 1975 through 1985. The Chinese Institute of Chemical Engineers has awarded Dr. Wu the prestigious Chemical Engineering Medal for his contributions to the development of chemical industries in Taiwan, and Dr. Wu has also been awarded Distinguished Service Medals from both the Chinese Chemical Society and the Polymer Society of Taiwan. In 2005, Dr. Wu was bestowed a “Life-Time Achievement Award” at the 2005 Asia Pacific Carbon Black Conference in Suzhou, China and in 2007 was bestowed a similar award by the Polymer Society of Taiwan for his life-time contributions to the polymers industry.

John W. Gildea.  Mr. Gildea has been a director since December 2002. Mr. Gildea has been a managing director and principal of Gildea Management Company since 1990. Gildea Management Company and its affiliates have been the investment advisor to The Network Funds, which specializes in distressed company and special situation investments. Mr. Gildea has served on the Board of Directors of a number of restructured or restructuring companies, including Amdura Corporation, American Healthcare Management, Inc., America Service Group Inc., GenTek, Inc., Konover Property Trust, Inc. and UNC Incorporated. Mr. Gildea also serves as a member of the Board of Directors of Universal Aerospace Company, Inc., America Service Group Inc. and Misonix, Inc. and several United Kingdom based investment trusts. He is also a member of the Audit Committee and the Compensation Committee of Misonix, Inc.

Board of Directors

Director Independence

Mr. Gildea and Dr. Wu are considered independent under the listing standards of the New York Stock Exchange. Each of Messrs. Gidumal, Haney, Schwarzfeld and Sivin are employed by Resurgence, which has beneficial ownership of a substantial majority of the voting power of our securities due to its investment and disposition authority over securities owned by its and its affiliates’ managed funds and accounts. As a result of this beneficial ownership, Resurgence is considered to be our affiliate under Securities and Exchange Commission guidelines and, consequently, Messrs. Gidumal, Haney, Schwarzfeld and Sivin may be considered not independent under the listing standards of the New York Stock Exchange due to their employment by Resurgence. Mr. Sivin is also the son-in-law of Martin Sass, the Chief Executive Officer of Resurgence and of M.D. Sass Investors Services, Inc., the owner of Resurgence, and Mr. Sivin is member of the Board of Directors and executive officer of M.D. Sass Investors Services, Inc. Mr. Crump is our Chief Executive Officer and, consequently, is considered not independent under the listing standards of the New York Stock Exchange.

Committees of the Board

Our board of directors has created various standing committees to help carry out its duties, including an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Environmental, Health and Safety Committee. Generally speaking, our board committees work on key issues in greater detail than would be possible at full meetings of our board of directors. Each of our committees consults, from time to time, with outside experts concerning the performance of its duties. As part of its duties, our Corporate Governance Committee acts as our nominating committee.

Audit Committee

Our Audit Committee is currently comprised of two of our non-employee directors, Byron J. Haney (Chairman) and John W. Gildea. Our Audit Committee operates under a written charter adopted by our Board, a current copy of which is posted on our website at www.sterlingchemicals.com, and is also an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements, and monitors the qualifications, independence and performance of our internal and independent auditors. Our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent external and internal auditors, and approves the audit, audit-related or tax services to be provided by these auditors, as well as all non-audit related services to be provided by our independent external auditors. In addition, our Audit Committee reviews our Form 10-K and Form 10-Q reports, our practices in preparing published financial statements and our internal and disclosure controls. Upon the recommendation of our Audit Committee, our board of directors adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, a current copy of which is posted on our website at www.sterlingchemicals.com, and is also an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. This Code of Ethics, which applies to our Chief Executive Officer, our Chief Financial Officer, our Controller and anyone performing similar functions on our behalf, is administered by our Audit Committee and provides for the reporting of violations to our Audit Committee on a confidential and anonymous basis.

Mr. Gildea is considered independent under the listing standards of the New York Stock Exchange for purposes of serving on our Audit Committee, while Mr. Haney may be considered not independent under these listing standards due to his employment by Resurgence. However, as Mr. Haney qualifies as a “financial expert,” as discussed below, our board of directors determined that it was appropriate to appoint Mr. Haney to our Audit Committee. Under the charter of our Audit Committee, each member of our Audit Committee must:

•	be independent of management and be free from any relationship that, in the opinion of our Board, would interfere with the exercise of his independent judgment;

•	have, in the opinion of our board of directors and in the opinion of each member of our Audit Committee, sufficient time available to devote reasonable attention to the responsibilities of our Audit Committee;

•	be financially literate (i.e., have the ability to read and understand fundamental financial statements, including a balance sheet, income statement and statement of cash flows, and the ability to understand key financial risks and related controls and control processes); and

•	not simultaneously serve on the audit committee of more than three public companies.

In addition, at least one member of our Audit Committee must, in the opinion of our Board, be an “audit committee financial expert” or have accounting or related financial management expertise. Our Board has determined that Mr. Haney is an “audit committee financial expert” within the meaning ascribed to such term under the rules promulgated under the Sarbanes-Oxley Act of 2002, due to his education, training and employment as a certified public accountant, service as a member of the audit committee of other companies and other relevant experience acquired through his work at Resurgence and other companies.

Compensation Committee

Our Compensation Committee is currently comprised of two of our non-employee directors, John W. Gildea (Chairman) and Steven L. Gidumal. Our Compensation Committee operates under a written charter adopted by our Board, a current copy of which is posted on our website at www.sterlingchemicals.com, and is also an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Our Compensation Committee is responsible for discharging the compensation responsibilities of our Board, including:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving our Chief Executive Officer’s compensation level based on this evaluation;

•	determining and approving the compensation levels for our other executive officers;

•	making recommendations to our board of directors with respect to the adoption, amendment or termination of our incentive compensation plans and equity-based plans;

•	administering our compensation programs for executive officers (including bonus plans, stock option and other equity-base programs, deferred compensation plans and other cash or stock incentive programs);

•	reviewing and making recommendations to our board of directors with respect to other significant employee benefit programs; and

•	reviewing and approving our annual merit budget.

In addition, our Compensation Committee establishes the annual fees and meeting fees to be paid to our non-employee directors.

The roles of our executive officers and of consultants in determining compensation of our executive officers and directors, and the ability of the Compensation Committee to delegate its authority, is discussed under “Compensation Discussion and Analysis” below.

As discussed above, Mr. Gildea is considered independent under the listing standards of the New York Stock Exchange, while Mr. Gidumal may be considered not independent under these listing standards due to his employment by and other relationships to Resurgence. Under the charter of our Compensation Committee, each member of our Compensation Committee must be independent of management and be free from any relationship that, in the opinion of our Board, would interfere with the exercise of his independent judgment, and have, in the opinion of our board of directors and in the opinion of each member of our Compensation Committee, sufficient time available to devote reasonable attention to the responsibilities of our Compensation Committee.

Corporate Governance Committee

Our Corporate Governance Committee is currently comprised of two of our non-employee directors, Dr. Peter T.K. Wu (Chairman) and John W. Gildea. Our Corporate Governance Committee operates under a written charter adopted by our Board, a current copy of which is posted on our website at www.sterlingchemicals.com, and is also an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Our Corporate Governance Committee considers all matters related to our corporate governance. In discharging its duties, our Corporate Governance Committee makes recommendations to our board of directors with respect to changes to our Certificate of Incorporation, Bylaws, committee structure and corporate governance guidelines, reviews all stockholder proposals, considers questions of independence of our board of directors members and possible conflicts of interest, reviews succession plans relating to positions held by our senior executive officers and reviews our insurance and indemnity arrangements for our directors and officers. Our Corporate Governance Committee also provides oversight with respect to the establishment of and adherence to corporate compliance programs, codes of conduct and other policies and procedures concerning our business and our compliance with all relevant laws.

Our Corporate Governance Committee also acts as our nominating committee. In this capacity, our Corporate Governance Committee considers, recommends and recruits candidates to fill new or vacant positions on our board of directors and conducts inquiries into the backgrounds and qualifications of possible candidates for positions on our board of directors (unless any person or entity has the power to designate the individual to fill such position under our Certificate of Incorporation, any contract to which we are a party or the terms of any series of our preferred stock). Our Corporate Governance Committee, in accordance with its charter and subject to the terms of our Certificate of Incorporation and Bylaws, reviews candidates recommended by our stockholders for positions on our Board.

As discussed above, Mr. Gildea and Dr. Wu are considered independent under the listing standards of the New York Stock Exchange. Under the charter of our Corporate Governance Committee, each member of our Corporate Governance Committee must be independent of management and be free from any relationship that, in the opinion of our Board, would interfere with the exercise of his independent judgment, and have, in the opinion of our board of directors and in the opinion of each member of our Corporate Governance Committee, sufficient time available to devote reasonable attention to the responsibilities of our Corporate Governance Committee.

Environmental, Health & Safety Committee

Our Environmental, Health and Safety Committee is currently comprised of two of our directors, Richard K. Crump (Chairman) and Dr. Peter T.K. Wu. Our Environmental, Health and Safety Committee establishes policies, practices and procedures for employee safety and health, environmental protection and product safety to ensure that our operations are conducted in compliance with environmental laws, rules, regulations, permits and licenses. Our Environmental, Health and Safety Committee also conducts ongoing environmental planning activities and makes recommendations to our board of directors concerning the selection of external environmental auditors, including their compensation and the proposed terms of their engagement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our senior executive compensation program is designed to motivate, reward and retain the management talent needed to achieve our business goals and maintain a leadership position in the petrochemicals industry. Under our program, a significant portion of the potential compensation of our senior executives is dependent on our financial performance and increased stockholder value. Our program offers our senior executives salary levels and compensation incentives designed to:

•	attract, motivate and retain talented and productive executives;

•	recognize individual performance and our overall corporate performance relative to the performance of our competitors and other companies of comparable size; and

•	support our short-term and long-term goals.

We believe that this approach ensures an appropriate link between the compensation of our senior executives and the accomplishment of our goals and our stockholders’ objectives.

Processes and Procedures for Determining Compensation

Our Compensation Committee is responsible for discharging the primary compensation responsibilities of our Board, and has the authority to determine and approve the compensation paid to each of our senior executive officers, including the Named Executive Officers (as defined below). Our Compensation Committee also administers our compensation programs for our senior executive officers (including bonus plans, stock option and other equity-base programs, deferred compensation plans and other cash or stock incentive programs), and makes recommendations to our board of directors with respect to whether any of those plans should be changed or terminated, or whether new plans should be adopted. The charter for our Compensation Committee does not contemplate any delegation by our Compensation Committee, or any of its members, of the duties delegated by our board of directors to our Compensation Committee.

Our Compensation Committee uses a number of sources to determine the compensation paid to each of our senior executives. One of the primary sources of information used by our Compensation Committee is data from independent compensation consultants. The extent of data received from these consultants varies from year to year. Once every several years, an in-depth analysis of each element of our senior executive compensation program, as well as the overall compensation paid to each of our senior executives, is performed by an independent consulting firm. Historically, this analysis has been performed in tandem with similar analyses performed for all of our salaried employees by the same compensation consulting firm directly engaged by us rather than our Compensation Committee. Prospectively, we intend to have our Compensation Committee directly engage its own compensation consulting firm and ensure that the compensation firm engaged by our Compensation Committee is a different firm from that engaged by us to review our compensation program for our other salaried employees. In January of 2007, our Compensation Committee directly engaged The Hay Group, Inc. to perform an in depth analyses of our senior executive compensation program. In those years when an in-depth analysis is performed, the compensation consulting firm issues a final report to our Compensation Committee that provides its view of the appropriateness of the compensation paid to each of our senior executives and the appropriateness of our senior executive compensation program as a whole. The compensation consulting firm also typically makes several recommendations for changes to our program. This report and analysis provides our Compensation Committee with the ability to compare our senior executive compensation program to those offered by other chemical manufacturers and a select group of non-chemical companies of comparable size and performance, and determine whether the compensation paid to each of our senior executives is both competitive and reasonable in relation to the duties required of that executive.

In the years falling in between these more in-depth analyses, the head of our Human Resources and Administration Department (currently Mr. Hale, one of our Named Executive Officers) provides our Compensation Committee with summary market data from several compensation consulting firms. Our Compensation Committee uses this data to assess general trends in the levels of base salaries paid to senior executives in our industry, in our geographic locale and in the United States as whole. The compensation consulting firms from whom summary market data is obtained may vary from year to year. For example, in 2006, our Compensation Committee received summary market data from The Hay Group, Inc., Hewitt Associates, Inc., Business and Legal Reports, Inc. and Mercer Human Resource Consulting LLC. After reviewing the summary market data, our Compensation Committee determines an overall budget for increases in the base salaries of our senior executives as a group. Once this overall budget is established, our Compensation Committee confers with our Chief Executive Officer to discuss the performance of each of our senior executives and, following that discussion, our Compensation Committee determines the amount of increase in base salary for each of our senior executives, including our Chief Executive Officer.

Total Compensation

The major components of our senior executive compensation program are base salary, annual incentive compensation and stock-based compensation, and we also provide a few perquisites and other personal benefits to our senior executives, such as group life insurance. In addition, we maintain a 401(k) plan for all of our employees, and currently match the contributions into our 401(k) Plan made by each of our salaried employees, on a dollar-for-dollar basis, up to 6% of the participant’s base salary. We also provide all of our senior executives with post-employment compensation in the form of our salaried employees’ pension plan and our Key Employee Protection Plan. However, benefit accruals under our salaried employees’ pension plan were frozen as of January 1, 2005. Our Compensation Committee seeks to set base salaries for our senior executives at competitive rates, and also provides annual compensation opportunities linked to both our financial performance and the individual’s performance in each year and long-term stock-based compensation opportunities linked to our overall financial performance over an extended period. We believe that focusing executive compensation on variable incentive pay helps us meet our performance goals and enhances stockholder value in the long term. In 2006, non-equity incentive compensation paid to our senior executives averaged about 30% of the total cash compensation paid to our senior executives.

Base Salaries

Under our compensation program, we place lower emphasis on fixed compensation for our senior executives and position their base salaries at industry levels. Initially, each executive’s base salary is set at a level intended to reflect that executive’s experience, level of responsibility, job classification and competence. Dramatic changes in base salaries are uncommon and typically only occur if needed to adjust for market movements, promotions or significant changes in responsibility or individual performance. Each year, our Compensation Committee determines the amount of increases in the base salaries of our senior executives. Once every several years, an in-depth analysis of each element of our senior executive compensation program, including base salaries, is performed by an independent consulting firm. In those years, our Compensation Committee receives a report from the compensation consulting firm that includes an analysis of an appropriate range for the base salary of each of our senior executives. Depending on the results of the analysis, our Compensation Committee may elect to make a significant increase, or make a lower than expected increase, in the base salary of one or more of senior executives in that year in order to align that executive’s base salary with the market rate for the position in question. In most years, our Compensation Committee establishes an overall budget for increases in the base salaries of our senior executives as a group. Once this overall budget is established, our Compensation Committee confers with our Chief Executive Officer to discuss the performance of each of our senior executives and, following that discussion, our Compensation Committee determines the increase in base salary for each of our senior executives, including our Chief Executive Officer. On April 20, 2007, our Compensation Committee approved increases in the base salaries for each of our senior executives based on the results of the in depth analyses of our senior executive compensation program performed by The Hay Group, Inc., our financial performance in 2006 and the contributions of each of our senior executives towards our overall performance.

Annual Incentive Compensation

In addition to base salaries, our senior executives and other qualified employees can earn additional cash incentive compensation each year under our Bonus Plan. The additional compensation available under this plan is intended to reward the achievement of annual corporate financial goals and personal performance. Under our Bonus Plan, the amount paid to each of our salaried employees is based on our EBITDA and the employee’s “Bonus

Target” (which is a percentage of his or her base salary), with 50% of that amount being subject to adjustment based on the employee’s performance during the year. If we attain a “threshold” level of EBITDA ($35 million of EBITDA) in any calendar year, each of our salaried employees, including our senior executives, is entitled to a bonus of up to 50% of their Bonus Target. If we attain our “target” level of EBITDA ($70 million of EBITDA) in any calendar year, each of our salaried employees is entitled to a bonus of up to 100% of their Bonus Target. Finally, if we attain $140 million of EBITDA in any calendar year, each of our salaried employees is entitled to a bonus of up to 200% of their Bonus Target. No additional amounts are payable under our bonus plan for exceeding $140 million of EBITDA in any calendar year. If our EBITDA is between any of the specified levels, the maximum payment under the Bonus Plan for each salaried employee is pro-rated between the two levels on a straight-line basis. For example, if we attained $52.5 million in EBITDA in a year, each of our salaried employees would be entitled to a bonus of up to 75% of their Bonus Target. EBITDA, which we define as income/(loss) before tax, interest expense (net), depreciation, amortization and write-downs is a non-GAAP measure we use as an approximation of cash flow from operations before tax. Our definition of EBITDA may differ from that of other companies.

Our Bonus Plan is administered by our Compensation Committee, who determines the amount of annual incentive compensation paid to each of our senior executive officers in those years when we achieve the minimum level of financial performance required for a payment under our Bonus Plan. In evaluating an individual’s performance, our Compensation Committee relies, to some extent, on the assessment of our Chief Executive Officer. The maximum amount payable under our Bonus Plan for any year is not determined until the audit of our financial statements has been completed and our Form 10-K for that year has been approved by our Audit Committee and our Board. We believe that the potential to earn above market bonuses in any given year helps us to attract, motivate and retain talented and productive senior executives and supports our short term goals for that year. In addition, by requiring minimum levels of financial performance in order to earn any bonus, and making 50% of the maximum bonus payable dependent upon individual performance, we believe that our Bonus Plan provides an effective tool for recognizing both individual performance and our overall corporate performance.

No awards were made under our Bonus Plan in 2004, 2005 or 2006. However, a bonus was paid under our Bonus Plan on February 28, 2007 related to our performance in 2006. In addition, on February 24, 2006, our Compensation Committee authorized the payment of discretionary bonuses to all of our personnel to reward them for attaining our goal of reducing fixed costs by at least $20 million during 2005. Finally, in March of 2005, our board of directors authorized the payment of a discretionary bonus to all of our personnel in recognition of the significant efforts of management and other employees in achieving substantial cost reductions over the course of 2004, and to address issues surrounding competitive pay practices and our need to attract, retain and reward executive talent. In evaluating the amounts of bonuses paid for each year, our Compensation Committee and our board of directors considered the scope of responsibilities of each employee and evaluated each executive’s leadership by considering a variety of factors, including, among others, the development of effective cost reduction strategies, the achievement of results and the maintenance of environmental, health and safety performance.

On February 23, 2007, our Compensation Committee determined the amounts of the bonuses payable to each of our Named Executive Officers under our Bonus Plan based on our and his performance in 2006. Our Compensation Committee considered a number of factors in determining the amount payable to each of our Named Executive Officers, including, among others, the Named Executive Officer’s leadership, his influence in the development and implementation of effective cost reduction strategies, his performance in driving results, his dedication to and participation in maintaining an ethical culture and his responsibility for maintaining high standards for environmental, health and safety performance.

On January 27, 2006, our Compensation Committee amended our Bonus Plan to provide each of our salaried employees the ability to earn a bonus based on their individual performance, irrespective of our financial performance during the year, starting with the bonus and compensation determinations made in early 2007. However, if a bonus is paid based on achieving our financial performance targets, no additional bonus is paid under the new provision of our Bonus Plan. Our Compensation Committee considered a variety of factors before electing to make this change to our Bonus Plan, including the marked increase in compensation paid to, and intense competition to attract and retain, employees in the petrochemicals and oil and gas industries resulting from the dramatic increase in oil prices over the last few years and the reconstruction efforts following Hurricane Katrina. Our Chief Executive Officer and our four Senior Vice Presidents are excluded, however, from this new portion of our Bonus Plan. Whether a bonus is paid to our Chief Executive Officer or any of our Senior Vice Presidents in any year when we do not attain the minimum financial performance required for a payment under our Bonus Plan, and if so, the amount to be paid, is determined by our Compensation Committee at that time based upon its review of their individual performance during the year in question.

Stock-Based Compensation

Under the stock-based portion of our senior executive compensation program, our senior executives and other key employees are eligible for awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and phantom stock awards under our 2002 Stock Plan. Our Compensation Committee or our full Board determines the terms and amounts of each award granted under our 2002 Stock Plan based upon a variety of factors, including:

•	the recipient’s level of responsibility and job classification;

•	the recipient’s job performance;

•	the recipient’s present and potential contributions to our long-term success; and

•	the extent that the base salary of the recipient is below industry levels based on the compensation survey described above.

The primary purpose of our stock-based compensation program is to provide our senior executives and other key employees with incentives to concentrate on our performance over the long term. We believe that stock-based compensation is an appropriate and effective method for aligning the interests of our senior executives and other key employees with our long-term goal of maximizing stockholder value because the employees will not receive any benefit from this form of compensation unless our overall value, based on stock prices, increases over time.

Our Compensation Committee or our board of directors specifies the number of shares covered by each award under our 2002 Stock Plan and the associated vesting schedule. A three-year vesting schedule has been used for all awards that have been granted under our 2002 Stock Plan. We believe that this length of vesting schedule provides an incentive to our senior executives to increase stockholder value over time, since the full benefit of the awards cannot be realized unless there is appreciation in stock value over a number of years. While we impose a three year vesting schedule, options granted under our 2002 Stock Plan become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement, and may become fully exercisable in the event of a “change of control,” which includes the acquisition of beneficial ownership by any person (other than Resurgence and its affiliates) of at least 50% of our outstanding common stock or at least 50% of the combined voting power of all of our outstanding securities entitled to vote generally in the election of directors, (ii) the sale, lease, exchange or transfer of substantially all of our properties and assets or (iii) our merger or consolidation with another entity if the holders of our existing voting securities own less than a majority of the voting securities of the surviving entity.

Historically, only one grant of awards under our 2002 Stock Plan has been made to any individual. Our 2002 Stock Plan was authorized and established on December 19, 2002, when we emerged from bankruptcy protection under Chapter 11 of the Bankruptcy Code. Shortly thereafter, on February 11, 2003, our Compensation Committee and our board of directors made an initial grant of stock options to our executive officers and certain other employees in amounts our Compensation Committee felt were adequate to provide the appropriate incentives and achieve the desired alignment with the long-term interests of our stockholders. Our Compensation Committee has only approved one additional grant of any award under our 2002 Stock Plan since that time, which grant was made on November 5, 2004 in connection with Mr. Rostek being promoted to our Senior Vice President — Commercial for the purpose of aligning his overall compensation and incentives with that of our other Named Executive Officers. All of the outstanding options held by our Named Executive Officers have vested and are exercisable, except for options to purchase 9,167 shares of our common stock held by Mr. Rostek. No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option. All options have been granted with an exercise price at or above the fair market value of a share of our common stock on the date of grant.

We do not have any program, plan or practice in place for selecting grant dates for awards under our 2002 Stock Plan in coordination with the release of material non-public information. With one exception, all of the awards under our 2002 Stock Plan were granted on February 11, 2003, at the first meeting of our new Board following our emergence from bankruptcy in December of 2002. The other award was granted in connection with the promotion of Mr. Rostek to our Senior Vice President — Commercial. Each of these awards was a grant of non-qualified stock options to acquire shares of our common stock at an exercise price of $31.60 per share. Our Board based the exercise price for each of these awards on an approximation of the amount invested by our new stockholders in connection with our emergence from bankruptcy That amount was far in excess of the trading price of a share of our common stock on the over-the-counter market on each of the two grant dates. Neither our board of directors nor our Compensation Committee is prohibited from granting options at times when they are in possession of material non-public information. However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material non-public information to affect the value of those awards.

Under our Code of Ethics and Conduct, all of our employees, including each of the Named Executive Officers and directors, are prohibited from directly or indirectly purchasing or selling any of our securities while they are in possession of material inside information, communicating any material inside information to others who may trade in our securities or recommending to others that they purchase or sell any of any securities while they are in the possession of material inside information. Generally, all of our directors, officers and members of senior management are required to pre-clear all sales and purchases of our securities through our Legal Department. Our other employees only need to pre-clear sales and purchases of our securities that are intended to take place outside a window period through our Legal Department. For this purpose, the only window periods are the 30-day period commencing one week after our annual report has been mailed to stockholders and the 15-day period beginning on the third business day following the official release of our quarterly or annual financial results. Notwithstanding the foregoing policies, our General Counsel may, with the approval of our Corporate Governance Committee, exempt any director from these pre-clearance procedures if our General Counsel reasonably believes that such director possesses adequate sophistication and access to legal advisors to make his or her own determination of whether a given sale or purchase of our securities is otherwise in compliance with these policies. Our General Counsel and our Corporate Governance Committee have exempted all of our directors who are employed by Resurgence from these pre-clearance procedures. Our Code of Ethics and Conduct also discourages in-and-out trading in our securities and prohibits any of our directors, officers or employees from engaging in short sales or sales against the box of any of our securities or trading in puts, calls or options, in each case, unless approved by a majority of the disinterested members of our Board.

Tax Treatment

Our Compensation Committee considers the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to a company’s chief executive officer or any of its other four most highly compensated executive officers in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. In 2006, none of our employees subject to this limit received compensation in excess of $1 million. Consequently, the requirements of Section 162(m) should not affect the tax deductions available to us in connection with our senior executive compensation program for 2006.

Compensation Tables

Summary Compensation Table

The following table shows certain information regarding the compensation we paid each individual who served as our Chief Executive Officer or our Chief Financial Officer (or acted in a similar capacity during 2006) and our other three most highly compensated executive officers during 2006 (referred to collectively as our Named Executive Officers) for fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, respectively.

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred	All Other
	Fiscal			Option	Incentive Plan	Compensation	Compen-
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Compensation	Earnings	sation(3)	Total

Richard K. Crump	2006	$388,333	$0	$30,973	$267,003	$46,588	$28,145	$761,042
President and Chief	2005	378,500	46,875	294,245	0	74,359	25,562	819,541
Executive Officer	2004	370,000	126,140	712,384	0	172,821	21,230	1,402,575
Paul G. Vanderhoven(4)	2006	255,167	0	8,518	87,974	26,504	16,316	394,479
Senior VP — Finance and	2005	244,417	40,625	80,917	0	42,303	15,662	423,924
Chief Financial Officer	2004	235,250	50,256	195,905	0	101,814	11,399	594,624
Kenneth M. Hale(5)	2006	220,583	0	7,098	60,863	3,562	15,335	307,441
Senior VP, General	2005	209,583	34,375	67,431	0	5,685	14,440	331,514
Counsel and Secretary	2004	195,208	38,250	163,255	0	18,663	9,529	424,905
Paul C. Rostek(6)	2006	209,667	0	89,024	57,851	9,879	14,474	380,895
Senior VP — Commercial	2005	200,458	34,375	197,832	0	13,232	14,087	459,984
	2004	184,000	32,980	36,269	0	35,787	7,903	296,939
Walter B. Treybig	2006	193,583	0	6,453	53,401	7,161	12,923	273,521
Senior VP —	2005	185,250	34,375	61,301	0	11,429	15,354	307,709
Manufacturing	2004	177,167	30,430	148,413	0	32,242	52,019	440,271

(1)	Includes amounts deferred under our 401(k) Savings and Investment Plan.

(2)	Please refer to Footnote 2 of our Consolidated Financial Statements for the year ended December 31, 2006 included in this prospectus for a description of the assumptions used in determining (2) compensation cost for the stock options reflected in this column which were granted in 2003 or, in the case of Mr. Rostek, in 2004.

(3)	Includes (i) values of group life insurance provided by us in excess of $50,000, (ii) amounts paid for clubs and associations, (iii) premiums for executive life insurance paid by us, (iv) matching (3) contributions paid by us under our 401(k) Savings and Investment Plan and (v) values of parking paid by us in excess of Internal Revenue Service limitations, as follows:

	Fiscal		Clubs and	401(k) Matching	Executive
	Year	Group Life	Associations	Contributions	Parking

Richard K. Crump	2006	$7,277	$0	$13,200	$590
	2005	4,615	585	12,600	684
	2004	4,509	1,689	7,175	779
Paul G. Vanderhoven	2006	1,616	910	13,200	590
	2005	1,543	835	12,600	684
	2004	1,481	1,964	7,175	779
Kenneth M. Hale	2006	600	1,535	13,200	0
	2005	565	1,340	12,535	0
	2004	524	2,173	6,832	0
Paul C. Rostek	2006	1,304	0	12,580	590
	2005	809	585	12,008	685
	2004	723	568	6,352	260
Walter B. Treybig	2006	1,193	115	11,615	0
	2005	741	500	11,096	0
	2004	703	115	6,201	0

Mr. Crump’s “All Other Compensation” includes executive life insurance premiums paid by us of $7,078 in 2006, $7,078 in 2005 and $7,078 in 2004. Mr. Treybig’s “All Other Compensation” includes $3,017 paid in 2005 for travel expenses related to obtaining his Masters in Business Administration Degree from Tulane University and $45,000 paid directly to Tulane University in 2004 towards tuition for that degree.

(4)	Mr. Vanderhoven retired as our Chief Financial Officer and Senior Vice President — Finance effective May 1, 2007.

(5)	In addition to his duties as our Senior Vice President, General Counsel and Secretary, Mr. Hale was promoted to the Head of our Human Resources & Administration Department on January 1, 2005. Consequently, Mr. Hale’s compensation for 2004 reflects compensation paid to him in his capacity as our Senior Vice President, General Counsel and Secretary.

(6)	Mr. Rostek was promoted to our Senior Vice President — Commercial on August 9, 2004. Prior to that, Mr. Rostek served as our Vice President — Corporate Alliances & New Ventures. Consequently, Mr. Rostek’s compensation for 2004 reflects compensation paid to him in his capacity as our Senior Vice President — Commercial for approximately five months and compensation paid to him in his capacity as our Vice President — Corporate Alliances & New Ventures for approximately seven months.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, including each of our Named Executive Officers. These indemnification agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under the General Corporation Law of the State of Delaware and are in addition to any other rights these individuals may have under our organizational documents or applicable law. We believe that these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced directors and executive officers.

Grants of Plan-Based Awards

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold	Target	Maximum

Richard Crump	$195,000	$390,000	$780,000
Paul Vanderhoven	0	0	0
Kenneth Hale	46,800	93,600	187,200
Paul Rostek	44,350	88,700	177,400
Walter Treybig	40,950	81,900	163,800

None of our Named Executive Officers were granted any equity incentive plan awards, other stock awards or other option awards in 2006.

Non-Equity Incentive Plan Information — Bonus Plan

We maintain a Bonus Plan that pays additional compensation to our salaried employees in the form of a cash bonus. The amount of additional incentive compensation available under our Bonus Plan is based on threshold levels of our financial performance (a minimum level, a target level and a maximum level based on our calendar year EBITDA) and formulae set for the individual’s job classification (with individuals having greater management responsibility having the opportunity to earn larger percentages). Payments under our Bonus Plan are also impacted by individual performance, with 50% of the maximum bonus amount that can be earned by each senior executive being subject to adjustment based on that executive’s performance during the year. If a bonus is earned under our Bonus Plan in any year, the bonus is paid after the audit of our financial statements for that year has been completed. Generally, an employee must still be employed at the time the bonus is paid in order to receive a bonus payment. As of December 31, 2006, the Bonus Targets for our Named Executive Officers were:

Richard K. Crump	100%
Paul G. Vanderhoven	50%
Kenneth M. Hale	40%
Paul C. Rostek	40%
Walter B. Treybig	40%

Historically, no bonuses were paid under our Bonus Plan for a calendar year if we did not attain the threshold level of EBITDA in that calendar year. However, on January 27, 2006, our Compensation Committee amended our

Bonus Plan to provide each of our salaried employees (other than our Named Executive Officers) with the ability to earn a bonus of up to 50% of their Bonus Target based on their individual performance, irrespective of the amount of EBITDA we earn during the year. If a bonus is paid under the EBITDA-based portion of our Bonus Plan, no additional bonus is paid under the new provision of our Bonus Plan. Whether a bonus is paid to any of our Named Executive Officers in any year when we do not attain the threshold level of EBITDA required for a payment under our Bonus Plan, and if so, the amount to be paid, is determined by our Compensation Committee at that time based upon its review of their individual performance during the year in question.

For 2006, we exceeded the threshold level of EBITDA required for a payment under our Bonus Plan. As discussed in Compensation Discussion and Analysis, the amount paid to each of our salaried employees is based on our EBITDA and the employee’s Bonus Target (which is a percentage of his or her base salary), with 50% of that amount being subject to adjustment based on the employee’s performance during the year. On February 23, 2007, our Compensation Committee determined the amounts of the bonuses payable to each of our Named Executive Officers under our Bonus Plan based on our and his performance in 2006. The following table sets forth the maximum amount of bonuses each of our Named Executive Officers were eligible to receive under our Bonus Plan and the actual amount of bonuses paid to our Named Executive Officers:

	Maximum Possible	Actual
	Bonus Payment	Bonus Payment

Richard K. Crump	$267,003	$267,003
Paul G. Vanderhoven	87,974	87,974
Kenneth M. Hale	60,863	60,863
Paul C. Rostek	57,851	57,851
Walter B. Treybig	53,401	53,401

Equity Incentive Plan Information — 2002 Stock Plan

Under our 2002 Stock Plan, our board of directors or Compensation Committee may issue stock options, stock awards, stock appreciation rights or stock units to our senior executives, other key employees and consultants. Our 2002 Stock Plan is administered by our Board, in consultation with our Compensation Committee, and may be amended or modified from time to time by our Board. Our Board or Compensation Committee determines the exercise price of stock options, any applicable vesting provisions and the other terms and provisions of each award granted under our 2002 Stock Plan. Options granted under the 2002 Stock Plan become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement, and may become fully exercisable in the event of a “change of control,” which includes the acquisition of beneficial ownership by any person (other than Resurgence and its affiliates) of at least 50% of our outstanding common stock or at least 50% of the combined voting power of all of our outstanding securities entitled to vote generally in the election of directors, (ii) the sale, lease, exchange or transfer of substantially all of our properties and assets or (iii) our merger or consolidation with another entity if the holders of our existing voting securities own less than a majority of the voting securities of the surviving entity. However, no option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option. We have reserved 363,914 shares of our Common Stock for issuance under our 2002 Stock Plan (subject to adjustment). Under our 2002 Stock Plan, we have granted awards on only two occasions. On February 11, 2003, we granted options to purchase an aggregate of 326,000 shares of our Common Stock, at an exercise price of $31.60 per share, to our senior executives and certain of our other key employees, all of which vested over the next three years in three equal installments. On November 5, 2004, we granted options to purchase 27,500 shares of our Common Stock, at an exercise price of $31.60 per share, to Mr. Rostek in connection with his promotion to Senior Vice President — Commercial. Mr. Rostek’s stock options also have a three-year equal installments vesting schedule, with the final installment of stock options to purchase 9,167 shares of our common stock scheduled to vest on November 5, 2007. As of December 31, 2006, of the options awarded under our 2002 Stock Plan, 15,833 of those options had been exercised and 59,167 of those options had lapsed or expired without being exercised.

The following table provides information regarding securities authorized for issuance under our 2002 Stock Plan as of December 31, 2006:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to	Weighted-Average	Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	278,500	$31.60	85,414
Equity compensation plans not approved by security holders	—	—	—
Total	278,500	$31.60	85,414

(1)	Our 2002 Stock Plan was authorized and established under our confirmed Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, which became effective on December 19, 2002. Our plan of reorganization provides that, without any further act or authorization, confirmation of our plan of reorganization and entry of the confirmation order is deemed to satisfy all applicable federal and state law requirements and all listing standards of any securities exchange for approval by the board of directors or the stockholders of our 2002 Stock Plan. No additional stockholder approval of our 2002 Stock Plan has been (1) obtained.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the value of unexercised stock options, as of December 31, 2006 held by each of our Named Executive Officers. There were no exercises of options or stock appreciation rights during fiscal 2006 by any of our Named Executive Officers, and none of our Named Executive Officers held any shares or units of stock or stock appreciation rights at December 31, 2006.

	Option Awards
				Equity Incentive
				Plan Awards:
	Number of	Number of		Number
	Securities	Securities		of Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option	Option
	Options —	Options —		Unearned	Exercise	Expiration
	Exercisable	Unexercisable		Options	Price	Date

Richard Crump	120,000	0		0	$31.60	02/11/13
Paul Vanderhoven	33,000	0		0	$31.60	02/11/13
Kenneth Hale	27,500	0		0	$31.60	02/11/13
Paul Rostek	18,333	9,167	(1)	0	$31.60	11/05/14
Walter Treybig	25,000	0		0	$31.60	02/11/13

(1)	Final installment scheduled to vest on November 5, 2007.

Option Exercises and Stock Vesting

None of our Named Executive Officers exercised any stock options or stock appreciation rights during fiscal 2006 or held any restricted stock, stock appreciation rights or similar equity awards during fiscal 2006.

Pension Benefits

		Number	Present Value
		of Years	of	Payments
		Credited	Accumulated	During Last
	Plan Name	Service	Benefit(1)	Fiscal Year

Richard Crump	Salaried Employees’ Pension Plan	19	467,770	0
	Pension Benefit Equalization Plan	19	0	0
	Supplemental Employee Retirement Plan	19	389,049	0
Paul Vanderhoven	Salaried Employees’ Pension Plan	28	424,367	0
	Pension Benefit Equalization Plan	28	0	0
	Supplemental Employee	28	63,079	0
	Retirement Plan
Kenneth Hale	Salaried Employees’ Pension Plan	7	65,508	0
	Pension Benefit Equalization Plan	7	0	0
	Supplemental Employee	7	0	0
	Retirement Plan
Paul Rostek	Salaried Employees’ Pension Plan	24	182,476	0
	Pension Benefit Equalization Plan	24	0	0
	Supplemental Employee	24	0	0
	Retirement Plan
Walter Treybig	Salaried Employees’ Pension Plan	12	131,696	0
	Pension Benefit Equalization Plan	12	0	0
	Supplemental Employee	12	0	0
	Retirement Plan

(1)	Please refer to Footnote 7 of our Consolidated Financial Statements for the year ended December 31, 2006 included in this prospectus for the fiscal year ended December 31, 2006 for a description of the valuation methods utilized to determine the present value of accumulated benefits under our Salaried Employees’ Pension Plan, our Pension Benefit Equalization Plan and our Supplemental Employee (1) Retirement Plan and all material assumptions used in quantifying such present values.

Pension Plans

Salaried Employees’ Pension Plan.  When we were formed in 1986, we established our defined benefit Salaried Employees’ Pension Plan as a component of our overall compensation program in recognition of the contributions of our employees to our operations, and as a tool for encouraging employee retention by providing a method for ensuring adequate income during retirement. Most of our salaried employees, including each of our Named Executive Officers, participate in our Salaried Employees’ Pension Plan. However, effective as of January 1, 2005, we amended our Salaried Employees’ Pension Plan to cease further benefit accruals for all of the participants. Under the amendments, the “Credited Service” we use in the calculation of each employee’s pension was frozen at the number of years of Credited Service he or she had earned as of January 1, 2005. In addition, the “Average Earnings” we use in the calculation of each employee’s pension (discussed in detail below) was frozen at his or her average monthly earnings calculated as of January 1, 2005. The “Vesting Service” we use to determine eligibility for benefits and to calculate the amount of any early retirement penalty was not frozen and continues to accrue at the same rate and manner as it did prior to the amendment. At the time we froze benefit accruals under our Salaried Employees’ Pension Plan, we also increased our match of each participant’s contributions into our 401(k) Plan to 100% of his or her contributions into our 401(k) plan, up to 6% of his or her base salary.

Prior to the time we froze benefit accruals under our Salaried Employees’ Pension Plan, each participant was granted one year of Credited Service for each year in which he or she worked at least 1,000 hours. A participant that worked less than 1,000 hours in a given year was given a partial year of Credited Service based on the number of hours worked in that year. In order to be entitled to any payments under our Salaried Employees’ Pension Plan, a participant must have at least five years of Vesting Service. Currently, an eligible participant that retires at age 65 (or, if later, after attaining five years of Vesting Service) is entitled to a monthly payment equal to the greater of:

•	if he or she worked at Monsanto prior to April 1, 1986 and was employed by us as of September 30, 1986, 1.4% of his or her Average Earnings times his or her number of years of Credited Service;

•	1.2% of his or her Average Earnings times his or her number of years of Credited Service plus 0.45% of his or her average monthly earnings in excess of the average taxable wage bases under Section 230 of the Social Security Act) times the lesser of 35 and his or her number of years of Credited Service; and

•	if he or she was employed by us prior to June 1, 1996, $35 times his or her number of years of Credited Service.

All of our Named Executive Officers would be entitled to retire at age 65. Mr. Vanderhoven would be entitled to receive monthly payments under the first bullet point above, Messrs. Crump, Hale, Rostek and Treybig would be entitled to receive monthly payments under the second bullet point above and Messrs. Crump, Vanderhoven, Rostek and Treybig would be entitled to receive monthly payments under the third bullet point above.

A participant may elect to receive his or her pension payment from a slate of several options. These options include a single life annuity, a 100% joint and survivor annuity, a 75% joint and survivor annuity, a 50% joint and survivor annuity, a 25% joint and survivor annuity, a pop-up 100% joint and survivor annuity, a pop-up 75% joint and survivor annuity, a pop-up 50% joint and survivor annuity, a pop-up 25% joint and survivor annuity, a ten-year certain and life annuity and a social security adjustment annuity.

We do not have an official policy with respect to granting extra years of Credited Service under our Salaried Employees’ Pension Plan. We did, however, grant “past service credit” under our Salaried Employees’ Pension Plan to our employees who had previously worked for Monsanto when we acquired our Texas City, Texas facility from Monsanto in 1986, and to our employees who had previously worked for Albright & Wilson when we acquired our former pulp chemicals business from Albright & Wilson in 1992. We have not granted any extra years of Credited Service (in the form of past service credit or otherwise) since 1992 and, given the frozen status of our Salaried Employees’ Pension Plan, we do not expect to grant any service credit to anyone in the future.

Under our Salaried Employees’ Pension Plan, a participant’s “Average Earnings” is the average monthly earnings received by the employee during the three-year period ending December 31, 2004 or, if larger, the average monthly earnings received by the employee during the three years in which the employee was paid the most during the five year period ending December 31, 2004. For purposes of our Salaried Employees’ Pension Plan, “earnings” are, for the most part, limited to base pay, with amounts paid to the participant as a bonus, commission or incentive plan payment and amounts paid by us for insurance or other welfare or benefit plans not taken into account. In any case, however, a participant’s Average Earnings is capped based on certain limitations imposed under the Internal Revenue Code. These limitations, as of the time we ceased benefit accruals under our Salaried Employees’ Pension Plan, effectively limit the amount payable to a participant under our Salaried Employees’ Pension Plan to the amount of benefit he or she would have received if his or her Average Earnings were $17,500. In addition, for those participants who were given past service credit for employment with Monsanto or Albright & Wilson, the monthly payment under our Salaried Employees’ Pension Plan is reduced by the amount of his or her accrued benefit payable under the pension plans maintained by those employers.

A participant who has at least five years of Vesting Service, which includes all of our Named Executive Officers, may retire and receive payments under our Salaried Employees’ Pension Plan at any time after he or she reaches 55 years of age. However, the monthly payment made to that participant is reduced by 0.25% times the number of months remaining before his or her normal retirement date unless the Participant’s age plus years of Vesting Service equals at least 80. Mr. Crump is currently our only Named Executive Officer who meets this criteria. If a participant retires directly from active employment between the ages of 55 and 62, he or she is also entitled to a retirement supplement in the amount of $4 times his or her years of Vesting Service. In addition, effective as of January 1, 2007, each participant in our Salaried Employees’ Pension Plan may, once he or she has attained 62 years of age and has at least five years of Vesting Service, elect to take early retirement while continuing to work for us (referred to as In-Service Retirement). Under the In-Service Retirement option, a participant’s monthly benefit is determined in the same manner as if he or she had actually retired on that date. As none of our Named Executive Officers are 62 years of age or older, none of our Named Executive Officers are eligible for In-Service Retirement at this time.

A participant in our Salaried Employees’ Pension Plan may also receive the equivalent of an undiscounted pension payment prior to reaching normal retirement age if he or she has at least 2 1/2 years of Vesting Service and his or her employment ends prior to his or her normal retirement date due to a long term disability. The participant may not, however, receive this payment under our Salaried Employees’ Pension Plan if he or she is also receiving payments under our long term disability plan.

Pension Benefit Equalization Plan.  Each of our salaried employees who is eligible to participate in our Salaried Employees’ Pension Plan is also eligible to participate in our Pension Benefit Equalization Plan. Our Pension Benefit Equalization Plan pays additional benefits to employees whose benefits under our Salaried Employees’ Pension Plan are limited as a result of specified limitations included in the Internal Revenue Code. The amount of benefits payable under our Pension Benefit Equalization Plan is designed to eliminate the effect of these limitations on the aggregate annual pension benefits payable to the participants, but not provide any additional benefits beyond that amount. These benefits are generally payable at the times we pay benefits under our Salaried Employees’ Pension Plan. Effective as of January 1, 2005, we amended our Pension Benefit Equalization Plan to cease benefit accruals for all participants.

Supplemental Employee Retirement Plan.  Each of our employees who is a part of management or is considered “highly compensated”, and is subject to limitations on the amount of pension plan benefits he or she may receive under the Internal Revenue Code, is also eligible to participate in our Supplemental Employee Retirement Plan. Our Supplemental Employee Retirement Plan pays additional benefits to employees whose benefits under our Salaried Employees’ Pension Plan are limited as a result of his or her Average Earnings exceeding $17,500, or due to the removal of certain Social Security integration benefits from our Salaried Employees’ Pension Plan. The amount of benefits payable under our Supplemental Employee Retirement Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants, but not provide any additional benefits beyond that amount. These benefits are generally payable at the same time as when we pay benefits under our Salaried Employees’ Pension Plan. Effective as of January 1, 2005, we amended our Supplemental Employee Retirement Plan to cease benefit accruals for all participants.

For our Named Executive Officers, the compensation covered by our three pension plans is solely that annual compensation reported under the salary column in the Summary Compensation Table appearing in this Proxy Statement for 2004 (and similar types of compensation for prior calendar years). Assuming retirement at age 65, the annual retirement benefits payable to each Named Executive Officer under these plans would be:

			Net Payment
	Gross Payment	Reduction for Payments	Under Equalization
	Under All Plans	Under Pension Plan	and Supplemental Plans

Richard K. Crump	$103,340	$56,417	$46,923
Paul G. Vanderhoven	89,832	78,207	11,625
Kenneth M. Hale	19,417	19,417	0
Paul C. Rostek	38,315	38,315	0
Walter B. Treybig	28,304	28,304	0

All of the benefits appearing in the pension benefits table are computed on the assumption of that the Named Executive Officer elects to be paid on a single-life annuity basis and the payments are not subject to any deduction for Social Security or other similar offset amounts. However, our Supplemental Plan does contain an alternative formula for determining benefits which includes a Social Security offset. We have never used this alternative formula to determine the amount of any benefits paid under our Supplemental Plan.

Nonqualified Deferred Compensation

As of December 31, 2006, none of our Named Executive Officers had any balances of nonqualified deferred compensation. In 2006, none of our Named Executive Officers made any contributions to nonqualified deferred compensation plans or programs, had any contributions made by us for them to any nonqualified deferred compensation plans or programs, or realized any earnings on, made any withdrawals of or received any distributions on any nonqualified deferred compensation.

Other Retirement and Post-Employment Compensation

401(k) Savings and Investment Plan

We maintain a Savings and Investment Plan (referred to as our 401(k) Plan) for the benefit of all of our employees, including our Named Executive Officers. Under our 401(k) Plan, participants may elect to contribute a portion of their base salaries into individual accounts on a pre-tax basis (up to statutory maximums), and may also contribute additional portions of their base salaries into their accounts on an after-tax basis (up to statutory maximums). Currently, we match each participant’s contributions into our 401(k) Plan on a dollar-for-dollar basis, up to 6% of the participant’s base salary. Prior to January 1, 2005 (the time when we froze accruals under our Salaried Employees’ Pension Plan), we matched only 50% of each participant’s contributions into our 401(k) Plan, up to 7% of the participant’s base salary. Each participant directs the investment of all contributions into his or her account among a slate of investment options chosen by our Employee Benefits Plans Committee (which is made up of members of senior management). Our stock is not one of the available investment options under our 401(k) Plan.

Key Employee Protection Plan

On January 26, 2000, our board of directors approved the initial form of our Key Employee Protection Plan, which has subsequently been amended several times (referred to as our Key Employee Protection Plan). A copy of the current form of our Key Employee Protection Plan is an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Our Compensation Committee has designated a select group of our management and highly compensated employees, including each of our Named Executive Officers, as participants under our Key Employee Protection Plan and has established their respective multipliers and other variables for determining benefits. Our Compensation Committee is also authorized to designate additional members of our management or highly compensated employees as participants under our Key Employee Protection Plan and set their multipliers. Our Compensation Committee may terminate any participant’s participation under our Key Employee Protection Plan on 60 days’ notice if it determines that the participant is no longer one of our key employees.

Under our Key Employee Protection Plan, a participant can only become eligible for benefits if his or her employment is terminated in specified ways and for specified reasons. That termination must either result from the participant resigning for “Good Reason” or the participant being terminated by us for any reason other than “Misconduct” or “Disability”. A termination by the participant is only considered to be for “Good Reason” if the participant resigns within 90 days after he or she acquires actual knowledge of any of the following actions or omissions by us:

•	for participants with multipliers of at least 2.00 (which includes each of our Named Executive Officers):

•	we make a material change in his or her reporting responsibilities, titles or elected or appointed offices (excluding changes resulting from the participant’s death, disability or retirement); or

•	we assign him or her duties or responsibilities that are materially inconsistent with his or her status, positions, duties, responsibilities or functions;

•	we reduce the participant’s compensation by a material amount;

•	we fail to maintain employee benefit plans, programs, arrangements and practices providing benefits to the participant that are, in the aggregate, as favorable as those under our current plans, programs, arrangements and practices (excluding changes or terminations that apply generally to all of our salaried work force and do not have a disparate impact on the participant);

•	we change the location of the participant’s principal place of employment by more than 75 miles;

•	we purport to terminate the participant for Misconduct or Disability in a manner not consistent with our Key Employee Protection Plan; or

•	we purport to terminate the participant’s participation in our Key Employee Protection Plan (unless our Compensation Committee determines in good faith he or she is no longer one of our key employees and follows the procedures for termination set out in our Key Employee Protection Plan).

However, changes in a participant’s reporting responsibilities, titles or elected or appointed offices, assignments of duties or responsibilities to the participant and reductions in the participant’s compensation will not constitute Good Reason if our action was isolated and inadvertent and not taken in bad faith and we promptly remedy the issue after receiving notice from the participant.

A participant is also entitled to benefits under our Key Employee Protection Plan if we terminate him or her for any reason other than Misconduct or Disability. “Misconduct” under our Key Employee Protection Plan covers only specified actions or omissions by the participant and is limited to:

•	acts of dishonesty or gross misconduct that are demonstrably injurious to us (monetarily or otherwise) in any material respect;

•	the failure to comply with our published policies relating to alcohol and drugs, harassment or compliance with laws;

•	the failure to comply with any of our other policies if that failure continues unremedied for 30 days after receiving written notice of the failure;

•	the willful failure to comply with any lawful and ethical directions and instructions of our board of directors or our Chief Executive Officer;

•	the refusal or willful failure by the participant to perform, in any material respect, his or her duties if that failure is not caused by disability or incapacity and continues unremedied for 30 days after receiving written notice of that failure;

•	a conviction for a felony offense; or

•	any willful conduct that prejudices, in any material respect, our reputation in our fields of business, with the investment community or with the public at large if the participant knew, or should have known, that his or her conduct could have that result.

However, acts and failures to act are not considered “willful” if done or not done in good faith and with the reasonable belief that the action or omission was in our best interests. “Disability” under our Key Employee Protection Plan is limited to a physical or mental condition that, in the opinion of a licensed physician reasonably acceptable to us and the participant, prevents the participant from being able to perform his or her job responsibilities, has continued for at least 180 days during any period of 12 consecutive months and is reasonably expected to continue. In order to terminate a participant for Misconduct or Disability, we must give the participant written notice of termination specifying his or her termination date, stating that the termination is for Misconduct or Disability and setting forth the facts and circumstances deemed to be Misconduct or to result in a finding of Disability.

If a participant’s employment with us is terminated in a way that results in him or her being eligible for benefits under our Key Employee Protection Plan, the participant is entitled to a lump sum payment. The amount of the lump sum payment is determined by multiplying the participant’s multiplier by the sum of his or her highest annual base salary during the last three years plus his or her current Bonus Target under our Bonus Plan. This amount is reduced, however, by the amount of any other separation, severance or termination payments received from us under any of our other plans or which we are required to pay by law. Once the base amount of the lump sum payment is determined, the final amount of the lump sum payment depends on whether a “Change of Control” occurs within a specified period before or after the date of termination. If a Change of Control has not (and does not) occur within that specified period, the participant’s applicable multiplier is reduced by 50%. However, if the higher lump sum payment is payable in connection with a Change of Control to one of our most highly compensated employees, including each of our Named Executive Officers, the incremental amount is subject to repayment by the participant if the participant, within one year after his or her termination, owns, manages, operates or controls (or joins in the ownership, management, operation or control of), or becomes employed by or connected in any manner with, any business engaged in the manufacture or sale of styrene, acrylonitrile or acetic acid anywhere in the world. The precise amount repaid by the participant is a percentage of the incremental amount determined by dividing the number of days left in the one-year restricted period when he or she first engages in the competitive activity by 365.

Under our Key Employee Protection Plan, a Change of Control can occur through individuals acquiring our securities, changes in the membership of our Board, participation by us in major corporate transactions or upon our dissolution. Specifically, under our Key Employee Protection Plan, a “Change of Control” occurs if:

•	any individual, entity or group acquires, in the aggregate, beneficial ownership of 50% or more of the combined voting power of our then outstanding securities that vote generally in the election of directors, or Voting Securities, if:

•	the individual, entity or group is not Resurgence or any of its or its affiliates’ managed funds or accounts (referred to collectively as the Resurgence Group) or one or more of our employee benefit plans; and

•	the acquisition is not made through an Excluded Transaction;

•	a majority of the members of our board of directors during any 12-month period (referred to as our Incumbent Board) is replaced by individuals who were not directors during the preceding 12 months and whose election or nomination for election was not approved by a majority vote of the directors then comprising the Incumbent Board; although, for this purpose, anyone who initially became one of our directors as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than our board of directors is not considered to be a member of our Incumbent Board, irrespective of any approval given by our Incumbent Board;

•	we are involved in a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction, we dispose of our assets or we acquire the assets or stock of another entity and the transaction is not an “Excluded Transaction” which, for this purpose, means a transaction where, after the transaction:

•	the beneficial holders of our outstanding Voting Securities prior to the transaction beneficially own more than 50% of the outstanding Voting Securities of the corporation that results from the transaction or that owns our assets after the transaction, in substantially the same proportions as their pre-transaction ownership;

•	no individual, entity or group (other than the Resurgence Group or one of our employee benefit plans) beneficially owns 50% or more of the Voting Securities of any corporation that results from the transaction; and

•	at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of our Incumbent Board at the time the initial documentation for the transaction was signed or the time the transaction was approved by our Board; or

•	our stockholders or other relevant stakeholders approve our complete liquidation or dissolution.

Whether a participant is eligible for the higher lump sum payment associated with a Change of Control depends on whether his or her termination occurred within his or her “Protection Period.” Every participant’s Protection Period starts 180 days prior to the date on which the Change of Control occurs. A participant’s Protection Period ends either two years or 18 months after the date on which the Change of Control occurs, depending on the size of the participant’s multiplier. The Protection Period for each of our Named Executive Officers ends two years after the date on which the Change of Control occurs.

If each of our Named Executive Officers terminated their employment for Good Reason on December 31, 2006, or were terminated by us for any reason other than Misconduct or Disability on that date, our Named Executive Officers would be paid the following lump sum amounts under our Key Employee Protection Plan:

					Non-Change of
				Change of Control	Control Payment
		Targeted	Applicable	Payment Under the	Under the
	Base Salary	Bonus	Multiplier	KEP Plan(1)	KEP Plan(2)

Richard K. Crump	$390,000	$390,000	2.75	$2,145,000	$1,072,500
Paul G. Vanderhoven	257,000	128,500	2.00	771,000	385,500
Kenneth M. Hale	222,250	88,900	2.00	622,300	311,150
Paul C. Rostek	211,250	84,500	2.00	591,500	295,750
Walter B. Treybig	195,000	78,000	2.00	546,000	273,000

(1)	Payment if a Change of Control occurs between July 5, 2006 and December 31, 2008.

(2)	Payment if no Change of Control occurs between July 5, 2006 and December 31, 2008.

In addition to the lump sum payment, each participant eligible for benefits under our Key Employee Protection Plan is entitled to receive his or her accrued but unpaid compensation, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of our benefit plans (other than qualified plans). Also, for a period of 24 months (including 18 months of COBRA coverage), that participant will continue to be covered by all of our life, health care, medical and dental insurance plans and programs (other than disability), as long as he or she makes a timely COBRA election and pays the regular employee premiums required under our plans and programs and by COBRA. In addition, our obligation to continue to provide coverage under our plans and programs to a participant ends if and when that participant becomes employed on a full-time basis by a third party which provides the participant with substantially similar benefits.

If each of our Named Executive Officers terminated their employment for Good Reason or were terminated by us for any reason other than Misconduct or Disability on December 31, 2006, the value of these life, health care, medical and dental insurance benefits to our Named Executive Officers would have been:

Richard K. Crump	$49,893
Paul G. Vanderhoven	40,627
Kenneth M. Hale	28,449
Paul C. Rostek	39,982
Walter B. Treybig	39,750

If any payment or distribution under our Key Employee Protection Plan to any participant is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the participant is also entitled to receive a gross-up payment from us in an amount such that, after payment by the participant of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the lesser of (i) the excise tax imposed under Section 4999 of the Internal Revenue Code and (ii) 25% of the sum of the participant’s highest annual base compensation during the last three years plus the participant’s Bonus Target for the year of payment.

We may terminate our Key Employee Protection Plan at any time and for any reason but a termination will not become effective until 90 days after we give the participants notice of the termination. In addition, we may amend our Key Employee Protection Plan at any time and for any reason, but any amendment that reduces, alters, suspends, impairs or prejudices the rights or benefits of any participant in any material respect will not become effective as to that participant until 90 days after we give him or her notice of the amendment. No termination of our Key Employee Protection Plan, or any of these types of amendments, will be effective with respect to any participant if the termination or amendment is related to, in anticipation of or during the pendency of a Change of Control, is for the purpose of encouraging or facilitating a Change of Control or is made within 180 days prior to any Change of Control. Finally, no termination or amendment of our Key Employee Protection Plan can affect the rights or benefits of any participant that were accrued at the time of termination or amendment, or that accrue later due to a Change of Control that occurs prior to the termination or amendment or within 180 days after the termination or amendment.

Director Compensation

In 2006, none of our directors were paid any form of compensation other than fees earned or paid in cash, which we paid in the following amounts:

	Fees Earned or
	Paid in Cash(1)	Total

Richard K. Crump(2)	$0	$0
Steven L. Gidumal(3)	2,500	2,500
John W. Gildea	48,500	48,500
Byron J. Haney(3)	41,000	41,000
Karl W. Schwarzfeld(3)	35,000	35,000
Philip M. Sivin(3)	36,500	36,500
Dr. Peter T.K. Wu	45,500	45,500

(1)	Includes amounts paid for attendance as a member at meetings of the following Committees:

John W. Gildea	Audit Committee
Compensation Committee (Chairman)
Corporate Governance Committee
Byron J. Haney	Audit Committee (Chairman)
Philip M. Sivin	Compensation Committee
Dr. Peter T.K. Wu	Corporate Governance Committee (Chairman)
Environmental, Health & Safety Committee

(2)	Mr. Crump is one of our employees and, consequently, is not paid any compensation for his service as a director.

(3)	All compensation for service as a director earned by Messrs. Gidumal, Haney, Schwarzfeld and Sivin, who are employees of Resurgence, was paid to Resurgence pursuant to established policies of Resurgence.

Each of our directors is currently paid an annual retainer of $25,000 for his service as a director, and meeting attendance fees of $2,500 for each Board meeting held in person and $1,250 for each telephonic Board meeting. Our directors that serve on our Board Committees are also paid attendance fees of $1,500 for each Committee meeting held in person and $750 for each telephonic Committee meeting. Our Board members who are also our employees do not receive any retainers or attendance fees, although all of our directors are reimbursed for their travel expenses related to their services as a director. With the exception of compensation paid to, and stock-based awards granted to Mr. Crump in his capacity as our President and Chief Executive Officer, we have never granted any stock, options or other equity-based awards to any of our current directors, and our current directors have never participated in any of our non-equity incentive plans, pension plans or other non-qualified compensation plans. In addition, as described above under “Indemnification Agreements”, we have entered into indemnification agreements with each of our directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Preferred Stock and Common Stock as of September 15, 2007 by (i) each of our directors and each person nominated to become one of our directors, (ii) each of our Named Executive Officers, (iii) each person known by us to be the beneficial owner of more than 5% of our outstanding Preferred Stock or Common Stock and (iv) all of our directors and executive officers as a group. Each share of our Preferred Stock is currently convertible into 1,000 shares of our Common Stock at the election of the holder. Unless otherwise noted, the mailing address of each such beneficial owner is 333 Clay Street, Suite 3600, Houston, Texas 77002-4312, and we believe, based on information provided by the beneficial owners listed below, that the named beneficial owner has sole voting power and sole investment power with respect to the shares shown below, except to the extent that power is shared with such person’s spouse pursuant to applicable law.

	Shares of	Percentage	Certain	Percentage	Shares of	Percentage
	Preferred	of	Common	of Certain	Common	of All
	Stock	Outstanding	Stock	Outstanding	Stock	Outstanding
	Beneficially	Preferred	Beneficially	Common	Beneficially	Common
Name	Owned	Stock	Owned(1)	Stock(1)	Owned(2)	Stock(2)

Richard K. Crump(3)	0	0%	120,000	*	120,000	*
Steven L. Gidumal(4)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
John W. Gildea	0	0%	0	0%	0	0%
Byron J. Haney(4)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Karl W. Schwarzfeld(4)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Philip M. Sivin(4)(5)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Dr. Peter Ting Kai Wu	0	0%	0	0%	0	0%
Paul G. Vanderhoven	0	0%	0	0%	0	*
Kenneth M. Hale(3)	0	0%	27,500	*	27,500	*
Paul C. Rostek(3)	0	0%	18,334	*	18,334	*
Walter B. Treybig(3)	0	0%	25,000	*	25,000	*
Resurgence Asset Management, L.L.C.(5)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Resurgence Asset Management International, L.L.C.(5)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Re/Enterprise Asset Management, L.L.C.(5)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Martin D. Sass(5)	4,356.561	98.3%	1,910,100	60.1%	6,266,661	83.2%
Mariner Investment Group, Inc.(6)	0	0%	275,242	9.5%	275,242	3.8%
Northeast Investors Trust(7)	0	0%	250,827	8.9%	250,827	3.5%
Merrill Lynch, Pierce, Fenner & Smith, Incorporated(8)	0	0%	186,787	6.6%	186,787	2.6%
Avenue Capital Management II, L.P.(9)	0	0%	205,583	7.3%	205,583	2.8%
Avenue Capital Management II GenPar, LLC(9)	0	0%	205,583	7.3%	205,583	2.8%
Marc Lasry(9)	0	0%	205,583	7.3%	205,583	2.8%
Directors and current executive officers as a group (13 persons)(3)through(5)	4,356.561	98.3%	2,123,434	62.7%	6,479,995	83.7%

*	Less than 1%

(1)	Includes outstanding shares of Common Stock and shares of Common Stock issuable upon conversion of warrants, but excludes shares of Common Stock issuable upon conversion of outstanding Preferred Stock.

(2)	Includes outstanding shares of Common Stock, shares of Common Stock issuable upon conversion of warrants and shares of Common Stock issuable upon conversion of outstanding Preferred Stock.

(3)	Represents shares of our Common Stock issuable upon exercise of options granted under the 2002 Stock Plan which are or will become exercisable within 60 days of this prospectus.

(4)	Represents shares of our Preferred Stock and shares of our Common Stock (including shares of our Common Stock issuable upon the exercise of warrants which are exercisable within 60 days of this prospectus) that are beneficially owned by funds and accounts managed by Resurgence and its affiliates (see Note 5). Messrs. Gidumal and Haney are Managing Directors and Co-Chief Investment Officers, Mr. Schwarzfeld is a Vice President and Mr. Sivin is a Vice President and General Counsel of Resurgence. As such, Messrs. Gidumal, Haney, Schwarzfeld and Sivin may be deemed to have beneficial ownership of such shares. Each of Gidumal, Messrs. Haney, Schwarzfeld and Sivin disclaims beneficial ownership of all such shares.

(5)	Includes (a) 2,343.202 shares of our Preferred Stock (convertible in to 2,343,202 shares of our Common Stock), 837,562 shares of our Common Stock and an additional 186,783 shares of our Common Stock issuable upon the exercise of warrants which are exercisable within 60 days of this prospectus that may be deemed to be beneficially owned by Resurgence, (b) 634.083 shares of our Preferred Stock (convertible in to 634,083 shares of our Common Stock), 228,057 shares of our Common Stock and an additional 50,544 shares of our Common Stock issuable upon the exercise of warrants which are exercisable within 60 days of this prospectus that may be deemed to be beneficially owned by Resurgence Asset Management International, L.L.C., or RAMI, and (c) 1,379.276 shares of our Preferred Stock (convertible in to 1,379,276 shares of our Common Stock), 497,212 shares of our Common Stock and an additional 109,942 shares of our Common Stock issuable upon the exercise of warrants which are exercisable within 60 days of this prospectus that may be deemed to be beneficially owned by Re/Enterprise Asset Management, L.L.C., or REAM. Mr. Sass may be deemed to beneficially own all of these securities. Mr. Sivin is Mr. Sass’s son-in-law. Each share of our Preferred Stock is currently convertible into 1,000 shares of our Common Stock at the election of the holder. Mr. Sivin disclaims beneficial ownership of all of these securities.

In its capacity as investment advisor, Resurgence exercises voting and investment power over our securities held for the accounts of M.D. Sass Corporate Resurgence Partners, L.P., or Resurgence I, M.D. Sass Corporate Resurgence Partners II, L.P., or Resurgence II, M.D. Sass Corporate Resurgence Partners III, L.P., or Resurgence III, and the Resurgence Asset Management, L.L.C. Employment Retirement Plan, or the Plan. Accordingly, Resurgence may be deemed to share voting and investment power with respect to our securities held by Resurgence I, Resurgence II, Resurgence III and the Plan. Mr. Sass serves as Chairman and Chief Executive Officer of Resurgence.

In its capacity as investment advisor, RAMI exercises voting and investment power over our securities held for the account of M.D. Sass Corporate Resurgence International, Ltd., or Resurgence International. Accordingly, RAMI may be deemed to share voting and investment power with respect to our securities held by Resurgence International. Mr. Sass serves as Chairman and Chief Executive Officer of RAMI.

In its capacity as investment advisor, REAM exercises voting and investment power over our securities held for the accounts of (i) two employee pension plans, or the Pension Plans, and as an advisor to the M.D. Sass Associates, Inc. Employee Profit Sharing Plan, or the Sass Employee Plan, and (ii) as general partner and sole investment advisor of M.D. Sass Re/Enterprise Portfolio Company, L.P., or Re/Enterprise, and M.D. Sass Re/Enterprise II, L.P., or Re/Enterprise II. Accordingly, REAM may be deemed to share voting and investment power with respect to our securities held by each of the Pension Plans, the Sass Employee Plan, Re/Enterprise and Re/Enterprise II. Mr. Sass serves as Chairman and Chief Executive Officer of REAM.

In addition, funds which have invested side-by-side with funds managed by Resurgence and RAMI beneficially own in the aggregate 74.5 shares of our Preferred Stock (convertible in to 74,500 shares of our Common Stock), 26,712 shares of our Common Stock and an additional 5,938 shares of our Common Stock issuable upon the exercise of warrants which are exercisable within 60 days of this prospectus.

The mailing address of each of Martin D. Sass, Resurgence, RAMI and REAM is 1185 Avenue of the Americas, 18th Floor, New York, New York 10036.

The foregoing information is based on the Schedule 13D filed by Resurgence, RAMI and REAM with the SEC on December 19, 2002, as amended by (A) Schedule 13D/A, Amendment No. 1, filed by Resurgence, RAMI and REAM with the SEC on February 13, 2004, (B) Schedule 13D/A, Amendment No. 2, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on June 25, 2004, (C) Schedule 13D/A, Amendment No. 3, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on February 14, 2005, (D) Schedule 13D/A, Amendment No. 4, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on March 8, 2005, (E) Schedule 13D/A, Amendment No. 5, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on March 2, 2006, and (F) Schedule 13D/A, Amendment No. 6, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on February 28, 2007.

(6)	Includes 64,554 shares of our Common Stock issuable upon exercise of warrants that are exercisable within 60 days of this prospectus . Mariner Investment Group, Inc., or Mariner, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mariner furnishes investment advice to several investment companies exempt from the Investment Company Act of 1940, and also serves as investment manager to certain other separate accounts. In its role as investment adviser and manager, Mariner possesses voting and/or investment power over all of the shares of our Common Stock and warrants owned by these investment companies and accounts, which is 100% of the shares of our Common Stock and warrants described in the table above as being held by Mariner. Mariner disclaims beneficial ownership of all of these shares of our Common Stock and warrants. The mailing address of Mariner is 500 Mamaroneck Avenue, 4th Floor, Harrison, New York 10528. This information is based on the Schedule 13G filed by Mariner with the Securities and Exchange Commission on February 14, 2005, as amended by Schedule 13G/A, Amendment No. 1, filed by Mariner on April 11, 2005 and Schedule 13G/A, Amendment No. 2, filed by Mariner on February 13, 2007.

(7)	The mailing address of Northeast Investors Trust is 150 Federal Street, Boston, Massachusetts 02110. This information is based on the Schedule 13G filed by Northeast Investors Trust with the SEC on February 13, 2003, as amended by Schedule 13G/A, Amendment No. 1, filed by Northeast Investors Trust with the SEC on January 19, 2007.

(8)	The mailing address of Merrill Lynch, Pierce, Fenner & Smith, Incorporated is 4 World Financial Center, New York, New York 10080. This information is based on the Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch & Co., Inc. with the SEC on February 13, 2006.

(9)	Includes 205,583 shares of our Common Stock held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue Special Situations Fund II, L.P., a Delaware limited partnership, Avenue-CDP Global Opportunities Fund, L.P., a Cayman Islands exempted limited partnership, Avenue International Master, L.P., a Cayman Islands exempted limited partnership, and GPC 73, LLC, a Delaware limited liability company (collectively, the “Avenue Entities”). Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC. The mailing address of the Avenue Entities is c/o Avenue Capital Management II, L.P., 535 Madison Avenue, 15th Floor, New York, NY 10022. The foregoing information is based on the Schedule 13G filed by Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry on May 30, 2007.

None of the shares listed in the Beneficial Ownership Table have been pledged by any of our Named Executive Officers, directors or director nominees. We are not aware of any of our significant shareholders pledging any of the shares listed in the Beneficial Ownership Table in a manner that may result in a change of control. We do not have any director qualifying shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions

Resurgence has beneficial ownership of a substantial majority of the voting power of our securities due to its investment and disposition authority over securities owned by its and its affiliates’ managed funds and accounts. Currently, Resurgence has beneficial ownership of 98% of our Preferred Stock and over 60% of our Common Stock, representing ownership of over 83% of the total voting power of our equity. Each share of our Preferred Stock is currently convertible at the option of the holder thereof at any time into 1,000 shares of our Common Stock, subject to adjustments. The holders of our Preferred Stock are entitled to designate a number of our directors roughly proportionate to their overall equity ownership, but in any event not less than a majority of our directors as long as they hold in the aggregate at least 35% of the total voting power of our equity. As a result, Resurgence has the ability to control our management, policies and financing decisions, elect a majority of our board of directors and control the vote on most matters presented to a vote of our stockholders. In addition, our shares of Preferred Stock, almost all of which are beneficially owned by Resurgence, carry a cumulative dividend rate of 4% per quarter, payable in additional shares of Preferred Stock. Each dividend paid in additional shares of our Preferred Stock has a dilutive effect on our shares of Common Stock and increases the percentage of the total voting power of our equity beneficially owned by Resurgence. In 2006 and the first and second quarters of 2007, we issued an additional 594.832 and 334.300 shares of our Preferred Stock, respectively (convertible into 594,832 and 334,300 shares of our common stock, respectively), in dividends, which represents 12.8% of the current total voting power of our equity securities and carries an aggregate liquidation value of $12,815,620. Since the initial issuance of our Preferred Stock, we have issued an additional 2,256.062 shares of our Preferred Stock (convertible into 2,256,062 shares of our common stock) in dividends, which represents 31.1% of the current total voting power of our equity securities and carries an aggregate liquidation value of $31,118,112. Four of our directors, Messrs. Gidumal, Haney, Schwarzfeld and Sivin, are employed by Resurgence. Pursuant to established policies of Resurgence, all director compensation earned by employees of Resurgence is paid to Resurgence. During 2006, we paid Resurgence an aggregate amount equal to $115,000 for director compensation earned by Messrs. Gidumal, Haney, Schwarzfeld and Sivin. There were no expenses reimbursed by us to Resurgence during 2006.

Approval Process for Related Person Transactions and Other Conflicts of Interest

Our Code of Ethics and Conduct.  Under our Code of Ethics and Conduct, each of our directors, officers and employees is restricted from being subject, or even appearing to be subject, to influences, interests or relationships that conflict with our best interests. Specifically, our officers and directors are prohibited from having any conflict of interest unless the underlying transaction or relationship has been specifically approved by our board of directors in accordance with Delaware law and other applicable laws. Our Code of Ethics and Conduct lists certain circumstances and situations that are always considered to involve a conflict of interest, including where one of our directors, officers or employees (or any other person having a close personal relationship with him or her, such as a family member, in-law, business associate or person living in the same household):

•	obtains a significant financial or other beneficial interest in one of our suppliers, customers or competitors;

•	engages in a significant personal business transaction involving us for profit or gain;

•	accepts money, gifts of other than nominal value, excessive hospitality, loans or other special treatment from one of our suppliers, customers or competitors;

•	participates in any sale, loan or gift of our property; or

•	learns of a business opportunity through association with us and discloses that opportunity to a third party or invests in that opportunity without first offering us the right to invest in or otherwise participate in that opportunity.

Each of our directors and officers, and each of our employees who has the authority to direct or influence the use or disposition of any significant amount of our funds or other assets, is required to certify to us annually that he or she is in full compliance with the provisions of our conflict of interest policy (or disclose any potential or actual conflicts with those provisions). Our directors make this certification each year through their director and officer questionnaires sent to them in advance of preparing our proxy statement. The rest of our employees, including each of our Named Executive Officers, make this certification each year as a part of our annual ethics training program.

Our Corporate Governance Committee and Our Governance Principles.  Under the Charter for our Corporate Governance Committee, our Corporate Governance Committee considers all questions of independence of our board members and possible conflicts of interest between us and one or more of our board members or senior executives. If a conflict of interest issue arises involving one of our directors or senior executive officers, our Corporate Governance Committee makes recommendation to our board of directors with respect to how that conflict of interest should be resolved. As part of its duties, our Corporate Governance Committee also acts on behalf of our board of directors in overseeing all material aspects of our compliance functions, including the development and revision of corporate governance guidelines and principles for adoption by our Board. Our General Counsel is in charge of our compliance and monitoring programs, corporate information and reporting systems, codes of conduct, policies, standards, practices and procedures, including the day-to-day monitoring of compliance matters by our officers and other employees. Through our Governance Principles, which were adopted by our board of directors on the recommendation of our Corporate Governance Committee, our board of directors expressed its expectation that all of our directors, officers and employees will act ethically at all times and comply with our Code of Ethics and Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial Officers. Our Corporate Governance Principles require each of our directors to report any actual or potential conflict of interest that may arise for that director to our Corporate Governance Committee and our General Counsel, and to recuse himself or herself from any discussion or decision affecting his or her personal, business or professional interest. Our Board is authorized to consider and resolve any issues involving a potentially interested director without that director’s participation, and may exclude that director from consideration of specified Board matters. Our Board is also authorized to consider and resolve any conflict of interest questions involving our Chief Executive Officer or any of our Senior Vice Presidents. Our Chief Executive Officer is authorized to consider and resolve any conflict of interest questions involving any of our other officers, with appropriate observation of the principles and policies set by our Board.

As the payment of the fees and expenses of Resurgence and the other items involving Resurgence referred to in “Transactions” above did not present a conflict of interest between us and any of our directors, officers or employees, our procedures and policies described above did not require a review of those transactions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Unregistered Notes

On March 29, 2007, we issued $150 million aggregate principal amount of 10 1/4% senior secured notes due 2015. Our unregistered notes are governed by an indenture dated March 29, 2007 among us, our subsidiary, Sterling Energy, and U. S. Bank National Association, as trustee and collateral agent. The terms of the unregistered notes are identical to the terms of the registered notes in all material respects, except for the transfer restrictions, registration rights and additional interest provisions that relate only to the unregistered notes.

Revolving Credit Facility

Concurrently with the closing of the offering of unregistered notes, we amended and restated our revolving credit facility. Under our revolving credit facility, our borrowing capacity is $50 million and our borrowing base, as of June 30, 2007, exceeded the maximum commitment under our revolving credit facility, making the total credit available under our revolving credit facility $50 million. The revolving credit facility has an initial term ending in 2012. Under our revolving credit facility, we and Sterling Energy are co-borrowers and jointly and severally liable for any indebtedness thereunder. Our revolving credit facility is secured by first priority liens on all of our accounts receivable, inventory and other specified assets, as well as all of the issued and outstanding capital stock of Sterling Energy, which is subject to a second priority lien to secure the obligations under the notes and guarantees.

Borrowings under our revolving credit facility bear interest, at our option, at an annual rate of either a base rate plus 0.0% to 0.50% or the LIBOR Rate plus 1.50% to 2.25%, depending on our borrowing availability at such time. We are also required to pay an aggregate commitment fee of 0.375% per year (payable monthly) on any unused portion. Available credit is subject to a monthly borrowing base of 85% of eligible accounts receivable plus 65% of eligible inventory.

Our revolving credit facility contains numerous covenants and conditions, including, but not limited to, restrictions on our ability to incur indebtedness, create liens, sell assets, make investments, make capital expenditures, engage in mergers and acquisitions and pay dividends. Our revolving credit facility also includes various circumstances and conditions that would, upon their occurrence and subject in certain cases to notice and grace periods, create an event of default thereunder.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under “— Certain Definitions.” In this description, “Sterling Chemicals,” “we,” “us” or “our” refers only to Sterling Chemicals, Inc., the issuer of the notes, and not to any of its Subsidiaries.

Sterling Chemicals issued the unregistered notes, and will issue the registered notes, under the indenture among itself, the Guarantors from time to time thereunder and U. S. Bank National Association, as trustee and collateral agent. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Collateral Documents described below under “— Collateral” define the terms of the security interests securing the notes and the Note Guarantees.

The following description is a summary of the material provisions of the indenture and the Collateral Documents. It does not restate the indenture and the Collateral Documents in their entirety. We urge you to read the indenture and the Collateral Documents because they, and not this description, define your rights as Holders. Copies of the indenture and the Collateral Documents are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture and the Collateral Documents.

The Holder of a note is treated as the owner of it for all purposes.

Brief Description of the Notes

The unregistered notes are and the registered notes will be:

•	general obligations of Sterling Chemicals;

•	secured, on a first priority basis, by security interests in all of the assets of Sterling Chemicals and the Guarantors that comprise the Primary Collateral, subject to Permitted Liens and certain exceptions described under “— Collateral” below;

•	secured, on a second priority basis, by security interests in all of the assets of Sterling Chemicals and the Guarantors that comprise the Secondary Collateral, subject to Permitted Liens and certain exceptions described under “— Collateral” below;

•	effectively subordinated to all Credit Facility Obligations, to certain purchase money security interests, to certain capital lease obligations and to all obligations secured by Permitted Liens;

•	effectively senior to all existing and future unsecured senior Indebtedness of Sterling Chemicals to the extent of the Note Collateral owned by Sterling Chemicals;

•	senior in right of payment to any future subordinated Indebtedness of Sterling Chemicals; and

•	unconditionally guaranteed on a joint and several basis by the Guarantors.

Under certain circumstances, purchase money indebtedness and capitalized lease obligations of Sterling Chemicals may be secured by first priority security interests in the Note Collateral, and the portion of the proceeds of such Note Collateral to which Holders would be entitled, if any, would be further diluted.

The Note Guarantees

The unregistered notes are and the registered notes will be guaranteed by substantially all of Sterling Chemicals’ current and future Domestic Subsidiaries (other than Domestic Subsidiaries that we designate as Unrestricted Subsidiaries). As of the Issue Date, our Subsidiary, Sterling Energy, will be a Guarantor.

Each Note Guarantee is:

•	a general obligation of each Guarantor;

•	secured, on a first priority basis, by security interests in the Primary Collateral owned by such Guarantor, subject to Permitted Liens and certain exceptions described under “— Collateral” below;

•	secured, on a second priority basis, by security interests in the Secondary Collateral owned by such Guarantor, subject to Permitted Liens and certain exceptions described under “— Collateral” below;

•	effectively subordinated to all Credit Facility Obligations, to certain purchase money security interests, to certain capital lease obligations and to all obligations secured by Permitted Liens;

•	effectively senior to all existing and future unsecured senior Indebtedness of each Guarantor to the extent of the Note Collateral owned by such Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of the Guarantors.

Under certain circumstances, purchase money indebtedness and capitalized lease obligations of a Guarantor may be secured by first priority security interests in the Note Collateral, and the portion of the proceeds of such collateral to which Holders would be entitled, if any, would be further diluted.

Principal, Maturity and Interest

Sterling Chemicals will issue the registered notes in fully registered form in denominations of $1,000 and integral multiples thereof. The notes are unlimited in aggregate principal amount, of which $150.0 million in aggregate principal amount were previously issued. Sterling Chemicals may issue additional notes (“additional notes”) from time to time, subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes offered hereby and any additional notes will be substantially identical to our outstanding unregistered notes other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include the notes offered hereby, our outstanding unregistered notes and all other senior secured notes issued under the indenture. Any unregistered notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. However, our notes will not be fungible for U.S. federal income tax purposes unless the issuance of additional notes satisfies the requirements for a qualified reopening under the applicable Regulations (as defined in “Material U.S. Federal Income Tax Consequences”). Regardless of whether our notes are fungible for U.S. federal income tax purposes, they may have different CUSIP numbers, be represented by different global notes or otherwise treated as separate classes of notes for other purposes. Any additional notes issued after this offering will be secured, equally and ratably, with the notes. As a result, the issuance of additional notes will have the effect of diluting the security interest of the Note Collateral for the then outstanding notes.

The notes will mature on April 1, 2015.

Interest on the notes will accrue at the rate of 10 1/4% per annum and will be payable in cash semi-annually in arrears on April 1 and October 1, commencing on October 1, 2007. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the notes. Sterling Chemicals will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement relating to the notes issued in connection with the offering of our unregistered notes and will be due and payable when interest on the notes is due and payable. Except to the extent the context otherwise requires, references in this “Description of Notes” to interest shall be deemed to include the Additional Interest, if any.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Sterling Chemicals, the paying agent will remit on behalf of Sterling Chemicals all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Sterling Chemicals may change the paying agent or registrar without prior notice to the Holders, and Sterling Chemicals or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the indenture. Sterling Chemicals, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Neither Sterling Chemicals nor the registrar will be required to transfer or exchange any note selected for redemption. Also, neither Sterling Chemicals nor the registrar will be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sterling Chemicals takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised Sterling Chemicals that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations, which we refer to in this prospectus as participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, which we refer to in this prospectus as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such global note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Under the terms of the indenture, Sterling Chemicals and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Sterling Chemicals, the trustee nor any agent of Sterling Chemicals or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Sterling Chemicals has been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Sterling Chemicals expects that payments by participants or indirect participants to owners of beneficial interests in a global note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither Sterling Chemicals nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Sterling Chemicals and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Sterling Chemicals that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Sterling Chemicals understands that under existing industry practices, in the event that Sterling Chemicals requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Sterling Chemicals nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the global notes if (i) DTC notifies Sterling Chemicals that it is unwilling or unable to continue as depository for the global notes and a successor depository is not appointed by Sterling Chemicals within 90 days of such notice or (ii) an event of default has occurred under the indenture and is continuing and the registrar has received a request from the depository to issue notes in certificated registered form.

Note Guarantees

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Sterling Chemicals or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor or Sterling Chemicals):

(1) is a corporation, limited liability company or limited liability partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia; and

(2) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture and appropriate Collateral Documents reasonably satisfactory to the trustee and in connection therewith shall cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Note Lien created under the Collateral Documents on the Note Collateral owned by or transferred to such Person; or

(b) in the case of any such sale or disposition (including by way of any such consolidation or merger), the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) by Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by Sterling Chemicals or a Subsidiary of Sterling Chemicals, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(3) if Sterling Chemicals designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) if Sterling Chemicals exercises its legal defeasance option or its covenant defeasance option as described below under “— Legal Defeasance and Covenant Defeasance;” or

(5) upon satisfaction and discharge of the indenture or payment in full of the principal and premium, if any, and accrued and unpaid interest on the notes and all other Note Obligations that are then due and payable.

Collateral

Primary Collateral

The payment of the principal of and interest and premium on the unregistered notes are, and on the registered notes will be, and the payment and performance of all other Note Obligations are secured, on a first priority basis (to the extent attainable by filing, recording, control or possession), by security interests in the Primary Collateral as provided in the Collateral Documents.

The Note Obligations are secured on a first priority basis by all of the following property of Sterling Chemicals and the Guarantors (whether now owned or existing or acquired or arising after the Issue Date) (the “Primary Collateral”):

(1) all equipment (including but not limited to the Facilities);

(2) certain owned real property, improvements thereon, plans related thereto, and permits and licenses in respect thereof;

(3) contracts pertaining to the construction, use, occupancy, possession, operation, management, leasing, maintenance and/or ownership of such real property and improvements (but only to the extent necessary or appropriate for the continued operation of the Facilities located thereon and excluding contracts relating to accounts receivable or inventory);

(4) all rights as lessor under leases for real property and rents payable in connection therewith and as lessee under leases for equipment;

(5) all books and records to the extent relating primarily to any or all of the foregoing; and

(6) all proceeds of and all other profits, products, rents or receipts arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Primary Collateral described in clauses (1) through (5) above, including, without limitation, proceeds of insurance with respect to any or all of the foregoing clauses (1) through (5); provided, however, that in no event shall the Primary Collateral include any proceeds, profits, products, rents or receipts that constitute Secondary Collateral or general intangibles or other rights arising under any contract, instrument, license or other document as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction on such grant in favor of the Person(s) (other than such grantor) obligated on such contract, instrument, license or other document (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), unless and until any required consents shall have been obtained.

Secondary Collateral

The payment of the principal of and interest and premium on the unregistered notes are, and on the registered notes will be, and the payment and performance of all other Note Obligations are secured, on a second priority basis (to the extent attainable by filing, recording, control or possession), by security interests in the Secondary Collateral as provided in the Collateral Documents.

The Note Obligations are secured on a second priority basis by all of the assets of Sterling Chemicals and the Guarantors not constituting Primary Collateral pledged to secure the Credit Facility Obligations (the “Secondary

Collateral”), including without limitation (whether now owned or existing or acquired or arising after the Issue Date):

(1) all accounts receivable;

(2) all inventory;

(3) the capital stock of Sterling Chemicals and its Restricted Subsidiaries;

(4) intellectual property;

(5) deposit accounts;

(6) investment property; and

(7) all proceeds of and all other profits, products, rents or receipts arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Secondary Collateral described above, including, without limitation, proceeds of insurance with respect to any or all of the foregoing; provided, however, that in no event shall the Secondary Collateral include any proceeds, profits, products, rents or receipts that constitute Primary Collateral or general intangibles or other rights arising under any contract, instrument, license or other document as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction on such grant in favor of the Person(s) (other than such grantor) obligated on such contract, instrument, license or other document (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), unless and until any required consents shall have been obtained.

To the extent otherwise specifically permitted pursuant to the terms of the indenture and the Collateral Documents as described under “— Certain Definitions — Permitted Liens,” the unregistered notes are, and the registered notes will be, effectively subordinated to certain existing and future secured Indebtedness to the extent of any of Sterling Chemicals’ or its Subsidiaries’ assets serving as collateral for such Indebtedness. For example, the Credit Facility Obligations under the ABL Facility are secured by a first priority lien on the Secondary Collateral, and therefore the lenders thereunder would have the first right to liquidate such Note Collateral following the occurrence of an event of default under the ABL Facility. Therefore, the unregistered notes are, and the registered notes will be, effectively subordinated to the Credit Facility Obligations under the ABL Facility to the extent that the proceeds of the Secondary Collateral, on which the trustee for the unregistered notes has (and the registered notes will have) a second priority lien, are used to satisfy the Credit Facility Obligations under the ABL Facility. In that event, any such amount of the Secondary Collateral would no longer be available to satisfy the Note Obligations.

After-Acquired Property; Excluded Assets; Permitted Liens

The indenture and the Collateral Documents require that Sterling Chemicals and its Restricted Subsidiaries grant to the trustee, for its benefit and for the benefit of the Holders of notes, a first priority Lien on all after-acquired property of the kinds described above as Primary Collateral and a second priority Lien on all after-acquired property of the kinds described above as Secondary Collateral. In addition, any future Restricted Subsidiaries will be required to guarantee the notes and similarly grant Liens on their assets to the trustee, for its benefit and for the benefit of the Holders of notes. The notes will not be secured by a Lien on any assets constituting Excluded Assets (as defined below).

In addition, the indenture permits Sterling Chemicals to incur an aggregate of up to $5.0 million of capitalized lease obligations and purchase money obligations, in each case, without securing the notes with the assets securing such obligations so long as the Liens securing such obligations are Permitted Liens and the Indebtedness secured thereby otherwise prohibits any other Liens thereon (together, the “Excluded Assets”). The notes may also be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests will constitute Permitted Liens so long as they do not extend to any assets other than those acquired. The indenture also permits Sterling Chemicals and its Restricted Subsidiaries to create other Permitted Liens.

Possession and Use

Subject to and in accordance with the provisions of the Collateral Documents and the indenture, so long as the trustee or, with respect to the Secondary Collateral, the lenders under the ABL Facility have not exercised their respective rights with respect to the Note Collateral upon the occurrence and during the continuance of an Event of Default, Sterling Chemicals will have the right to remain in possession and retain exclusive control of the Note Collateral, to operate the Note Collateral, to alter or repair the Note Collateral and to collect, invest and dispose of any income therefrom.

Release of Note Liens

The Note Liens will be released in whole:

(1) if Sterling Chemicals exercises its legal defeasance option or its covenant defeasance option as described below under “— Legal Defeasance and Covenant Defeasance;”

(2) upon satisfaction and discharge of the indenture or payment in full of the principal and premium, if any, and accrued and unpaid interest on the notes and all other Note Obligations that are then due and payable; or

(3) with the written consent of at least 75% in aggregate principal amount of the outstanding notes.

The Note Liens will be released in part with respect to any asset constituting Note Collateral:

(1) upon delivery by Sterling Chemicals to the collateral agent of an Officers’ Certificate certifying that the asset has been sold or otherwise disposed of by Sterling Chemicals or a Restricted Subsidiary to a Person other than Sterling Chemicals or a Guarantor in a transaction permitted by the indenture, at the time of such sale or disposition;

(2) upon delivery by Sterling Chemicals to the collateral agent of an Officers’ Certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Note Guarantee (including by virtue of (x) a Guarantor becoming an Unrestricted Subsidiary or (y) a sale by Sterling Chemicals or a Subsidiary thereof of all of the Capital Stock of a Guarantor); or

(3) upon delivery by Sterling Chemicals to the collateral agent of an Officers’ Certificate certifying that, to the extent any of such Note Collateral is comprised of Secondary Collateral, such release is required pursuant to the terms of the Intercreditor Agreement.

Disposition of Note Collateral Without Release

Notwithstanding the provisions of “— Release of Note Liens” above, so long as no Default or Event of Default under the indenture shall have occurred and be continuing or would result therefrom and so long as such transaction would not violate the indenture, Sterling Chemicals and the Guarantors may, to the extent permitted by applicable law, without any release or consent by the trustee, conduct ordinary course activities with respect to inventory and accounts receivable, including selling inventory or otherwise disposing of, in any transaction or series of related transactions, any property subject to the lien of the Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business and which is, to the extent required by the indenture or the Collateral Documents, replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Collateral Documents as After-Acquired Property. Sterling Chemicals is obligated to deliver to the trustee, within 30 calendar days following the end of each year, an officers’ certificate to the effect that all releases and withdrawals during the preceding twelve-month period in which no release or consent of the trustee was obtained were in the ordinary course of Sterling Chemicals’ business and were not prohibited by the indenture.

Enforcement and Foreclosure

If an Event of Default occurs under the indenture, the trustee, on behalf of the Holders of the notes, in addition to any rights or remedies available to it under the indenture, will be entitled to take such actions as the trustee deems advisable to protect and enforce its rights in the Note Collateral, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law. However, the rights and remedies available to the trustee under the Collateral Documents and the actions permitted to be taken by it thereunder are subject to the provisions of the Intercreditor Agreement.

The trustee will apply the proceeds received by the trustee from any foreclosure of the Note Collateral,

•	first, to pay the expenses of such foreclosure and fees and other amounts then payable to the trustee under the indenture and the Collateral Documents, and

•	thereafter, to pay the principal of, premium, if any, and accrued interest on the notes;

provided, that the application of any such proceeds of Note Collateral that constitutes Secondary Collateral shall be subject to the terms of the Intercreditor Agreement.

Under the terms of the indenture and the Collateral Documents, except as described under “— Possession and Use” and “— Release of Note Liens,” the trustee (upon the written instruction of a specified percentage of the Holders of the notes to the extent required by the trustee or the TIA) will determine the circumstances under, and manner in, which to dispose of the Primary Collateral, including, without limitation, the determination of whether to release all or any portion of Primary Collateral from the Note Liens created by the Collateral Documents and whether to foreclose on such Primary Collateral following an Event of Default. The ability of the trustee to control any foreclosure with respect to any of the Secondary Collateral (including, without limitation, the time or method) is limited by the terms of the Intercreditor Agreement. See “— Intercreditor Agreement.” The trustee may also have limited rights with respect to other assets included as Note Collateral but which are subject to a Permitted Lien.

The right of the trustee to repossess and dispose of Note Collateral upon the occurrence of an Event of Default under the indenture is, in the case of the Secondary Collateral, subject to the provisions of the Intercreditor Agreement. With respect to any of the Note Collateral, the right of the trustee to repossess and dispose of Note Collateral upon the occurrence of an Event of Default under the indenture, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Sterling Chemicals or any applicable Guarantor prior to the trustee having repossessed and disposed of the Note Collateral. In the case of real property Note Collateral, such right could be significantly impaired by restrictions under state law.

The indenture permits the release of Note Collateral without the substitution of additional Note Collateral under the circumstances described under “— Certain Covenants — Asset Sales.” Note Collateral of a Guarantor will also be released as security for the applicable Note Guarantee upon the release of such Guarantor’s Note Guarantee. See “— Release of Note Liens.”

The amounts realizable by the trustee in respect of the Note Collateral in the event of a liquidation will depend upon market and economic conditions at such time, the availability of buyers, certain existing Liens and similar factors.

The fact that the lenders under the ABL Facility have a first priority Lien on the Secondary Collateral and that other obligors may benefit from other Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Primary Collateral. Although Sterling Chemicals has received an appraisal of the assets constituting a portion of the Note Collateral, it cannot assure you that proceeds of any sale of the Note Collateral pursuant to the indenture and the related Collateral Documents following an Event of Default will be sufficient to satisfy amounts due under the notes. In addition, the trustee will not have any Liens on Excluded Assets. See “Risk Factors — Risks Related to the Notes — There may not be sufficient collateral to pay all or any of the notes.” If the proceeds of the Note Collateral are not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Note Collateral) will have only an unsecured claim against the remaining assets, if any, of Sterling Chemicals and any Guarantors. See “— Intercreditor Agreement.”

Some or all of the Note Collateral, particularly the Primary Collateral, is illiquid and may have no readily ascertainable market value. Moreover, there can be no assurance that such Note Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets owned by Sterling Chemicals and the Guarantors, including the Secondary Collateral, those third parties may be entitled to exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Note Collateral and the ability of the trustee or the Holders of the notes to realize or foreclose on the Note Collateral. See “Risk Factors — Risks Related to the Notes — There may not be sufficient collateral to pay all or any of the notes.”

Certain Bankruptcy Limitations

Bankruptcy law could prevent the trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the Note Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against Sterling Chemicals or the Guarantors prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Note Collateral. Under the Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Note Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Note Collateral through the requirement of “adequate protection.”

In addition, the trustee may need to evaluate the impact of potential liabilities before determining to foreclose on the Note Collateral, because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the trustee may decline to foreclose on the secured property or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders. Finally, the trustee’s ability to foreclose on the Note Collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the trustee’s Note Lien on the Note Collateral.

Intercreditor Agreement

First Lien Obligations; Notes Effectively Subordinated to First Lien Obligations.  The Credit Facility Obligations are, and certain other Indebtedness permitted under the indenture may be, secured by a Lien on the Secondary Collateral, which Lien is contractually senior to the Lien thereon that secures the notes and the Note Guarantees pursuant to the Intercreditor Agreement. The Credit Facility Obligations are referred to in this discussion of the Intercreditor Agreement as First Lien Obligations, which Obligations are entitled to the benefits of the provisions of the Intercreditor Agreement to the extent that the aggregate principal amount thereof does not exceed $55.0 million. By their acceptance of the unregistered notes, the Holders were deemed to have authorized the collateral agent to enter into the Intercreditor Agreement with the Credit Facility Agent. As a result, the notes are effectively subordinated to the First Lien Obligations to the extent of the value of the Secondary Collateral

Relative Priorities.  The Intercreditor Agreement provides that notwithstanding the date, manner or order of grant, attachment or perfection of any Lien on Secondary Collateral securing the notes or Note Guarantees (a “Second Priority Lien”) or any Lien on Secondary Collateral securing the First Lien Obligations (a “First Priority Lien”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any Indenture Document or any agreement, instrument or other document evidencing or governing any First Lien Obligations (collectively, the “First Priority Debt Documents” and, together with the Indenture Documents, the “Debt Documents”) or any other circumstance whatsoever, each Agent (i.e., the Credit Facility Agent and the collateral agent), for itself and on behalf of the Secured Parties (i.e., the holders of the First Lien Obligations and the Credit Facility Agent (collectively, the “First Priority Secured Parties”) and the Holders, the trustee and the collateral agent (collectively, the “Second Priority Secured Parties”)) on whose behalf it acts in such capacity therefor, has agreed that, so long as the First Lien Obligations have not been paid in full in cash, (a) any First Priority Lien on Secondary Collateral then or thereafter held by or for the benefit of any First Priority Secured Party is senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens on Secondary Collateral and (b) any Second Priority Lien on Secondary Collateral then or thereafter held by or for the benefit of any Second Priority Secured Party is junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens on Secondary Collateral, and the First Priority Liens on Secondary Collateral is and remains senior in right, priority, operation, effect and all other respects to any Second Priority Liens on Secondary Collateral for all purposes, whether or not any First Priority Liens on Secondary Collateral are subordinated in any respect to any other Lien securing any other obligation of Sterling Chemicals, any Guarantor or any other Person.

Prohibition on Contesting Liens.  The Intercreditor Agreement also provides that each Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, agrees that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity or enforceability of any Second Priority Lien on Secondary Collateral or any First Priority Lien on Secondary Collateral, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of any Agent or any other Secured Party to enforce the Intercreditor Agreement to the extent provided thereby.

Exercise of Rights and Remedies; Standstill.  In addition, the Intercreditor Agreement provides that the Credit Facility Agent and the other holders of First Lien Obligations have, at all times prior to the payment in full in cash of the First Lien Obligations, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Secondary Collateral, or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action), in each case, without any consultation with or the consent of the Collateral Agent or any other Second Priority Secured Party and no Second Priority Secured Party has any such right; provided, however, that (i) the Second Priority Secured Parties are entitled to take certain actions to preserve and protect their claims with respect to the Secondary Collateral and actions to which unsecured creditors are entitled to take (which in any event cannot be in contravention to the limitations imposed on the Second Priority Secured Parties in the Intercreditor Agreement), in each case, to the extent set forth in the Intercreditor Agreement and (ii) after a period of 180 days has elapsed since the date on which the Collateral Agent has delivered to the Credit Facility Agent written notice of the acceleration of all or any portion of the notes (the “Standstill Period”) the Second Priority Secured Parties may enforce or exercise any rights or remedies with respect to any Secondary Collateral subject to the following proviso; provided further, however, that notwithstanding the expiration of the Standstill Period or anything in the Intercreditor Agreement to the contrary, in no event may the Collateral Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Secondary Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Credit Facility Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to such Secondary Collateral or any such action or proceeding.

Automatic Release of Second Priority Liens.  The Intercreditor Agreement also provides that if, in connection with (i) any disposition of any Secondary Collateral permitted under the terms of the First Priority Debt Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Secondary Collateral, including any disposition of Secondary Collateral, the Credit Facility Agent, for itself and on behalf of the other First Priority Secured Parties, releases any of the First Priority Liens (in each case, a “Release”), then the Second Priority Liens on such Secondary Collateral, and the obligations of such Guarantor under its guarantee of the notes, are automatically, unconditionally and simultaneously released, and the collateral agent will, for itself and on behalf of the other Second Priority Secured Parties, promptly execute and deliver to the Credit Facility Agent, Sterling Chemicals or such Guarantor, as the case may be, such termination statements, releases and other documents as the Credit Facility Agent, Sterling Chemicals or such Guarantor, as the case may be, may reasonably request to effectively confirm such Release; provided that, in the case of a disposition of all or substantially all of the Secondary Collateral (other than any such disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Secondary Collateral), such release shall require the consent of the Collateral Agent.

Waterfall.  The Intercreditor Agreement also provides that any Secondary Collateral or proceeds thereof received by any Secured Party in connection with any disposition of, or collection on, such Secondary Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) is applied as follows:

first, to the payment of costs and expenses of the applicable Secured Party in connection with such enforcement or exercise,

second, after all such costs and expenses have been paid in full in cash, to the payment of the First Lien Obligations,

third, after all such costs and expenses and First Lien Obligations have been paid in full in cash, to the payment of the Note Obligations, and fourth, after all such costs and expenses, all First Lien Obligations and all Note Obligations have been paid in full in cash, any surplus Secondary Collateral or proceeds then remaining will be returned to Sterling Chemicals, the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Turnover.  The Intercreditor Agreement also provides that so long as the First Lien Obligations have not been paid in full in cash, any Secondary Collateral or any proceeds thereof received by the collateral agent or any other Second Priority Secured Party in connection with any disposition of, or collection on, such Secondary Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Secondary Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), will be segregated and held in trust and forthwith transferred or paid over to the Credit Facility Agent for the benefit of the First Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Insolvency or Liquidation Proceedings.  The Intercreditor Agreement also provides that:

Finance and Sale Matters.  (a) Until the First Lien Obligations have been paid in full, the collateral agent, for itself and on behalf of the other Second Priority Secured Parties, has agreed that, in the event of any insolvency or liquidation proceeding, the Second Priority Secured Parties:

(i) will not oppose or object to the use of any Secondary Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law (a “DIP Financing”), or the Liens on Secondary Collateral to secure any DIP Financing (“DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Collateral Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens on Secondary Collateral to the First Priority Liens and the DIP Financing Liens thereon in accordance with the terms of the Intercreditor Agreement;

(iii) except to the extent permitted by paragraph (b) below, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; and

(iv) will not oppose or object to any disposition of any Secondary Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to such disposition.

(b) The collateral agent, for itself and on behalf of the other Second Priority Secured Parties, has agreed that no Second Priority Secured Party may contest, or support any other Person in contesting, (i) any request by the Credit Facility Agent or any other First Priority Secured Party for adequate protection in respect of any First Lien Obligations or (ii) any objection, based on a claim of a lack of adequate protection with respect of any First Lien Obligations, by the Credit Facility Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, any First Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the collateral agent may, for itself and on behalf of the other Second Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under the Intercreditor Agreement.

(c) Notwithstanding the foregoing, the applicable provisions of paragraphs (a) and (b) above are only be binding on the Second Priority Secured Parties with respect to any DIP Financing so long as (i) the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Lien Obligations, does not exceed $55.0 million and (ii) such DIP Financing is not secured by any Primary Collateral.

Relief from the Automatic Stay.  The Collateral Agent, for itself and on behalf of the other Second Priority Secured Parties, has agreed that, so long as the First Lien Obligations have not been paid in full, no Second Priority Secured Party may, without the prior written consent of the Credit Facility Agent, seek or request relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any part of the Secondary Collateral, any proceeds thereof or any Second Priority Lien.

Reorganization Securities.  If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Lien Obligations and the notes and Note Guarantees, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the notes and Note Guarantees, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Post-Petition Interest.  The collateral agent, for itself and on behalf of the other Second Priority Secured Parties, has agreed that no Second Priority Secured Party may oppose or seek to challenge any claim by the Credit Facility Agent or any other First Priority Secured Party for allowance in any insolvency or liquidation proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value will be determined without regard to the existence of the Second Priority Liens on the Secondary Collateral). The Credit Facility Agent, for itself and on behalf of the other First Priority Secured Parties, have agreed that the collateral agent or any other Second Priority Secured Party may make a claim for allowance in any insolvency or liquidation proceeding of Note Obligations consisting of post-petition interest, fees or expenses to the extent of the value of (i) the Second Priority Liens (provided, however, that that if the First Lien Secured Parties shall have made any such claim, such claim shall have been approved prior to, or will be approved contemporaneous with, the approval of any such claim by any Second Lien Secured Party) and (ii) the Liens securing the Note Obligations on the Primary Collateral.

Certain Waivers by the Second Priority Secured Parties.  The collateral agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim any Second Priority Secured Party may have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other bankruptcy law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Secondary Collateral, in any insolvency or liquidation proceeding, in each case, with respect to the Secondary Collateral.

Certain Voting Matters.  Each of the Credit Facility Agent, on behalf of the First Priority Secured Parties and the collateral agent on behalf of the Second Priority Secured Parties, have agreed that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding.

Postponement of Subrogation.  The Intercreditor Agreement also provides that the collateral agent has agreed that no payment or distribution to any First Priority Secured Party pursuant to the provisions of the Intercreditor Agreement entitles any Second Priority Secured Party to exercise any rights of subrogation in respect thereof until the First Lien Obligations shall have been paid in full in cash.

Purchase Option.  The Intercreditor Agreement also provides that notwithstanding anything in the Intercreditor Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Priority Debt Documents, the Second Priority Secured Parties may, at their sole expense and effort, upon notice to Sterling Chemicals and the Credit Facility Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Lien Obligations; provided that (x) such assignment may not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) the Second Priority Secured Parties shall have paid to the Credit Facility Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any fees that become due as a result of the prepayment the loans and other advances under, or early termination of, the First Priority Debt Documents (such fees, the “Termination Fees”)) plus all the other First Lien Obligations then outstanding (which will include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Priority Debt Documents, an amount in cash equal to 105% thereof, and (ii) each interest rate hedging, cap, collar, swap or other similar agreements that evidence any First Lien Obligations, 100% of the aggregate amount of such First Lien Obligations, after giving effect to any netting arrangements, that Sterling Chemicals or the applicable Guarantor as the case may be, would be required to pay if such interest rate hedging, cap, collar, swap or other similar agreements were terminated at such time). In order to effectuate the foregoing, the Credit Facility Agent will calculate, upon the written request of the collateral agent from time to time, the amount in cash that would be necessary to so purchase the First Lien Obligations. If the right set forth in this paragraph is exercised, the parties will agree to endeavor to close promptly thereafter but in any event within ten business days of the request set forth in the first sentence of this paragraph. If the Second Priority Secured Parties exercise the right set forth in this paragraph, it will be exercised pursuant to documentation mutually acceptable to each of the Credit Facility Agent and the collateral agent.

Optional Redemptions

Optional Redemption Prior to April 1, 2011.  Prior to April 1, 2011, Sterling Chemicals may, at its option, on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice to the trustee, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium plus accrued and unpaid interest, if any, to (but not including) the redemption date.

Optional Redemption on or After April 1, 2011.  On or after April 1, 2011, Sterling Chemicals may, at its option, on any one or more occasions redeem all or a part of the notes upon not less than 30 days’ nor more than 60 days’ prior notice to the trustee, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to (but not including) the redemption date, if redeemed during the twelve-month period beginning on April 1 of the years set forth below:

Year	Percentage

2011	105.125%
2012	102.563%
2013 and thereafter	100.000%

Optional Redemption Upon Equity Offerings.  At any time prior to April 1, 2010, Sterling Chemicals may, at its option, on any one or more occasions redeem, in whole or in part, up to 35% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes issued after the Issue Date) at a redemption price of 110.25% of the principal amount of the notes redeemed, plus accrued and unpaid interest on the notes redeemed to (but not including) the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes issued after the Issue Date) remains outstanding immediately after the occurrence of such redemption and (2) notice of redemption is mailed within 180 days after the date of the closing of any such Equity Offering.

Selection and Notice.  If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless Sterling Chemicals defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Sterling Chemicals is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Sterling Chemicals may be required to offer to purchase the notes as described under “— Repurchase upon Change of Control,” “— Event of Loss” and “— Certain Covenants — Asset Sales.” Sterling Chemicals may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase upon Change of Control

If a Change of Control occurs, each Holder will have the right to require Sterling Chemicals to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Sterling Chemicals will offer (a “Change of Control Offer”) a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of repurchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, Sterling Chemicals will or will cause the Trustee to mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to purchase all of the notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Sterling Chemicals will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Sterling Chemicals will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Sterling Chemicals will, to the extent lawful:

(1) accept for repurchase all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sterling Chemicals.

The paying agent will promptly mail or wire transfer to each Holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Any note so accepted for repurchase will cease to accrue interest on and after the Change of Control Payment Date. Sterling Chemicals will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

The provisions described above that require Sterling Chemicals to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that Sterling Chemicals repurchase the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the above, Sterling Chemicals is not required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Sterling Chemicals and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice with respect to redemption of all of the notes has been given pursuant to the indenture as described above under “— Optional Redemptions” and Sterling Chemicals shall have redeemed all such notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Sterling Chemicals and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under the laws of the State of New York (which is the governing law of the indenture). Accordingly, the ability of a Holder to require Sterling Chemicals to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sterling Chemicals and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Event of Loss

In the event of an Event of Loss, Sterling Chemicals or the affected Restricted Subsidiary of Sterling Chemicals, as the case may be, may apply the Net Loss Proceeds from such Event of Loss, with no concurrent obligation to offer to purchase any of the notes either:

(a) to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss;

(b) to make capital expenditures with respect to Primary Collateral or to acquire properties or assets that will:

(i) constitute Primary Collateral; and

(ii) be used in any Permitted Business of Sterling Chemicals and its Restricted Subsidiaries, or

(c) for a combination of the actions set forth in the foregoing clauses (a) and (b).

Any Net Loss Proceeds that are not reinvested as provided in the first sentence of this covenant within 360 days of such Event of Loss will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, Sterling Chemicals will make an offer (an “Event of Loss Offer”) to all Holders to repurchase with the proceeds of Events of Loss the maximum principal amount of notes that may be prepaid out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of repurchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, Sterling Chemicals may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture; provided that any remaining Net Loss Proceeds shall remain subject to the Note Lien. If the aggregate principal amount of notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the notes to be repurchased on a pro rata basis based on the aggregate principal amount of notes outstanding. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

All Net Loss Proceeds shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under “— Collateral — Release of Note Liens,” be invested in Cash Equivalents or applied to temporarily reduce revolving Indebtedness.

With respect to any Event of Loss pursuant to clause (4) of the definition of “Event of Loss” that has a Fair Market Value (or replacement cost, if greater) in excess of $2.5 million, Sterling Chemicals (or the affected Guarantor, as the case may be), shall be required to receive consideration (i) at least equal to 75% of the Fair Market Value (evidenced by a resolution of its Board of Directors set forth in an Officers’ Certificate delivered to the trustee) of the assets subject to the Event of Loss and (ii) at least 75% of which is in the form of cash or Cash Equivalents.

To the extent that the provisions of any applicable laws or regulations conflict with the Event of Loss provisions of the indenture, Sterling Chemicals will comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under the Event of Loss provisions of the indenture by virtue of such compliance.

Sterling Chemicals will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture, Sterling Chemicals will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

The indenture contains, among others, the following covenants:

  Restricted Payments

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Sterling Chemicals’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Sterling Chemicals or any of its Restricted Subsidiaries) or to the direct or indirect holders of Sterling Chemicals’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Sterling Chemicals and other dividends, payments or distributions payable to Sterling Chemicals or another Restricted Subsidiary of Sterling Chemicals);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Sterling Chemicals) any Equity Interests of Sterling Chemicals or any direct or indirect parent of Sterling Chemicals other than those Equity Interests owned by Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals;

(3) make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, any Indebtedness of Sterling Chemicals or any Guarantor that is contractually subordinated in right of payment to the notes or any Note Guarantee (excluding (x) any intercompany Indebtedness between or among Sterling Chemicals and any of the Guarantors or (y) the purchase, repurchase or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or retirement for value), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Sterling Chemicals would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Sterling Chemicals and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Sterling Chemicals for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Sterling Chemicals’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of the property other than cash, received by Sterling Chemicals since the Issue Date as a contribution to its common equity capital and from the issue or sale of Equity Interests of Sterling Chemicals (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Sterling Chemicals that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Sterling Chemicals); provided, however, that Sterling Chemicals may not include the net cash proceeds to the extent that any such common equity capital or Equity Interests are repurchased, redeemed or otherwise acquired or retired pursuant to clauses (2) and (5)(x) of the subsequent paragraph of this covenant or applied to redeem any notes pursuant to “— Optional Redemption — Optional Redemption Upon Equity Offerings,” plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash and the Fair Market Value of property other than cash received as return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) to the extent that any Unrestricted Subsidiary of Sterling Chemicals designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals, the Fair Market Value of Sterling Chemicals’ Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed, plus

(e) 50% of any dividends or distributions received by Sterling Chemicals or a Wholly-Owned Restricted Subsidiary of Sterling Chemicals that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of Sterling Chemicals, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of Sterling Chemicals for such period.

In the case of clause (3)(b) above, any net cash proceeds from issuances and sales of Capital Stock of Sterling Chemicals financed directly or indirectly using funds borrowed from Sterling Chemicals or any Subsidiary of Sterling Chemicals, shall be excluded until and to the extent such borrowing is repaid.

The preceding provisions do not prohibit:

(1) the payment, by Sterling Chemicals or any Restricted Subsidiary, of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Sterling Chemicals) of, Equity Interests of Sterling Chemicals (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Sterling Chemicals; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness of Sterling Chemicals or any Restricted Subsidiary that is contractually subordinated in right of payment to the notes or to any Note Guarantee with, in exchange for, by conversion into or out of the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Sterling Chemicals to Sterling Chemicals or another Restricted Subsidiary of Sterling Chemicals;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals held by any current or former officer, director or employee of Sterling Chemicals or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million for each fiscal year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years) and $5.0 million in the aggregate during the term of the notes; provided further that the amount in any calendar year may be increased by an amount not to exceed the sum of (x) in each case net of the aggregate net cash proceeds received from such persons after the Issue Date from the issuance of or equity contributions with respect to our Equity Interests (other than Disqualified Stock) of Sterling Chemicals to officers, employees, directors or consultants of Sterling Chemicals and its Restricted Subsidiaries that occurs after the Issue Date, to the extent such net cash proceeds have not otherwise been previously applied to the payment of any Restricted Payments and (y) the cash proceeds of key man insurance received by Sterling Chemicals or any Restricted Subsidiary after the Issue Date, to the extent such cash proceeds have not otherwise been previously applied to the payment of Restricted Payments (Sterling Chemicals being entitled to elect to use all or any portion of the aggregate increase contemplated by clauses (x) and (y) within one year of such net cash proceeds being received by Sterling Chemicals);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) the satisfaction of change of control obligations once Sterling Chemicals has fulfilled its obligations under the indenture with respect to a Change of Control;

(9) the repayment of intercompany debt to Sterling Chemicals or any Guarantor that was permitted to be incurred under the indenture;

(10) other Restricted Payments in an aggregate amount then outstanding not to exceed $5.0 million since the Issue Date; and

(11) the pledge by Sterling Chemicals or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary of Sterling Chemicals or such Restricted Subsidiary, as applicable, to secure Non-Recourse Debt of such Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sterling Chemicals or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by Sterling Chemicals or, if such Fair Market Value is in excess of $5.0 million, by the relevant Board of Directors, whose resolution with respect thereto will be delivered to the trustee. In the case of a determination of Fair Market Value in excess of $10.0 million, such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing. In determining whether any Restricted Payment is permitted by the covenant described above, Sterling Chemicals may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (11) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “—Restricted Payments” above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

Incurrence of Indebtedness and Issuance of Preferred Stock

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Sterling Chemicals will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock other than to Sterling Chemicals or another Restricted Subsidiary; provided, however, that Sterling Chemicals or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Sterling Chemicals’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness evidenced by the Existing Notes in aggregate principal amount of up to $101.6 million and any related Guarantees;

(2) Indebtedness under the Credit Facilities in an aggregate principal amount not exceeding $50.0 million at any time outstanding and any related Guarantees;

(3) Indebtedness represented by the notes and the related Note Guarantees issued on the Issue Date;

(4) Indebtedness solely represented by premium financing or similar deferred payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practice;

(5) the incurrence by Sterling Chemicals or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including acquisitions of Capital Stock), plant or equipment used in a Permitted Business of Sterling Chemicals or such Restricted Subsidiary (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), or repairs, additions or improvements to such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $5.0 million at any time outstanding;

(6) the incurrence by Sterling Chemicals or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (3), (6) and (14) of this paragraph;

(7) the incurrence by Sterling Chemicals or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Sterling Chemicals and any of its Restricted Subsidiaries; provided, however, that:

(a) if Sterling Chemicals or any Guarantor is the obligor on such Indebtedness and the payee is not Sterling Chemicals or a Guarantor, such Indebtedness must be (i) permitted as a Permitted Investment described in clause (1)(b) of the definition thereof and (ii) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Sterling Chemicals, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals and (ii) any sale or other transfer of any such Indebtedness to a Person that is not any of Sterling Chemicals, a Guarantor or, in the case where the payor on such intercompany Indebtedness is not Sterling Chemicals or a Guarantor, any Restricted Subsidiary of Sterling Chemicals will be deemed, in each case, to constitute an incurrence of such Indebtedness by Sterling Chemicals or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any of Sterling Chemicals’ Restricted Subsidiaries to Sterling Chemicals or to any of its Restricted Subsidiaries of shares of Disqualified Stock or preferred stock; provided, however, that if the issuer of such shares of Disqualified Stock or preferred stock is a Restricted Subsidiary of Sterling Chemicals that is not a Guarantor and the purchaser of such shares is Sterling Chemicals or a Guarantor, such Investment must be permitted as a Permitted Investment described in clause (1)(b) of the definition thereof and

(a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals; and

(b) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not any of Sterling Chemicals, a Guarantor or, in the case where the issuer of such Disqualified Stock or preferred stock is not a Guarantor, any Restricted Subsidiary of Sterling Chemicals,

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by Sterling Chemicals or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10) the Guarantee by Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals of Indebtedness of Sterling Chemicals or a Guarantor that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the notes or a Note Guarantee, then the Guarantee shall be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

(11) the Guarantee by any Restricted Subsidiary of Sterling Chemicals that is not a Guarantor of Indebtedness of Sterling Chemicals or any other Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(12) the incurrence by Sterling Chemicals or any of the Restricted Subsidiaries of Indebtedness in respect of letters of credit and bankers acceptances issued in the ordinary course and not supporting Indebtedness, including in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, performance and surety, appeal, environmental assurance and similar bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business or assets;

(13) the incurrence by Sterling Chemicals or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(14) Indebtedness, Disqualified Stock or preferred equity of any Person that is acquired by Sterling Chemicals or any of its Restricted Subsidiaries or merged into or consolidated with, or transfers substantially all of its assets to, a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that all such Indebtedness, Disqualified Stock or preferred equity does not exceed $5.0 million in the aggregate at any time outstanding and is not incurred or issued in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; and

(15) the incurrence by Sterling Chemicals or any of the Restricted Subsidiaries of additional Indebtedness or issuance of shares of Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5.0 million.

Sterling Chemicals will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Sterling Chemicals or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sterling Chemicals will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity or any portion thereof on the date of its incurrence, and will only be required to include the amount and, type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses or as having been incurred pursuant to the first paragraph of this covenant, although Sterling Chemicals may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the categories of Permitted Debt described in such clauses or as having been incurred pursuant to the first paragraph of this covenant and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion of accreted value or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or amortization or payment (without duplication) is included in Fixed Charges of Sterling Chemicals as accrued, accreted or amortized or paid. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Sterling Chemicals or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at the date of determination, and

(B) the amount of such Indebtedness of the other Person.

Notwithstanding anything to the contrary under this covenant, the Indebtedness described in clause (1) of the second paragraph of this covenant shall be repaid in full no later than the 31st day following the date that the notes are initially issued under the indenture with the proceeds thereof.

Asset Sales

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Sterling Chemicals or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Sterling Chemicals or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of Sterling Chemicals or any Restricted Subsidiary that would otherwise be required to be included on Sterling Chemicals’ consolidated balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Sterling Chemicals or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Sterling Chemicals or any such Restricted Subsidiary from such transferee that are converted by Sterling Chemicals or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any property or assets that are used or useful in a Permitted Business or all of the Capital Stock (other than Disqualified Stock) of any Person engaged in a Permitted Business if, as a result of the acquisition by Sterling Chemicals or any Restricted Subsidiary thereof, that Person becomes a Guarantor (provided, that if the assets that were the subject of such Asset Sale constituted Primary Collateral or the Capital Stock of a Guarantor, this clause (c) shall only be limited to such property or assets that constitute Primary Collateral or all of the Capital Stock (other than Disqualified Stock) of any such Person that is or becomes a Guarantor); and

(3) if such Asset Sale involves the disposition of Secondary Collateral, the proceeds are applied in accordance with the Intercreditor Agreement to the extent required therein.

Clauses (1) and (2) of the foregoing paragraph need not be satisfied to the extent the Notes Collateral to be released consists solely of Secondary Collateral with respect to which the required lenders under the ABL Facility have given their consent and authorized the release of same or to the extent the Secondary Collateral to be released is disposed of by such Credit Facility Agent on behalf of the lenders in connection with the exercise of rights or remedies under the ABL Facility, in each case so long as (x) the collateral agent is required to release its lien thereon pursuant to the terms of the Intercreditor Agreement and (y) the proceeds therefrom are applied in accordance with the Intercreditor Agreement.

The 75% requirement referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (a), (b) and (c) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Sterling Chemicals (or the applicable Restricted Subsidiary, as the case may be) may:

(a) apply those Net Proceeds, at its option:

(1) to acquire all or substantially all of the assets of, or all of the Capital Stock (other than Disqualified Stock) of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock (other than Disqualified Stock), the Permitted Business is or becomes a Guarantor;

(2) in the case where the asset that was the subject of such Asset Sale was not Primary Collateral or the Capital Stock of a Guarantor, to make a capital expenditure;

(3) to acquire other, or make improvements to, assets that constitute Primary Collateral and that are used or useful in a Permitted Business; or

(4) to any combination of the foregoing; or

(b) enter into a binding commitment for any such application pursuant to clause (a) above; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition, or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 360-day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and Sterling Chemicals or such Restricted Subsidiary shall not have otherwise applied such Net Proceeds pursuant to clause (1), (2), (3) or (4) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

Pending the final application of any Net Proceeds, Sterling Chemicals may temporarily reduce revolving Indebtedness or otherwise invest the Net Proceeds in Cash Equivalents.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $7.5 million, within 30 days thereof, Sterling Chemicals will make an Asset Sale Offer to all Holders to purchase the maximum principal amount of notes that may be repurchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of repurchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Sterling Chemicals may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be repurchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Sterling Chemicals will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Sterling Chemicals will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Sterling Chemicals’ other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, Event of Loss or an Asset Sale. The exercise by the Holders of their right to require Sterling Chemicals to purchase the notes upon a Change of Control, an Asset Sale or an Event of Loss could cause a default under these other agreements, even if the Change of Control, Asset Sale or Event of Loss itself does not, due to the financial effect of such repurchases on Sterling Chemicals. In addition, Sterling Chemicals’ ability to pay cash to the Holders upon a repurchase may be limited by Sterling Chemicals’ then existing financial resources.

Liens

Sterling Chemicals will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to Sterling Chemicals or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Sterling Chemicals or any of its Restricted Subsidiaries;

(b) make loans or advances to Sterling Chemicals or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to Sterling Chemicals or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the Issue Date, the Credit Agreement and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not, in the good faith judgment of the Board of Directors of Sterling Chemicals, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes, the Note Guarantees and the Collateral Documents;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) (a) any instrument governing Indebtedness or Capital Stock of a Person acquired by Sterling Chemicals or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of Sterling Chemicals, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (a), (b) or (c) of the preceding paragraph than on such encumbrance or restriction prior to such amendment, modification, replacement or refinancing;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions, loans or transfers by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of Sterling Chemicals’ Board of Directors, not materially more restrictive, taken as a whole, with respect such consensual encumbrance or restriction set forth in clauses (a), (b) or (c) of the preceding paragraph than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(8) Liens permitted to be incurred under the provisions of the covenant described above under “— Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions in joint venture agreements, asset sale agreements, limited liability company organizational documents, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Sterling Chemicals’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11) other Indebtedness or Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such restrictions, taken as a whole, are, in the good faith judgment of Sterling Chemicals’ Board of Directors, no more materially restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (a), (b) or (c) of the preceding paragraph, than those customary in comparable financings (as reasonably determined by Sterling Chemicals’ Board of Directors);

(12) encumbrances on property that exist at the time the property was acquired by Sterling Chemicals or a Restricted Subsidiary; and

(13) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, restatements, modifications, supplements, renewals, extensions, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, supplements, renewals, extensions, refundings, replacements or refinancings are not, in the good faith judgment of Sterling Chemicals’ Board of Directors, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (a), (b) or (c) of the preceding paragraph than those contained in those agreements on the Issue Date.

Merger, Consolidation or Sale of Assets

Sterling Chemicals may not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Sterling Chemicals is the surviving entity); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Sterling Chemicals and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (a) Sterling Chemicals is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Sterling Chemicals) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Sterling Chemicals) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Sterling Chemicals under the notes, the indenture, and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee and in connection therewith shall cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Note Lien created under the Collateral Documents on the Note Collateral owned by or transferred to such Person;

(3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and is continuing;

(4) Sterling Chemicals or the Person formed by or surviving any such consolidation or merger (if other than Sterling Chemicals), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) Sterling Chemicals or such other Person shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consummation of such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition on the terms proposed and, if such an assumption is required in connection with such transaction, such assumption, will comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction as proposed will, upon consummation of such transaction as proposed, will be satisfied.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Sterling Chemicals in accordance with the foregoing in which Sterling Chemicals is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which Sterling Chemicals is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Sterling Chemicals under the indenture and the notes with the same effect as if such surviving entity had been named as such. Upon such substitution, Sterling Chemicals and any Guarantors that remain Subsidiaries of Sterling Chemicals shall be released from their obligations under the indenture and the Note Guarantees.

The conditions set forth in clauses (3) and (4) of the first paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Sterling Chemicals with an Affiliate solely for the purpose of reincorporating Sterling Chemicals in another jurisdiction or reorganizing into a holding company structure; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Sterling Chemicals and any of its Restricted Subsidiaries that are or become Guarantors.

Transactions with Affiliates

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets (other than Non-Facility Assets) to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Sterling Chemicals (each, an “Affiliate Transaction”), in one or more transactions involving aggregate consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Sterling Chemicals or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by Sterling Chemicals or such Restricted Subsidiary on an arm’s length basis with an unrelated Person; and

(2) Sterling Chemicals delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Sterling Chemicals or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Sterling Chemicals or any of its Restricted Subsidiaries (including the payment of, or an agreement providing for the payment of, reasonable directors’ fees) in the ordinary course of business;

(2) transactions between or among Sterling Chemicals and/or its Restricted Subsidiaries;

(3) any issuance of Equity Interests (other than Disqualified Stock) of Sterling Chemicals to Affiliates of Sterling Chemicals and the grant and performance of registration rights;

(4) Permitted Investments described in clauses (6), (8), (9) or (16) of the definition thereof or Restricted Payments that do not violate the provisions of the indenture described above under “— Certain Covenants — Restricted Payments;”

(5) any transaction in which Sterling Chemicals or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Sterling Chemicals or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(6) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of Sterling Chemicals or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of Sterling Chemicals or any Restricted Subsidiary;

(7) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not in the good faith judgment of Sterling Chemicals’ Board of Directors materially more disadvantageous to the Holders, taken as a whole, than the original agreement as in effect on the Issue Date);

(8) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to Sterling Chemicals and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by Sterling Chemicals or such Restricted Subsidiary with an unrelated Person, in the good faith judgment of Sterling Chemicals’ Board of Directors or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time on an arm’s-length basis from an unaffiliated party;

(9) operating or similar agreements with Affiliates pursuant to which Sterling Chemicals or a Restricted Subsidiary operates the properties or assets of any Affiliate in exchange for reimbursement of costs, with or without any additional consideration;

(10) any capital contribution to any Affiliate otherwise permitted by the indenture or any other Permitted Investment in an Affiliate;

(11) ground leases of Non-Facility Assets for nominal or no consideration.

Business Activities

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Additional Note Guarantees

If Sterling Chemicals or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is not an Unrestricted Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary that is not an Unrestricted Subsidiary will, within 10 business days of the date on which it was acquired or created, (a) become a Guarantor and execute a Note Guarantee, a supplement to the Security Agreement and such other Collateral Documents as may be applicable; (b) cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect the Note Lien created under the Security Agreement and such other Collateral Documents, if any, on the Note Collateral owned by Domestic Subsidiary; and (c) deliver to the trustee within 10 business days of the date on which it was acquired or created a customary Opinion of Counsel addressed to the trustee and covering, among other things, the enforceability of such Indenture Documents and the perfection of the Note Liens purportedly created thereby.

Designation of Restricted and Unrestricted Subsidiaries

The relevant Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Sterling Chemicals and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and, unless such Investment is a Permitted Investment, will reduce the amount available for Restricted Payments under the covenant described above under “— Certain Covenants — Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Sterling Chemicals. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The relevant Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock in any Restricted Subsidiary of Sterling Chemicals to any Person (other than Sterling Chemicals or a Wholly-Owned Restricted Subsidiary of Sterling Chemicals and except for such issuances of shares of Capital Stock constituting directors’ qualifying shares or issuances to foreign nationals of shares of Capital Stock of a Foreign Subsidiary, in each case to the extent required by applicable law), unless:

(1) such transfer, conveyance, sale or other disposition is of all the Equity Interests in such Restricted Subsidiary;

(2) the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under “— Certain Covenants — Asset Sales;” and

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made pursuant to the covenant described above under “— Certain Covenants — Restricted Payments” if made on the date of such issuance or sale.

Impairment of Security Interest

Neither Sterling Chemicals nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Note Liens in favor of the trustee with respect to the Note Collateral, except in the case where such Collateral constitutes Secondary Collateral, to the extent required or permitted under the Intercreditor Agreement. Neither Sterling Chemicals nor any Guarantor shall grant to any Person (other than the trustee), or permit any Person (other than the trustee), to retain any interest whatsoever in the Note Collateral other than Permitted Liens. Neither Sterling Chemicals nor any Guarantor will enter into any agreement that requires the proceeds received from any sale of Note Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the indenture, the notes and the Collateral Documents. Sterling Chemicals shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the trustee shall reasonably request to more fully or accurately describe the property intended to be Note Collateral or the obligations intended to be secured by the Collateral Documents. Sterling Chemicals shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Note Liens created by the Collateral Documents at such times and at such places as the trustee may reasonably request.

Payments for Consent

Sterling Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Indenture Document, the registration rights agreement with respect to which such Holder is a beneficiary or the Intercreditor Agreement unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Sterling Chemicals will furnish the Holders of the notes:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Sterling Chemicals were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Sterling Chemicals and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of Sterling Chemicals and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Sterling Chemicals, if any) and, with respect to the annual information only, a report thereon by Sterling Chemicals’ certified independent accountants within the time periods specified in the SEC’s rules and regulations; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if Sterling Chemicals were required to file such reports,

in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations.

In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the SEC, Sterling Chemicals will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Sterling Chemicals has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) default in the payment of principal of and interest on notes required to be repurchased pursuant to an offer to purchase as described under “— Change of Control,” “— Event of Loss” and “— Certain Covenants — Asset Sales” above when due and payable;

(4) failure to perform or comply with any of the provisions described under “— Certain Covenants — Mergers, Consolidations or Sale of Assets” above;

(5) failure by Sterling Chemicals or any of its Restricted Subsidiaries to perform any other covenant or agreement in the Indenture Documents, and the default continues for 45 days after written notice to Sterling Chemicals by the trustee or Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sterling Chemicals or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by Sterling Chemicals or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the indenture (but excluding Indebtedness owing to Sterling Chemicals or a Guarantor), if that default:

(a) is caused by a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Sterling Chemicals or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of any such Indebtedness so due and payable or that has been accelerated, together with the principal amount that is so due and payable or that has been accelerated of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) the rendering of a final judgment or judgments (not subject to appeal) against Sterling Chemicals or any of its Restricted Subsidiaries in an amount in excess of $10.0 million (net of any amounts which are covered by insurance or bonded) which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(8) the denial or disaffirmation by Sterling Chemicals or any of its Restricted Subsidiaries, or any Person acting on behalf of any of them, in writing, of any material obligation of Sterling Chemicals or any of its Restricted Subsidiaries set forth in or arising under any Collateral Documents (other than by reason of a release from such obligation or the Note Lien related thereto in accordance with the terms of the indenture and the Collateral Documents) and such denial or disaffirmance continues for 5 days;

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Sterling Chemicals or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(10) any Note Guarantee from a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor denies in writing its liability under the Note Guarantee (other than by reason of a release of such Guarantor from the Note Guarantee in accordance with the terms of the Indenture Documents); and

(11) except as permitted by any Indenture Document, any Collateral Document or any Note Lien purported to be granted thereby on an asset or assets having an aggregate net book value or Fair Market Value in excess of $2.5 million fails to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien on Note Collateral purported to be subject thereto.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Sterling Chemicals, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted

Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders holding at least 25% in aggregate principal amount of the then outstanding notes voting as a single class may declare all the notes to be due and payable immediately.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes voting as a single class may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holder notes unless such Holder has offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders holding at least 25% in aggregate principal amount of the then outstanding notes voting as a single class have requested the trustee to pursue the remedy;

(3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders holding a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The Holders holding a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the Holders holding all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or the principal of, the notes.

Sterling Chemicals is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sterling Chemicals is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

No director, manager, officer, employee, incorporator, stockholder or member of Sterling Chemicals, or any Subsidiary, as such, will have any liability for any obligations of Sterling Chemicals or the Guarantors under the notes, the indenture, the Note Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture Documents and the Intercreditor Agreement may be amended, amended and restated or supplemented with the consent of the Holders holding at least a majority in principal amount of the notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents or the Intercreditor Agreement may be waived with the consent of the Holders holding a majority in principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of

(a) each Holder affected, no such amendment, amendment and restatement or waiver may (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes held by Holders whose holders must consent to an amendment, amendment and restatement, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions described above under “— Optional Redemptions;”

(3) reduce the rate of or change the time for payment of interest (including default interest but excluding Additional Interest) on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by Holders holding at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any notes payable in currency other than that stated in the indenture;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults (other than to add sections of the indenture subject thereto) or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the notes;

(7) amend, change or modify in any material respect the obligation of Sterling Chemicals to make and consummate a Change of Control Offer after the occurrence of a Change of Control, make and consummate and Event of Loss Offer after the occurrence of an Event of Loss or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) contractually subordinate the notes or any Note Guarantee to any other indebtedness; or

(10) make any change in the preceding amendment and waiver provisions; or

(b) the Holders holding at least 75% in aggregate principal amount of the notes, no such amendment, amendment and restatement or waiver may adversely change the priority of the Holders’ Liens in the Note Collateral or release all or substantially all of the Note Collateral from the Liens created by the Collateral Documents except as specifically provided for in the indenture and the Collateral Documents.

Notwithstanding the preceding, without the consent of any Holder, Sterling Chemicals, the Guarantors and the trustee may amend, amend and restate, supplement or otherwise modify the Indenture Documents or the Intercreditor Agreement:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Sterling Chemicals’ obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of Sterling Chemicals’ assets;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not, in the good faith judgment of Sterling Chemicals’ Board of Directors adversely affect the legal rights under Indenture Documents or the Intercreditor Agreement of any such Holder in any material respect;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6) to conform the text of any Indenture Document or the Intercreditor Agreement to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of such Indenture Document or the Intercreditor Agreement, as the case may be;

(7) to add any additional assets to the Note Collateral;

(8) to add a Guarantor;

(9) to comply with the rules of any applicable securities depositary;

(10) to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(11) to reflect the grant of Liens on the Note Collateral for the benefit of an additional secured party, to the extent that such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture; or

(12) to release Note Collateral from the Lien of the indenture and the Collateral Documents when permitted or required by the indenture or the Collateral Documents (including in the case where such Note Collateral constitutes Secondary Collateral, the Intercreditor Agreement).

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

Governing Law

The indenture provides that it, the notes and the Note Guarantees and (except for Mortgages) the Collateral Documents are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

Sterling Chemicals may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that Sterling Chemicals shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) Sterling Chemicals’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and Sterling Chemicals’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Sterling Chemicals may, at its option and at any time, elect to have the obligations of Sterling Chemicals released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Sterling Chemicals must irrevocably deposit with the trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, Sterling Chemicals shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that:

(a) Sterling Chemicals has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Sterling Chemicals shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Liens” as a result of the borrowing of funds required to effect such deposit);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which Sterling Chemicals or any of its Subsidiaries is a party or by which Sterling Chemicals or any of its Subsidiaries is bound;

(6) Sterling Chemicals shall have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by Sterling Chemicals with the intent of preferring the Holders over any other creditors of Sterling Chemicals or with the intent of defeating, hindering, delaying or defrauding any other creditors of Sterling Chemicals or others;

(7) Sterling Chemicals shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Sterling Chemicals between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of Sterling Chemicals, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally; and

(8) Sterling Chemicals shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Sterling Chemicals and thereafter repaid to Sterling Chemicals, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Sterling Chemicals or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination of cash in U.S. dollars and non-callable U.S. government obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the notes not delivered to the trustee for cancellation;

(2) Sterling Chemicals or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture;

(3) Sterling Chemicals has delivered irrevocable instructions to the trustee under, the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(4) Sterling Chemicals has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Concerning the Trustee

If the trustee becomes a creditor of Sterling Chemicals or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or (iii) resign. The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means the amended and restated revolving credit agreement dated as of March 29, 2007, among Sterling Chemicals, the lenders and issuers party thereto, and The CIT Group/Business Credit, Inc., as Administrative Agent, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted under clause (2) or (15) of the definition of the term “Permitted Debt.”

“ABL Facility Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignments, or other grants or transfers for security executed and delivered by Sterling Chemicals or any Guarantor creating a Lien upon assets constituting Secondary Collateral owned or to be acquired by Sterling Chemicals or such Guarantor in favor of any holder or holders of ABL Facility Lien Debt, or any administrative agent, agent or representative acting for any such holders, as security for any Credit Facility Obligations under the ABL Facility.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means any and all assets or property acquired after the Issue Date, including any assets or property acquired by Sterling Chemicals or any Guarantor from a transfer from Sterling Chemicals or a Wholly Owned Subsidiary of Sterling Chemicals that is a Guarantor.

“Applicable Premium” means, with respect to a note on any date of redemption, the greater of (1) 1.0% of the principal amount of such note and (2) the excess of (a) the present value at such time of (i) the redemption price of such note on April 1, 2011 (such redemption price being described under “— Optional Redemptions — Optional Redemption on or After April 1, 2011”) plus (ii) all required interest payments due on such note through April 1, 2011 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of Sterling Chemicals or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Sterling Chemicals and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under “— Change of Control” and/or the provisions described above under “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under “— Certain Covenants — Asset Sales;” and

(2) the issuance of Equity Interests in any of Sterling Chemicals’ Restricted Subsidiaries other than directors’ qualifying shares or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or all of the Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $2.0 million;

(2) (a) a transfer of assets or Equity Interests between or among Sterling Chemicals and the Guarantors or (b) a transfer of assets or Equity Interests between or among the Restricted Subsidiaries of Sterling Chemicals that are not Guarantors;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Sterling Chemicals to Sterling Chemicals or to a Restricted Subsidiary of Sterling Chemicals;

(4) the sale, disposition or lease of products, services, inventory, equipment, accounts receivable or other assets in the ordinary course of business, any sale or other disposition of damaged, worn-out or obsolete or no longer useful assets or the licensing or sublicensing, lease, assignment or sub-lease of any real or personal property, in each case, in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(8) any Lien (or foreclosure thereon) securing Indebtedness to the extent such Lien was granted in compliance with the covenant described above under “— Certain Covenants — Liens;”

(9) any sale, lease, conveyance or other disposition of Non-Facility Assets;

(10) the granting of Liens not otherwise prohibited by the indenture;

(11) the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(12) the exchange of assets held by Sterling Chemicals or a Restricted Subsidiary for assets held by any Person or entity; provided that (i) the assets received by Sterling Chemicals or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used by Sterling Chemicals or such Restricted Subsidiary; and (ii) any such assets received are of comparable fair market value to the assets exchanged as determined in good faith by Sterling Chemicals;

(13) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; provided that (i) the assets received by Sterling Chemicals or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used by Sterling Chemicals or such Restricted Subsidiary; and (ii) any such assets received are of comparable Fair Market Value to the assets exchanged as determined in good faith by Sterling Chemicals; and

(14) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(2) dollar denominated time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition;

(3) repurchase obligations for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (2) above;

(4) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition;

(5) marketable direct obligations issued by the District of Columbia or any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(6) Investments in money market funds substantially all of whose assets are comprised of Cash Equivalents of the types described in clauses (1) through (5) above; and

(7) in the case of Investments by Foreign Subsidiaries, other short-term investments in accordance with normal investment practices for cash management of a type analogous to the foregoing.

“Change of Control” means the occurrence of any of the following:

(1) any person or persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a “group”), together with any Affiliates or related Persons thereof, other than any such Person, Persons, Affiliates or related Person who are Permitted Holders, shall Beneficially Own, directly or indirectly, at least 40% of the voting power of Sterling Chemicals’ outstanding Voting Stock, and the Permitted Holders own less than such Person or group (in doing the “own less than” comparison, the holdings of the Permitted Holders who are members of the new group shall not be counted in the shares held in the aggregate by Permitted Holders);

(2) any sale, lease or other transfer (other than by way of merger or consolidation), in one transaction or a series of related transactions, is made by Sterling Chemicals or any of its Restricted Subsidiaries of all or substantially all of the consolidated assets of Sterling Chemicals and the Restricted Subsidiaries, taken as a whole to any Person other than a Permitted Holder;

(3) Sterling Chemicals consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, Sterling Chemicals, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of Sterling Chemicals’ Voting Stock voting immediately prior to such consummation shall cease to own a majority of Sterling Chemicals’ Voting Stock or, if Sterling Chemicals is not the surviving entity, a majority of the Voting Stock of such surviving entity;

(4) during any period of two consecutive years, Continuing Directors cease to constitute at least a majority of the Board of Directors of Sterling Chemicals; or

(5) Sterling Chemicals’ stockholders approve any plan or proposal for Sterling Chemicals’ liquidation or dissolution.

In no event would the sale of Sterling Chemicals’ common stock to an underwriter or group of underwriters in privity of contract with Sterling Chemicals (or anybody in privity of contact with such underwriters) be deemed to be a Change of Control or be deemed the acquisition of more than 40% of the voting power of Sterling Chemicals’ outstanding Voting Stock by a Person or any group unless such common stock is held in an investment account, in which case the investment account would be treated without giving effect to the foregoing part of this sentence.

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles, debt issuance or deferred financing costs or fees) and other non-cash charges (including write-downs or write-offs (including any write-offs of debt issuance or deferring financing costs or fees) and impairment charges and the impact of purchase accounting) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; plus

(5) expenses and charges of Sterling Chemicals related to our tender offer, the consent solicitation and redemption, in each case, relating to the Existing Notes, the offering of the notes hereby and the amendment and restatement of the ABL Facility (including any refinancing fees and other costs incurred in connection with any of the foregoing), to the extent such expenses and charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, Investments, acquisitions or divestitures, including any expensing of any bridge or other financing fees or expenses, to the extent such costs were deducted in computing such Consolidated Net Income; plus

(7) the amount of any restructuring charges (including retention, severance, systems establishment cost, post employment benefits, curtailment or other excess charges), to the extent such charges were deducted incorporating such Consolidated Not Income; plus

(8) other non-operating expenses, to the extent such expenses were deducted incorporating such Consolidated Net Income; plus

(9) non-cash items to the extent deducted from Consolidated Net Income for such period, other than any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or otherwise; provided, however, that this exclusion shall not apply in determining the principal amount of Indebtedness that may be incurred pursuant to the proviso to the first sentence under the “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covenant so long as such Restricted Subsidiary is a Guarantor;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) non-cash gains and losses due solely to fluctuations in currency values will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Sterling Chemicals who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors by holders of Sterling Chemicals’ Series A Convertible Preferred Stock or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, pursuant to the ABL Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers’ acceptances or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time; provided that the aggregate principal amount of Indebtedness outstanding at any time under all such Credit Facilities is permitted to be incurred under clause (2) or (15) of the definition of the term “Permitted Debt”.

“Credit Facility Agent” means, at any time, the Person serving at such time as the “Agent”, “Administrative Agent” or “Collateral Agent” under the applicable Credit Facility or any other representative of the lenders thereunder then most recently designated by the terms of the Credit Facility, in a written notice delivered to the administrative agent, as the Credit Facility Agent for the purposes of the indenture.

“Credit Facility Lien” means, to the extent securing Credit Facility Obligations, a Lien granted on assets constituting Secondary Collateral to the Credit Facility Agent or any holder, or other administrative agent, agent or representative of holders, of Credit Facility Obligations as security for Credit Facility Obligations.

“Credit Facility Lien Documents” means the documentation relating to the Liens granted under any Credit Facility including, without limitation, the ABL Facility, the ABL Facility Lien Security Documents, any related loans, guarantees, collateral documents, instruments and agreements executed in connection therewith and all other agreements governing, securing or relating to any Credit Facility Obligations.

“Credit Facility Obligations” means Indebtedness arising under any Credit Facility and all other Obligations of Sterling Chemicals or any Guarantor under the Credit Facility Lien Documents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Sterling Chemicals to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Sterling Chemicals may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments;” provided, further, that if the Capital Stock is issued to any plan for the benefit of employees of Sterling Chemicals or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Sterling Chemicals in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Sterling Chemicals and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. Notwithstanding the foregoing, Sterling Chemicals’ existing Series A Convertible Preferred Stock shall not be deemed to be Disqualified Stock unless the terms thereof are changed after the Issue Date in a manner that causes such Series A Convertible Preferred Stock to become Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of Sterling Chemicals that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offerings” means one or more public or private offerings of Equity Interests (other than Disqualified Stock) of Sterling Chemicals or cash capital contributions received by Sterling Chemicals in respect of such Equity Interests (other than Disqualified Stock).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) that constitute Note Collateral (including, without limitation, any of the Facilities but, in any event, excluding Non-Facility Assets), any of the following:

(1) any loss, destruction or damage of such property or asset in an amount in excess of $5.0 million;

(2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clauses (2) or (3) above.

“Existing Notes” means Sterling Chemicals’ existing 10% Senior Secured Notes due 2007.

“Facilities” means Sterling Chemicals’ acetic acid manufacturing facility, styrene monomer manufacturing facility, phthalic anhydride manufacturing facility, plasticizers esters manufacturing facility and, in each case, all improvements thereto.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the chief financial officer of the Company in the case of any transaction valued at less than $5.0 million and in all other cases by the Board of Directors of Sterling Chemicals (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock (other than perpetual “PIK” preferred stock) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of such preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term until the earlier of the maturity of such Indebtedness or as at the Calculation Date in excess of 12 months).

For purposes of this definition and the first paragraph of the provision under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever pro forma effect is to be given to any calculation, the pro forma calculations shall be determined in good faith by the chief financial officer of Sterling Chemicals. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken with 90 days immediately following any such acquisition, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers’ Certificate signed by Sterling Chemicals’ chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by Sterling Chemicals’ Board of Directors.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period to the extent the net income of such Restricted Subsidiary is included in the calculation of Net Income; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Sterling Chemicals (other than Disqualified Stock) or to Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to maintain financial statement conditions).

“Guarantors” means:

(1) all of Sterling Chemicals’ existing Domestic Subsidiaries; and

(2) any other Subsidiary of Sterling Chemicals that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Holders” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person,

(1) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, loans, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations; or

(e) representing any Hedging Obligations, and

(2) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with Sterling Chemicals’ past practice), if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes such portion of the Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, provided that Indebtedness of Sterling Chemicals or any Restricted Subsidiary shall not include the pledge by Sterling Chemicals or such Restricted Subsidiary of, or a Guarantee thereof limited in recourse to, the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

“Indenture Documents” means, collectively, the indenture, the notes, the Note Guarantees and the Collateral Documents.

“Intercreditor Agreement” means the intercreditor agreement entered into between the collateral agent, on behalf of the trustee and the Holders and each applicable Credit Facility Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, as described under the caption “— Intercreditor Agreement”).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers and employees made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Person together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Sterling Chemicals such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Sterling Chemicals, Sterling Chemicals will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Sterling Chemicals’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” The acquisition by Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals of a Person that became a Restricted Subsidiary and that holds an Investment in a third Person will be deemed to be an Investment by Sterling Chemicals or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the last paragraph of the covenant described above under “— Certain Covenants — Restricted

Payments.” Except as otherwise provided in the indenture, the amount or Fair Market Value of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the equity interest in such Subsidiary of Sterling Chemicals or the Restricted Subsidiary thereof owing such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means March 29, 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or any option or other agreement to sell give a security interest.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, amendment to mortgage or amendment to deed of trust, substantially in the respective form included as an exhibit in the indenture, between each Obligor party thereto, as mortgagor or trustor, and the collateral agent, as mortgagee or beneficiary, entered into as of the Issue Date and relating to the Obligors’ facilities in the locations listed in a schedule to the indenture, and any mortgage, deed of trust, deed to secure debt, amendment to mortgage or amendment to deed of trust entered into pursuant to the indenture after the Issue Date, in each case as amended from time to time.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

“Net Loss Proceeds” means the aggregate cash proceeds received by Sterling Chemicals or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness, other than Credit Facility Obligations, secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by Sterling Chemicals or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale,, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Credit Facility Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or amount placed in an escrow account for purposes of such an adjustment.

“Non-Facility Assets” means (1) any non-current assets of Sterling Chemicals or any of its Restricted Subsidiaries, excluding (a) the Facilities and (b) any asset (i) used primarily in connection with the operation of any of the Facilities or (ii) the loss of which would result in the Company expending more than $1.0 million in the aggregate to operate its acetic acid, styrene or plasticizers businesses as currently conducted by Sterling Chemicals and its Restricted Subsidiaries and (2) any other asset of Sterling Chemicals or any of its Restricted Subsidiaries that is not described in the exclusion to clause (1) and that primarily relates to the construction, use, occupancy, possession, operation or ownership of such other asset.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Sterling Chemicals nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise), other than by virtue of a non-recourse pledge of the Equity Interests of Unrestricted Subsidiaries or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Sterling Chemicals or any of its Restricted Subsidiaries to Declare a Default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Collateral” means, collectively, all the property and assets (including, without limitation, Primary Collateral and Secondary Collateral) that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to the indenture.

“Note Lien” means, to the extent securing Note Obligations, a Lien granted pursuant to a security document as security for Note Obligations.

“Note Obligations” means the notes, the Note Guarantees and all other Obligations of any Obligor under the indenture, the Note Guarantees and the Collateral Documents.

“Notes Guarantee” means the Guarantee by each Guarantor of Sterling Chemicals’ obligations under the indenture and the other Indenture Documents, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” means a Person obligated as an issuer or Guarantor of the notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of Sterling Chemicals.

“Officers’ Certificate” means a certificate signed by two Officers of Sterling Chemicals, at least one of whom shall be the principal financial officer of Sterling Chemicals, and delivered to the trustee.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the trustee.

“Permitted Business” means (1) the manufacturing and distributing of selected petrochemicals, (2) any business or activity similar, ancillary or reasonably related thereto, or a reasonable extension, expansion or development of, such businesses or ancillary thereto and (3) any business or activity carried out or performed utilizing any of the Non-Facility Assets.

“Permitted Holders” means Resurgence Asset Management, L.L.C. and its and its affiliates’ managed funds and accounts and (1) entities controlled by any such Persons, (2) trusts for the benefit of any such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (3) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Permitted Investments” means:

(1) any Investment by (a) Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals in Sterling Chemicals or a Guarantor, (b) Sterling Chemicals or a Guarantor in a Restricted Subsidiary of Sterling Chemicals that is not a Guarantor to the extent that the aggregate amount of all such Investments does not exceed $5.0 million at any time outstanding or (c) a Restricted Subsidiary of Sterling Chemicals that is not a Guarantor in any other Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Sterling Chemicals; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sterling Chemicals or a Restricted Subsidiary of Sterling Chemicals;

(4) any Investment made as a result of the receipt of consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “— Certain Covenants — Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Sterling Chemicals;

(6) any Investments received in compromise or resolution of (A) obligations of any Person or customer that were incurred in the ordinary course of business of Sterling Chemicals or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) investments represented by Hedging Obligations;

(8) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $3.0 million;

(9) loans or advances to employees in the ordinary course of business permitted by applicable law not to exceed $500,000 at any time outstanding;

(10) Investments in the notes;

(11) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of any other Person received as payment for ordinary course of business trade receivables;

(12) receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(13) Investments owned by a Person if and when such Person is acquired by Sterling Chemicals or a Restricted Subsidiary and becomes a Restricted Subsidiary or if and when such Person merges into, consolidates with or transfers substantially all of such Person’s assets to, Sterling Chemicals or a Restricted Subsidiary; provided, however, that such Investments are not made in contemplation of such acquisition or transfer;

(14) reclassification of any Investment initially made in (or reclassified as) one form into another form (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

(15) any Investment existing on the date of the indenture and any Investment that extends, renews, defeases, discharges, replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(16) Investments in Unrestricted Subsidiaries and other Persons to the extent such Investments consist of (a) Non-Facility Assets or (b) other assets having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16)(b) that are at the time outstanding, not to exceed $2.0 million; and

(17) prepaid expenses, lease, utilities, workers’ compensation, performance and similar deposits made in the ordinary course of business,

provided, however, that with respect to any Investment, Sterling Chemicals may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that all or a portion of the Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(2) Credit Facility Liens on assets constituting Secondary Collateral;

(3) Liens in favor of Sterling Chemicals or the Guarantors (not securing Credit Facility Obligations);

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sterling Chemicals or such Restricted Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property, including by way of merger, consolidation or otherwise, by Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Sterling Chemicals or such Restricted Subsidiary;

(6) Liens to secure the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens existing on the Issue Date (other than pursuant to clause (2), (3) or (28) of this definition);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety, environmental liability or appeal bonds, bids, leases, government contracts, performance or return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) minor irregularities in title, boundaries, or other survey defects, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of Sterling Chemicals or any Restricted Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, electronic communication lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and other similar charges or encumbrances existing as of the Issue Date (or granted by Sterling Chemicals or any Restricted Subsidiary in the ordinary course of business) that do not, in the aggregate, materially impair the value of the property of Sterling Chemicals or any Restricted Subsidiary or the occupation, use and enjoyment by Sterling Chemicals or any Restricted Subsidiaries of any of their respective properties in the normal course of business;

(12) Liens securing an obligation of a third party neither created, assumed nor guaranteed by Sterling Chemicals or any Restricted Subsidiary upon lands over which easements or similar rights are acquired by Sterling Chemicals or any Restricted Subsidiary in the ordinary course of business;

(13) terminable or short term leases or permits for occupancy, which leases or permits expressly grant to Sterling Chemicals or any Restricted Subsidiary the right to terminate them at any time on not more than one year’s notice and which occupancy does not interfere with the operation of the business of Sterling Chemicals and the Restricted Subsidiaries;

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Permitted Referencing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(15) Liens arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings not giving rise to an Event of Default under the indenture;

(16) any obligations or duties affecting any of the property of Sterling Chemicals or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

(17) Liens on property that is the subject of capital projects between Sterling Chemicals or any Restricted Subsidiary and a third party that has a production, operating or other agreement with Sterling Chemicals; provided, however, that such Liens are expressly limited to the assets directly financed by such third party;

(18) [INTENTIONALLY OMITTED];

(19) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(20) Liens (other than Liens securing the Credit Facilities) securing Permitted Debt described in clause (5) of the definition thereof that is incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person used in the business of Sterling Chemicals or any of its Restricted Subsidiaries;

(21) Liens with respect to the so called “greenbelt” or “buffer zone” properties;

(22) leases and ground leases of underutilized or vacant properties of Sterling Chemicals or any Subsidiary to third parties with which Sterling Chemicals has a production, co-production, co-generation, operating or other arrangement or to third party providers of energy or raw materials in the ordinary course of business, provided such leases do not materially interfere with the operation of the business of Sterling Chemicals or any Subsidiary or materially diminish the value of the Facility Assets;

(23) easements, rights-of-way, restrictions and other similar charges or encumbrances granted to others, in each case incidental to, and not interfering with, the ordinary conduct of the business of Sterling Chemicals or any of its Subsidiaries, provided that such Liens are not violated by the existing Facility Assets and do not, in the aggregate, materially diminish the value of the Facility Assets;

(24) the burdens of any law or governmental regulation or permit requiring Sterling Chemicals to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

(25) Liens on any of the Non-Facility Assets;

(26) Liens incurred in the ordinary course of business of Sterling Chemicals or any Subsidiary of Sterling Chemicals with respect to obligations that do not exceed $1.0 million at any one time outstanding;

(27) Liens incurred in the ordinary course of business of Sterling Chemicals or any Subsidiary of Sterling Chemicals with respect to obligations that do not secure Indebtedness and that do not exceed $5.0 million at any one time outstanding;

(28) Liens on the Primary Collateral that secure the Existing Notes so long as the Indebtedness secured by such Liens is paid in full no later than the 31st day following the Issue Date; and

(29) extensions, renewals, modifications or replacements of any Lien referred to in clauses (4), (5), (7), (18), (20), (22), (23) and (25) of this definition; provided that such Lien is not otherwise prohibited by the terms hereof and, with respect to Liens securing Indebtedness, no extension or renewal Lien shall (A) secure more than the amount of the Indebtedness or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed.

“Permitted Refinancing Indebtedness” means any Indebtedness of Sterling Chemicals or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of Sterling Chemicals or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, taken as a whole;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, taken as a whole; and

(4) such Indebtedness is incurred either by Sterling Chemicals or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or any other Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date such documentation was entered into, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2011; provided, however, that if the period from the redemption date to April 1, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of Sterling Chemicals that is designated by the Board of Directors of Sterling Chemicals as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under “— Certain Covenants — Transactions With Affiliates,” is not party to any agreement, contract, arrangement or understanding with Sterling Chemicals or any Restricted Subsidiary of Sterling Chemicals unless the terms of any such agreement, contract, arrangement or understanding are, in the good faith judgment of Sterling Chemicals’ Board of Directors no less favorable to Sterling Chemicals or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sterling Chemicals;

(3) is a Person with respect to which neither Sterling Chemicals nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for the notes.

Any designation of a Subsidiary of Sterling Chemicals as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Sterling Chemicals as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Sterling Chemicals will be in default of such covenant. The Board of Directors of Sterling Chemicals may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence by a Restricted Subsidiary of Sterling Chemicals of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of unregistered notes for registered notes pursuant to this exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of unregistered notes or registered notes. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service, which we refer to as the “Service”, or on the courts, and no ruling will be sought from the Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Service will agree with such statements and conclusions.

This summary is limited to the U.S. federal income tax consequences of those persons who are the original beneficial owners of the notes, who exchange unregistered notes for registered notes in this exchange offer and who hold the unregistered notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons, including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any U.S. federal tax laws other than income tax law.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of unregistered notes for registered notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of unregistered notes for registered notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging the notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of an Unregistered Note for a Registered Note Pursuant to the Exchange Offer

The exchange of an unregistered note for a registered note in the exchange offer described herein will not constitute a significant modification of the terms of the unregistered notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the registered notes will be treated as a continuation of the unregistered notes. Consequently, a Holder will not recognize gain or loss, the Holder’s basis in the registered notes will be the same as its basis in the unregistered notes immediately before the exchange, and the Holder’s holding period in the registered notes will include its holding period in the unregistered notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for unregistered notes only where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for such period of time as such broker-dealers subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate with the distribution of the unregistered notes or the registered notes within the meaning of the Securities Act.

For such period of time as such broker-dealers subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the registered notes and the related guarantees will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated balance sheets of Sterling Chemicals, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency in assets), and cash flows for each of the three years in the period ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing therein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange offer. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than          , 2007. See “Where You Can Find More Information”. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Sterling Chemicals, Inc.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands, except share data)

Revenues	$667,544	$641,886	$655,353
Cost of goods sold	654,718	653,134	633,009

Gross profit (loss)	12,826	(11,248)	22,344
Selling, general and administrative expenses	9,968	7,811	11,413
Impairment of long-lived assets	127,653	—	48,463
Gain on pension curtailment	—	—	(12,944)
Gain on sale of methanol plant	—	—	(2,396)
Other expense (income)	(15,724)	—	—
Interest and debt related expenses, net of interest income	10,079	10,090	10,427

Loss from continuing operations before income tax	(119,150)	(29,149)	(32,619)
Provision (benefit) for income taxes	(14,488)	(10,641)	7,262

Loss from continuing operations	(104,662)	(18,508)	(39,881)
Loss from discontinued operations, net of tax	(997)	(11,060)	(22,763)

Net loss	(105,659)	(29,568)	(62,644)
Preferred stock dividends	8,205	7,014	5,994

Net loss attributable to common stockholders	$(113,864)	$(36,582)	$(68,638)

Loss per share of common stock, basic and diluted:
Loss from continuing operations	$(39.91)	$(9.03)	$(16.24)
Loss from discontinued operations	(0.35)	(3.91)	(8.06)

Net loss per share, basic and diluted	$(40.26)	$(12.94)	$(24.30)

Weighted average shares outstanding:
Basic and diluted	2,828,460	2,827,795	2,825,000

The accompanying notes are an integral part of the consolidated financial statements.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$20,690	$42,197
Accounts receivable, net of allowance of $1,987 and $953, respectively	63,289	57,261
Inventories, net	62,078	39,094
Prepaid expenses and other current assets	3,215	4,888
Deferred tax asset	3,044	2,802
Assets of discontinued operations	20	1,791

Total current assets	152,336	148,033
Property, plant and equipment, net	83,833	230,018
Other assets, net	9,654	8,543

Total assets	$245,823	$386,594

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)
Current liabilities:
Accounts payable	$39,123	$43,912
Accrued liabilities	22,872	23,690
Current portion of long-term debt	—	—
Liabilities of discontinued operations	217	3,826

Total current liabilities	62,212	71,428
Long-term debt	100,579	100,579
Deferred income tax liability	—	8,196
Deferred credits and other liabilities	49,291	77,804
Redeemable preferred stock	56,507	48,302
Commitments and contingencies (Note 9)
Stockholders’ equity:
Common stock, $.01 par value	28	28
Additional paid-in capital	184,500	192,551
Accumulated deficit	(213,614)	(107,955)
Accumulated other comprehensive income (loss)	6,320	(4,339)

Total stockholders’ equity (deficiency in assets)	(22,766)	80,285

Total liabilities and stockholders’ equity (deficiency in assets)	$245,823	$386,594

The accompanying notes are an integral part of the consolidated financial statements.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Total
	(Amounts in thousands)

Balance, December 31, 2003	2,825	$28	$205,402	$(15,743)	$(251)	$189,436
Comprehensive loss:
Net loss	—	—	—	(62,644)	—
Other comprehensive loss:
Pension adjustment	—	—	—	—	(715)
Comprehensive loss						(63,359)
Preferred stock dividends	—	—	(5,994)	—	—	(5,994)

Balance, December 31, 2004	2,825	$28	$199,408	$(78,387)	$(966)	$120,083
Comprehensive loss:
Net loss	—	—	—	(29,568)	—
Other comprehensive loss:
Pension adjustment	—	—	—	—	(3,373)
Comprehensive loss						(32,941)
Preferred stock dividends	—	—	(7,014)	—	—	(7,014)
Exercised stock options	3	—	157	—	—	157

Balance, December 31, 2005	2,828	$28	$192,551	$(107,955)	$(4,339)	$80,285

Comprehensive loss:
Net loss	—	—	—	(105,659)	—
Other comprehensive loss:
Pension adjustment	—	—	—	—	3,903
Comprehensive loss						(101,756)
SFAS 158 adoption	—	—	—	—	6,756	6,756
Preferred stock dividends	—	—	(8,205)	—	—	(8,205)
Stock-based compensation	—	—	154	—	—	154

Balance, December 31, 2006	2,828	$28	$184,500	$(213,614)	$6,320	$(22,766)

The accompanying notes are an integral part of the consolidated financial statements.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Cash flows from operating activities:
Net loss	$(105,659)	$(29,568)	$(62,644)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,476	33,342	28,693
Interest amortization	400	400	398
Impairment of long-lived assets	127,653	—	70,498
Gain on pension curtailment	—	—	(12,944)
Lower-of-cost-or-market adjustment	—	2,738	16,407
Deferred tax benefit	(8,438)	(18,905)	(16,529)
Gain on disposal of property, plant and equipment	(4,917)	—	(2,396)
Other	154	156	1
Change in assets/liabilities:
Accounts receivable	(5,085)	54,850	(25,509)
Inventories	(22,608)	45,772	(42,804)
Prepaid expenses	1,673	(690)	2,232
Other assets	(2,105)	(1,003)	(3,650)
Accounts payable	(4,140)	(23,348)	2,427
Accrued liabilities	(3,758)	4,396	(1,879)
Other liabilities	(17,854)	(33)	286

Net cash provided by (used in) operating activities	(14,208)	68,107	(47,413)

Cash flows from investing activities:
Capital expenditures	(11,547)	(9,460)	(14,771)
Insurance proceeds relating to property, plant and equipment	1,960	—	—
Cash used for dismantling	(669)	(667)	—
Net proceeds from the sale of fixed assets	2,957	—	4,017

Net cash used in investing activities	(7,299)	(10,127)	(10,754)

Net cash provided by (used in) financing activities — net borrowings (repayments) under the revolving credit facility	—	(17,684)	17,684

Net increase (decrease) in cash	(21,507)	40,296	(40,483)
Cash and cash equivalents beginning of period	42,197	1,901	42,384

Cash and cash equivalents end of year	$20,690	$42,197	$1,901

Supplement disclosures of cash flow information:
Interest paid, net of interest income received	$10,508	$10,726	$10,957
Cash paid for income taxes	60	59	50

The accompanying notes are an integral part of the consolidated financial statements.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Unless otherwise indicated, references to “we,” “us,” “our” and “ours” refer collectively to Sterling Chemicals, Inc. and its wholly-owned subsidiaries. We own or operate facilities at our petrochemicals complex located in Texas City, Texas, approximately 45 miles south of Houston, on a 290-acre site on Galveston Bay near many other chemical manufacturing complexes and refineries. Currently, we produce acetic acid, styrene and plasticizers. We own all of the real property which comprises our Texas City facility and we own the acetic acid, styrene and plasticizers manufacturing units located at the site. Our Texas City site offers approximately 135 acres for future expansion by us or by other companies that could benefit from our existing infrastructure and facilities, and includes a greenbelt around the northern edge of the plant site. We also lease a portion of our Texas City site to Praxair Hydrogen Supply, Inc. (“Praxair”), who constructed a partial oxidation unit on that land, and lease a portion of our Texas City site to S&L Cogeneration Company, a 50/50 joint venture between us and Praxair Energy Resources, Inc., who constructed a cogeneration facility on that land. We generally sell our petrochemicals products to customers for use in the manufacture of other chemicals and products, which in turn are used in the production of a wide array of consumer goods and industrial products. We operate in one segment, petrochemicals.

Principles of Consolidation

The consolidated financial statements include the accounts of our wholly-owned subsidiary, with all significant intercompany accounts and transactions having been eliminated. Our 50% equity investment in a cogeneration joint venture is not material to our financial position or results of operations.

Cash and Cash Equivalents

We consider all investments having an initial maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

Accounts receivable is presented net of allowance for doubtful accounts. We regularly review our accounts receivable balances and, based on estimated collectibility, adjust the allowance account accordingly. As of December 31, 2006 and 2005, the allowance for doubtful accounts was $2 million and $1 million, respectively. Bad debt expense (benefit) for 2006, 2005 and 2004, was $1 million, ($2 million) and $0.4 million, respectively.

Inventories

Inventories are stated at the lower-of-cost-or-market. For the years ended December 31, 2006, 2005 and 2004, a lower-of-cost-or-market adjustment was recorded of zero, $3 million and $16 million, respectively. Cost is primarily determined on a first-in, first-out basis, except for stores and supplies, which are valued at average cost. We enter into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by us are included in inventory.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Major renewals and improvements, which extend the useful lives of equipment, are capitalized. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from five to 25 years, with the predominant life of plant and equipment being 15 years. We capitalize interest costs, which are incurred as part of the cost of constructing major facilities and equipment. The amount of interest capitalized for 2006, 2005 and 2004 was $0.8 million, $1.0 million and $0.9 million, respectively.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plant Turnaround Costs

As a part of normal recurring operations, each of our manufacturing units is completely shut down from time to time, for a period typically lasting two to four weeks, to replace catalysts and perform major maintenance work required to sustain long-term production. These periods are commonly referred to as “turnarounds” or “shutdowns.” While actual timing is subject to a number of variables, turnarounds of our styrene unit typically occur every two to three years. Costs of turnarounds are expensed as incurred. As expenses for turnarounds can be significant, the impact of expensing the costs of turnarounds can be material for financial reporting periods during which the turnarounds actually occur. Turnaround costs expensed during 2006, 2005 and 2004 were $10 million, $4 million and $12 million, respectively.

Long-Lived Assets

We assess our long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, we project undiscounted net future cash flows over the remaining book life of these assets. If these projected cash flows from these assets are less than the carrying amount of these assets, an impairment would be recognized. Any impairment loss would be measured based upon the difference between the carrying amount and the fair value of the relevant assets. For these impairment analyses, recoverability is determined by comparing the estimated fair value of these assets, utilizing the present value of expected net cash flows, to the carrying value of these assets. In determining the present value of expected net cash flows, we estimate future net cash flows from these assets and the timing of those cash flows and then apply a discount rate to reflect the time value of money and the inherent uncertainty of those future cash flows. The discount rate we use is based on our estimated cost of capital. The assumptions we use in estimating future cash flows are consistent with our internal planning. During 2006, we recorded a pre-tax impairment charge of approximately $128 million relating to our long-lived styrene assets.

Debt Issue Costs

Debt issue costs relating to long-term debt are amortized over the term of the related debt instrument using the straight-line method, which is materially consistent with the effective interest method, and are included in other assets. Debt issue cost amortization, which is included in interest and debt-related expenses, was $0.4 million for each of the years ended December 31, 2006, 2005 and 2004.

Income Taxes

Deferred income taxes are provided for revenues and expenses which are recognized in different periods for income tax and financial statement purposes. Deferred tax assets are regularly assessed for recoverability based on both historical and anticipated earnings levels, and a valuation allowance is recorded when it is more likely than not that these amounts will not be recovered.

Environmental Costs

Environmental costs are expensed as incurred, unless the expenditures extend the economic useful life of the related assets. Costs that extend the economic life of assets are capitalized and depreciated over the remaining book life of those assets. Liabilities are recorded when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

Revenue Recognition

We generate revenues through sales in the open market, raw materials conversion agreements and long-term supply contracts. In addition, we have entered into profit sharing arrangements with respect to some of our petrochemicals products. We recognize revenue from sales in the open market, raw materials conversion

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreements and long-term supply contracts when the products are shipped and title passes. Revenues from profit sharing arrangements are estimated and accrued monthly. Deferred credits are amortized over the life of the contracts which gave rise to them.

Earnings (Loss) Per Share

Basic earnings per share (“EPS”) is computed using the weighted-average number of shares outstanding during the year. Diluted EPS includes common stock equivalents, which are dilutive to earnings per share. For the years ending December 31, 2006, 2005 and 2004, we had no dilutive securities outstanding due to all common stock equivalents having an anti-dilutive effect during these periods.

Disclosures about Fair Value of Financial Instruments

In preparing disclosures about the fair value of financial instruments, we have assumed that the carrying amount approximates fair value for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities due to the short maturities of these instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available to us for debt with similar terms and remaining maturities.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates include impairment considerations, allowance for doubtful accounts, inventory valuation, revenue recognition related to profit sharing accruals, environmental and litigation reserves and provision for income taxes.

2.	Stock-Based Compensation Plan

On December 19, 2002, we adopted our 2002 Stock Plan and reserved 379,747 shares of our common stock for issuance under the plan (subject to adjustment). Under our 2002 Stock Plan, officers and key employees, as designated by our Board of Directors, may be issued stock options, stock awards, stock appreciation rights or stock units. There are currently options to purchase a total of 278,500 shares of our common stock outstanding under our 2002 Stock Plan, all at an exercise price of $31.60, and an additional 85,414 shares of common stock available for issuance under our 2002 Stock Plan.

On January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123-Revised 2004, “Share-Based Payments” (“SFAS No. 123(R)”), using the modified prospective method. SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and superseded Accounting Principals Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under SFAS No. 123(R), the cost of employee services received in exchange for a stock-based award is determined based on the grant-date fair value (with limited exceptions). That cost is then recognized over the period during which the employee is required to provide services in exchange for the award (usually the vesting period).

On January 1, 2006, using the modified prospective method under SFAS No. 123(R), we began recognizing expense on any unvested awards under our 2002 Stock Plan that were granted prior to that time. Any awards granted under our 2002 Stock Plan after December 31, 2005 will be expensed over the vesting period of the award. Stock based compensation expense was $153,809 for the year ended December 31, 2006.

Prior to January 1, 2006, we had adopted the “disclosure-only” provisions of SFAS No. 123 and accounted for substantially all of our stock-based compensation using the intrinsic value method prescribed in APB No. 25. Under

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

APB No. 25, no compensation expense was recognized for any of our stock option grants because all of the stock options issued under our 2002 Stock Plan were granted with exercise prices at estimated fair value at the time of grant.

A summary of our stock option activity for the years ended December 31, 2006, 2005 and 2004 is presented below:

	December 31, 2006		December 31, 2005		December 31, 2004
		Weighted-Average		Weighted-Average		Weighted-Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	278,500	$31.60	294,334	$31.60	326,000	$31.60
Granted	—	—	—	—	27,500	31.60
Exercised	—	—	(15,834)	31.60	(59,166)	31.60

Outstanding at end of year	278,500	$31.60	278,500	$31.60	294,334	$31.60

Options exercisable at end of year	269,333		176,500		99,500

As noted above, no options were granted in 2006 or 2005. The fair value of the grants in 2004 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

2004

Expected life (years)	10.0
Expected volatility	42.0%
Expected dividend yield	—
Risk-free interest rate	3.85%
Weighted-average fair value of options granted during the year	$12.95

The following table illustrates the effect on our net loss and loss per share attributable to common stockholders if compensation costs for stock options had been recorded pursuant to SFAS No. 123(R), for the years prior to adoption.

	For the Year Ended December 31,
	2005	2004
	(Dollars in thousands, except share data)

Net loss attributable to common stockholders, as reported	$(36,582)	$(68,638)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	157	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(606)	(1,147)

Pro forma net loss	$(37,031)	$(69,785)

Loss per share attributable to common stockholders:
As reported	$(12.94)	$(24.30)
Pro forma	(13.10)	(24.70)

3.	Discontinued Operations

On September 16, 2005, we announced that we were exiting the acrylonitrile business and related derivative operations, which included sodium cyanide and disodium iminodiacetic acid (“DSIDA”) production, and had been shut down since February 2005. As a result of the exit from these businesses, we shut down the production facilities and are

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently in the process of dismantling these facilities. Our decision was based on a history of operating losses incurred by our acrylonitrile and derivatives businesses, and was made after a full review and analysis of our strategic alternatives.

In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long Lived Assets,” we have reported the operating results of these businesses as discontinued operations in our consolidated financial statements.

The carrying amounts of the major classes of assets and liabilities related to discontinued operations as of December 31, 2006 and 2005 were as follows:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)

Assets of discontinued operations:
Accounts receivable, net	$20	$963
Inventories	—	376
Other assets	—	452

Total	$20	$1,791

Liabilities of discontinued operations:
Accrued liabilities	$217	$3,826

Revenues and pre-tax losses from discontinued operations for the years ended December 31, 2006, 2005 and 2004 are presented below:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Revenues	$258	$43,374	$196,309
Loss before income taxes	1,135	17,420	42,025

Current severance and contractual obligations are detailed below:

			Accrued as of			Accrued as of
	Accrued	Cash	December 31,	Accrued in	Cash	December 31,
	in 2005	Payments	2005	2006	Payments	2006

Severance accrual	$568	$(91)	$477	$386	$(646)	$217
DSIDA contractual obligation	2,853	—	2,853	147	(3,000)	—
DSIDA dismantling costs	496	—	496	62	(558)	—

Totals	$3,917	$(91)	$3,826	$595	$(4,204)	$217

Prior to our decision to exit the acrylonitrile and derivative businesses, on May 31, 2005, we entered into a Separation Agreement with O&D USA LLC (d/b/a Innovene Chemicals), ANEXCO, LLC and BP Amoco Chemical Company (“BP Chemicals”). Under the Separation Agreement:

•	a prior force majeure dispute among the parties was settled;

•	most of the acrylonitrile-related agreements between the parties were terminated as of May 31, 2005, including the Amended and Restated Production Agreement dated March 31, 1998, the Joint Venture Agreement dated March 31, 1998, the Acrylonitrile Expanded Relationship and Master Modification Agreement dated June 19, 2003 and the European Distribution Agreement dated March 31, 1998;

•	we assigned our interest in ANEXCO, LLC to Innovene Chemicals; and

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	we and Innovene Chemicals entered into amended and restated versions of our acrylonitrile License Agreement and Catalyst Sales Contract.

In addition, on May 31, 2005, Innovene Chemicals made a one-time payment to us of $0.7 million; ANEXCO, LLC made an initial distribution to us of $4.8 million and we made a few small payments to Innovene Chemicals and ANEXCO, LLC for services performed prior to the termination of the agreements. ANEXCO, LLC made a subsequent distribution to us of $1.5 million on July 15, 2005, and we received a final distribution of $1.2 million on November 30, 2005. No other payments were or are required in connection with the settlement of the force majeure dispute or the termination of the acrylonitrile-related agreements.

4.	Detail of Certain Balance Sheet Accounts

	December 31,
	2006	2005
	(Dollars in thousands)

Inventories:
Finished products	$38,485	$30,162
Raw materials	17,841	7,974

Inventories at lower-of-cost-or-market	56,326	38,136
Inventories under exchange agreements	1,818	(2,807)
Stores and supplies (net of obsolescence reserve of $2,149 and $2,573, respectively)	3,934	3,765

	$62,078	$39,094

Property, plant and equipment, net:
Land	$7,149	$7,149
Buildings	4,506	4,497
Plant and equipment	306,352	286,049
Construction in progress	1,761	12,993
Less: accumulated depreciation	(235,935)	(80,670)

	$83,833	$230,018

Other assets, net:
S&L Cogen joint venture	$4,733	$3,567
Deferred catalyst	1,959	2,156
Long-term deferred tax asset	641	—
Other	2,321	2,820

	$9,654	$8,543

Accrued liabilities:
Employee compensation and benefits	$13,434	$12,164
Property taxes	4,301	5,236
Other	5,137	6,290

	$22,872	$23,690

Deferred credits and other liabilities:
Accrued postretirement, pension and post employment benefits	$35,596	$62,885
Deferred revenue	8,000	9,000
Other	5,695	5,919

	$49,291	$77,804

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Valuation and Qualifying Accounts

Below is a summary of valuation and qualifying accounts related to continuing operations for the years ended December 31, 2006, 2005 and 2004:

	December 31,
	2006	2005	2004

Allowance for doubtful accounts:
Balance at beginning of year	$953	$3,092	$2,592
Add: bad debt expense/(credit)	1,049	(2,133)	500
Deduct: written-off accounts	(15)	(6)	—

Balance at end of year	$1,987	$953	$3,092

Reserve for inventory obsolescence:
Balance at beginning of year	$2,573	$1,938	$1,370
Add: obsolescence accrual	81	1,492	969
Deduct: disposal of inventory	(505)	(857)	(401)

Balance at end of year	$2,149	$2,573	$1,938

6.	Debt

On December 19, 2002, we issued $94.3 million in original principal amount of our 10% Senior Secured Notes due 2007 (our “Secured Notes”). Our Secured Notes are senior secured obligations and rank equally in right of payment with all of our other existing and future senior indebtedness, and senior in right of payment to all of our existing and future subordinated indebtedness. Our Secured Notes are guaranteed by Sterling Energy, Inc. (“Sterling Energy”), our only wholly owned subsidiary. Sterling Energy’s guaranty ranks equally in right of payment with all of its existing and future senior indebtedness, and senior in right of payment to all of its existing and future subordinated indebtedness. Separate financial information is not presented for Sterling Energy as it is not material. Our Secured Notes and Sterling Energy’s guaranty are secured by a first priority lien on all of our production facilities and related assets.

Our Secured Notes bear interest at an annual rate of 10%, payable semi-annually on June 15 and December 15 of each year. Until December 19, 2004, we were permitted under certain circumstances to pay interest on our Secured Notes through the issuance of additional Secured Notes rather than the payment of cash at an interest rate of 13 3/8% per annum. In December 2003, we made an interest payment on our Secured Notes at the higher rate through the issuance of $6.3 million in original principal amount of additional Secured Notes, increasing the aggregate principal amount of outstanding Secured Notes to $100.6 million. We have made all other interest payments on our Secured Notes in cash. We may redeem our Secured Notes at any time at a redemption price of 100% of the outstanding principal amount thereof plus accrued and unpaid interest, subject to compliance with the terms of our revolving credit facility. In addition, in the event of a specified change of control or the sale of our facility in Texas City, Texas, we are required to offer to repurchase our Secured Notes at 101% of the outstanding principal amount thereof plus accrued and unpaid interest. Under certain circumstances, we are also required to use the proceeds of other asset sales to repurchase those Secured Notes tendered by the holders at a price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

The indenture governing our Secured Notes contains numerous covenants and conditions, including, but not limited to, restrictions on our ability to incur indebtedness, create liens, sell assets, make investments, make capital expenditures, engage in mergers and acquisitions and pay dividends. The indenture also includes various circumstances and conditions that would, upon their occurrence and subject in certain cases to notice and grace

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

periods, create an event of default thereunder. However, the indenture does not require us to satisfy any financial ratios or maintenance tests.

On March 1, 2007, we commenced an offer to repurchase all of our outstanding Secured Notes (our “tender offer”). Concurrently with our tender offer, we solicited consents from the holders of our Secured Notes to, among other things, eliminate certain covenants contained in the indenture governing our Secured Notes. The consent solicitation expired at 5:00 p.m., New York Time, on March 14, 2007, at which time we received consents from the holders of the requisite principal amount of Secured Notes to amend our indenture. The supplemental indenture we entered into to effect these amendments will only be effective if and when we consummate our tender offer for the Secured Notes.

Our tender offer is scheduled to expire at 12:00 midnight, New York City time, on March 28, 2007, unless extended or earlier terminated. The total consideration payable in connection with our tender offer and the consent solicitation for each $1,000 principal amount of our existing notes will be $1,002.50, plus accrued and unpaid interest to, but not including, the date of payment.

We expect to refinance our Secured Notes with an offering of up to $125 million of new senior secured notes (our “New Notes”). In connection with our proposed offering of New Notes, we have also received a firm commitment letter from a national investment banking firm with respect to an alternate long-term debt financing. In the event our offering of the New Notes is not consummated, we intend to issue $111 million in debt financing pursuant to this commitment letter in order to refinance our Secured Notes.

We will use the net proceeds of the New Notes (or the debt financing effected pursuant to the commitment referenced above) to fund amounts payable in connection with the tender offer, the consent solicitation and to redeem any remaining Secured Notes not repurchased pursuant thereto.

On December 19, 2002, we also established our Revolving Credit Agreement with The CIT Group/Business Credit, Inc., as administrative agent and a lender, and certain other lenders (our “revolving credit facility”), which provides up to $100 million in revolving credit loans, subject to borrowing base limitations. Our revolving credit facility has an initial term ending on September 19, 2007. Under our revolving credit facility, we and Sterling Energy are co-borrowers and are jointly and severally liable for any indebtedness thereunder. Our revolving credit facility is secured by first priority liens on all of our accounts receivable, inventory and other specified assets, as well as all of the issued and outstanding capital stock of Sterling Energy.

Borrowings under our revolving credit facility bear interest, at our option, at an annual rate of either the Alternate Base Rate plus 0.75% or the “LIBO Rate” (as defined in our revolving credit facility) plus 2.75%. The “Alternate Base Rate” is equal to the greater of the “Base Rate” as announced from time to time by JPMorgan Chase Bank in New York, New York, or 0.50% per annum above the latest “Federal Funds Rate” (as defined in our revolving credit facility). The average interest rate for borrowings under our revolving credit facility for the year ended December 31, 2006 was 8.94%. Under our revolving credit facility, we are also required to pay an aggregate commitment fee of 0.50% per year (payable monthly) on any unused portion. Available credit is subject to a monthly borrowing base of 85% of eligible accounts receivable plus the lesser of $50 million and 65% of eligible inventory. In addition, the borrowing base for our revolving credit facility must exceed outstanding borrowings thereunder by $8 million at all times. As of December 31, 2006, total credit available under our revolving credit facility was limited to $72 million due to these borrowing base limitations. As of December 31, 2006, there were no loans outstanding under our revolving credit facility, and we had $3 million in letters of credit outstanding. Pursuant to Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” any balances outstanding under our revolving credit facility are classified as a current portion of long-term debt. We are currently negotiating to amend our revolving credit facility to extend the term for five years and to make certain other changes to the borrowing base calculation and interest rates. We expect this amendment to be effective by March 31, 2007.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The stated term of our revolving credit facility ends on September 19, 2007 and our Secured Notes become due on December 19, 2007. As mentioned above, we have started the process of refinancing the indebtedness under our Secured Notes and amending our revolving credit facility prior to their stated maturities. Subject to the successful refinancing of our Secured Notes and amendment of our revolving credit facility, we believe that our cash on hand, together with the credit available under our amended revolving credit facility, is sufficient to meet our short-term and long-term liquidity needs, although our liquidity may not be adequate during any particular period.

Debt Maturities

The Secured Notes, which had an aggregate principal balance of $100.6 million outstanding as of December 31, 2006, are due on December 19, 2007. As a result of the financing arrangement entered into during March 2007, as discussed above, we have reclassified the debt from current to long-term as we have the ability and intent to refinance the Secured Notes on a long-term basis.

7.	Income Taxes

A reconciliation of federal statutory income taxes to our effective tax benefit is as follows:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Benefit for income taxes at statutory rates	$(42,100)	$(16,299)	$(26,125)
Non-deductible expenses	19	19	26
Non-deductible goodwill impairment	—	—	16,962
State income taxes	(1,262)	(956)	(1,933)
Change in valuation allowance	27,621	—	—
Other	1,096	235	(930)

Effective tax benefit	$(14,626)	$(17,001)	$(12,000)

The benefit for income taxes is comprised of a tax benefit for continuing operations and a tax benefit for discontinued operations as shown below:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Tax expense — continuing operations	$(14,488)	$(10,641)	$7,262
Tax expense — discontinued operations	(138)	(6,360)	(19,262)

Total tax benefit	$(14,626)	$(17,001)	$(12,000)

The benefit for income taxes is composed of the following:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Current federal	$299	$—	$—
Deferred federal	(13,685)	(16,066)	(10,105)
State income taxes	(1,240)	(935)	(1,895)

Total tax benefit	$(14,626)	$(17,001)	$(12,000)

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our deferred income tax assets and liabilities are summarized below:

	December 31,
	2006	2005
	(Dollars in thousands)

Deferred tax assets:
Accrued liabilities	$1,292	$787
Accrued postretirement cost	7,518	12,552
Accrued pension cost	4,537	10,770
Tax loss and credit carry forwards	32,506	46,734
State deferred taxes	77	—
Other	3,797	2,385

Total deferred tax assets	$49,727	$73,228

Deferred tax liabilities:
Property, plant and equipment	$(16,458)	$(66,571)
State deferred taxes	—	(3,219)

Subtotal	(16,458)	(69,790)
Less: valuation allowance	(29,584)	(8,832)

Total deferred tax liabilities	(46,042)	(78,622)

Net deferred tax assets (liabilities)	$3,685	$(5,394)

As of December 31, 2006, we had an available U.S. federal income tax net operating loss carryforward (“NOL”) of approximately $85 million, which expires during the years 2023 through 2026. Deferred tax assets are regularly assessed for recoverability based on both historical and anticipated earnings levels, and a valuation allowance is recorded when it is more likely than not that these amounts will not be recovered. As a result of our analysis, we have concluded that a valuation allowance should be established in the amount of $28 million relating to our federal deferred tax assets as of December 31, 2006. At December 31, 2005, we had deferred tax assets relating to state NOLs of $12 million, which had a related valuation allowance of $9 million. Under the provisions of the new Texas Margin Tax that was enacted in 2006, these NOLs were converted into state tax credits of $3 million, $2 million of which relate to pre-bankruptcy items that we do not believe will be utilized. As such, the valuation allowance relating to these state deferred tax assets was reduced to $2 million at December 31, 2006. Future recognition of these items would be recorded as an increase in our paid-in capital under purchase accounting rules rather than as a reduction in our provision for income taxes. We have also recorded a $4 million liability relating to certain tax contingencies that we have identified, which has been included in accrued liabilities.

8.	Employee Benefits

We have established the following benefit plans:

Retirement Benefit Plans

We have non-contributory pension plans which cover all salaried and hourly wage employees. Under our hourly plan, the benefits are based primarily on years of service and employees’ pay near retirement. Under our salaried plan, the benefits are based primarily on years of service and an employee’s pay as of the earlier of the employee’s retirement or January 1, 2005. Our funding policy is consistent with the funding requirements of federal law and regulations.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension plan assets are invested in a balanced portfolio managed by an outside investment manager. Our investment policy is to generate a total return that, over the long term, provides sufficient assets to fund its liabilities, reduces risk through diversification of investments within asset classes and complies with the Employee Retirement Income Security Act of 1974 (“ERISA”) by investing in a manner consistent with ERISA’s fiduciary standards. Within this balanced fund, assets are invested as follows:

	As of December 31,
	2006	2005

Equities	64%	57%
Bonds	23%	38%
Other	13%	5%

Total	100%	100%

Information concerning the pension obligation, plan assets, amounts recognized in our financial statements and underlying actuarial assumptions is stated below:

	December 31,
	2006	2005
	(Dollars in thousands)

Change in projected benefit obligation:
Benefit obligation at beginning of year	$125,694	$119,682
Service cost	593	622
Interest cost	7,610	6,993
Actuarial loss	820	6,259
Benefits paid	(8,582)	(7,862)

Benefit obligation at end of year	$126,135	$125,694

	December 31,
	2006	2005
	(Dollars in thousands)

Change in plan assets:
Fair value at beginning of year	$95,690	$89,250
Actual return on plan assets	14,684	7,643
Employer contributions	7,862	6,659
Benefits paid	(8,582)	(7,862)

Fair value at end of year	$109,654	$95,690

Reconciliation of amounts recognized:
Funded status	$(16,481)	$(30,004)
Unrecognized actuarial loss	—	6,874

Net amount recognized	$(16,481)	$(23,130)

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2006	2005

Amounts recognized in the balance sheet consist of:
Current liabilities	$(8,270)	$(7,602)
Non-current liabilities	(8,211)	(22,357)
Accumulated other comprehensive income	—	6,829

Net amount recognized in financial position	$(16,481)	$(23,130)

December 31,
2006

Amount recognized in accumulated other comprehensive loss consists of (pre-tax):
Net loss	$(764)
Prior service costs	—

Net amount recognized in accumulated other comprehensive loss	$(764)

All plans have projected benefit obligations and accumulated benefit obligation in excess of plan assets as of December 31, 2006. The total accumulated benefit obligation was $126 million as of December 31, 2006 and 2005, respectively. Estimated contributions for 2007 are expected to be approximately $8.5 million, a portion of which are above the minimum funding requirements. The expected amortization of the actuarial loss for 2007 is $11,000.

Effective as of January 1, 2005, we froze all accruals under our defined benefit pension plan for our salaried employees, which resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” As a result, we recorded a pretax curtailment gain of $13 million in the fourth quarter of 2004. At the time we froze accruals under our defined benefit pension plan, we also increased the company match for employee contributions under our 401(k) plan.

Net periodic pension costs consist of the following components:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Components of net pension costs:
Service cost-benefits earned during the year	$593	$622	$3,466
Interest on prior year’s projected benefit obligation	7,610	6,993	7,561
Expected return on plan assets	(7,767)	(6,641)	(5,934)
Net amortization of actuarial loss (gain)	13	8	—
Settlement/curtailment	—	—	(12,944)

Net pension costs	$449	$982	$(7,851)

Weighted-average assumptions:
Discount rate	5.75%	5.75%	6.25%
Rates of increase in salary compensation level	3.50%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%

Postretirement Benefits Other than Pensions

We provide certain health care benefits and life insurance benefits for retired employees. Substantially all of our employees become eligible for these benefits at early retirement age. We accrue the cost of these benefits during the period in which the employee renders the necessary service.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Health care benefits are currently provided to employees hired prior to June 7, 2004, who retire from us with ten or more years of credited service. Some of our employees are eligible for postretirement life insurance, depending on their hire date. Postretirement health care benefits plans are contributory. Benefit provisions for most hourly employees are subject to collective bargaining. In general, retiree health care benefits are paid as covered expenses are incurred.

In September 2005, we recorded a curtailment gain totaling $1.2 million due to workforce reductions related to our exit from the acrylonitrile and related derivatives businesses. We also recorded a curtailment gain of $0.5 million attributable to a reduction in our workforce that occurred in late 2004.

In June 2004, we had a reduction in force at our Texas City plant. This reduction in force led to a curtailment of our postretirement benefit plan resulting in a $1.4 million curtailment gain, with $1.3 million of the gain reflected in cost of goods sold and $0.1 million reflected in selling, general and administrative expenses. In addition, our plan was amended as of June 1, 2004 as follows: employees hired after this date are not eligible for retiree medical benefits, our contribution rates for retiree medical coverage are frozen at the 2004 level and prescription drug co-pays were increased. This amendment reduced the accumulated postretirement benefit obligation by $9.2 million, which is being amortized over the average remaining service period to full eligibility of the active plan participants (which is 8.5 years).

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was passed. The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We measured the effects of the Act on our accumulated postretirement benefit obligation and determined that, based on the regulatory guidance currently available, benefits provided by our postretirement plan are at least actuarially equivalent to Medicare Part D, and accordingly, we expect to be entitled to the federal subsidy through 2009. In 2006, we received a subsidy of $0.2 million under the Act.

Information concerning the plan obligation, the funded status, amounts recognized in our financial statements and underlying actuarial assumptions are stated below:

	December 31,
	2006	2005
	(Dollars in thousands)

Change in projected benefit obligation:
Benefit obligation at beginning of year	$27,834	$27,745
Service cost	174	208
Interest cost	1,463	1,558
Plan amendments	—	46
Actuarial loss (gain)	(1,728)	1,392
Benefits paid	(1,801)	(3,115)

Benefit obligation at end of year	$25,942	$27,834

Funded plan assets	$—	$—

Funded status at end of year	$(25,942)	$(27,834)
Unrecognized cost:
Actuarial loss	—	6,048
Plan amendment/prior service cost	—	(15,691)

Accrued benefit cost	$(25,942)	$(37,477)

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31,
2006

Amounts recognized in accumulated other comprehensive income (loss) consist of (pre-tax):
Net loss	$(3,695)
Plan amendment/prior service costs	14,257

Net amount recognized in accumulated other comprehensive income (loss)	$(10,562)

Net periodic plan costs consist of the following components:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Components of net plan costs:
Service cost	$174	$208	$310
Interest cost	1,463	1,558	1,864
Net amortization:
Actuarial loss	99	333	21
Plan amendment/prior service costs	(1,434)	(1,485)	(1,223)
Curtailment and special termination benefits	—	(1,727)	(1,418)

Net plan costs (benefit)	$302	$(1,113)	$(446)

Weighted-average assumptions:
Discount rate	5.75%	5.75%	5.75%

The weighted-average annual assumed health care trend rate is assumed to be 9% for 2007. The rate is assumed to decrease gradually to 4.5% by 2014 and remain level thereafter. Estimated contributions for 2007 are expected to be approximately $1.4 million. The expected amortization of the plan amendment prior service costs for 2007 is $1.4 million. Based on plan changes enacted, assumed health care cost trend rates no longer have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care trend rates would have the following effects:

	1% Increase	1% Decrease
	(Dollars in thousands)

Effect on total of service and interest cost components	$34	$(30)
Effect on post-retirement benefit obligation	619	(547)

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires the recognition of the funded status of pension and other postretirement benefit plans on the balance sheet. The overfunded or underfunded status are recognized as an asset or liability on the balance sheet with changes occurring during the current year reflected through the comprehensive income portion of equity. SFAS No. 158 also requires the measurement date of the funded status of our defined benefit postretirement plans match the date of our fiscal year-end financial statements, eliminating the use of earlier measurement dates that were previously permissible. We have recognized the funded status of our defined benefit postretirement plans on our balance sheet and have provided the required disclosures as of our fiscal year-ended December 31, 2006. We have also measured the assets and benefit obligations of our defined benefit postretirement plans as of the date of our fiscal

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year-end statement of financial position. The incremental effect of applying SFAS No. 158 to our employee benefit plans as of December 31, 2006 is summarized below (in thousands):

		Other Postretirement
	Pension Plan	Benefits Plan

Increase (decrease) in liabilities	$87	$(10,562)
Increase (decrease) in accumulated other comprehensive income	(56)	6,812
Increase (decrease) in deferred income tax liabilities	(31)	3,750

Estimated Future Benefits Payable

We estimate that the future benefits payable under our pension and other post-retirement benefits as of December 31, 2007 are as follows (in thousands):

			Other
			Postretirement
	Pensions-Hourly	Pensions-Salaried	Benefits	Total

2007	$3,414	$4,299	$1,275	$8,988
2008	3,270	4,327	1,214	8,811
2009	3,158	4,449	1,178	8,785
2010	2,952	4,570	2,225	9,647
2011	2,941	4,755	2,179	9,875
2012-2016	16,361	26,204	10,567	53,132

Total	$32,096	$48,604	$18,638	$99,238

Savings and Investment Plan

Our Seventh Amended and Restated Savings and Investment Plan covers substantially all employees, including executive officers. This Plan is qualified under Section 401(k) of the Internal Revenue Code. Each participant has the option to defer taxation of a portion of his or her earnings by directing us to contribute a percentage of such earnings to the Plan. A participant may direct up to a maximum of 20% of eligible earnings to this Plan, subject to certain limitations set forth in the Internal Revenue Code. A participant’s contributions become distributable upon the termination of his or her employment. Beginning January 1, 2005, we began matching 100% of salaried employees’ contributions, to the extent such contributions do not exceed 6% of such participant’s base compensation (excluding bonuses, profit sharing and similar types of compensation). Our expense under this plan was $1 million in 2006, $1.1 million in 2005 and $0.8 million in 2004.

Bonus Plan and Gain Sharing Plan

In February 2002, our Board of Directors, upon recommendation of its Compensation Committee, approved the establishment of a Bonus Plan and a Gain Sharing Plan. The Bonus Plan is designed to benefit all qualified salaried employees, while the Gain Sharing Plan is designed to benefit all qualified hourly employees. Both plans provide our qualified employees the opportunity to earn bonuses depending on, among other things, our annual financial performance. In January 2006, our Compensation Committee amended our Bonus Plan in a manner that allows each of our salaried employees the ability to earn a bonus each year based on their individual performance, irrespective of our overall financial performance. However, if a bonus is paid for any year based upon our financial performance, no additional bonus is paid under the new individual performance provision of the Plan. Our Chief Executive Officer and each of our four Senior Vice Presidents are excluded from this portion of our Bonus Plan. Whether a bonus will be paid to our Chief Executive Officer or any of our Senior Vice Presidents in any year when a bonus is not paid based on our financial performance, and if so, the amount to be paid, will be determined at that time by our Compensation Committee.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2006, after authorization from our Compensation Committee, we accrued $1.4 million pursuant to this Plan to be paid out no later than March 1, 2007. Although we did not meet the minimum financial threshold of these plans for 2005, in February 2006, our Compensation Committee authorized the payment of $725,000 in bonuses based upon our achieving our target goal of $20 million in fixed cost savings during 2005, and we accrued that amount in 2005. In addition, although we did not meet the minimum financial threshold of these plans for 2004, on February 11, 2005, our Board authorized the payment of $0.9 million in bonuses related to our performance in 2004, and we accrued that amount in 2004.

Key Employee Protection Plan

On January 26, 2000, we instituted our Key Employee Protection Plan, which has subsequently been amended several times. We established this Plan to help us retain certain of our employees and motivate them to continue to exert their best efforts on our behalf during periods when we may be susceptible to a change of control, and to assure their continued dedication and objectivity during those periods. Our Compensation Committee has designated a select group of management or highly compensated employees as participants under our Key Employee Protection Plan, and has established their respective applicable multipliers and other variables for determining benefits. Our Compensation Committee is also authorized to designate additional management or highly compensated employees as participants under our Key Employee Protection Plan and set their applicable multipliers. Our Compensation Committee may also terminate any participant’s participation under this Plan with 60 days’ prior notice if it determines that the participant is no longer one of our key employees.

Under our Key Employee Protection Plan, any participant under the Plan that terminates his or her employment for “Good Reason” or is terminated by us for any reason other than “Misconduct” or “Disability” within his or her “Protection Period” is entitled to benefits under the Plan. A participant’s Protection Period commences 180 days prior to the date on which a specified change of control occurs and ends either two years or 18 months after the date of that change of control, depending on the size of the participant’s applicable multiplier. A participant may also be entitled to receive payments under this Plan in the absence of a change of control if he or she terminates his or her employment for “Good Reason” or is terminated by us for any reason other than “Misconduct” or “Disability,” but in these circumstances his or her applicable multiplier is reduced by 50%. If a participant becomes entitled to benefits under our Key Employee Protection Plan, we are required to provide the participant with a lump sum cash payment that is determined by multiplying the participant’s applicable multiplier by the sum of the participant’s highest annual base compensation during the last three years plus the participant’s targeted bonus for the year of termination, and then deducting the sum of any other separation, severance or termination payments made by us to the participant under any other plan or agreement or pursuant to law.

In addition to the lump sum payment, the participant is entitled to receive any accrued but unpaid compensation, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of our benefit plans (other than qualified plans). Also, for a period of 24 months (including 18 months of COBRA coverage), the participant will continue to be covered by all of our life, health care, medical and dental insurance plans and programs (other than disability), as long as the participant makes a timely COBRA election and pays the regular employee premiums required under our plans and programs and by COBRA. In addition, our obligation to continue to provide coverage under our plans and programs to any participant ends if and when the participant becomes employed on a full-time basis by a third party which provides the participant with substantially similar benefits.

If any payment or distribution under our Key Employee Protection Plan to any participant is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the participant is entitled to receive a gross-up payment from us in an amount such that, after payment by the participant of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Internal Revenue Code. However, the maximum amount of any gross-up payment is 25% of the sum of the participant’s highest annual base compensation during the last three years plus the participant’s targeted bonus for the year of payment.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We may terminate our Key Employee Protection Plan at any time and for any reason but any termination does not become effective as to any participant until 90 days after we give the participant notice of the termination of the Plan. In addition, we may amend our Key Employee Protection Plan at any time and for any reason, but any amendment that reduces, alters, suspends, impairs or prejudices the rights or benefits of any participant in any material respect does not become effective as to that participant until 90 days after we give him or her notice of the amendment of the Plan. No termination of our Key Employee Protection Plan, or any of these types of amendments to the Plan, can be effective with respect to any participant if the termination or amendment is related to, in anticipation of or during the pendency of a change of control, is for the purpose of encouraging or facilitating a change of control or is made within 180 days prior to any change of control. Finally, no termination or amendment of our Key Employee Protection Plan can affect the rights or benefits of any participant that are accrued under the Plan at the time of termination or amendment or that accrue thereafter on account of a change of control that occurred prior to the termination or amendment or within 180 days after such termination or amendment. We expensed zero, $0.4 million and $0.3 million in 2006, 2005 and 2004, respectively, pursuant to this Plan.

Severance Pay Plan

On March 8, 2001, our Board of Directors approved our Severance Pay Plan, which has subsequently been amended. This Plan covers all of our non-unionized employees and was established to help us retain these employees by assuring them that they will receive some compensation in the event that their employment is adversely affected in specified ways. Under our Severance Pay Plan, any participant that terminates his or her employment for “Good Reason” or is terminated by us for any reason other than “Misconduct” or “Disability” is entitled to benefits under our Severance Pay Plan. If a participant becomes entitled to benefits under our Severance Pay Plan, we are required to provide the participant with a lump sum cash payment in an amount equivalent to two weeks of such participant’s base salary for each credited year of service, with a maximum payment of one year’s base salary. The amount of this lump sum payment is reduced, however, by the amount of any other separation, severance or termination payments made by us to the participant under any other plan or agreement, including our Key Employee Protection Plan, or pursuant to law.

In addition to the lump sum payment, for a period of six months after the participant’s termination date, the COBRA premium required to be paid by such participant for coverage under our medical and dental plans may not be increased beyond that required to be paid by active employees for similar coverage under those plans, as long as the participant makes a timely COBRA election and pays the regular employee premiums required under those plans and otherwise continues to be eligible for coverage under those plans.

We may terminate or amend our Severance Pay Plan at any time and for any reason but no termination or amendment of our Severance Pay Plan can affect the rights or benefits of any participant that are accrued under the plan at the time of termination or amendment. We had zero expense and less than $0.1 million under this Plan in 2006 and 2005, respectively, for continued operations. In 2004, we expensed $2.4 million under this Plan, with approximately $2 million paid out in 2005 with the remaining balance yet to be paid.

Due to the exit from our acrylonitrile and derivatives businesses and subsequent workforce reduction, we expensed $0.4 million in 2006 and $0.5 million in 2005 pursuant to this Plan, of which $0.7 million has been paid to date, with the balance to be paid in 2007. These amounts are included in the results from discontinued operations.

9.	Commitments and Contingencies

Product Contracts

We have certain long-term agreements, which provide for the dedication of 100% of our production of acetic acid and plasticizers, each to one customer. We also have various sales and conversion agreements, which dedicate significant portions of our production of styrene to various customers. Some of these agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Commitments

We have entered into various non-cancelable long-term operating leases. Future minimum lease commitments at December 31, 2006, are as follows: 2007 — $0.3 million; 2008 — $0.3 million; 2009 — $0.3 million; 2010 — $0.3 million; 2011 — $0.3 million and thereafter — $0.5 million.

Environmental, Health and Safety

Our operations involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. Environmental permits required for our operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution and use of our chemical products and, if so affected, our business and operations may be materially and adversely affected. In addition, changes in environmental requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal and other waste handling practices and equipment.

Our operating expenditures for environmental matters, mostly waste management and compliance, were $20 million in both 2006 and 2005. We also spent $2 million for environmentally-related capital projects in both 2006 and 2005.

Air emissions from our Texas City facility are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal laws. Our Texas City facility is located in an area that the Environmental Protection Agency (“EPA”) has classified as not having attained the ambient air quality standards for ozone, which is controlled by direct regulation of volatile organic compounds and nitrogen oxide (“NOx”) emissions. Our Texas City facility is also subject to the federal government’s June 1997 National Ambient Air Quality Standards, which lower the ozone and particulate matter concentration thresholds for attainment. The Texas Commission for Environmental Quality (“TCEQ”) has imposed strict requirements on regulated facilities, including our Texas City facility, to ensure that the air quality control region will achieve the ambient air quality standards for ozone. Local authorities also may impose new ozone and particulate matter standards. Compliance with these stricter standards may substantially increase our future NOx, volatile organic compounds and particulate matter emissions control costs, the amount and full impact of which cannot be determined at this time.

On December 13, 2002, the TCEQ adopted a revised State Implementation Plan (“SIP”) to achieve compliance with the “1-hour” ozone standard of the Clean Air Act. The EPA approved this “1-hour” SIP, which calls for reduction of emissions of NOx at our Texas City facility by approximately 80% by the end of 2007. The current “1-hour” SIP also requires monitoring of emissions of highly reactive volatile organic carbons (“HRVOCs”), such as ethylene. The cost of compliance with the “1-hour” SIP at our Texas City facility is estimated to be between $12 million and $14 million. This estimate includes our share of capital expenditures needed to be made by S&L Cogeneration Company. To date we have spent $10 million in capital on NOx reductions and HRVOC monitoring, with $1 million of that amount spent in 2006. In April 2004, the Houston-Galveston region was designated a moderate non-attainment area with respect to the “8-hour” ozone standard of the Clean Air Act, and compliance with this standard is required no later than June 15, 2010. In December 2006, the TCEQ formally proposed revisions to the SIP in order to achieve compliance with the “8-hour” ozone standard. This “8-hour SIP” will undergo review and revisions before final adoption by the TCEQ, which is expected in May 2007, and will then be submitted to the EPA for approval one month after adoption. The current proposed “8-hour SIP” calls for relatively modest additional controls which we believe would require very little expense on our part. However, the proposed package may not receive EPA approval in its current form, in which case additional controls or monitoring could be added before the rule becomes finalized. Based on these developments, it is difficult to predict our final cost of compliance under the “8-hour” SIP, but we estimate that the additional cost of compliance will range from zero to $16 million in capital expenditures and the purchase of allowances, depending on the terms of the final “8-hour” SIP.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To reduce the risk of offsite consequences from unanticipated events, we acquired a greenbelt buffer zone adjacent to our Texas City facility in 1991. We also participate in a regional air monitoring network to monitor ambient air quality in the Texas City community.

Legal Proceedings

On July 5, 2005, Patrick B. McCarthy, an employee of Kinder-Morgan, was seriously injured at Kinder-Morgan, Inc.’s facilities near Cincinnati, Ohio while attempting to offload a railcar containing one of our plasticizers products. On October 28, 2005, Mr. McCarthy and his family filed a suit in the Court of Common Pleas, Hamilton County, Ohio (Case No. A0509144) against us, BASF Corporation and five other defendants. The plaintiffs are seeking a minimum amount of $150,000 in damages related to medical expenses and loss of earnings and earnings capacity, among other things, and punitive damages. Discovery is ongoing in this case as to the underlying cause of the accident and the parties’ respective liabilities, if any. At this time, it is impossible to determine what, if any, liability we will have for this incident and we will vigorously defend the suit. We believe that all, or substantially all, of any liability imposed upon us as a result of this suit and our related out-of-pocket costs and expenses will be covered by our insurance policies, subject to a $1 million deductible. We do not believe that this incident will have a material adverse affect on our business, financial position, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

On August 17, 2006, we initiated an arbitration proceeding against BP Chemicals to resolve a dispute involving the interpretation of provisions of our acetic acid production agreement with BP Chemicals. Under the production agreement, BP Chemicals reimburses our manufacturing expenses and pays us a percentage of the profits derived from the sales of the acetic acid we produce. Historically, the costs of manufacturing charged to our acetic acid business, and reimbursed by BP Chemicals, included the amounts we paid Praxair for carbon monoxide, hydrogen and a blend of carbon monoxide and hydrogen commonly referred to as “blend gas”. Our acetic acid business has always used all of the carbon monoxide produced by Praxair, other than the small amount of carbon monoxide included in the blend gas. Until recently, all of the blend gas produced by Praxair was used by the oxo-alcohols plant included in our plasticizers business. During the period when the oxo-alcohols plant was operating, BP Chemicals was compensated for the use of this blend gas by our oxo-alcohols plant through a credit to the amount of our manufacturing expenses reimbursed by BP Chemicals. Effective July 1, 2006, we permanently closed our oxo-alcohols plant. BP Chemicals has now taken the position that it is entitled to continue to deduct a portion of the blend gas credit from the reimbursement of our manufacturing expenses, even though our oxo-alcohols plant has been closed and is no longer taking any blend gas and the Praxair facilities have been modified so that the carbon monoxide previously used in blend gas is now being delivered to our acetic acid operations. Effective August 1, 2006, BP Chemicals began short paying our invoices for manufacturing expenses by the portion of the credit that BP Chemicals claims should continue through July 31, 2016. The disputed portion of the credit averaged approximately $0.3 million per month during 2006. We are also seeking additional damages from BP Chemicals in the arbitration based on what we believe are breaches of duty by BP Chemicals. The arbitration hearing was scheduled for August 6, 2007. However, pursuant to an agreement reached in principle on January 31, 2007, the parties will abate the arbitration proceeding for a period of at least six months while they attempt to reach a negotiated settlement. As part of the agreement, BP Chemicals reimbursed us $0.8 million on February 5, 2007 which was 50% of the accrued disputed credit, and will continue to pay 50% of the disputed amount each month during the period of negotiation. The parties have stipulated that the payments are made without prejudice, in that BP Chemicals is not admitting liability and continues to insist that we remain liable for the disputed portion of the blend gas credit. According to the agreement, if a settlement is not reached within six months, either party may reinstate the arbitration process, and seek a hearing date consistent with the current schedule, or approximately seven months thereafter. Under the January 31, 2007 agreement, if the arbitration proceeds to an award, the amounts paid by BP Chemicals will be credited against any sums awarded to us or refunded by us to BP Chemicals, depending on the ruling of the arbitration panel. We believe that our acetic acid production agreement does not contemplate the continuation of any portion of the blend gas credit under these circumstances and will vigorously pursue our position. Although we are in a dispute with BP Chemicals over the interpretation of this contractual provision, we believe that we continue to have a constructive

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

working relationship with BP Chemicals, as has been the case since 1986. As part of the settlement negotiations over the blend gas calculation, we may discuss an extension of the term of the acetic acid production agreement.

On February 21, 2007, we received a summons naming us as a defendant in a class action suit, Case No. H-07-0625 filed in the United States District Court, Southern District of Texas, Houston Division. The plaintiffs comprising the proposed class are employees and retired employees of Sterling Fibers, Inc., one of our former subsidiaries that was sold in connection with our Plan of Reorganization. The plaintiffs are alleging that we were not permitted to increase their premiums for retiree medical insurance based on a provision contained in the asset purchase agreement between us and Cytec Industries Inc. governing our purchase of our former acrylic fibers business in 1997. During our bankruptcy, we specifically rejected this asset purchased agreement. The plaintiffs are making claims for breach of contract and claims under the Employee Retirement Income Security Act and seek damages, declaratory relief, punitive damages and attorneys’ fees. At this time, we have not determined what, if any, liability we may have in this matter and intend to vigorously defend this action. We do not believe a loss related to this matter is probable, therefore no liability associated with this matter has been accrued. Currently, we are unable to determine the possible range of loss related to this matter, if any.

We are subject to various other claims and legal actions that arise in the ordinary course of our business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial position, results of operation or cash flows, although we cannot guarantee that a material adverse effect will not occur.

10.	Sales Information

Sales by product, sales to major customers constituting 10% or more of total revenues and export sales from continuing operations were as follows:

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Sales by product:
Acetic acid	$98,344	$86,125	$81,069
Styrene	524,665	513,788	529,729
Plasticizers	44,535	41,973	44,555
Major customers:
BP Chemicals	$98,344	$86,125	$81,069
Customer A	111,075	93,752	127,956
Customer B	144,278	124,149	116,912
Customer C	67,802	77,570	*
Export sales:
Export revenues	$69,926	$143,448	$152,211
Percentage of total revenues	10%	22%	23%

*	Does not comprise more than 10% of total revenue for the periods indicated, therefore not presented.

11.	Financial Instruments

Concentrations of Risk

We sell our products primarily to companies involved in the petrochemicals industry. We perform ongoing credit evaluations of our customers and generally do not require collateral for accounts receivable. However, letters of credit are required by us on many of our export sales. Historically, our credit losses have been minimal.

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We maintain cash deposits with major banks, which from time to time may exceed federally insured limits. We periodically assess the financial condition of these institutions and believe that the likelihood of any possible loss is minimal.

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximate fair value due to the short maturities of these instruments. As of December 31, 2006, the fair value of our Secured Notes was $96 million based on its quoted price.

12.	Capital Stock

Under our Certificate of Incorporation, we are authorized to issue 20,125,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 125,000 shares of preferred stock, par value $0.01 per share. In connection with our Plan of Reorganization and the merger of Sterling Chemicals Holdings, Inc. into us, we issued a total of 2,825,000 shares of common stock. Subject to applicable law and the provisions of our Certificate of Incorporation, the indenture governing our Secured Notes and the revolving credit facility, dividends may be declared on our shares of capital stock at the discretion of our Board of Directors and may be paid in cash, in property or in shares of our capital stock.

Upon the effective date of our Plan of Reorganization, we authorized 25,000 shares and issued 2,175 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”). Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time into 1,000 shares of our common stock, subject to adjustments. The Series A Preferred Stock has a cumulative dividend rate of 4% per quarter, payable in additional shares of Series A Preferred Stock in arrears on the first business day of each calendar quarter. As our shares of Series A Preferred Stock are convertible into shares of our common stock (currently on a one to 1,000 share basis), each dividend paid in additional shares of our Series A Preferred Stock has a dilutive effect on our shares of common stock. Since the initial issuance of Series A Preferred Stock, we have issued an additional 1,921.760 shares of our Series A Preferred Stock (convertible into 1,921,760 shares of our common stock) in dividends.

Our Series A Preferred Stock carries a liquidation preference of $13,793.11 per share, subject to adjustments. We may redeem all or any number of our shares of Series A Preferred Stock at any time after December 19, 2005, at a redemption price determined in accordance with Certificate of Designations, Preferences, Rights and Limitations of our Series A Preferred Stock, provided that the current equity value of our capital stock issued on the effective date of our Plan of Reorganization exceeds specified levels. The holders of our Series A Preferred Stock may elect to have us redeem all or any of their shares of Series A Preferred Stock following a specified change of control at a redemption price equal to the greater of:

•	the liquidation preference for such shares (plus accrued and unpaid dividends);

•	in the event of a merger or consolidation, the fair market value of the consideration that would have been received in such merger or consolidation in respect of the shares of our common stock into which such shares of Series A Preferred Stock were convertible immediately prior to such merger or consolidation had such shares of Series A Preferred Stock been converted prior thereto; or

•	in the event of some other specified change of control, the current market value of the shares of our common stock into which such shares of Series A Preferred Stock were convertible immediately prior to such change of control had such shares of Series A Preferred Stock been converted prior thereto (plus accrued and unpaid dividends).

Upon the effective date of our Plan of Reorganization, we also issued warrants (the “Warrants”) to purchase, in the aggregate, 949,367 shares of common stock. Each Warrant represents the right, at any time on or before

STERLING CHEMICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 19, 2008, to purchase one share of our common stock at an exercise price of $52 per share (subject to adjustments).

13.	Related Party Transactions

Resurgence Asset Management, L.L.C. (“Resurgence”) has beneficial ownership of a substantial majority of the voting power of our equity securities due to its investment and disposition authority over securities owned by its and its affiliates’ managed funds and accounts. Currently, Resurgence has beneficial ownership of over 98% of our Series A Preferred Stock and over 60% of our common stock, representing ownership of over 82% of the total voting power of our equity. Each share of our Series A Preferred Stock is convertible at the option of the holder thereof at any time into 1,000 shares of our common stock, subject to adjustments. The holders of our Series A Preferred Stock are entitled to designate a number of our directors roughly proportionate to their overall equity ownership, but in any event not less than a majority of our directors as long as they hold in the aggregate at least 35% of the total voting power of our equity. As a result, these holders have the ability to control our management, policies and financing decisions, elect a majority of our Board and control the vote on most matters presented to a vote of our stockholders. In addition, our shares of Series A Preferred Stock, almost all of which are beneficially owned by Resurgence, carry a cumulative dividend rate of 4% per quarter, payable in additional shares of Series A Preferred Stock. Each dividend paid in additional shares of our Series A Preferred Stock has a dilutive effect on our shares of common stock and increases the percentage of the total voting power of our equity beneficially owned by Resurgence. Series A Preferred Stock dividends were 594.832 shares, 508.465 shares and 434.638 shares during 2006, 2005 and 2004, respectively. Four of our directors, Messrs. Steve Gidumal, Byron Haney, Karl Schwarzfeld and Philip Sivin, are currently employed by Resurgence. Pursuant to established policies of Resurgence, all director compensation earned by employees of Resurgence is paid directly to Resurgence. During 2006, 2005 and 2004, we paid Resurgence an aggregate amount equal to $115,000, $177,500 and $190,750, respectively, related to director compensation for Messrs. Gidumal, Haney, Schwarzfeld and Sivin, along with reimbursement of an immaterial amount of direct, out-of-pocket expenses incurred in connection with services as directors. Mr. Gidumal became a director in November 2006.

14.	New Accounting Standards

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (“FIN 48”) to clarify the accounting for uncertain tax positions accounted for in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a two-step approach for recognizing and measuring tax benefits and requires explicit disclosure of any uncertain tax position. FIN 48 is effective for us on January 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sterling Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Sterling Chemicals, Inc. and its subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency in assets), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006.

DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2007

STERLING CHEMICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
	(Dollars in thousands,
	except share data)

Revenues	$450,604	$287,056
Cost of goods sold	430,961	293,426

Gross profit (loss)	19,643	(6,370)
Selling, general and administrative expenses	7,395	3,780
Other (income) expense	839	(3,724)
Interest and debt related expenses, net of interest income	7,745	4,903

Income (loss) from continuing operations before income tax	3,664	(11,329)
Provision (benefit) for income taxes	—	(4,332)

Income (loss) from continuing operations	$3,664	$(6,997)
Loss from discontinued operations (net of tax benefit of zero, $364, zero and $1,085, respectively)	1,441	1,751

Net income (loss)	$2,223	$(8,748)
Preferred stock dividends	4,611	3,941

Net loss attributable to common stockholders	$(2,388)	$(12,689)

Income (loss) per share of common stock, basic and diluted:
Income (loss) from continuing operations	$(0.33)	$(3.87)
Loss from discontinued operations, net of tax	(0.51)	(0.62)

Earnings per share, basic and diluted	$(0.84)	$(4.49)

Weighted average shares outstanding:
Basic and diluted :	2,828,460	2,828,463

The accompanying notes are an integral part of the condensed consolidated financial statements.

STERLING CHEMICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$57,142	$20,690
Accounts receivable, net of allowance of $2,118 and $1,987, respectively	92,667	63,289
Inventories, net	41,401	62,078
Prepaid expenses	1,186	3,215
Deferred tax asset	3,044	3,044
Assets of discontinued operations	—	20

Total current assets	195,440	152,336
Property, plant and equipment, net	82,883	83,833
Other assets, net	16,635	9,654

Total assets	$294,958	$245,823

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY IN ASSETS
Current liabilities:
Accounts payable	$43,851	$39,123
Accrued liabilities	21,831	22,872
Current portion of long-term debt	—	—
Liabilities of discontinued operations	217	217

Total current liabilities	65,899	62,212
Long-term debt	150,000	100,579
Deferred tax liability	3,044	—
Deferred credits and other liabilities	37,250	49,291
Redeemable preferred stock	61,118	56,507
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $.01 par value	28	28
Additional paid-in capital	179,909	184,500
Accumulated deficit	(211,391)	(213,614)
Accumulated other comprehensive income	9,101	6,320

Total stockholders’ deficiency in assets	(22,353)	(22,766)

Total liabilities and stockholders’ deficiency in assets	$294,958	$245,823

The accompanying notes are an integral part of the condensed consolidated financial statements.

STERLING CHEMICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
	(Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$2,223	$(8,748)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,490	16,255
Interest amortization	375	200
Lower-of-cost-or-market adjustment	1,318	—
Loss on investment	839	—
Gain on disposal of property, plant and equipment	(182)	—
Deferred tax benefit	—	(5,477)
Other	20	115
Change in assets/liabilities:
Accounts receivable	(29,358)	4,454
Inventories	19,359	(10,051)
Prepaid expenses	2,029	1,882
Other assets	1,976	(1,512)
Accounts payable	5,243	(14,432)
Accrued liabilities	(1,041)	(6,597)
Other liabilities	(9,260)	(4,778)

Net cash used in operating activities	(969)	(28,689)

Cash flows used in investing activities:
Capital expenditures	(4,350)	(8,093)
Proceeds from the sale of assets	182	—
Cash used for methanol dismantling	—	(94)

Net cash used in investing activities	(4,168)	(8,187)

Cash flows from financing activities:
Repayment of tendered Old Secured Notes	(100,579)	—
Proceeds from the issuance of New Secured Notes	150,000	—
Debt issuance costs	(7,832)	—

Net cash provided by financing activities	41,589	—

Net increase (decrease) in cash	36,452	(36,876)
Cash and cash equivalents — beginning of year	20,690	42,197

Cash and cash equivalents — end of period	$57,142	$5,321

Supplemental disclosures of cash flow information:
Interest paid, net of interest income received	$4,001	$5,204
Cash paid for income taxes	299	60

The accompanying notes are an integral part of the condensed consolidated financial statements.

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and reflect all adjustments (including normal recurring accruals) which, in our opinion, are considered necessary for the fair presentation of the results for the periods presented. The results of operations and cash flows for the periods presented are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006.

2.	Stock-Based Compensation

On December 19, 2002, we adopted our 2002 Stock Plan and reserved 379,747 shares of our common stock for issuance under the plan (subject to adjustment). Under our 2002 Stock Plan, officers and key employees, as designated by our Board of Directors, may be issued stock options, stock awards, stock appreciation rights or stock units. There are currently options to purchase a total of 278,500 shares of our common stock outstanding under our 2002 Stock Plan, all at an exercise price of $31.60, and an additional 85,414 shares of common stock available for issuance under our 2002 Stock Plan.

Stock based compensation expense was immaterial for all periods presented.

3.	Discontinued Operations

On September 16, 2005, we announced that we were exiting the acrylonitrile business and related derivative operations, which included sodium cyanide and disodium iminodiacetic acid (“DSIDA”) production. These production units had been shut down since February 2005. We are currently in the process of dismantling our acrylonitrile facilities, which we expect to complete in 2007. The sodium cyanide and DSIDA facilities were dismantled in the second quarter of 2007. The remaining acrylonitrile dismantling costs, which are being expensed as incurred, are expected to total approximately $1 million. Our decision to exit these businesses was based on a history of operating losses incurred by our acrylonitrile and derivatives businesses, and was made after a full review and analysis of our strategic alternatives.

In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long Lived Assets,” we have reported the operating results of these businesses as discontinued operations in our condensed consolidated financial statements. The carrying amounts of assets and liabilities related to discontinued operations as of June 30, 2007 and December 31, 2006 were as follows:

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Assets of discontinued operations:
Accounts receivable, net	$—	$20
Liabilities of discontinued operations:
Accrued liabilities	217	217

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue and pre-tax losses from discontinued operations for the three and six-month periods ended June 30, 2007 and 2006 are presented below:

			Six Months
	Three Months Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands)

Revenues	$—	$154	$—	$1,005
Loss before income taxes	887	860	1,441	2,836

Current severance obligations are detailed below (in thousands):

	Accrued as of	Additional		Accrued as of
	December 31, 2006	Accruals	Cash Payments	June 30, 2007

Severance accrual	$217	$—	$—	$217

4.	Inventories

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Inventories:
Finished products	$15,339	$38,485
Raw materials	21,953	17,841

Inventories at lower-of-cost-or-market	37,292	56,326
Inventories under exchange agreements	43	1,818
Stores and supplies, net	4,066	3,934

	$41,401	$62,078

5.	Long-Term Debt

On March 1, 2007, we commenced an offer to repurchase all of our outstanding 10% Senior Secured Notes due 2007 (our “Old Secured Notes”) totaling $100.6 million (our “tender offer”). Concurrently with our tender offer, we solicited consents from the holders of our Old Secured Notes to, among other things, eliminate certain covenants contained in the indenture governing our Old Secured Notes and related security documents. On March 15, 2007, after receiving enough consents from the holders of our Old Secured Notes, we and Sterling Chemicals Energy, Inc., our wholly-owned subsidiary, and the trustee for our Old Secured Notes entered into a supplemental indenture amending the indenture and the related security documents to eliminate most of the restrictive covenants contained therein, as well as certain events of default and repurchase rights. These amendments became effective when we accepted for purchase the Old Secured Notes held by the consenting holders pursuant to our tender offer and paid those holders an aggregate of $0.1 million in consent fees. Our tender offer expired at 12:00 midnight, New York City time, on March 28, 2007. We accepted for repurchase $58 million in aggregate principal amount of Old Secured Notes which were validly tendered prior to the expiration of our tender offer, and we repurchased those Old Secured Notes and paid the accrued interest thereon, on March 30, 2007. On March 27, 2007, we issued a notice of redemption for all of our Old Secured Notes that were not tendered pursuant to our tender offer and, on April 27, 2007, we purchased those remaining Old Secured Notes for an aggregate amount equal to $44 million, which included $1.5 million in accrued interest.

On March 26, 2007, we entered into a purchase agreement (the “Purchase Agreement”) with respect to the sale of $150 million aggregate principal amount of 10 1/4% Senior Secured Notes due 2015 (our “New Secured Notes”) to Jefferies & Company, Inc. and CIBC World Markets Corp., as initial purchasers. Sterling Chemicals Energy, Inc. (“Sterling Energy”) is also a party to the Purchase Agreement as a guarantor. On March 29, 2007, we completed a

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

private offering of our New Secured Notes pursuant to the Purchase Agreement. In connection with this offering, we entered into an indenture (our “New Indenture”) dated March 29, 2007 among us, Sterling Energy, as guarantor, and U. S. Bank National Association, as trustee and collateral agent. We have agreed to file an exchange offer registration statement to exchange our New Secured Notes for a new issue of substantially identical debt securities registered under the Securities Act. Pursuant to a registration rights agreement among us, Sterling Energy and the initial purchasers, we have agreed to use commercially reasonable efforts to (i) file a registration statement by September 25, 2007 to effectuate the exchange offer, (ii) cause the registration statement to become effective by December 24, 2007 and (iii) complete the exchange offer within 50 days of the effective date of the registration statement. If we cannot effect the exchange offer within the time periods above, we will be required to file a shelf registration statement for the resale of the New Secured Notes, as well as in certain other circumstances. If we do not comply with our obligations under the registration rights agreement, the interest rate on our New Secured Notes will increase 0.25% per annum for the first 90 days after such failure and increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period if such failure continues, subject to a maximum increase of 1.0% per annum.

Our New Indenture contains affirmative and negative covenants and customary events of default, including payment defaults, breaches of covenants and certain events of bankruptcy, insolvency and reorganization, but does not require us to satisfy any financial maintenance tests or maintain any financial ratios. If an event of default, other than an event of default triggered upon certain bankruptcy events, occurs and is continuing, the trustee under our New Indenture or the holders of at least 25% in principal amount of outstanding New Secured Notes may declare our New Secured Notes to be due and payable immediately. Upon an event of default, the trustee may also take actions to foreclose on the collateral securing our New Secured Notes, subject to the terms of an intercreditor agreement dated March 29, 2007 among us, Sterling Energy, the trustee and The CIT Group/Business Credit, Inc.

We will pay interest on our New Secured Notes on April 1 and October 1 of each year, beginning October 1, 2007. Our New Secured Notes, which mature on April 1, 2015, are senior secured obligations and rank equally in right of payment with all of our existing and future senior indebtedness. Subject to specified permitted liens, our New Secured Notes are secured (i) on a first priority basis by all of our and Sterling Energy’s fixed assets and certain related assets, including, without limitation, all property, plant and equipment, and (ii) on a second priority basis by all of our and Sterling Energy’s other assets, including, without limitation, accounts receivable, inventory, capital stock of our domestic restricted subsidiaries (including Sterling Energy), intellectual property, deposit accounts and investment property.

Approximately $44.1 million of the proceeds from the sale of our New Secured Notes was deposited with the trustee under the indenture for our Old Secured Notes and, on April 27, 2007, was used to redeem $42.6 million in outstanding principal amount of our Old Secured Notes that were not tendered pursuant to our tender offer, plus accrued interest.

On December 19, 2002, we established our Revolving Credit Agreement with The CIT Group/Business Credit, Inc., as administrative agent and a lender, and certain other lenders (our “revolving credit facility”), which provided up to $100 million in revolving credit loans, subject to borrowing base limitations. Our revolving credit facility had an initial term ending on September 19, 2007. Under our revolving credit facility, we and Sterling Energy are co-borrowers and are jointly and severally liable for any indebtedness thereunder. Our revolving credit facility is secured by first priority liens on all of our accounts receivable, inventory and other specified assets, as well as all of the issued and outstanding capital stock of Sterling Energy. On March 29, 2007, we amended and restated our revolving credit facility to, among other things, extend the term of our revolving credit facility until March 29, 2012, reduce the maximum commitment thereunder to $50 million, make certain changes to the calculation of the borrowing base and lower the interest rates and fees charged thereunder. Borrowings under our revolving credit facility now bear interest, at our option, at an annual rate of either a base rate plus 0.0% to 0.50% or the LIBOR rate plus 1.50% to 2.25%, depending on our borrowing availability at the time. We are also required to pay an aggregate commitment fee of 0.375% per year (payable monthly) on any unused portion. Available credit under our revolving

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit facility is subject to a monthly borrowing base of 85% of eligible accounts receivable plus 65% of eligible inventory. As of June 30, 2007, our borrowing base exceeded the maximum commitment under our revolving credit facility, making the total credit available under our revolving credit facility $50 million. As of June 30, 2007, there were no loans outstanding under our revolving credit facility, and we had $9 million in letters of credit outstanding, resulting in borrowing availability of $41 million. Pursuant to Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” any balances outstanding under our revolving credit facility are classified as current portion of long-term debt.

Our revolving credit facility contains numerous covenants and conditions, including, but not limited to, restrictions on our ability to incur indebtedness, create liens, sell assets, make investments, make capital expenditures, engage in mergers and acquisitions and pay dividends. Our revolving credit facility also includes various circumstances and conditions that would, upon their occurrence and subject in certain cases to notice and grace periods, create an event of default thereunder.

6.	Commitments and Contingencies

Product Contracts:

We have two long-term agreements that respectively provide for the dedication of 100% of our production of acetic acid and plasticizers to separate single customers. We also have various sales and conversion agreements, which dedicate a portion of our production of styrene to various customers. Some of these agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

Environmental Regulations:

Our operations involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. Environmental permits required for our operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution and use of our chemical products and, if so affected, our business and operations may be materially and adversely affected. In addition, changes in environmental requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal and other waste handling practices and equipment.

A business risk inherent in chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees and nearby landowners and occupants. While we believe our business operations and facilities generally are operated in compliance with all applicable environmental and health and safety requirements in all material respects, we cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures or result in exposure or injury claims by employees, contractors or their employees or the public. Some risk of environmental costs and liabilities is inherent in our operations and products, as it is with other companies engaged in similar businesses.

We have incurred, and may continue to incur, liability for investigation and cleanup of waste or contamination at our own facilities or at facilities operated by third parties where we have disposed of waste. We continually review all estimates of potential environmental liabilities, but we may not have identified or fully assessed all potential liabilities arising out of our past or present operations or the amount necessary to investigate and remediate any conditions that may be significant to us.

Air emissions from our Texas City facility are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal laws. Our Texas City facility is located in an area that the Environmental Protection Agency (“EPA”) has classified as not having attained the ambient air quality standards

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for ozone, which is controlled by direct regulation of volatile organic compounds and nitrogen oxide (“NOx”) emissions. Our Texas City facility is also subject to the federal government’s June 1997 National Ambient Air Quality Standards, which lower the ozone and particulate matter concentration thresholds for attainment. The Texas Commission for Environmental Quality (“TCEQ”) has imposed strict requirements on regulated facilities, including our Texas City facility, to ensure that the air quality control region will achieve the ambient air quality standards for ozone. Local authorities may also impose new ozone and particulate matter standards. Compliance with these stricter standards may substantially increase our future NOx, volatile organic compounds and particulate matter emissions control costs, the amount and full impact of which cannot be determined at this time.

On December 13, 2002, the TCEQ adopted a revised State Implementation Plan (“SIP”) to achieve compliance with the “1-hour” ozone standard of the Clean Air Act. The EPA approved this “1-hour” SIP, which calls for reduction of emissions of NOx at our Texas City facility by approximately 80% by the end of 2007. The current “1-hour” SIP also requires monitoring of emissions of highly reactive volatile organic carbons (“HRVOCs”), such as ethylene. Our cost of compliance with the “1-hour” SIP at our Texas City facility is estimated to be between $12 million and $14 million. This estimate includes our share of capital expenditures needed to be made by S&L Cogeneration Company. To date we have spent $10 million in capital on NOx reductions and HRVOC monitoring, with essentially all of the capital spent prior to 2007. In April 2004, the Houston-Galveston region was designated a “moderate” non-attainment area with respect to the “8-hour” ozone standard of the Clean Air Act, and compliance with this standard is required no later than June 15, 2010 for “moderate” areas. However, on June 15, 2007, the Governor of the State of Texas requested that the EPA reclassify this region as a “severe” non-attainment area, which would require compliance with the 8-hour standard by June 15, 2019. The EPA is expected to grant this request in the next few months. On May 23, 2007 the TCEQ formally adopted revisions to the SIP designed to achieve compliance with the “8-hour” ozone standard. This “8-hour SIP” will be submitted to the EPA for approval in the near future. The current proposed “8-hour SIP” calls for relatively modest additional controls which we believe would require very little expense on our part. However, the proposed package may not receive EPA approval in its current form, in which case additional controls or monitoring could be added before the rule becomes finalized. Based on these developments, it is difficult to predict our final cost of compliance under the “8-hour” SIP, but we estimate that the additional cost of compliance will range from zero to $16 million in capital expenditures and allowance purchases, depending on the terms of the final “8-hour” SIP.

Legal Proceedings:

On July 5, 2005, Patrick B. McCarthy, an employee of Kinder-Morgan, was seriously injured at Kinder-Morgan, Inc.’s facilities near Cincinnati, Ohio while attempting to offload a railcar containing one of our plasticizers products. On October 28, 2005, Mr. McCarthy and his family filed a suit in the Court of Common Pleas, Hamilton County, Ohio (Case No. A0509 144) against us, and six other defendants. Since that time, the plaintiffs have brought in two additional defendants. At this time, we are in the process of bringing in Mr. McCarthy’s employer as a third-party defendant. The plaintiffs are seeking alleged damages in excess of $18 million related to compensatory and punitive damages. Discovery is ongoing in this case as to the underlying cause of the accident and the parties’ respective liabilities, if any. At this time, it is impossible to determine what, if any, liability we will have for this incident and we will vigorously defend the suit. We believe that all, or substantially all, of any liability imposed upon us as a result of this suit and our related out-of-pocket costs and expenses will be covered by our insurance policies, subject to a $1 million deductible. We do not believe that this incident will have a material adverse affect on our business, financial position, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

On August 17, 2006, we initiated an arbitration proceeding against BP Chemicals to resolve a dispute involving the interpretation of provisions of our acetic acid production agreement with BP Chemicals. Under the production agreement, BP Chemicals reimburses our manufacturing expenses and pays us a percentage of the profits derived from the sales of the acetic acid we produce. Historically, the costs of manufacturing charged to our acetic acid business, and reimbursed by BP Chemicals, included the amounts we paid Praxair for carbon monoxide,

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hydrogen and a blend of carbon monoxide and hydrogen commonly referred to as “blend gas”. Our acetic acid business has always used all of the carbon monoxide produced by Praxair, other than the small amount of carbon monoxide included in the blend gas. Until recently, all of the blend gas produced by Praxair was used by the oxo-alcohols plant included in our plasticizers business. During the period when the oxo-alcohols plant was operating, BP Chemicals was compensated for the use of this blend gas by our oxo-alcohols plant through a credit to the amount of our manufacturing expenses reimbursed by BP Chemicals. Effective July 1, 2006, we permanently closed our oxo-alcohols plant. BP Chemicals has now taken the position that it is entitled to continue to deduct a portion of the blend gas credit from the reimbursement of our manufacturing expenses, even though our oxo-alcohols plant has been closed and is no longer taking any blend gas and the Praxair facilities have been modified so that the carbon monoxide previously used in blend gas is now being used in our acetic acid operations. Effective August 1, 2006, BP Chemicals began short paying our invoices for manufacturing expenses by the portion of the credit that BP Chemicals claims should continue through July 31, 2016. The disputed portion of the credit averaged approximately $0.3 million per month during 2006 and 2007, before adjusting for the portion of the profits we receive from BP Chemicals’ sale of the acetic acid we produce. We are also seeking additional damages from BP Chemicals in the arbitration based on what we believe are breaches of duty by BP Chemicals. The arbitration hearing was scheduled for August 6, 2007. However, the parties have abated the arbitration proceedings while they attempt to reach a negotiated settlement. As part of the agreement to abate the arbitration proceedings, BP Chemicals reimbursed us $0.8 million on February 5, 2007, which was 50% of the accrued disputed credit, and has continued and will continue to pay 50% of the disputed amount each month during the period of negotiation. The parties have stipulated that the payments are made without prejudice, in that BP Chemicals is not admitting liability and continues to insist that we remain liable for the disputed portion of the blend gas credit. According to the agreement, either party may reinstate the arbitration process at any time after August 1, 2007. If the arbitration is reinstated and an award is made, the amounts paid by BP Chemicals will be credited against any sums awarded to us or refunded by us to BP Chemicals, depending on the ruling of the arbitration panel. We believe that our acetic acid production agreement does not contemplate the continuation of any portion of the blend gas credit under these circumstances and will vigorously pursue our position. Although we are in a dispute with BP Chemicals over the interpretation of this contractual provision, we believe that we continue to have a constructive working relationship with BP Chemicals, as has been the case since 1986. As part of the settlement negotiations over the blend gas calculation, we are discussing an extension of the term of the acetic acid production agreement.

On February 21, 2007, we received a summons naming us, several benefit plans and the plan administrators for those plans as defendants in a class action suit, Case No. H-07-0625 filed in the United States District Court, Southern District of Texas, Houston Division. The plaintiffs seek to represent a proposed class of retired employees of Sterling Fibers, Inc., one of our former subsidiaries that we sold in connection with our emergence from bankruptcy in 2002. The plaintiffs are alleging that we were not permitted to increase their premiums for retiree medical insurance based on a provision contained in the asset purchase agreement between us and Cytec Industries Inc. and certain of its affiliates governing our purchase of our former acrylic fibers business in 1997. During our bankruptcy case, we specifically rejected this asset purchase agreement and the bankruptcy court approved that rejection. The plaintiffs are making claims that we violated the terms of the benefit plans and breached fiduciary duties governed by the Employee Retirement Income Security Act, and seek damages, declaratory relief, punitive damages and attorneys’ fees. At this time, we have not determined what, if any, liability we may have in this matter and intend to vigorously defend this action. We moved to dismiss the plaintiffs’ claims in their entirety on July 6, 2007 and that motion is pending before the court. We do not believe a loss related to this matter is probable, therefore no liability associated with this matter has been accrued. Currently, we are unable to determine the possible range of loss related to this matter, if any.

We are subject to various other claims and legal actions that arise in the ordinary course of our business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial position, results of operation or cash flows, although we cannot guarantee that a material adverse effect will not occur.

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (“FIN 48”) to clarify the accounting for uncertain tax positions accounted for in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a two-step approach for recognizing and measuring tax benefits and requires explicit disclosure of any uncertain tax position. We adopted the provisions of FIN 48 as of January 1, 2007 and as of June 30, 2007 there were no changes to our uncertain tax positions.

At December 31, 2006, we had a $4 million contingent tax liability relating to certain tax deductions taken in previous tax returns. Under FIN 48, we concluded that these deductions do not meet the more likely than not recognition threshold. As such, the deferred tax asset was derecognized and the related contingent tax liability was eliminated at the date of adoption. This had no net impact on the financial statements and there was not a cumulative effect impact on retained earnings. Our accounting policy is to recognize any accrued interest on unrecognized tax benefits as a component of interest expense and to reflect any penalties associated with unrecognized tax benefits as a component of income tax expense. Due to significant net operating losses incurred during the tax periods associated with our uncertain tax positions, no amount for penalties or interest has been recorded in the financial statements. We do not believe the total amount of unrecognized tax benefits will change significantly within the next twelve months. In addition, future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance.

We and our subsidiary file income tax returns in the United States federal jurisdiction and file income and franchise tax returns in the State of Texas. We remain subject to federal examination for tax years ended December 31, 2002 through 2006. We and our subsidiary remain subject to examination by the State of Texas for tax years ended December 31, 2004 through 2006.

8.	Pension Plans and Other Postretirement Benefits

Net periodic pension costs consisted of the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(Dollars in thousands)

Service cost	$153	$131	$305	$325
Interest cost	1,782	1,810	3,565	3,615
Expected return on plan assets	(2,025)	(1,750)	(4,050)	(3,500)
Curtailment gain	(100)	—	(100)	—

Net pension costs (benefit)	$(190)	$191	$(280)	$440

Other postretirement benefits costs consisted of the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands)

Service cost	$19	$41	$65	$94
Interest cost	329	387	693	775
Amortization of unrecognized costs	(375)	(288)	(717)	(576)

Net plan costs (benefit)	$(27)	$140	$41	$293

STERLING CHEMICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective July 1, 2007, we froze all accruals under our defined benefit pension plan for our hourly employees, which resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” As a result, we recorded a pre-tax curtailment gain of $0.1 million in the second quarter of 2007.

9.	New Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurement. SFAS No. 157 is effective for interim and annual reporting periods beginning after November 15, 2007. We do not believe the adoption of SFAS No. 157 will have a material impact on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159, which amends SFAS No. 115, allows certain financial assets and liabilities to be recognized, at our election, at fair market value, with any gains or losses for the period recorded in the statement of operations. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not believe the adoption SFAS No. 159 will have a material impact on our financial statements.

Sterling Chemicals, Inc.

Offer to Exchange
all outstanding
10 1/4% Senior Secured Notes Due 2015
($150,000,000 aggregate amount outstanding)
for
10 1/4% Senior Secured Notes Due 2015
which have been registered under the Securities Act

Prospectus
     , 2007

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Mail:	By Facsimile:	By Hand:
U. S. Bank National Association Westside Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	(651) 495-8158 Attention: Specialized Finance	U. S. Bank National Association Westside Operations Cente 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance
To Confirm by Telephone:
(800) 934-6802
Attention: Specialized Finance

PART II

Information Not Required in the Prospectus

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

Our Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation, contains a provision which limits the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, our Certificate of Incorporation and our Amended and Restated Bylaws, or our Bylaws, subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the laws of the State of Delaware in the event each person who is involved in legal proceedings by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. We are also required to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

We currently have an insurance policy covering our directors and officers to insure against certain losses incurred by them.

Item 21.	Exhibits and Financial Statement Schedules

Number		Exhibit

2.1	—	Certificate of Ownership and Merger merging Sterling Chemicals Holdings, Inc. into Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 2.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2002).
2.2	—	Joint Plan of Reorganization of Sterling Chemicals Holdings, Inc., et al., dated October 14, 2002 (incorporated herein by reference from Exhibit 2.1 to our Form 8-K filed on November 26, 2002).
2.3	—	First Modification to Joint Plan of Reorganization of Sterling Chemicals Holdings, Inc., et al., dated November 18, 2002 (incorporated herein by reference from Exhibit 2.2 to our Form 8-K filed on November 26, 2002).
3.1	—	Amended and Restated Certificate of Incorporation of Sterling Chemicals, Inc. (conformed copy) (incorporated herein by reference from Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).
3.2	—	Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
3.3	—	Restated Bylaws of Sterling Chemicals, Inc. (conformed copy) (incorporated herein by reference from Exhibit 3.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.1	—	Warrant Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc., and Wells Fargo Bank Minnesota, N.A., as warrant agent (incorporated herein by reference from Exhibit 5 to our Form 8-A filed on December 19, 2002).
4.2	—	Registration Rights Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc. and Resurgence Asset Management, L.L.C. (incorporated herein by reference from Exhibit 7 to our Form 8-A filed on December 19, 2002).
4.3	—	Tag Along Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc., Resurgence Asset Management, L.L.C. and the Official Committee of the Unsecured Creditors (incorporated herein by reference from Exhibit 8 to our Form 8-A filed on December 19, 2002).
4.4	—	Indenture dated December 19, 2002 by and among Sterling Chemicals, Inc., as Issuer, Sterling Chemicals Energy, Inc., as Guarantor, and National City Bank, as Trustee, governing the 10% Senior Secured Notes due 2007 of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit T3-C to Amendment No. 3 to our Form T-3 filed on December 19, 2002).
4.5	—	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 19, 2002 made by Sterling Chemicals, Inc., as Trustor, to Thomas S. Henderson, as Individual Trustee for the benefit of National City Bank, in its capacity as described therein, as Beneficiary (incorporated herein by reference from Exhibit 4.2 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).

Number		Exhibit

4.6	—	Security Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Assignors, National City Bank, as Collateral Agent, and National City Bank, as Indenture Trustee for the benefit of the holders the 10% Senior Secured Notes due 2007 of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 4.3 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
4.7	—	Supplemental Indenture dated March 15, 2007 to the Indenture dated December 19, 2002 by and among Sterling Chemicals, Inc., Sterling Chemicals Energy, Inc. and U. S. Bank National Association, successor to National City Bank, as Trustee (incorporated by reference from Exhibit 10.1 to our Form 8-K filed on March 16, 2007).
4.8	—	Indenture dated March 29, 2007 by and among Sterling Chemicals, Inc., as Issuer, Sterling Chemicals Energy, Inc., as Guarantor, and U. S. Bank National Association, as Trustee and Collateral Agent, governing the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.9	—	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 29, 2007 made by Sterling Chemicals, Inc., Trustor, to Stanley Keeton, an Individual Trustee, for the benefit of U. S. Bank National Association, as Collateral Agent, Beneficiary (incorporated by reference from Exhibit 4.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.10	—	Security Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Assignors, U. S. Bank National Association, as Collateral Agent, and U. S. Bank National Association, as Indenture Trustee for the benefit of the holders the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.11	—	Pledge Agreement dated as of March 29, 2007 by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc. in favor of U. S. Bank National Association, as Collateral Agent for the Secured Parties (incorporated by reference from Exhibit 4.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.12	—	Registration Rights Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc., as the Company, Sterling Chemicals Energy, Inc., as Guarantor, and Jefferies & Company, Inc. and CIBC World Markets Corp., as the Initial Purchasers of the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.6 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007)
5.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1	—	Amended and Restated Revolving Credit Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Borrowers, the various financial institutions as are or may become parties thereto from time to time, as the Lenders, and The CIT Group/Business Credit, Inc., as the Administrative Agent for the Lenders, and Wachovia Bank, National Association, as Documentation Agent (incorporated by reference from Exhibit 4.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.2	—	Amended and Restated Security Agreement dated as of March 29, 2007 made by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Grantors, in favor of The CIT Group/Business Credit, Inc., as Administrative Agent for the Secured Parties (incorporated by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.3	—	Amended and Restated Pledge Agreement dated as of March 29, 2007 made by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Pledgors, in favor of The CIT Group/Business Credit, Inc., as Administrative Agent for the Secured Parties (incorporated by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).

Number		Exhibit

10.4	—	Intercreditor Agreement dated as of March 29, 2007 among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Borrowers, The CIT Group/Business Credit, Inc., as First Lien Collateral Agent, and U. S. Bank National Association, as Second Lien Collateral Agent (incorporated by reference from Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.5	—	Articles of Agreement between Sterling Chemicals, Inc., its successors and assigns, and Texas City, Texas Metal Trades Council, AFL-CIO Texas City, Texas, May 1, 2007 to May 1, 2012 (incorporated by reference from Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.6	—	Sterling Chemicals, Inc. Amended and Restated 2002 Stock Plan (incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).
10.7	—	Fifth Amended and Restated Key Employee Protection Plan (incorporated herein by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).
10.8	—	Third Amended and Restated Severance Pay Plan (incorporated herein by reference from Exhibit 10.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.9	—	Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).
10.9(a)	—	First Amendment to the Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.7(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
10.10	—	Sterling Chemicals, Inc. Pension Benefit Equalization Plan (incorporated herein by reference from Exhibit 10.10 to our Registration Statement on Form S-1 (Registration No. 33-24020)).
10.10(a)	—	First Amendment to Sterling Chemicals, Inc. Pension Benefit Equalization Plan (incorporated herein by reference from Exhibit 10.9(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.11	—	Sterling Chemicals, Inc. Amended and Restated Supplemental Employee Retirement Plan (incorporated herein by reference from Exhibit 10.34 to our Annual Report on Form 10-K for the fiscal year ended September 30, 1989 (SEC File Number 1-10059)).
10.11(a)	—	First Amendment to Sterling Chemicals, Inc. Amended and Restated Supplemental Employee Retirement Plan (incorporated herein by reference from Exhibit 10.10(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.12	—	Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of May 1, 1996) (incorporated herein by reference from Exhibit 10.3(c) to our Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (SEC File Number 333-04343-01)).
10.12(a)	—	First Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of December 31, 1998) (incorporated herein by reference from Exhibit 10.7(a) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(b)	—	Second Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of December 17, 1998) (incorporated herein by reference from Exhibit 10.7(b) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(c)	—	Third Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of September 20, 1999) (incorporated herein by reference from Exhibit 10.7(c) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(d)	—	Fourth Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.4 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).

Number		Exhibit

10.12(e)	—	Fifth Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.5 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
10.12(f)	—	Sixth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003).
10.12(g)	—	Seventh Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.11(g) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.12(h)	—	Eighth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).
10.12(i)	—	Ninth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).
10.12(j)	—	Tenth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).
10.13	—	Sterling Chemicals, Inc. Seventh Amended and Restated Savings and Investment Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006).
10.13(a)	—	First Amendment to the Seventh Amended and Restated Savings and Investment Plan (incorporated herein by reference from Exhibit 10.11(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
10.14	—	Bonus Plan (incorporated herein by reference from Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.15	—	Form of Indemnity Agreement with each of its officers and directors (incorporated herein by reference from Exhibit 10.17 to our Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (SEC File Number 333-04343-01)).
10.16	—	Separation Agreement effective as of May 31, 2005 by and among Sterling Chemicals, Inc., O&D USA LLC (d/b/a Innovene Chemicals), ANEXCO, LLC and BP Amoco Chemical Company (incorporated herein by reference from Exhibit 10.1 to our Form 8-K filed on May 31, 2005).
10.17	—	Second Amended and Restated Production Agreement dated effective as of August 1, 1996 between BP Chemicals Inc. (predecessor in interest to BP Amoco Chemical Company) and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (SEC File Number 333-04343-01)).
10.17(a)	—	Amendment to Second Amended and Restated Production Agreement dated as of March 1, 2001 between BP Chemicals Inc. (predecessor in interest to BP Amoco Chemical Company) and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001).
10.17(b)	—	Amendment to Second Amended and Restated Production Agreement dated effective as of April 1, 2005 between BP Amoco Chemical Company and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.16(b) to our Annual Report on Form 10-K for the year ended December 31, 2006).
10.18	—	Second Amended and Restated Plasticizers Production Agreement dated effective as of January 1, 2006 between BASF Corporation and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

Number		Exhibit

10.19	—	License Agreement dated August 1, 1986 between Monsanto Company and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.25 to our Registration Statement on Form S-1 (Registration No. 33-24020)).
10.20**†	—	Agreement for the Exclusive Supply of Styrene by and between Sterling Chemicals, Inc. and NOVA Chemicals Inc., dated September 17, 2007.
12.1*	—	Statement of Computation of Ratios.
21.1	—	Subsidiaries of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
23.1*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.2**	—	Consent of Deloitte & Touche LLP.
24.1*	—	Power of Attorney.
25.1*	—	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of U. S. Bank National Association (Form T-1).
99.1*	—	Letter of Transmittal.
99.2*	—	Notice of Guaranteed Delivery.
99.3*	—	Notice to Investors.
99.4*	—	Notice to Broker-Dealers.

*	Previously filed.

**	Filed herewith.

†	Subject to pending confidentiality request; confidential portions have been filed separately with the Commission.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES — STERLING CHEMICALS, INC.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING CHEMICALS, INC.
(Registrant)

By	/s/ RICHARD K. CRUMP
Richard K. Crump
President and Chief Executive Officer

Date: October 17, 2007

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

Principal Executive Officer:

/s/ RICHARD K. CRUMP Richard K. Crump		President, Chief Executive Officer and Director	October 17, 2007

Principal Financial and Accounting Officer:

/s/ JOHN R. BEAVER John R. Beaver		Senior Vice President-Finance and Chief Finance Officer	October 17, 2007

* Steve L. Gidumal		Director	October 17, 2007

* John W. Gildea		Director	October 17, 2007

* Byron J. Haney		Director	October 17, 2007

* Karl W. Schwarzfeld		Director	October 17, 2007

* Philip M. Sivin		Director	October 17, 2007

* Dr. Peter Ting Kai Wu		Director	October 17, 2007

*By:	/s/ RICHARD K. CRUMP Richard K. Crump As attorney-in-fact pursuant to a Power-of-Attorney previously granted

SIGNATURES — STERLING CHEMICALS ENERGY, INC.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING CHEMICALS ENERGY, INC. (Registrant)

By	/s/ RICHARD K. CRUMP
Richard K. Crump
President

Date: October 17, 2007

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

Principal Executive Officer:

/s/ RICHARD K. CRUMP Richard K. Crump	President and Director	October 17, 2007

Principal Financial Officer:

/s/ JOHN R. BEAVER John R. Beaver	Vice President and Director	October 17, 2007

/s/ KENNETH M. HALE Kenneth M. Hale	Vice President, Secretary and Director	October 17, 2007

EXHIBIT INDEX

Number		Exhibit

2.1	—	Certificate of Ownership and Merger merging Sterling Chemicals Holdings, Inc. into Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 2.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2002).
2.2	—	Joint Plan of Reorganization of Sterling Chemicals Holdings, Inc., et al., dated October 14, 2002 (incorporated herein by reference from Exhibit 2.1 to our Form 8-K filed on November 26, 2002).
2.3	—	First Modification to Joint Plan of Reorganization of Sterling Chemicals Holdings, Inc., et al., dated November 18, 2002 (incorporated herein by reference from Exhibit 2.2 to our Form 8-K filed on November 26, 2002).
3.1	—	Amended and Restated Certificate of Incorporation of Sterling Chemicals, Inc. (conformed copy) (incorporated herein by reference from Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).
3.2	—	Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
3.3	—	Restated Bylaws of Sterling Chemicals, Inc. (conformed copy) (incorporated herein by reference from Exhibit 3.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.1	—	Warrant Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc., and Wells Fargo Bank Minnesota, N.A., as warrant agent (incorporated herein by reference from Exhibit 5 to our Form 8-A filed on December 19, 2002).
4.2	—	Registration Rights Agreement dated as of December 19, 2002 by and between Sterling Chemicals, Inc. and Resurgence Asset Management, L.L.C. (incorporated herein by reference from Exhibit 7 to our Form 8-A filed on December 19, 2002).
4.3	—	Tag Along Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc., Resurgence Asset Management, L.L.C. and the Official Committee of the Unsecured Creditors (incorporated herein by reference from Exhibit 8 to our Form 8-A filed on December 19, 2002).
4.4	—	Indenture dated December 19, 2002 by and among Sterling Chemicals, Inc., as Issuer, Sterling Chemicals Energy, Inc., as Guarantor, and National City Bank, as Trustee, governing the 10% Senior Secured Notes due 2007 of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit T3-C to Amendment No. 3 to our Form T-3 filed on December 19, 2002).
4.5	—	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 19, 2002 made by Sterling Chemicals, Inc., as Trustor, to Thomas S. Henderson, as Individual Trustee for the benefit of National City Bank, in its capacity as described therein, as Beneficiary (incorporated herein by reference from Exhibit 4.2 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
4.6	—	Security Agreement dated as of December 19, 2002 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Assignors, National City Bank, as Collateral Agent, and National City Bank, as Indenture Trustee for the benefit of the holders the 10% Senior Secured Notes due 2007 of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 4.3 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
4.7	—	Supplemental Indenture dated March 15, 2007 to the Indenture dated December 19, 2002 by and among Sterling Chemicals, Inc., Sterling Chemicals Energy, Inc. and U. S. Bank National Association, successor to National City Bank, as Trustee (incorporated by reference from Exhibit 10.1 to our Form 8-K filed on March 16, 2007).
4.8	—	Indenture dated March 29, 2007 by and among Sterling Chemicals, Inc., as Issuer, Sterling Chemicals Energy, Inc., as Guarantor, and U. S. Bank National Association, as Trustee and Collateral Agent, governing the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).

Number		Exhibit

4.9	—	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated March 29, 2007 made by Sterling Chemicals, Inc., Trustor, to Stanley Keeton, an Individual Trustee, for the benefit of U. S. Bank National Association, as Collateral Agent, Beneficiary (incorporated by reference from Exhibit 4.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.10	—	Security Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Assignors, U. S. Bank National Association, as Collateral Agent, and U. S. Bank National Association, as Indenture Trustee for the benefit of the holders the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.11	—	Pledge Agreement dated as of March 29, 2007 by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc. in favor of U. S. Bank National Association, as Collateral Agent for the Secured Parties (incorporated by reference from Exhibit 4.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
4.12	—	Registration Rights Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc., as the Company, Sterling Chemicals Energy, Inc., as Guarantor, and Jefferies & Company, Inc. and CIBC World Markets Corp., as the Initial Purchasers of the 10 1/4% Senior Secured Notes due 2015 of Sterling Chemicals, Inc. (incorporated by reference from Exhibit 4.6 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
5.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1	—	Amended and Restated Revolving Credit Agreement dated as of March 29, 2007 by and among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Borrowers, the various financial institutions as are or may become parties thereto from time to time, as the Lenders, and The CIT Group/Business Credit, Inc., as the Administrative Agent for the Lenders, and Wachovia Bank, National Association, as Documentation Agent (incorporated by reference from Exhibit 4.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.2	—	Amended and Restated Security Agreement dated as of March 29, 2007 made by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Grantors, in favor of The CIT Group/Business Credit, Inc., as Administrative Agent for the Secured Parties (incorporated by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.3	—	Amended and Restated Pledge Agreement dated as of March 29, 2007 made by Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Pledgors, in favor of The CIT Group/Business Credit, Inc., as Administrative Agent for the Secured Parties (incorporated by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.4	—	Intercreditor Agreement dated as of March 29, 2007 among Sterling Chemicals, Inc. and Sterling Chemicals Energy, Inc., as Borrowers, The CIT Group/Business Credit, Inc., as First Lien Collateral Agent, and U. S. Bank National Association, as Second Lien Collateral Agent (incorporated by reference from Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.5	—	Articles of Agreement between Sterling Chemicals, Inc., its successors and assigns, and Texas City, Texas Metal Trades Council, AFL-CIO Texas City, Texas, May 1, 2007 to May 1, 2012 (incorporated by reference from Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007).
10.6	—	Sterling Chemicals, Inc. Amended and Restated 2002 Stock Plan (incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).
10.7	—	Fifth Amended and Restated Key Employee Protection Plan (incorporated herein by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).
10.8	—	Third Amended and Restated Severance Pay Plan (incorporated herein by reference from Exhibit 10.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.9	—	Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006).

Number		Exhibit

10.9(a)	—	First Amendment to the Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.7(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
10.10	—	Sterling Chemicals, Inc. Pension Benefit Equalization Plan (incorporated herein by reference from Exhibit 10.10 to our Registration Statement on Form S-1 (Registration No. 33-24020)).
10.10(a)	—	First Amendment to Sterling Chemicals, Inc. Pension Benefit Equalization Plan (incorporated herein by reference from Exhibit 10.9(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.11	—	Sterling Chemicals, Inc. Amended and Restated Supplemental Employee Retirement Plan (incorporated herein by reference from Exhibit 10.34 to our Annual Report on Form 10-K for the fiscal year ended September 30, 1989 (SEC File Number 1-10059)).
10.11(a)	—	First Amendment to Sterling Chemicals, Inc. Amended and Restated Supplemental Employee Retirement Plan (incorporated herein by reference from Exhibit 10.10(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.12	—	Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of May 1, 1996) (incorporated herein by reference from Exhibit 10.3(c) to our Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (SEC File Number 333-04343-01)).
10.12(a)	—	First Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of December 31, 1998) (incorporated herein by reference from Exhibit 10.7(a) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(b)	—	Second Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of December 17, 1998) (incorporated herein by reference from Exhibit 10.7(b) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(c)	—	Third Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (Effective as of September 20, 1999) (incorporated herein by reference from Exhibit 10.7(c) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12(d)	—	Fourth Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.4 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
10.12(e)	—	Fifth Amendment to the Sterling Chemicals, Inc. Amended and Restated Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.5 to our Transition Report on Form 10-Q for the transition period ended December 31, 2002).
10.12(f)	—	Sixth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003).
10.12(g)	—	Seventh Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.11(g) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.12(h)	—	Eighth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).
10.12(i)	—	Ninth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).
10.12(j)	—	Tenth Amendment to the Sterling Chemicals, Inc. Hourly Paid Employees’ Pension Plan (incorporated herein by reference from Exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).
10.13	—	Sterling Chemicals, Inc. Seventh Amended and Restated Savings and Investment Plan (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006).

Number		Exhibit

10.13(a)	—	First Amendment to the Seventh Amended and Restated Savings and Investment Plan (incorporated herein by reference from Exhibit 10.11(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
10.14	—	Bonus Plan (incorporated herein by reference from Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.15	—	Form of Indemnity Agreement with each of its officers and directors (incorporated herein by reference from Exhibit 10.17 to our Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (SEC File Number 333-04343-01)).
10.16	—	Separation Agreement effective as of May 31, 2005 by and among Sterling Chemicals, Inc., O&D USA LLC (d/b/a Innovene Chemicals), ANEXCO, LLC and BP Amoco Chemical Company (incorporated herein by reference from Exhibit 10.1 to our Form 8-K filed on May 31, 2005).
10.17	—	Second Amended and Restated Production Agreement dated effective as of August 1, 1996 between BP Chemicals Inc. (predecessor in interest to BP Amoco Chemical Company) and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (SEC File Number 333-04343-01)).
10.17(a)	—	Amendment to Second Amended and Restated Production Agreement dated as of March 1, 2001 between BP Chemicals Inc. (predecessor in interest to BP Amoco Chemical Company) and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001).
10.17(b)	—	Amendment to Second Amended and Restated Production Agreement dated effective as of April 1, 2005 between BP Amoco Chemical Company and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.16(b) to our Annual Report on Form 10-K for the year ended December 31, 2006).
10.18	—	Second Amended and Restated Plasticizers Production Agreement dated effective as of January 1, 2006 between BASF Corporation and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.19	—	License Agreement dated August 1, 1986 between Monsanto Company and Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 10.25 to our Registration Statement on Form S-1 (Registration No. 33-24020)).
10.20**†	—	Agreement for the Exclusive Supply of Styrene by and between Sterling Chemicals, Inc. and NOVA Chemicals Inc., dated September 17, 2007.
12.1*	—	Statement of Computation of Ratios.
21.1	—	Subsidiaries of Sterling Chemicals, Inc. (incorporated herein by reference from Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).
23.1*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.2**	—	Consent of Deloitte & Touche LLP.
24.1*	—	Power of Attorney.
25.1*	—	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of U. S. Bank National Association (Form T-1).
99.1*	—	Letter of Transmittal.
99.2*	—	Notice of Guaranteed Delivery.
99.3*	—	Notice to Investors.
99.4*	—	Notice to Broker-Dealers.

*	Previously filed.

**	Filed herewith.

†	Subject to pending confidentiality request; confidential portions have been filed separately with the Commission.